BIG HORN RESOURCES LTD.

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS

to be held July 23, 2001

and

NOTICE OF PETITION TO THE COURT OF QUEEN'S

BENCH OF ALBERTA

and

INFORMATION CIRCULAR and PROXY STATEMENT

with respect to a

PLAN OF ARRANGEMENT

involving

BIG HORN RESOURCES LTD.

and

THE SHAREHOLDERS OF BIG HORN RESOURCES LTD.

and

3779041 CANADA LTD.

and

WESTLINKS RESOURCES LTD.

June 22, 2001

BIG HORN RESOURCES LTD.

1400, 700 – 4th Avenue S.W., Calgary, Alberta T2P 3J4

June 22, 2001

TO: Holders of Common Shares of Big Horn Resources Ltd.

You are invited to attend a special meeting (the "Meeting") of holders of common shares ("Big Horn Shareholders") of Big Horn Resources Ltd. ("Big Horn") to be held at the offices of Donahue Ernst & Young LLP, 1000, 440 – 2nd Avenue S.W., Calgary, Alberta on Monday, July 23, 2001 at 9:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.

At the Meeting, Big Horn Shareholders will be asked to consider and vote upon an arrangement (the "Arrangement") under the provisions of the Canada Business Corporations Act involving Westlinks Resources Ltd. ("Westlinks"), 3779041 Canada Ltd. ("Subco"), Big Horn and the Big Horn Shareholders.

Pursuant to the Arrangement, the following transactions will occur in the order set forth below:

1. Big Horn and Subco shall be amalgamated and continue as Amalco on the terms prescribed in the Plan of Arrangement;

2. each common share of Big Horn (the "Big Horn Shares") held by Subco or Westlinks shall be cancelled without any repayment of capital in respect thereof;

3. each Big Horn Share, other than those held by Big Horn Shareholders who have validly exercised their right of dissent and those held by Westlinks, if any, shall be exchanged, at the election of the Big Horn Shareholder, for either:

a. 1.0 special share of Amalco (a "Special Share") (redeemable for $0.22) and 0.74 of a preferred share of Westlinks (the "Cash Election"); or

b. 0.1905 of a common share of Westlinks ("Westlinks Common Shares") (the "Share Election"),

and on the first Business Day following the Effective Date of the Arrangement, all Special Shares shall be redeemed by Amalco.

4. each holder of options to acquire Big Horn Shares ("Big Horn Options") shall, to the extent that such Big Horn Options have not been exercised, be entitled to receive options to acquire Westlinks Common Shares ("Westlinks Options") on identical terms of such holder's Big Horn Options except that the shares to be acquired on the exercise thereof shall be Westlinks Common Shares, the number of shares to be acquired on the exercise thereof shall be equal to the number of shares issuable under such Big Horn Options multiplied by 0.1905 and the exercise price per share shall be equal to the exercise price per share under such Big Horn Options divided by 0.1905.

For the Arrangement to proceed, it must be approved by at least 66 2/3% of the votes cast by Big Horn Shareholders, voting as a class, present in person or by proxy at the Meeting and by a simple majority of those Big Horn Shareholders, other than Westlinks, any other company beneficially owned or controlled by Westlinks, and any of Westlinks' associates, affiliates and insiders, voting as a class, present in person or by proxy at the Meeting. A Big Horn Shareholder shall be entitled to one vote per Big Horn Share.

On April 9, 2001, Big Horn Shareholders approved the consolidation of the Big Horn Shares on the basis of one (1) new Big Horn Share for each three and one-half (3.5) Big Horn Shares. As a result of Big Horn entering into a letter agreement dated April 24, 2001 with Westlinks regarding the Arrangement, the Big Horn board of directors decided not to implement the consolidation.

Each holder of Big Horn Options has, prior to the date hereof, entered into an agreement with Westlinks whereby they have agreed to either exercise their Big Horn Options or to exchange their Big Horn Options for Westlinks Options on the basis described above.

If the requisite shareholder approvals are obtained, an order of the Court of Queen's Bench of Alberta approving the Arrangement will be sought following the Meeting.

The accompanying Information Circular provides a detailed description of the Arrangement, Westlinks, Subco, Big Horn and the matters to come before the Meeting. Please give this material your careful consideration, and, if you require assistance, consult your legal, financial, income tax or other professional advisor.

To be represented at the Meeting, you must either attend the Meeting in person or complete and sign the enclosed form of proxy and forward it to or deposit it with the President of Big Horn, c/o Olympia Trust Company, 2600, 700 – 9th Avenue S.W., Calgary, Alberta, T2P 3V4, not later than 4:00 p.m. (Calgary time) on the last business day prior to the Meeting or any adjournment thereof. An envelope addressed to Olympia Trust Company is enclosed for your convenience.

The Letter of Transmittal and Election Form enclosed with the attached Information Circular sets forth the details of the procedure for each Big Horn Shareholder to elect, in respect of the Big Horn Shares held by such Big Horn Shareholder, either the Cash Election or the Share Election, and the procedure for surrendering the certificates for all such Big Horn Shares held by such Big Horn Shareholder to Olympia Trust Company, or its agent in Toronto, Equity Transfer Services Inc. If a share certificate has been lost or destroyed, the enclosed Letter of Transmittal and Election Form must be completed as fully as possible and forwarded, together with a letter describing the loss, to Olympia Trust Company at the address set forth in the preceding paragraph, or to its agent in Toronto, Equity Transfer Services Inc. Olympia Trust Company, or its Toronto agent, will respond with the replacement requirements for lost or destroyed certificates. If the Arrangement is not effected, all certificate(s) representing Big Horn Shares received by Olympia Trust Company or its Toronto agent will be returned as soon as practicable.

In the event Olympia Trust Company or its Toronto agent have not received from a Big Horn Shareholder a Letter of Transmittal and Election Form duly completed in all respects and executed in accordance with the instructions on such form together with the share certificate(s) representing the Big Horn Shares to which the Letter of Transmittal and Election Form relates (accompanied by such other documents and instruments as Olympia Trust Company or its Toronto agent, Equity Transfer Services Inc., may reasonably require) by 4:00 p.m. (Calgary time) on the last business day prior to the Meeting, such Big Horn Shareholder will be deemed to have made a Cash Election.

Sincerely,

(signed)"Reginald J. Greenslade"

Reginald J. Greenslade

President and Chief Executive Officer

BIG HORN RESOURCES LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of holders ("Big Horn Shareholders") of common shares ("Big Horn Shares") of Big Horn Resources Ltd. ("Big Horn") will be held at the offices of Donahue Ernst & Young LLP, 1000, 440 - 2nd Avenue S.W., Calgary, Alberta, on Monday, July 23, 2001 at 9:00 a.m. (Calgary time), for the following purposes:

a. to consider, pursuant to an order (the "Interim Order") of the Court of Queen's Bench of Alberta, and, if deemed advisable, to pass, with or without variation, a resolution (the "Special Resolution") to approve an arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act (the "CBCA") as more particularly described in the accompanying Information Circular (the "Information Circular"); and

b. to transact such further and other business as may be properly brought before the Meeting or any adjournment thereof.

The Arrangement Agreement and the Special Resolution are set forth in Appendices A and C, respectively, to the Information Circular. The Arrangement is set forth in the Plan of Arrangement attached as Schedule A to Appendix A to the Information Circular.

Pursuant to the Interim Order, registered holders of Big Horn Shares have been granted the right to dissent in respect of the Special Resolution and, if the Arrangement becomes effective, to be paid the fair value of such holder's Big Horn Shares in accordance with the provisions of section 190 of the CBCA, as modified by the Interim Order. To exercise such right, the President of Big Horn must receive at the registered office of Big Horn (1000, 440 – 2nd Avenue S.W., Calgary, Alberta, T2P 5E5) prior to the Meeting, or the Chairman of the Meeting must receive at or prior to the Meeting, from the dissenting Big Horn Shareholder a written objection to the Special Resolution and the Big Horn Shareholder must have otherwise complied with the provisions of Section 190 of the CBCA, as modified by the Interim Order. The right to dissent is described in the Information Circular and the texts of the Interim Order and Section 190 of the CBCA are set forth in Appendices B and D, respectively, to the Information Circular. It is recommended that any Big Horn Shareholder wishing to avail itself of its dissent rights seek legal advice, as failure to comply strictly with the provisions of the CBCA, as modified by the Interim Order, may result in the loss of any right of dissent.

Only holders of Big Horn Shares of record at the close of business on June 18, 2001 will be entitled to notice of and to vote at the Meeting or any adjournment thereof, except that a transferee of Big Horn Shares after such record date may, not later than 10 days before the Meeting, establish the right to vote by providing evidence of ownership of such Big Horn Shares and requesting that the transferee's name be placed on the voting list in place of the transferor.

Big Horn Shareholders who are unable to attend the meeting are requested to date, sign and return the accompanying form of proxy in the envelope provided for that purpose. To be used at the Meeting, a proxy must be deposited with Olympia Trust Company at its principal office in Calgary, or with its Toronto agent, Equity Transfer Services Inc., not later than 4:00 p.m. (Calgary time) on the last business day preceding the day of the Meeting or any adjournment thereof.

If the form of proxy was received, unsigned, from an intermediary holding Big Horn Shares on behalf of a Big Horn Shareholder, the signed proxy must be returned to such intermediary so that the intermediary can vote the Big Horn Shares on the Big Horn Shareholder's behalf.

DATED at Calgary, Alberta, this 22nd day of June, 2001.

<

By Order of the Board of Directors

(signed) "Reginald J. Greenslade"

Reginald J. Greenslade

President and Chief Executive Officer

Action No. 0101-11962

IN THE COURT OF QUEEN'S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT R.S.C. 1985, c. C-44, AS AMENDED;

IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING WESTLINKS RESOURCES LTD., 3779041 CANADA LTD., BIG HORN RESOURCES LTD. AND BIG HORN SHAREHOLDERS

NOTICE OF PETITION

NOTICE IS HEREBY GIVEN that a petition (the "Petition") has been filed with the Court of Queen's Bench of Alberta, Judicial District of Calgary, (the "Court") on behalf of Big Horn Resources Ltd. ("Big Horn") with respect to a proposed arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the "CBCA"), involving Westlinks Resources Ltd. ("Westlinks"), 3779041 Canada Ltd. ("3779041"), Big Horn and the holders of common shares of Big Horn (the "Big Horn Shareholders"), which Arrangement is described in greater detail in the Information Circular and Proxy Statement of Big Horn dated June 22, 2001, accompanying this Notice of Petition. At the hearing of the Petition, Big Horn intends to seek:

(a) a declaration that the terms and conditions of the Arrangement are fair to the persons affected;

(b) an order approving the Arrangement pursuant to the provisions of Section 192 of the CBCA; and

(c) such other and further orders, declarations and directions as the Court may deem just.

AND NOTICE IS FURTHER GIVEN that the said Petition is directed to be heard before the Honourable Justice S. M. Bensler at the Courthouse, 611 – 4th Street S.W., Calgary, Alberta, Canada, on July 27, 2001 at 1:30 p.m. (Calgary time) or as soon thereafter as counsel may be heard. Any Big Horn Shareholder or other interested party desiring to support or oppose the Petition may appear at the time of the hearing in person or by counsel for that purpose provided such Big Horn Shareholder or other interested party files with the Court and serves upon Big Horn on or before July 24, 2001 a notice of intention to appear setting out such Big Horn Shareholder's or interested party's address for service and indicating whether such Big Horn Shareholder or interested party intends to support or oppose the Petition or make submissions, together with any evidence or materials which are to be presented to the Court. Service on Big Horn is to be effected by delivery to its solicitors at the address set forth below.

AND NOTICE IS FURTHER GIVEN that, at the hearing and subject to the foregoing, Big Horn Shareholders and any other interested persons will be entitled to make representations as to, and the Court will be requested to consider, the fairness of the Arrangement. If you do not attend, either in person or by counsel, at that time, the Court may approve or refuse to approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court may deem fit, without any further notice.

AND NOTICE IS FURTHER GIVEN that the Court, by an Interim Order dated June 22, 2001, has given directions as to the calling and holding of a special meeting of the Big Horn Shareholders for the purpose of such Big Horn Shareholders voting upon a special resolution to approve the Arrangement and, in particular, has directed that such Big Horn Shareholders shall have the right to dissent under the provisions of Section 190 of the CBCA upon compliance with the terms of the Interim Order.

AND NOTICE IS FURTHER GIVEN that a copy of the said Petition and other documents in the proceedings will be furnished to any Big Horn Shareholder or other interested party requesting the same by the undermentioned solicitors for Big Horn upon written request delivered to such solicitors as follows:

Donahue Ernst & Young
1000, 440 – 2nd Avenue S.W.
Calgary, Alberta T2P 5E5

Attention: L.A. (Lou) Cusano

DATED at the City of Calgary, in the Province of Alberta, this 22nd day of June, 2001.

BY ORDER OF THE BOARD OF DIRECTORS OF BIG HORN RESOURCES LTD.

(signed) "Reginald J. Greenslade"

Reginald J. Greenslade

President and Chief Executive Officer

Big Horn Resources Ltd.

INFORMATION CIRCULAR AND PROXY STATEMENT

INTRODUCTION

This Information Circular is furnished in connection with the solicitation of proxies by the management of Big Horn for use at the Meeting to be held on July 23, 2001, and any adjournment thereof. No person has been authorized to give any information or make any representations in connection with the Arrangement or other matters to be considered at the Meeting other than those contained in this Information Circular and if given or made, any such information or representation must not be relied upon as having been authorized.

The Information concerning Westlinks and Subco contained in this Information Circular has been provided by Westlinks. Although Big Horn has no knowledge that would indicate that any of such information is untrue or incomplete, Big Horn does not assume any responsibility for the accuracy or completeness of such information or the failure by Westlinks to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Big Horn.

The Meeting has been called for the purpose of, among other things, considering and if deemed advisable, passing the Special Resolution approving the Arrangement.

All summaries of, and references to, the Arrangement in this Information Circular are qualified in their entirety by reference to the complete text of the Plan of Arrangement, a copy of which is attached as Schedule A to Appendix A to this Information Circular. You are urged to carefully read the full text of the Plan of Arrangement.

All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth herein under "Glossary of Terms". In this Information Circular, unless otherwise specified, all dollar amounts are expressed in Canadian dollars. Information contained in this Information Circular is given as of June 22, 2001, unless otherwise specifically stated. Details of the Arrangement are set forth below under "Part I - The Arrangement".

INFORMATION FOR UNITED STATES SECURITYHOLDERS

The Westlinks Common Shares, Westlinks Preferred Shares and Westlinks Options to be issued under the Arrangement have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act"), and are being issued in reliance on the exemption from registration requirements set forth in Section 3(a)(10) thereof. Any offers to resell or resales into the United States or to a U.S. person of Westlinks Common Shares or Westlinks Preferred Shares received under the Arrangement or by persons who, immediately prior to the Arrangement, were "affiliates" (generally, controlling persons or members of a control group) of Westlinks or Big Horn are subject to restrictions under the 1933 Act. See "Part I - The Arrangement - Other Legal Matters - Resale of Westlinks Common Shares".

The solicitation of proxies is not subject to the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Accordingly, this Information Circular has been prepared in accordance with disclosure requirements applicable in Canada. Securityholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the 1933 Act and proxy statements under the 1934 Act. The financial statements of Westlinks and Big Horn included in this Information Circular have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus are not comparable in all respects to financial statements of United States companies. Likewise, information concerning assets and operations of Westlinks and Big Horn contained herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

Tax considerations applicable to United States Securityholders have not been disclosed in this Information Circular. United States Securityholders are advised to consult their tax advisors to determine the particular tax consequences to them of the Arrangement. The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that Westlinks and Big Horn are organized under the laws of a jurisdiction outside the United States, that their officers and directors are residents of countries other than the United States, that the experts named in this Information Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of Westlinks, Big Horn and such persons may be located outside the United States.

THE WESTLINKS COMMON SHARES, WESTLINKS PREFERRED SHARES AND WESTLINKS OPTIONS TO BE DISTRIBUTED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITY IN ANY STATE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED ON THE ADEQUACY OR ACCURACY OF THIS INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Information Circular including the Summary hereof. Terms and abbreviations used in the Appendices to this Information Circular are defined separately and the terms and abbreviations defined below are not used therein, except where otherwise indicated.

"Acquisition Proposal" means any inquiry or proposal (other than an inquiry or proposal made with respect to the Arrangement) regarding (i) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, (ii) any sale, lease, exchange, transfer or other disposition of assets of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries other than in the ordinary course of business thereof and consented to by the other party hereto, (iii) any tender offer, take-over bid, exchange offer or similar transaction by any person involving the acquisition of securities of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, (iv) any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could constitute a de facto change in control of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, or (v) any other similar transaction or series of related transactions which would or could constitute a de facto change in control of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries or which would or could hinder the consummation of the transactions contemplated by, or otherwise defeat the purpose of, the Arrangement Agreement;

"affiliate" has the meaning set forth in the CBCA;

"Amalco" means the corporation formed upon the amalgamation of Big Horn and Subco pursuant to the Arrangement;

"Amalco Common Shares" means the common shares of Amalco to be issued to Westlinks at the Effective Time and having the rights, privileges, restrictions and conditions set forth in the Plan of Arrangement;

"Arrangement" means the arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or at the direction of the Court in the Final Order;

"Arrangement Agreement" means the arrangement agreement dated effective May 16, 2001, as amended, among Big Horn, Westlinks and Subco, pursuant to which Big Horn, Westlinks and Subco have proposed to implement the Plan of Arrangement, a copy of which is set forth in Appendix A to this Information Circular, including any amendments thereto;

"Arrangement Proposal" means the letter agreement dated April 24, 2001 between Big Horn and Westlinks;

"Articles of Arrangement" means articles of arrangement in respect of the Arrangement required by the CBCA to be filed with the Director after the Final Order is made;

"Big Horn" means Big Horn Resources Ltd., a corporation amalgamated and existing under the CBCA;

"Big Horn Board" means the board of directors of Big Horn;

"Big Horn Optionholders" means the holders of Big Horn Options;

"Big Horn Options" means the options to purchase Big Horn Shares outstanding under the Big Horn Share Option Plan;

"Big Horn Registered Shareholder" means a registered holder of Big Horn Shares immediately prior to the Effective Date or any person who surrenders to the Depositary certificates representing Big Horn Shares duly endorsed for transfer to such person;

"Big Horn Reserve Report" means the report of McDaniel & Associates Consultants Ltd. evaluating certain hydrocarbon reserves of Big Horn and the estimated future cash flow from such reserves, effective January 1, 2001 and dated March 9, 2001;

"Big Horn Securities" means Big Horn Shares and/or Big Horn Options, as the case may be;

"Big Horn Securityholder" means a Big Horn Shareholder and/or a Big Horn Optionholder, as the case may be;

"Big Horn Shareholders" means the holders of Big Horn Shares at the applicable time;

"Big Horn Shares" means the common voting shares which Big Horn is authorized to issue as constituted on the date hereof;

"Big Horn Share Option Plan" means the stock option plan adopted by Big Horn, as amended;

"Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

"Cash Election" means the election which may be made by a Big Horn Shareholder under the Arrangement to exchange all of the Big Horn Shares owned by such Big Horn Shareholder on the basis of $0.22 cash (represented, prior to the Redemption Date, by a Special Share) and 0.74 of a Westlinks Preferred Share for each Big Horn Share;

"CBCA" means the Canada Business Corporations Act;

"CDNX" means The Canadian Venture Exchange, Inc.;

"Certificate" means the certificate giving effect to the Arrangement pursuant to subsection 192(7) of the CBCA;

"Confidentiality Agreement" means the confidentiality agreement dated April 12, 2001 between Westlinks and Big Horn;

"Court" means the Court of Queen's Bench of Alberta;

"CVMQ" means the Commission des valeurs mobilie'res du Que'bec;

"Depositary" means Olympia Trust Company and, in Toronto, its agent Equity Transfer Services Inc., being the depositary appointed by Westlinks for the purpose of, among other things, exchanging certificates representing Big Horn Shares for Westlinks Common Shares or Westlinks Preferred Shares and Special Shares, as the case may be, and distributing the Redemption Proceeds to Big Horn Shareholders who make a Cash Election or who are deemed to make a Cash Election under the Arrangement;

"Director" means the Director appointed pursuant to section 260 of the CBCA;

"Disclosed Information" means all written and verbal information of either Westlinks or Big Horn disclosed pursuant to the Confidentiality Agreement;

"Dissent Procedures" means the procedures set forth in section 190 of the CBCA, as modified by the Interim Order, required to be taken by a registered holder of Big Horn Shares to exercise the right of dissent in respect of such Big Horn Shares in connection with the Arrangement;

"Dissenting Shareholders" means the registered holders of Big Horn Shares who dissent in respect of the Arrangement in strict compliance with the Dissent Procedures;

"Effective Date" means the date set out in the Certificate as being the effective date in respect of the Arrangement;

"Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date;

"Election Deadline" means 4:00 p.m. (Calgary time) on the date which is one Business Day prior to the day of the Meeting;

"EuroGas" means Eurogas, Inc.;

"EuroGas Agreement" means the letter agreement dated effective April 23, 2001, as amended, whereby Westlinks agreed to purchase up to an aggregate of 10,401,500 Big Horn Shares from EuroGas;

"Excluded Shareholders" means Westlinks, any other company beneficially owned or controlled by Westlinks, and any of Westlinks' associates, affiliates and insiders;

"Final Order" means the order of the Court pursuant to subsection 192(4) of the CBCA approving the Arrangement, as such order may be amended or modified at any time prior to the Effective Date;

"Information Circular" means this information circular and proxy statement dated June 22, 2001, together with all appendices hereto and including the summary hereof, distributed to Big Horn Shareholders by Big Horn in connection with the Meeting;

"Interim Order" means the interim order of the Court, as such order may be amended, pursuant to subsection 192(4) of the CBCA made in connection with the Arrangement;

"Letter of Transmittal and Election Form" means the letter of transmittal and election form in the form accompanying this Information Circular;

"Material Adverse Effect", in relation to any event or change, means an effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of Big Horn or Westlinks, as the case may be, and their respective subsidiaries (considered as a whole); provided that a Material Adverse Effect shall not include an adverse effect resulting from a change (i) that arises out of the usual and ordinary course of business; (ii) that arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by a party to the other; (iii) that results from conditions affecting the oil and gas industry generally; (iv) that results from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (v) that results from the drilling, completion or testing of any well where such activities establish that the well or prospect is not commercially viable or is less capable than anticipated by either Big Horn or Westlinks, as the case may be;

"Meeting" means the special meeting, including any adjournments or postponements thereof, of the Big Horn Shareholders to be held to consider, and if deemed advisable, to approve, among other things, the Arrangement;

"Minority Shareholders" means all Big Horn Shareholders other than Excluded Shareholders;

"NASDAQ" means the Nasdaq Stock Market;

"Non-Registered Big Horn Shareholder" means a person who is a beneficial owner of Big Horn Shares, but not a Big Horn Registered Shareholder;

"Notice of Dissent" means a written objection to the Special Resolution completed and delivered by a Big Horn Registered Shareholder in accordance with the Dissent Procedures;

"Notice of Meeting" means the notice of the Meeting which accompanies this Information Circular;

"Notice of Petition" means the notice of the petition of Big Horn to the Court for the Final Order which accompanies this Information Circular;

"Odd-lot Shareholder" means any Big Horn Shareholder who, if a Share Election were made in respect of the Big Horn Shares held by such Big Horn Shareholder, would end up holding less than 100 Westlinks Common Shares following the implementation of the Arrangement;

"OSC" means the Ontario Securities Commission;

"person" means any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

"Plan of Arrangement" means the plan of arrangement attached as Schedule A to Appendix A to this Information Circular and any amendment or variation thereto;

"Policy Q-27" means Policy Q-27 of the CVMQ;

"Record Date" means the close of business on June 18, 2001;

"Redemption Date" means the first Business Day following the Effective Date;

"Redemption Price" means the redemption price of $0.22 payable in respect of each Special Share at the Redemption Time;

"Redemption Proceeds" means, in respect of a number of Special Shares, the product of that number of Special Shares multiplied by the Redemption Price;

"Redemption Time" means 10:00 a.m. (Calgary time) on the Redemption Date;

"Rule 61-501" means Rule 61-501 of the OSC;

"Share Election" means the election which may be made by a Big Horn Shareholder under the Arrangement to exchange all of the Big Horn Shares owned by such Big Horn Shareholder for Westlinks Common Shares on the basis of 0.1905 of a Westlinks Common Share for each Big Horn Share;

"Special Resolution" means the special resolution of Big Horn Shareholders approving, among other things, the Arrangement in the form set forth in Appendix C to this Information Circular to be voted upon at the Meeting;

"Special Shares" means the redeemable special shares of Amalco to be issued to Big Horn Shareholders who make a Cash Election or who are deemed to make a Cash Election at the Effective Time and to be redeemed by Amalco at the Redemption Time;

"Subco" means 3779041 Canada Ltd., a wholly-owned subsidiary of Westlinks incorporated and existing under the CBCA;

"Subco Resolution" means the resolution of the sole shareholder of Subco approving the Arrangement;

"subsidiary" has the meaning set forth in the CBCA;

"Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that if consummated in accordance with the terms thereof, would result in a transaction more favourable from a financial point of view to the Big Horn Shareholders than the Arrangement;

"Tax Act" means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement), as amended;

"TSE" means The Toronto Stock Exchange Inc.;

"Westlinks" means Westlinks Resources Ltd., a corporation amalgamated and existing under the Business Corporations Act (Alberta);

"Westlinks Board" means the board of directors of Westlinks;

"Westlinks Common Shares" means the common voting shares which Westlinks is authorized to issue as constituted on the date hereof;

"Westlinks Option" means an option to acquire a Westlinks Common Share;

"Westlinks Preferred Shares" means the first preferred shares, Series I of Westlinks to be added to Westlinks' share capital and to be issued to holders of Big Horn Shares who make a Cash Election or who are deemed to make a Cash Election and having the rights, privileges, restrictions and conditions set forth in Schedule A to the Plan of Arrangement; and

"Westlinks Reserve Report" means the report of Sproule Associates Limited evaluating certain hydrocarbon reserves of Westlinks and the estimated future cash flows from such reserves, effective January 1, 2001 and dated March 30, 2001 (in the case of the constant price evaluation) and April 4, 2001 (in the case of the escalated price evaluation).

Words importing the singular include the plural and vice versa and words importing any gender include all genders.

All dollar amounts herein are in Canadian dollars, unless otherwise stated.

ABBREVIATIONS
Oil and Natural Gas Liquids	Natural Gas
Bbl barrel Bbls barrels Mbbls thousand barrels Mmbbls million barrels Mstb 1,000 stock tank barrels Bbls/d barrels per day BOPD barrels of oil per day NGLs natural gas liquids

Mcf thousand cubic feet Mmcf million cubic feet Mcf/d thousand cubic feet per day Mmcf/d million cubic feet per day MMBTU million British Thermal Units Bcf billion cubic feet GJ gigajoule

Other

AECO Alberta Energy Company's natural gas storage facility located at Suffield, Alberta.

API American Petroleum Institute

API an indication of the specific gravity of crude oil measured on the API gravity scale. Liquid petroleum with a specified gravity of 28 API or higher is generally referred to as light crude oil.

ARTC Alberta Royalty Tax Credit

BOE barrel of oil equivalent of natural gas and crude oil on the basis of 1 BOE for 10 Mcf of natural gas (this conversion factor is an industry accepted norm and is not based on either energy content or current prices)

BOE/D barrel of oil equivalent per day

m3 cubic metres

MBOE 1,000 barrels of oil equivalent

WTI West Texas Intermediate, the reference price paid in U.S. dollars at Cushing, Oklahoma for crude oil of standard grade

CONVERSION

The following table sets forth certain standard conversions from Standard Imperial Units to the International System of Units (or metric units).
To Convert From	To	Multiply By
Mcf	Cubic metres	28.174
Cubic metres	Cubic feet	35.494
Bbls	Cubic metres	0.159
Cubic metres	Bbls oil	6.290
Feet	Metres	0.305
Metres	Feet	3.281
Miles	Kilometres	1.609
Kilometres	Miles	0.621
Acres	Hectares	0.405
Hectares	Acres	2.471

SUMMARY

This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Notice of Meeting, Notice of Petition and this Information Circular, including the Appendices hereto. Terms with initial capital letters in this Summary are defined in the Glossary of Terms set out elsewhere in this Information Circular.

The Meeting

The Meeting will be held at the offices of Donahue Ernst & Young LLP, 1000, 440 – 2nd Avenue S.W., Calgary, Alberta on Monday, July 23, 2001, at 9:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting. The business of the Meeting will be to consider and vote upon the Arrangement. See "Part I - The Arrangement".

The Arrangement

The Arrangement Agreement and the Plan of Arrangement provide for, among other things, the amalgamation of Big Horn and Subco pursuant to which each Big Horn Shareholder (other than Big Horn Registered Shareholders who properly exercise their dissent rights in accordance with the Dissent Procedures) will have the choice of receiving, as consideration for all of its Big Horn Shares, either of the following:

1. 1.0 Special Share (redeemable for $0.22) and 0.74 of a Westlinks Preferred Share for each Big Horn Share (the "Cash Election"); or

2. 0.1905 of a Westlinks Common Share for each Big Horn Share (the "Share Election").

On the first Business Day following the Effective Date of the Arrangement, all Special Shares shall be redeemed by Amalco.

Big Horn Shareholders who fail to properly complete and return the Letter of Transmittal and Election Form by the Election Deadline will be deemed to have made a Cash Election.

Notwithstanding that a Share Election is made by a Big Horn Shareholder, if such Big Horn Shareholder is an Odd-lot Shareholder, such Big Horn Shareholder will be deemed to have made a Cash Election notwithstanding any election actually made.

Each outstanding Big Horn Option (which has not been exercised or otherwise terminated or cancelled prior to the Effective Time) and all rights pertaining to the ownership thereof shall be exchanged for Westlinks Options on the basis of 0.1905 of a Westlinks Option for each Big Horn Option held. Each whole Westlinks Option shall provide for an exercise price per Westlinks Common Share equal to the exercise price per share of such Big Horn Option immediately prior to the Effective Time divided by 0.1905. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Westlinks Options will otherwise be unchanged from those of the Big Horn Options. Prior to the date hereof, each Big Horn Optionholder has entered into an agreement with Big Horn and Westlinks, whereby such Big Horn Optionholder has agreed to exchange its Big Horn Options for Westlinks Options on the basis specified above.

No fractional Westlinks Common Shares, Special Shares or Westlinks Preferred Shares shall be issued pursuant to the Arrangement or on the exercise of Westlinks Options issued pursuant to the Arrangement. In the event that the exchange ratios referred to above would in any case result in: (i) a Big Horn Shareholder being entitled to a fractional Westlinks Common Share, Special Share or Westlinks Preferred Share, or (ii) a Westlinks Option being exercisable for a fraction of a Westlinks Common Share, then such fractional Westlinks Common Shares (or the number of Westlinks Common Shares subject to a Westlinks Option, as the case may be), Special Shares or Westlinks Preferred Shares shall be rounded up to the next highest whole number of Westlinks Common Shares, Special Shares or Westlinks Preferred Shares, as the case may be. In calculating such fractional interests, all Big Horn Securities registered in the name of a Big Horn Securityholder or a nominee of such holder shall be aggregated. See "Part I - The Arrangement – Details of the Arrangement".

The respective obligations of Westlinks, Subco and Big Horn to complete the transactions contemplated by the Arrangement are subject to a number of conditions which must be satisfied in order for the Arrangement to become effective. See "Part I – The Arrangement – Details of the Arrangement – Conditions to the Arrangement". Upon all of the conditions being fulfilled or waived, Big Horn is required to file a copy of the Final Order and the Articles of Arrangement with the Director in order to give effect to the Arrangement.

Special Shares

The Special Shares are non-voting and carry no dividend entitlement. At the Redemption Time, all Special Shares will be redeemed by Amalco for an amount per Special Share equal to the Redemption Price. Westlinks has covenanted that it shall, immediately prior to the Effective Date provide Subco with the necessary funds to enable Amalco to redeem all of the Special Shares issued to Big Horn Shareholders as part of the Arrangement. No certificates representing Special Shares to be issued to Big Horn Shareholders who make a Cash Election or who are deemed to make a Cash Election shall be issued to such Big Horn Shareholders. Amalco shall deliver to the Depositary one certificate representing the aggregate number of Special Shares required to be issued to Big Horn Shareholders who are entitled to receive Special Shares as partial consideration for their Big Horn Shares pursuant to the Arrangement, which certificate shall be held by the Depositary as agent and nominee for such Big Horn Shareholders until the Redemption Time and, until the Redemption Time, the interests of such Big Horn Shareholders in Special Shares shall be represented by entries on the register of Amalco maintained by the Depositary in respect of the Special Shares. At the Redemption Time, the Depositary shall issue a cheque representing the aggregate Redemption Proceeds to which each Big Horn Shareholder who makes a Cash Election or who is deemed to make a Cash Election is entitled in respect of the Special Shares issued to such Big Horn Shareholder pursuant to the Arrangement. Payment of $0.22 per Special Share will be effected by a Big Horn Shareholder delivering its duly executed Letter of Transmittal and Election Form together with the certificate(s) representing its Big Horn Shares to the Depositary. See "Part I - The Arrangement – Details of the Arrangement – The Arrangement Agreement".

Westlinks Preferred Shares

Each whole Westlinks Preferred Share will be redeemable at any time by Westlinks for $0.85. Holders of Westlinks Preferred Shares may require Westlinks to redeem all or any of the Westlinks Preferred Shares held by them at any time following the first anniversary of the issuance thereof. All of the Westlinks Preferred Shares are non-voting. Westlinks Preferred Shares will be transferrable. Holders of Westlinks Preferred Shares are not entitled to receive any dividends until the first anniversary of the date of issuance of such Westlinks Preferred Shares, from and after which holders of Westlinks Preferred Shares shall be entitled to receive fixed cumulative preferential cash dividends of $0.085 per share per annum, payable quarterly. There is no public market for the Westlinks Preferred Shares and none is expected to develop. See "Part II – Information Respecting Westlinks Resources Ltd. – Description of Westlinks Share Capital – Preferred Shares " and "Plan of Arrangement – Schedule A".

Effect of the Arrangement Upon Securityholders

After the completion of the Arrangement, Amalco will be a wholly-owned subsidiary of Westlinks and Big Horn Shareholders (other than Westlinks and any Dissenting Shareholders) will be holders of Westlinks Common Shares, or Special Shares and Westlinks Preferred Shares, as the case may be. Big Horn Optionholders will become holders of Westlinks Options.

After giving effect to the cancellation of the Big Horn Shares owned by Westlinks pursuant to the Arrangement and assuming there are no Dissenting Shareholders, that no Big Horn Options are exercised prior to the Effective Time and that all Big Horn Shareholders (other than Westlinks) make a Share Election and disregarding the effects of the treatment of any Odd-lot Shareholders or fractional shares under the Arrangement, there will be approximately 3,780,795 Westlinks Common Shares issued to Big Horn Shareholders pursuant to the Arrangement. As a result, there will be approximately 9,454,434 Westlinks Common Shares issued and outstanding immediately following completion of the Arrangement. Former holders of Westlinks Common Shares will hold approximately 5,673,639 Westlinks Common Shares immediately following completion of the Arrangement representing approximately 60.0% (basic) of the issued and outstanding Westlinks Common Shares. Former holders of Big Horn Shares will hold approximately 3,780,795 Westlinks Common Shares immediately following completion of the Arrangement representing approximately 40.0% (basic) of the issued and outstanding Westlinks Common Shares. In addition, Westlinks Options entitling the holders thereof to acquire approximately 460,915 Westlinks Common Shares will be issued in exchange for Big Horn Options at the Effective Time. See "Part I - The Arrangement - Effect of the Arrangement Upon Securityholders", "Part IV - Pro Forma Information After Giving Effect To The Arrangement" and "Appendix H - Pro Forma Financial Statements" attached hereto.

The Westlinks Board and Westlinks Management

Pursuant to the terms of the Arrangement Agreement, Westlinks has covenanted that it shall use commercially reasonable efforts to ensure that, as soon as practicable following the Effective Time, members of the Westlinks Board resign such that the Westlinks Board may be reconstituted to consist of five persons. Three of such persons shall be nominees of the current Westlinks Board and the remaining two shall be nominees of the current Big Horn Board. Westlinks has also covenanted to use reasonable commercial efforts to cause the appointment of the nominees of Big Horn to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting of Westlinks. See "Part I - The Arrangement - Appointment of Directors".

Following the Effective Time, all of the existing employees and contractors of Big Horn will become employees and contractors of Westlinks. With respect to the employees and contractors of Westlinks, Big Horn has covenanted to advise Westlinks which employees and contractors, if any, it wishes Westlinks to retain. Except for those employees and/or contractors in respect of which Big Horn so advises, Westlinks has agreed to terminate the employment or contract of all its employees and contractors immediately prior to the Effective Time on terms satisfactory to Big Horn, acting reasonably.

Procedure for the Arrangement to Become Effective

Procedural Steps

The Arrangement is proposed to be carried out pursuant to section 192 of the CBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

1. the Arrangement must be approved by the Big Horn Shareholders in the manner set forth in the Interim Order;

2. the Court, or the highest court to which an appeal may be applied for, must grant the Final Order approving the Arrangement;

3. all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived by the appropriate party; and

4. the Final Order and Articles of Arrangement in the form prescribed by the CBCA must be filed with the Director, and the Certificate must be issued by the Director therefor.

Big Horn Shareholder Approvals

Pursuant to the terms of the Interim Order, the Special Resolution must, subject to further order of the Court, be approved by at least 66 2/3% of the votes cast by Big Horn Shareholders, voting as a class, present in person or by proxy at the Meeting. Pursuant to the EuroGas Agreement, Westlinks has acquired 8,275,500 Big Horn Shares representing approximately 29.43% of the issued and outstanding Big Horn Shares. Westlinks intends to vote these shares in favour of the Arrangement. In addition, as the Arrangement is a "going private transaction" within the meaning of Rule 61-501, the Special Resolution must also be confirmed by a simple majority of the votes cast, in person or by proxy at the Meeting, by the Minority Shareholders.

Notwithstanding the foregoing, the Special Resolution authorizes the Big Horn Board, without further notice to or approval of the Big Horn Shareholders, subject to the terms of the Arrangement, to amend the Arrangement, to decide not to proceed with the Arrangement, and to revoke such Special Resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA. See Appendix C to this Information Circular for the full text of the Special Resolution.

Subco Shareholder Approval

Westlinks, as sole shareholder of Subco, has covenanted that it will vote in favour of the Arrangement.

Court Approval

On June 22, 2001, Big Horn obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Interim Order is attached as Appendix B to this Information Circular.

Subject to the terms of the Arrangement Agreement and, if the Special Resolution is approved at the Meeting, Big Horn will make an application to the Court for the Final Order at the Court House, 611 - 4th Street S.W., Calgary, Alberta on July 27, 2001, at 1:30 p.m. (Calgary time) or as soon thereafter as counsel may be heard. The Notice of Petition for the Final Order accompanies this Information Circular.

Regulatory Approvals

The Arrangement Agreement provides that receipt of all regulatory approvals including, without limitation, the conditional approval of the CDNX and NASDAQ to the listing of the Westlinks Common Shares to be issued pursuant to the Arrangement, is a condition precedent to the Arrangement becoming effective.

Letter of Transmittal and Election Form

The Letter of Transmittal and Election Form which is enclosed with this Information Circular sets forth the details of the procedure for each Big Horn Shareholder to make, in respect of the Big Horn Shares held by such Big Horn Shareholder, either the Cash Election or the Share Election, and the procedure for surrendering the certificates for all such Big Horn Shares held by such Big Horn Shareholder to the Depositary. If a share certificate has been lost or destroyed, the enclosed Letter of Transmittal and Election Form must be completed as fully as possible and forwarded, together with a letter describing the loss, to the Depositary. The Depositary will respond with the replacement requirements for lost or destroyed certificates. If the Arrangement is not effected, all certificate(s) representing Big Horn Shares received by the Depositary will be returned as soon as practicable. Any Big Horn Shareholder who has made an incomplete or invalid election in a Letter of Transmittal and Election Form or who has not submitted a completed and executed Letter of Transmittal and Election Form such that it is received by the Depositary prior to or at the Election Deadline will be deemed to have made a Cash Election.

Purpose and Benefits of the Arrangement

The purpose of the Arrangement is to create a larger oil and gas exploration and production company with greater capitalization. The directors and management of Westlinks and Big Horn believe that the Arrangement provides a number of benefits including:

1. greater financial and human resources creating a stronger, more competitive company with better access to capital, both in Canada and the United States;

2. an enhanced ability to maximize the development and exploration opportunities of the two companies and to capture new opportunities;

3. a synergistic fit of assets enhancing the combined company's competitive position in its core areas;

4. a good fit of people skills providing a well balanced company with strengths in all areas of operations;

5. elimination of redundant general and administrative costs;

6. increased market capitalization and improved liquidity of investment for shareholders; and

7. a tax effective transaction providing for a tax free rollover of Big Horn Shares into Westlinks Common Shares or Special Shares and Westlinks Preferred Shares, as the case may be.

See "Part I - The Arrangement - Purpose and Benefits of the Arrangement".

Recommendation of the Board of Directors of Big Horn

The Big Horn Board has determined that the Arrangement is in the best interests of Big Horn, is fair, from a financial point of view, to the Big Horn Shareholders and should be placed before the Big Horn Shareholders for their approval. The Big Horn Board unanimously recommends that Big Horn Shareholders vote in favour of the Arrangement.

Canadian Income Tax Considerations

The exchange of Big Horn Shares held by residents of Canada for Westlinks Common Shares pursuant to the Arrangement will generally not give rise to a capital gain or capital loss under the Tax Act. The exchange of Big Horn Shares held by residents of Canada for a combination of Special Shares and Westlinks Preferred Shares under the Arrangement will generally not give rise to a capital gain or loss under the Tax Act. At such time as the Special Shares or Westlinks Preferred Shares are redeemed, the shareholder may be deemed to have received a dividend and may realize a capital gain or loss. See "Part I - The Arrangement - Canadian Federal Income Tax Considerations". Big Horn Shareholders are advised to consult their tax advisors to determine the particular tax consequences the Arrangement will have on them, including the application and effect of the income and other tax laws of any country, province, state or local tax authorities.

Timing

Subject to all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, being satisfied or waived by the appropriate party, the Arrangement will become effective upon the filing with the Director of a copy of the Final Order and the Articles of Arrangement and upon the issuance by the Director of the Certificate therefor. If the Meeting is held and the Special Resolution is approved as required by the Interim Order, Big Horn will apply to the Court for the Final Order approving the Arrangement. If the Final Order is obtained on July 27, 2001, in form and substance satisfactory to Westlinks, Subco and Big Horn and all other conditions specified in the Arrangement Agreement are satisfied or waived, Westlinks and Big Horn expect the Effective Date will be July 30, 2001.

Westlinks and Big Horn's objective is to have the Effective Date occur on July 30, 2001. The Effective Date could be delayed, however, for a number of reasons, including an objection before the Court in the hearing of the application for the Final Order.

Stock Exchange Listings

The outstanding Westlinks Common Shares are listed and posted for trading on the CDNX and NASDAQ. The outstanding Big Horn Shares are listed and posted for trading on the TSE. Westlinks intends to make an application to the TSE to have the Westlinks Common Shares listed and posted for trading on the TSE. It is anticipated that, provided approval by the TSE of the listing of the Westlinks Common Shares on the TSE is obtained, the Westlinks Common Shares will commence trading on the TSE and cease trading on the CDNX shortly after the Effective Date. The current NASDAQ listing for the Westlinks Common Shares will continue following the Effective Date.

Right of Dissent

Pursuant to the Interim Order, a registered Big Horn Shareholder, provided such Big Horn Shareholder is not an Excluded Shareholder, has the right to dissent with respect to the Special Resolution if the President of Big Horn receives at the registered office of Big Horn prior to the Meeting, or the Chairman of the Meeting receives at or prior to the Meeting, a written objection and such Big Horn Shareholder otherwise complies with Section 190 of the CBCA, as modified by the Interim Order. Provided the Arrangement becomes effective, each Dissenting Shareholder will be entitled to be paid the fair value of the securities in respect of which the Dissenting Shareholder dissents in accordance with Section 190 of the CBCA, as modified by the Interim Order. See Appendices B and D for a copy of the Interim Order and the provisions of Section 190 of the CBCA, respectively.

The statutory provisions covering the right of dissent are technical and complex. Failure to strictly comply with the requirements set forth in Section 190 of the CBCA, as modified by the Interim Order, may result in the loss of any right of dissent. Persons who are beneficial owners of shares or securities registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered holder of such securities is entitled to dissent. Accordingly, a beneficial owner of Big Horn Shares desiring to exercise the right of dissent must make arrangements for such Big Horn Shares beneficially owned to be registered in such holder's name prior to the time the written objection to the Special Resolution is required to be received by Big Horn or alternatively, make arrangements for the registered holder of such Big Horn Shares to dissent on such beneficial holder's behalf. It is recommended that any Big Horn Shareholder wishing to avail itself of its dissent rights seek legal advice, as failure to comply strictly with the provisions of the CBCA, as modified by the Interim Order, may result in the loss of any right of dissent. See "Part I - The Arrangement - Right of Dissent".

It is a condition to the obligations of Westlinks and Subco under the Arrangement Agreement that Big Horn Shareholders holding not more than 5.0% of the Big Horn Securities shall have exercised rights of dissent in relation to the Arrangement. See "Part I - The Arrangement - Details of the Arrangement - Conditions to the Arrangement".

Pro Forma Information After Giving Effect to the Arrangement

The following table sets forth certain pro forma information after giving effect to the Arrangement. See also "Part IV - Pro Forma Information After Giving Effect To The Arrangement" and "Appendix H - Pro Forma Financial Statements" attached hereto.
	Westlinks	Big Horn	Combined
Current Daily Production
Oil & NGL (Bbls/d)
	1,562	412	1974
Natural gas (Mmcf/d)
	300	3,094	3,394
Oil equivalent (BOE/D @ 10:1)
	1,592	721	2,313
Oil equivalent (BOE/D @ 6:1)
	1,612	928	2,540

Proved Reserves (as at January 1, 2001)(1)
Oil & NGL (Mbbls)
	2,883.4	867.0	3,750.4
Natural gas (Mmcf)
	913	10,074	10,987
Oil equivalent (MBOE @ 10:1)
	2,974.7	1,874.4	4,849.1
Oil equivalent (MBOE @ 6:1)
	3,035.6	2,545.0	5,581.6

Proved and Risked Probable Reserves (as at January 1, 2001) (1)
Oil & NGL (Mbbls)
	3,209.9	1,033	4,242.9
Natural gas (Mmcf)
	1,076.0	11,836	12,912
Oil equivalent (MBOE @ 10:1)
	3,317.5	2,216.6	5,534.1
Oil equivalent (MBOE @ 6:1)
	3,389.2	3,005.6	6,394.9

Net undeveloped land (acres) (as at May 31, 2001)	20,162	44,843	65,005

Bank debt ($ thousands) (as at May 31, 2001)	8,400	8,100	16,500

Shares outstanding (as at May 31, 2001)
Basic
	5,673,639	28,122,191	9,454,434(2)
Diluted
	7,273,639	30,541,691	11,515,349 (2)

Notes:

(1) Numbers shown are derived from the Westlinks Reserve Report or the Big Horn Reserve Report, as the case may be, using escalated price assumptions.

(2) After giving effect to the cancellation of the Big Horn Shares owned by Westlinks pursuant to the Arrangement and assuming that there are no Dissenting Shareholders, that no Big Horn Options are exercised prior to the Effective Time, that all Big Horn Shareholders (other than Westlinks) make a Share Election and disregarding the effects of the treatment of any Odd-lot Shareholders or fractional shares under the Arrangement.

PART I - THE ARRANGEMENT

THE ARRANGEMENT

The Meeting has been called to consider and, if deemed advisable, to pass, with or without variation, the Special Resolution and to consider such other matters as may properly come before the Meeting or any adjournment thereof. The full text of the Special Resolution is attached hereto as Appendix C and the Plan of Arrangement is attached as Schedule A to the Arrangement Agreement, which is attached hereto as Appendix A.

Background of the Arrangement

Management of Big Horn is constantly looking for ways of increasing shareholder value. Often this involves a review of various asset acquisitions or dispositions or various corporate acquisition opportunities. In addition, in an effort to differentiate itself from its peer group and to provide better access to capital, management of Big Horn has been evaluating the benefits of obtaining a listing on NASDAQ. Towards this end, however, management of Big Horn has realized that in order to be able to provide sufficient liquidity to its shareholders and to obtain access to additional capital, the asset base of Big Horn has to be larger. As a result, Big Horn has been reviewing and evaluating a number of different asset and corporate acquisition opportunities. In evaluating a possible NASDAQ listing, management of Big Horn had been consulting with Mr. John P. McGrain, a partner in Patrick Williams Advisors of Pasedena, California. Mr. McGrain assisted Westlinks in listing on NASDAQ. Following numerous discussions with Mr. McGrain, management of Big Horn began to consider the possibility of merging with Westlinks, as it would significantly increase Big Horn's reserve base and result in the merged company being listed on NASDAQ. Mr. McGrain introduced the management of Big Horn to the management of Westlinks and discussions surrounding a potential merger were initiated.

On April 12, 2001, Big Horn and Westlinks entered into the Confidentiality Agreement and certain confidential information was exchanged. On April 17, 2001, members of Big Horn's senior management and technical team gave a presentation to the Westlinks senior management team respecting the major properties and prospects of Big Horn. A reciprocal presentation was made by the Westlinks management team to the Big Horn management team on April 18, 2001. Prior to this, Westlinks began negotiating with EuroGas Inc., a major shareholder of Big Horn, to acquire EuroGas' interest in Big Horn. These negotiations culminated in the execution of the EuroGas Agreement on April 23, 2001. On April 24, 2001, Big Horn and Westlinks executed the Arrangement Proposal. Pursuant to the terms of the Arrangement Proposal, Big Horn Shareholders would be offered the choice to receive either Westlinks Common Shares or cash and Westlinks Preferred Shares. This latter option was economically identical to the consideration to be paid by Westlinks to EuroGas for its interest in Big Horn under the terms of the EuroGas Agreement. Following the execution of the Arrangement Proposal, both parties expanded their review of confidential information in order to complete their respective due diligence reviews.

On May 16, 2001, Westlinks and Big Horn entered into the Arrangement Agreement. On June 14, 2001, the Big Horn Board approved this Information Circular and Big Horn's application to the Court of Queen's Bench of Alberta for the Interim Order.

Purpose and Benefits of the Arrangement

The purpose of the Arrangement is to create a larger oil and gas exploration and production company with greater capitalization. The directors and management of Westlinks and Big Horn believe that the Arrangement provides a number of benefits including:

1. greater financial and human resources creating a stronger, more competitive company with better access to capital, both in Canada and the United States;

2. an enhanced ability to maximize the development and exploration opportunities of the two companies and to capture new opportunities;

3. a synergistic fit of assets enhancing the combined company's competitive position in its core areas;

4. a good fit of people skills providing a well balanced company with strengths in all areas of operations;

5. elimination of redundant general and administrative costs;

6. increased market capitalization and improved liquidity of investment for shareholders; and

7. a tax effective transaction providing for a tax free rollover of Big Horn Shares into Westlinks Common Shares or Special Shares and Westlinks Preferred Shares, as the case may be.

DETAILS OF THE ARRANGEMENT

The following is a summary only and reference should be made to the full text of the Arrangement Agreement and the Plan of Arrangement set forth in Appendix A to this Information Circular.

The Arrangement Agreement

The Arrangement Agreement and the Plan of Arrangement provide for, among other things, the amalgamation of Big Horn and Subco pursuant to which each Big Horn Shareholder (other than Westlinks and any Dissenting Shareholders) will have the choice of receiving, as consideration for all of their Big Horn Shares, either of the following:

1. 1.0 Special Share (redeemable for $0.22) and 0.74 of a Westlinks Preferred Share for each Big Horn Share (the "Cash Election"); or

2. 0.1905 of a Westlinks Common Share for each Big Horn Share (the "Share Election").

On the first Business Day following the Effective Date of the Arrangement, all Special Shares shall be redeemed by Amalco.

Big Horn Shareholders who fail to properly complete and return the Letter of Transmittal and Election Form by the Election Deadline will be deemed to have made a Cash Election. On April 23, 2001, the day prior to the date the Arrangement Proposal was entered into, the closing price of the Westlinks Common Shares on the CDNX was $5.95 and the closing price of the Big Horn Shares on the TSE was $0.96.

Notwithstanding that a Share Election is made by a Big Horn Shareholder, if such Big Horn Shareholder is an Odd-lot Shareholder, such Big Horn Shareholder will be deemed to have made a Cash Election notwithstanding any election actually made.

Each outstanding Big Horn Option (which has not been exercised or otherwise terminated or cancelled prior to the Effective Time) and all rights pertaining to the ownership thereof shall be exchanged for Westlinks Options on the basis of 0.1905 of a Westlinks Option for each Big Horn Option held. Each whole Westlinks Option shall provide for an exercise price per Westlinks Common Share equal to the exercise price per share of such Big Horn Option immediately prior to the Effective Time divided by 0.1905. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Westlinks Options will otherwise be unchanged from those of the Big Horn Options. Prior to the date hereof, each Big Horn Optionholder has entered into an agreement with Big Horn and Westlinks whereby such holders have agreed to exchange their Big Horn Options for Westlinks Options on the basis specified above.

No fractional Westlinks Common Shares, Special Shares or Westlinks Preferred Shares shall be issued pursuant to the Arrangement or on the exercise of Westlinks Options issued pursuant to the Arrangement. In the event that the exchange ratios referred to above would in any case result in: (i) a Big Horn Shareholder being entitled to a fractional Westlinks Common Share, Special Share or Westlinks Preferred Share, or (ii) a Westlinks Option being exercisable for a fraction of a Westlinks Common Share then such fractional Westlinks Common Shares (or the number of Westlinks Common Shares subject to a Westlinks Option, as the case may be) shall be rounded up to the next highest whole number of Westlinks Common Shares, Special Shares or Westlinks Preferred Shares. In calculating such fractional interests, all Big Horn Securities registered in the name of a Big Horn Securityholder or a nominee of such holder shall be aggregated.

The Plan of Arrangement provides that commencing on the Effective Time, the following will occur and will be deemed to have occurred in the order specified without any further authorization, act or formality:

1. Subco and Big Horn will amalgamate and continue as Amalco;

2. all Big Horn Shares held by Subco or Westlinks will be cancelled without any repayment of capital in respect thereof;

3. all Big Horn Shares owned by a Big Horn Shareholder will be exchanged on the basis described above;

4. all Big Horn Options will be exchanged for Westlinks Options on the basis described above; and

5. each common share of Subco will be converted into one Amalco Common Share.

Conditions to the Arrangement

The respective obligations of Westlinks, Subco and Big Horn to complete the transactions contemplated by the Arrangement Agreement are subject to a number of conditions which must be satisfied or waived on or prior to August 7, 2001 in order for the Arrangement to become effective. These conditions are described in the Arrangement Agreement and require that:

1. the Interim Order shall have been granted in form and substance satisfactory to each of Westlinks, Subco and Big Horn, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise;

2. the Arrangement, with or without amendment, shall have been approved at the Meeting by Big Horn Shareholders in accordance with the provisions of the CBCA, the Interim Order and the requirements of any applicable regulatory authorities;

3. the Final Order shall have been granted in form and substance satisfactory to Westlinks, Subco and Big Horn, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise;

4. the Articles of Arrangement shall be in form and substance satisfactory to each of Westlinks, Subco and Big Horn, acting reasonably;

5. the Arrangement shall have become effective on or before August 7, 2001, subject to any extensions available pursuant to the Arrangement Agreement;

6. there shall not be in force any law, ruling, order or decree, and there shall not have been any action taken under any law or by any governmental entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms thereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which is materially adverse to Westlinks, Subco or Big Horn;

7. the CDNX and NASDAQ shall have conditionally approved the listing thereon of the Westlinks Common Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter, subject to compliance with the usual requirements of the CDNX and NASDAQ;

8. all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any governmental entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, the failure of which to obtain or the non-expiry of which would be materially adverse to Big Horn, Westlinks or Subco or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each of Westlinks, Subco and Big Horn;

9. without limiting the scope of the foregoing conditions, all regulatory, third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements which either Big Horn or Westlinks shall consider necessary or desirable in connection with the Arrangement shall have been obtained in form satisfactory to them; and

10. the Arrangement Agreement shall not have been terminated in accordance with its terms.

The Arrangement Agreement also provides for a number of conditions in favour of Big Horn which must be satisfied or waived on or prior to August 7, 2001 in order for the Arrangement to become effective:

1. the representations and warranties made by Westlinks and Subco in the Arrangement Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Westlinks and Subco in the Arrangement Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and each of Westlinks and Subco shall have provided to Big Horn an officer's certificate thereof certifying such accuracy on the Effective Date;

2. each employee of Westlinks which Big Horn has indicated that it does not wish to retain shall have resigned or been terminated effective as of the Effective Date and shall have executed and delivered a release in form satisfactory to Big Horn, acting reasonably;

3. the Big Horn Board shall have received a fairness opinion in form and substance reasonably satisfactory to the Big Horn Board;

4. the directors of each of Westlinks and Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by each of Westlinks and Subco to permit the consummation of the Arrangement; and

5. each of Westlinks and Subco shall have complied in all material respects with their covenants in the Arrangement Agreement and each of Westlinks and Subco shall have provided to Big Horn an officer's certificate certifying that it has so complied with such covenants.

As of the date of this Information Circular, Big Horn has irrevocably waived the condition in its favour relating to obtaining a fairness opinion.

Finally, the Arrangement Agreement also provides for a number of conditions in favour of Westlinks and Subco which must be satisfied or waived on or prior to August 7, 2001 in order for the Arrangement to become effective:

1. the representations and warranties made by Big Horn in the Arrangement Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Big Horn in the Arrangement Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and Big Horn shall have provided to each of Westlinks and Subco an officer's certificate certifying such accuracy on the Effective Date;

2. Big Horn shall have complied in all material respects with its covenants in the Arrangement Agreement, and Big Horn shall have provided to each of Westlinks and Subco an officer's certificate certifying that Big Horn has so complied with such covenants;

3. those employees of Big Horn who are entitled to the benefit of any change of control provision in their respective employment contracts shall have waived such entitlement as it relates to the Arrangement;

4. Big Horn Shareholders holding in the aggregate five (5.0%) per cent or less of the outstanding Big Horn Common Shares shall have exercised the right to dissent and Westlinks shall have received an officer's certificate dated the day immediately preceding the Effective Date of Big Horn to such effect; and

5. the Big Horn Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Big Horn to permit the consummation of the Arrangement.

There is no assurance that any of the above conditions will be satisfied or waived on a timely basis or at all.

Upon all of the conditions being satisfied or waived, Big Horn is required to seek and obtain the Final Order and then file a copy of the Final Order and the Articles of Arrangement with the Director in order to give effect to the Arrangement.

Notwithstanding the foregoing, the Special Resolution authorizes the Big Horn Board, without further notice to or approval of the Big Horn Shareholders and subject to the terms of the Arrangement Agreement, to amend the Arrangement, to decide not to proceed with the Arrangement and to revoke such Special Resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA. See Appendix C to this Information Circular for the full text of the Special Resolution.

Amendment and Termination of Arrangement Agreement

The Arrangement Agreement may be amended by the written agreement of Westlinks, Subco and Big Horn at any time before or after the Meeting without, subject to applicable law, further notice to or authorization from the Big Horn Shareholders and any such amendment may, without limitation: (i) change the time for performance of any of the obligations or acts of the parties thereto; (ii) waive any inaccuracies or modify any representation, term or provision contained therein or in any document delivered pursuant thereto; (iii) waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the parties thereto; and (iv) waive compliance with or modify any condition therein contained. Notwithstanding the above, the consideration under the Arrangement may not be amended without the approval of the Big Horn Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

The Arrangement Agreement may be terminated at any time prior to the Effective Date:

1. by mutual written consent of Westlinks, Subco and Big Horn;

2. by any of Westlinks, Subco or Big Horn, as the case may be, subject to the terms of the Arrangement Agreement, if the conditions to the Arrangement Agreement are not satisfied or waived in accordance with the terms of the Arrangement Agreement;

3. by Westlinks and Subco if the directors of Big Horn shall have withdrawn or modified in a manner adverse to Westlinks and Subco their approval or recommendation of the Arrangement or shall have approved or recommended any Superior Proposal;

4. by Westlinks and Subco or by Big Horn if the Big Horn Meeting shall have been held and completed and the requisite approval of the Arrangement by Big Horn Shareholders shall not have occurred;

5. by Big Horn upon any determination by Big Horn that an Acquisition Proposal in respect of Big Horn constitutes a Superior Proposal;

6. by Big Horn, in the event that Westlinks enters into any Acquisition Proposal with any other person;

7. by Westlinks and Subco or by Big Horn in the event that the Arrangement does not become effective on or before August 7, 2001; and

8. by either Westlinks or Big Horn, if there has been a breach or non-performance by the other party of any representation, warranty or covenant contained in the Arrangement Agreement that would have or would be reasonably likely to have a Material Adverse Effect on the party seeking to terminate, provided the breaching or non-performing party has been given notice of and three days to cure any such misrepresentation, breach or non-performance, other than in respect of their non-solicitation covenants contained in the Arrangement Agreement.

Non-Solicitation

Each of Westlinks and Big Horn agreed that, during the period from the date of the Arrangement Agreement until the earlier of: (i) the Effective Time; or (ii) the date the Arrangement Agreement is terminated, except with the written consent of the other or as otherwise expressly permitted or specifically contemplated by the Arrangement Agreement, it shall:

1. immediately cease and cause to be terminated any existing discussions, negotiations or other proceedings with any parties initiated prior to the execution of the Arrangement Agreement by it, or by its respective officers, directors, employees, financial advisors, legal counsel, representatives and agents ("Representatives") or others with respect to any proposed Acquisition Proposal;

2. not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person, or engage in any discussion, negotiation or inquiry relating thereto, or accept any Acquisition Proposal;

3. not release any person from any confidentiality or standstill agreement to which they and such person are parties or amend any such agreement; and

4. exercise all rights to require the return of information regarding Westlinks or Big Horn, as the case may be, previously provided to such persons, and exercise all rights to require the destruction of all materials including or incorporating any information regarding Westlinks or Big Horn, as the case may be.

Notwithstanding the above, each of Westlinks and Big Horn may:

1. engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by Westlinks or Big Horn, as the case may be, or its Representatives) seeks to initiate such discussions or negotiations and may furnish to such third party information concerning Westlinks or Big Horn, as the case may be, and its business, properties and assets if, and only to the extent that:

a. the other person has first made a bona fide written Acquisition Proposal (or, in Big Horn's case, a Superior Proposal) and the board of directors of Westlinks or Big Horn, as the case may be, has concluded in good faith, after considering applicable law and receiving the advice of its legal counsel, that such action by the board of directors is required to comply with fiduciary duties under applicable law;

b. prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Westlinks or Big Horn, as the case may be, provides immediate notice orally and in writing to the other specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to an Acquisition Proposal (or, in Big Horn's case, a Superior Proposal), receives from such person or entity, an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Confidentiality Agreement, and provides to the other a copy of such Acquisition Proposal (or, in Big Horn's case, Superior Proposal) and any amendments thereto and, in the case of Big Horn, confirmation in writing of the determination of Big Horn's board of directors that the Acquisition Proposal, if completed, would constitute a Superior Proposal;

c. Westlinks or Big Horn, as the case may be, provides immediate notice to the other at such time as it or such person or entity terminates any such discussions or negotiations; and

d. Westlinks or Big Horn, as the case may be, immediately provides to the other any information provided to any such person or entity whether or not previously made available to the other;

2. comply with Part 13 of the Securities Act (Alberta) with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to its shareholders; and

3. accept, recommend, approve or implement an Acquisition Proposal (or, in Big Horn's case, a Superior Proposal) from a third person, but only if prior to such acceptance, recommendation, approval or implementation, its board of directors shall have concluded in good faith, after receiving the written advice of its legal counsel, that such action is required for the board of directors to comply with fiduciary duties under applicable law and, in the case of the Big Horn Board, after considering all proposals to adjust the terms and conditions of the Arrangement Agreement and the Arrangement which may be offered by Westlinks during the three Business Days notice period described below.

Big Horn has agreed to give Westlinks, orally and in writing, at least three Business Days advance notice of any decision by the Big Horn Board to accept, recommend, approve or implement a Superior Proposal, which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. In addition, Big Horn has agreed that it shall, and shall cause its financial and legal advisors to, negotiate in good faith with Westlinks to make such adjustments in the terms and conditions of the Arrangement Agreement and the Arrangement as would enable Big Horn to proceed with the Arrangement as amended rather than the Superior Proposal. In the event Westlinks proposes to amend the Arrangement Agreement and the Arrangement to provide substantially equivalent or superior value to that provided under the Superior Proposal within the three Business Day time period, then Big Horn shall not enter into any definitive agreement regarding the Superior Proposal.

Notwithstanding the above, the non-solicitation covenants described above shall not apply to Big Horn with respect to: (i) negotiations involving a possible combination of Big Horn with a royalty trust, and (ii) negotiations with any other person regarding a business combination or other transaction to the extent such process or negotiations were commenced prior to the date of the Arrangement Agreement. Big Horn has agreed that, during the term of the Arrangement Agreement, it shall not enter into any binding agreement with such parties relating to any such transaction except with the prior written consent of Westlinks, not to be unreasonably withheld.

Appointment Of Directors

Westlinks has covenanted that it shall use reasonable commercial efforts to ensure that, as soon as practicable following the Effective Time, members of the Westlinks Board resign such that the Westlinks Board may be reconstituted to consist of five persons. Three of such persons shall be nominees of the current Westlinks Board, and the remaining two shall be nominees of the current Big Horn Board. Westlinks has also covenanted to use reasonable commercial efforts to cause the appointment of the nominees of Big Horn to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting of Westlinks.

There are presently seven directors of Westlinks consisting of Mr. Peter R. Sekera, Mr. Edward C. McFeely, Mr. Thomas J. Jacobsen, Mr. John P. McGrain, Mr. Norman W.G. Wallace, Mr. Norman J. MacKenzie and Mr. H.S. (Scobey) Hartley. Messrs. Sekera and McFeely will not stand for re-election to the Westlinks Board at the annual meeting of holders of Westlinks Common Shares to be held on June 26, 2001 and Messrs. Wallace and MacKenzie have indicated that they will resign effective at the Effective Time so as to permit the Westlinks Board to be reconstituted with five persons, including two of whom are Big Horn nominees. It is intended that Mr. Reg Greenslade, the President and Chief Executive Officer of Big Horn, and Mr. Walter Dawson, a director of Big Horn, will be the Big Horn nominees to the Westlinks Board.

Management and Employees

Following the Effective Time, all of the existing employees and contractors of Big Horn will become employees and contractors of Amalco or Westlinks. With respect to the existing employees and contractors of Westlinks, Big Horn has covenanted to advise Westlinks which employees and contractors, if any, it wishes Westlinks to retain. Except for those employees and/or contractors in respect of which Big Horn so advises, Westlinks has agreed to terminate the employment or contract of all its employees and contractors immediately prior to the Effective Time on terms satisfactory to Big Horn, acting reasonably.

EFFECT OF THE ARRANGEMENT UPON SECURITYHOLDERS

After the completion of the Arrangement, Amalco will be a wholly-owned subsidiary of Westlinks and Big Horn Shareholders (other than those who exercise their rights of dissent) will be holders of Westlinks Common Shares or Special Shares and Westlinks Preferred Shares, as the case may be. Big Horn Optionholders will become holders of Westlinks Options.

After giving effect to the cancellation of the Big Horn Shares owned by Westlinks pursuant to the Arrangement and assuming there are no Dissenting Shareholders, that no Big Horn Options are exercised prior to the Effective Time and that all Big Horn Shareholders (other than Westlinks) make a Share Election, and disregarding the effects of the treatment of any Odd-lot Shareholders and fractional shares under the Arrangement, there will be approximately 3,780,795 Westlinks Common Shares issued to Big Horn Shareholders pursuant to the Arrangement. As a result there will be approximately 9,454,434 Westlinks Common Shares issued and outstanding immediately following completion of the Arrangement. Former holders of Westlinks Common Shares will hold approximately 5,673,639 Westlinks Common Shares immediately following completion of the Arrangement representing approximately 60.0% (basic) of the issued and outstanding Westlinks Common Shares. Former holders of Big Horn Shares will hold approximately 3,780,795 Westlinks Common Shares immediately following completion of the Arrangement representing approximately 40.0% (basic) of the issued and outstanding Westlinks Common Shares. In addition, Westlinks Options entitling the holders thereof to acquire approximately 460,915 Westlinks Common Shares will be issued in exchange for Big Horn Options at the Effective Time.

To the best knowledge of the directors and senior officers of Big Horn, no person or company will beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the issued and outstanding Westlinks Common Shares after giving effect to the Arrangement.

PROCEDURE FOR THE ARRANGEMENT TO BECOME EFFECTIVE

Procedural Steps

The Arrangement is proposed to be carried out pursuant to section 192 of the CBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

1. the Arrangement must be approved by the Big Horn Shareholders in the manner set forth in the Interim Order;

2. the Court must grant the Final Order approving the Arrangement;

3. all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived by the appropriate party; and

4. the Final Order and Articles of Arrangement in the form prescribed by the CBCA must be filed with the Director, and the Certificate must be issued by the Director therefor.

Big Horn Shareholder Approvals

Pursuant to the terms of the Interim Order, the Special Resolution must, subject to further order of the Court, be approved by at least 66 2/3% of the votes cast by Big Horn Shareholders, voting as a class, present in person or by proxy at the Meeting. Pursuant to the EuroGas Agreement, Westlinks has acquired 8,275,500 Big Horn Shares representing approximately 29.43% of the issued and outstanding Big Horn Shares. Westlinks intends to vote these shares in favour of the Arrangement.

In addition, as the Arrangement is a "going private transaction" within the meaning of Rule 61-501, the Special Resolution must also be confirmed by a simple majority of the votes cast, in person or by proxy at the Meeting, by Minority Shareholders.

Notwithstanding the foregoing, the Special Resolution authorizes the Big Horn Board, without further notice to or approval of the Big Horn Shareholders, subject to the terms of the Arrangement, to amend the Arrangement, to decide not to proceed with the Arrangement, and to revoke such Special Resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA. See Appendix C to this Information Circular for the full text of the Special Resolution.

Court Approval

On June 22, 2001, Big Horn obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Interim Order is attached as Appendix B to this Information Circular.

The CBCA provides that the Arrangement requires Court approval. Subject to the terms of the Arrangement Agreement and if the Special Resolution is approved at the Meeting, Big Horn will make application to the Court for the Final Order at the Court House, 611 - 4th Street S.W., Calgary, Alberta on July 27, 2001, at 1:30 p.m. (Calgary time) or as soon thereafter as counsel may be heard. The Notice of Petition for the Final Order accompanies this Information Circular. Any Big Horn Shareholder or other interested party desiring to support or oppose the Petition with respect to the Arrangement may appear at the hearing in person or by counsel for that purpose, subject to filing with the Court and serving on Big Horn, on or before July 24, 2001, a notice of intention to appear setting out its address for service and indicating whether it intends to support or oppose the Petition or make submissions, together with any evidence or materials which are to be presented to the Court. Service of such notice on Big Horn is required to be effected by service upon the solicitors for Big Horn, Donahue Ernst & Young LLP, 1000, 440 – 2nd Avenue, S.W., Calgary, Alberta T2P 5E5, Attention: Lou Cusano.

Big Horn has been advised by its counsel that the Court has broad discretion under the CBCA when making orders with respect to the Arrangement and that the Court, in hearing the application for the Final Order, will consider, among other things, the fairness of the Arrangement to the Big Horn Shareholders and any other interested party as the Court determines appropriate. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court may determine appropriate. Any of Westlinks, Subco or Big Horn may determine not to proceed with the Arrangement in the event that any amendment ordered by the Court is not satisfactory to it.

Regulatory Approvals

The Arrangement Agreement provides that receipt of all regulatory approvals, including, without limitation, the conditional approval of the CDNX and NASDAQ regarding the listing of the Westlinks Common Shares to be issued pursuant to the Arrangement, is a condition precedent to the Arrangement becoming effective.

Procedure for Big Horn Shareholder Election

The Letter of Transmittal and Election Form enclosed with this Information Circular sets forth the details of the procedure for each Big Horn Shareholder to elect, in respect of the Big Horn Shares held by such Big Horn Shareholder, either the Cash Election or the Share Election, and the procedure for surrendering the certificates for all such Big Horn Shares held by such Big Horn Shareholder to the Depositary. If a share certificate has been lost or destroyed, the enclosed Letter of Transmittal and Election Form must be completed as fully as possible and forwarded, together with a letter describing the loss, to the Depositary. The Depositary will respond with the replacement requirements for lost or destroyed certificates. If the Arrangement is not effected, all certificate(s) representing Big Horn Shares received by the Depositary will be returned as soon as practicable.

In the event the Depositary has not received from a Big Horn Shareholder a Letter of Transmittal and Election Form duly completed in all respects and executed in accordance with the instructions on such form together with the share certificate(s) representing the Big Horn Shares to which the Letter of Transmittal and Election Form relates (accompanied by such other documents and instruments as the Depositary may reasonably require) by the Election Deadline, such Big Horn Shareholder will be deemed to have made a Cash Election.

Notwithstanding that a Share Election is made by a Big Horn Shareholder, if such Big Horn Shareholder is an Odd-lot Shareholder, such Big Horn Shareholder will be deemed to have made a Cash Election notwithstanding any election actually made.

Any use of the mail to transmit share certificates and Letters of Transmittal and Election Forms is at the risk of the Big Horn Shareholder. If such documents are to be mailed, it is recommended that registered mail, properly insured, be used with acknowledgment of receipt requested. It is recommended that Big Horn Shareholders deposit a properly completed and executed Letter of Transmittal and Election Form together with accompanying share certificate(s), and all other required documents, as soon as possible and no later than 4:00 p.m. (Calgary time) on July 20, 2001. Non-registered Big Horn Shareholders should follow the instructions of their respective intermediaries.

Procedure for the Exchange of Share Certificates and for the Redemption of Special Shares

On or before the Effective Date:

1. Westlinks shall deliver or arrange to be delivered to the Depositary certificates representing the Westlinks Preferred Shares required to be issued to Big Horn Shareholders who are entitled to receive Westlinks Preferred Shares as partial consideration for Big Horn Common Shares pursuant to the Arrangement, which certificates shall be held by the Depositary as agent and nominee for such Big Horn Shareholders for distribution to such Big Horn Shareholders in accordance with the provisions of the Arrangement;

2. Westlinks shall deliver or arrange to be delivered to the Depositary certificates representing the Westlinks Common Shares required to be issued to Big Horn Shareholders who are entitled to receive Westlinks Common Shares in exchange for Big Horn Shares pursuant to the Arrangement, which certificates shall be held by the Depositary as agent and nominee for such Big Horn Shareholders for distribution to such Big Horn Shareholders in accordance with the provisions of the Arrangement;

3. Amalco shall deliver to the Depositary one certificate representing the aggregate number of Special Shares required to be issued to Big Horn Shareholders who are entitled to receive Special Shares as partial consideration for their Big Horn Shares pursuant to the Arrangement, which certificate shall be held by the Depositary as agent and nominee for such Big Horn Shareholders until the Redemption Time and, until the Redemption Time, the interests of such Big Horn Shareholders in Special Shares shall be represented by entries on the register of Amalco maintained by the Depositary in respect of the Special Shares;

4. Amalco shall deliver to the Depositary an amount equal to the Redemption Proceeds required to be paid upon the redemption of all of the outstanding Special Shares, which amount shall be held by the Depositary as agent and nominee for Amalco until the Redemption Time and, thereafter, shall be paid to the former holders of Special Shares in accordance with the provisions of the Arrangement; and

5. Westlinks shall deliver or arrange to be delivered to the Depositary agreements, duly executed by Westlinks, representing the Westlinks Options required to be granted to Big Horn Optionholders who are entitled to receive Westlinks Options in exchange for Big Horn Options pursuant to the Arrangement, which agreements shall be held by the Depositary as agent and nominee for such Big Horn Optionholders for distribution to such Big Horn Optionholders in accordance with the provisions of the Arrangement.

Upon delivery of a duly executed, valid Letter of Transmittal and Election Form to the Depositary together with the surrender for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Big Horn Shares that were exchanged for Westlinks Common Shares or Special Shares and Westlinks Preferred Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Big Horn, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Redemption Time, the Westlinks Common Shares, or the Redemption Proceeds and Westlinks Preferred Shares, as the case may be, which such holder is entitled to receive in accordance with the Arrangement. In the event the Depositary has not received from a Big Horn Shareholder a Letter of Transmittal and Election Form duly completed in all respects and executed in accordance with the instructions on such form together with the share certificate(s) representing the Big Horn Shares to which the Letter of Transmittal and Election Form relates (accompanied by such other documents and instruments as the Depositary may reasonably require) by the Election Deadline, such Big Horn Shareholder will be deemed to have made a Cash Election.

Upon surrender to the Depositary for cancellation of an agreement which immediately prior to the Effective Time evidenced one or more Big Horn Options that were exchanged for Westlinks Options pursuant to the Arrangement together with such other documents and instruments as would have been required to effect the transfer of the Big Horn Options formerly represented by such agreement and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered agreement shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Redemption Time, the agreements in respect of Westlinks Options which such holder is entitled to receive in accordance with the Arrangement.

The amount deposited with the Depositary to redeem the Special Shares shall be held in an interest bearing account, and any interest earned thereon or on any portion thereof from the time it has been so deposited until the time it shall be required to be paid by the Depositary to the former holders of Special Shares in accordance with the provisions of the Arrangement shall be solely for the account of Amalco. Under no circumstances shall a former holder of Special Shares be entitled to interest accrued in respect of such holder's Redemption Proceeds, regardless of any delay in claiming such Redemption Proceeds or any delay by Amalco or the Depositary in making such proceeds available.

Unless otherwise directed in accordance with any Letter of Transmittal and Election Form, the Depositary will forward all such certificates by first class mail, postage prepaid, or, in the case of a postal disruption in Canada, by such other means as the Depositary may deem prudent, to such holders at their addresses specified in the relevant Letter of Transmittal and Election Form. Certificates forwarded in such manner will be deemed to have been delivered at the time of delivery thereof to the post office, or to such other party as may be charged with responsibility for the transmission thereof.

After the Effective Time and until surrendered for cancellation as required by the Arrangement:

1. each certificate which immediately prior to the Effective Time represented one or more Big Horn Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Westlinks Common Shares or the Special Shares (or Redemption Proceeds, if such certificate is surrendered after the Redemption Time) and Westlinks Preferred Shares to which the holder of such certificate is entitled to receive in accordance with the Arrangement, provided that certificates representing Special Shares shall not be issued to such holders prior to the Redemption Time and, following the Redemption Time, such holders shall be restricted to receiving the Redemption Proceeds in respect of such Special Shares; and

2. each agreement which immediately prior to the Effective Time represented one or more Big Horn Options shall be deemed at all times to represent only the right to receive in exchange therefor the Westlinks Options to which the holder of such certificate is entitled to receive in accordance with the Arrangement.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BIG HORN

The Big Horn Board has considered the proposed business combination with Westlinks on the terms and conditions as provided in the Arrangement Agreement and has determined that the Arrangement is in the best interests of Big Horn, is fair, from a financial point of view, to the Big Horn Shareholders and has authorized submission of the Arrangement to Big Horn Shareholders for approval and to the Court for the Final Order.

In coming to its conclusion and recommendations the Big Horn Board considered, among others, the following factors:

1. information concerning the financial condition, results of operations, business plans and prospects of Westlinks and Big Horn, and the resulting potential for the enhancement of the business efficiency, management effectiveness and financial results of the combined entity;

2. the terms of the Arrangement Agreement, which permit the Big Horn Board to respond, in accordance with its fiduciary duties and subject to compliance with the terms of the Arrangement Agreement, to other bona fide Acquisition Proposals to the extent the Big Horn Board considers them to be superior to the Arrangement;

3. current industry, economic and market conditions; and

4. that Big Horn Shareholders that oppose the Arrangement may, subject to compliance with certain conditions, dissent from the Special Resolution and be entitled to be paid the fair value for their Big Horn Shares in accordance with Section 190 of the CBCA and the Interim Order.

The Big Horn Board unanimously recommends that the Big Horn Shareholders vote in favour of the Special Resolution.

LEGAL AND REGULATORY MATTERS

Due to the fact that Westlinks entered into the EuroGas Agreement prior to the date on which the business combination transaction involving Big Horn and Westlinks was first announced, the Arrangement is a "going private transaction" within the meaning of Rule 61-501 and Policy Q-27. Rule 61-501 and Policy Q-27 establish rules which are designed to ensure that transactions such as the Arrangement are both substantively and procedurally fair to shareholders other than Excluded Shareholders. These rules require that, aside from any other required approvals, the Special Resolution be approved by a majority of the Minority Shareholders of Big Horn Shares. In addition, these rules require that, unless an exemption is available, a going private transaction is subject to the requirement that a formal valuation be prepared and disclosed in the circular. The Arrangement is exempt from Policy Q-27, as the number of beneficial Big Horn Shareholders who are resident in Quebec is less than 50 and such shareholders together, as a group, hold less than 2% of the outstanding Big Horn Shares. With respect to the valuation requirement in Rule 61-501, an exemption is available with respect to certain transactions provided the following criteria are met:

1. the consideration under the going private transaction is at least equal in value to and is in the same form as the highest consideration agreed to with a selling securityholder of the issuer in arm's length negotiations in connection with another transaction involving securities of the class of affected securities, if the agreement was entered into not more than 12 months before the date of the first public announcement of the going private transaction;

2. the party to the agreement referred to in paragraph 1 beneficially owns or exercises control or direction over, or beneficially owned or exercised control or direction over, and agreed to sell at least 10 percent of the outstanding securities of the class of affected securities as at the date of such agreement, and the person or company proposing the going private transaction beneficially owned, directly or indirectly, less than 80 percent of the outstanding securities of the class of affected securities as at the date of such agreement;

3. the party to the agreement referred to in paragraph 1 beneficially owns or exercises control or direction over, or beneficially owned or exercised control or direction over, and agreed to sell at least 20 percent of the outstanding securities of the class of affected securities, beneficially owned or over which control or direction is exercised by persons or companies other than an interested party and persons or companies acting jointly or in concert with an interested party;

4. the person or company proposing the going private transaction reasonably believes, after reasonable inquiry, that at the time of the agreement referred to in paragraph 1;

a. the party to the agreement referred to in paragraph 1 had full knowledge of and access to information concerning the issuer and its securities; and

b. any factors peculiar to the party to the agreement referred to in paragraph 1, including non-financial factors, that were considered relevant by the such party in assessing the consideration did not have the effect of reducing the price that would otherwise have been considered acceptable by that party;

5. at the time of the agreement referred to in paragraph 1 the person or company proposing the going private transaction did not know, and to the knowledge of the person or company proposing the going private transaction, after reasonable inquiry, the selling securityholder party to the agreement did not know, of any material non-public information in respect of the issuer or the affected securities that was not disclosed generally, and if disclosed, could have reasonably been expected to increase the agreed consideration; and

6. the person or company proposing the going private transaction, after reasonable inquiry, does not know of any material non-public information in respect of the issuer or the affected securities since the time of each of the agreements referred to in paragraph 1 that has not been disclosed generally and could reasonably be expected to increase the value of the affected securities.

The foregoing is a summary only of the requirements of item 2. of section 4.5(1) of Rule 61-501 and is qualified in its entirety by the full text of item 2. of section 4.5(2) of Rule 61-501, which is attached to this Information Circular as Appendix E. On the basis of Big Horn's review of the above criteria, and based upon the representations and warranties of Westlinks contained in the Arrangement Agreement, Big Horn believes that an exemption from the valuation requirement is available in respect of the Arrangement. Westlinks has provided evidence to Big Horn that Westlinks obtained similar representations and warranties from EuroGas, pursuant to the EuroGas Agreement, so as to enable Westlinks to make the representations and warranties contained in the Arrangement Agreement.

Neither Big Horn, nor any director or senior officer of Big Horn is aware, after reasonable inquiry, of the existence of any prior valuation (as defined in Rule 61-501) of Big Horn that has been made within the 24 months prior the date of this Information Circular.

INTERESTS OF INSIDERS IN THE ARRANGEMENT

To the best knowledge of the directors and officers of Big Horn, the only person who beneficially owns, directly or indirectly, or exercises control or discretion over more than 10% of the voting rights attached to voting securities of Big Horn as at the date hereof is as follows:
Name and Address of Shareholder	Designation of Class	Type of Ownership	Number of Securities Owned	Percentage of Class
Westlinks Resources Ltd.	Common Shares	Direct	8,275,500	29.43%

Pursuant to the Arrangement Agreement, Westlinks has covenanted that it shall use commercially reasonable efforts to ensure that, as soon as practicable following the Effective Time, members of the Westlinks Board resign such that the Westlinks Board may be reconstituted to consist of five persons. Three of such persons shall be nominees of the current Westlinks Board and the remaining two shall be nominees of the current Big Horn Board. Westlinks has also covenanted to use reasonable commercial efforts to cause the appointment of the nominees of Big Horn to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting of Westlinks. See "Part III- Information Respecting Big Horn Resources Ltd. - Directors and Officers".

There are presently seven directors of Westlinks consisting of Mr. Peter R. Sekera, Mr. Edward C. McFeely, Mr. Thomas J. Jacobsen, Mr. John P. McGrain, Mr. Norman W.G. Wallace, Mr. Norman J. MacKenzie and Mr. H.S. (Scobey) Hartley. Messrs. Sekera and McFeely will not stand for re-election to the Westlinks Board at the Annual Meeting of holders of Westlinks Common Shares to be held on June 26, 2001 and Messrs. Wallace and MacKenzie have indicated that they will resign effective at the Effective Time so as to permit the Westlinks Board to be reconstituted with five persons, including two of whom are Big Horn nominees. It is intended that Mr. Reg Greenslade, the President and Chief Executive Officer of Big Horn, and Mr. Walter Dawson, a director of Big Horn, will be the Big Horn nominees to the Westlinks Board. Each of these nominees currently hold Big Horn Shares and Big Horn Options.

Following the Effective Time, all of the existing employees and contractors of Big Horn will become employees and contractors of Amalco or Westlinks. With respect to the existing employees and contractors of Westlinks, Big Horn has covenanted to advise Westlinks which employees and contractors, if any, it wishes Westlinks to retain. Except for those employees and/or contractors in respect of which Big Horn so advises, Westlinks has agreed terminate the employment or contract of all its employees and contractors immediately prior to the Effective Time on terms satisfactory to Big Horn, acting reasonably.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Donahue Ernst & Young LLP, counsel to Big Horn, the following is as of the date hereof a fair and adequate summary of the principal Canadian federal income tax considerations of the Arrangement generally applicable to Big Horn Shareholders who deal at arm's length with Big Horn and who hold their Big Horn Shares as capital property for the purposes of the Tax Act.

A Big Horn Share will generally be considered to constitute capital property of a Big Horn Shareholder unless such Big Horn Shareholder holds such share in the course of carrying on a business of buying and selling shares or such Big Horn Shareholder has acquired such share in a transaction or transactions considered to be an adventure in the nature of trade.

Certain Big Horn Shareholders who are resident in Canada for the purposes of the Tax Act and whose Big Horn Shares might not otherwise qualify as capital property may make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have every "Canadian security" owned by such Big Horn Shareholders in the taxation year of the election and in all subsequent taxation years deemed to be a capital property. Big Horn Shareholders who are "financial institutions" within the meaning of section 142.2 of the Tax Act are generally deemed not to hold shares of corporations as capital property and are precluded from making the election under subsection 39(4) of the Tax Act. This summary is not otherwise applicable to such Big Horn Shareholders nor is it applicable to Big Horn Shareholders who are "specified financial institutions" within the meaning of the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Big Horn Shareholder. Accordingly, Big Horn Shareholders should consult their own tax advisors for advice with respect to their own particular circumstances, including their place of residence and the application and effect of the income and other tax laws of any country, province, state or local tax authority.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), all proposed amendments to the Tax Act and Regulations publicly announced by the Minister of Finance (the "Proposed Amendments") and counsel's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency. This summary assumes that all Proposed Amendments will be enacted in their present form. However, no assurance can be given that the Proposed Amendments will be enacted in the present form, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative practices of the Canada Customs and Revenue Agency, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

Residents of Canada

The following summary is generally applicable to a Big Horn Shareholder who is a resident or who is deemed to be a resident of Canada for purposes of the Tax Act.

Exchange of Big Horn Shares for Westlinks Common Shares on the Arrangement

A Big Horn Shareholder who has made a Share Election and who receives Westlinks Common Shares on the Arrangement will be deemed for purposes of the Tax Act to have disposed of such Big Horn Shares for proceeds of disposition equal to the Big Horn Shareholder's adjusted cost base in respect of such Big Horn Shares immediately before the amalgamation and to have acquired the Westlinks Common Shares at a cost equal to such proceeds of disposition.

Exchange of Big Horn Shares for Special Shares and Westlinks Preferred Shares on the Arrangement

A Big Horn Shareholder who has made a Cash Election or is deemed to have made a Cash Election and who receives a combination of Special Shares and Westlinks Preferred Shares on the Arrangement will be deemed for purposes of the Tax Act to have disposed of such Big Horn Shares for proceeds of disposition equal to the Big Horn Shareholder's adjusted cost base in respect of such Big Horn Shares immediately before the amalgamation. A Big Horn Shareholder will be deemed to have acquired the Special Shares at a cost equal to the portion of such proceeds of disposition that the fair market value of all the Special Shares received by the Big Horn Shareholder is of the aggregate of the fair market value of all the Special Shares and all the Westlinks Preferred Shares received by the Big Horn Shareholder. The cost of the Westlinks Preferred Shares received by the Big Horn Shareholders will be equal to such proceeds of disposition less the cost of the Special Shares.

Redemption of a Special Share on the Arrangement

On the redemption of a Special Share by Amalco, the holder of a Special Share will be deemed to have received a dividend equal to the amount, if any, by which the Redemption Proceeds exceed the paid-up capital of the Special Share at the time the Special Share is redeemed. Big Horn and Westlinks are not able to estimate the amount of the paid-up capital of the Special Shares at this time. Accordingly, no assurance can be given that the entire amount of the Redemption Proceeds will not be treated as a deemed dividend.

In the case of a shareholder that is an individual, dividends received or deemed to be received on the Special Share will be included in computing the shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

Subject to subsection 55(2) of the Tax Act, in the case of a shareholder that is a corporation other than a "specified financial institution", as defined in the Tax Act, dividends received or deemed to be received on the Special Shares normally will be included in the corporation's taxable income and will be deductible in computing taxable income. Subsection 55(2) will cause a dividend received by a corporation to be recharacterized as a capital gain or as proceeds of disposition of a share in certain circumstances. Shareholders that are corporations are urged to consult their own tax advisors with respect to the income tax consequences of making a Cash Election.

A shareholder that is a "private corporation", as defined in the Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Special Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% determined by reference to its "aggregate investment income" for the year, which is defined to include an amount in respect of dividends or deemed dividends.

On the redemption of a Special Share, the holder will be considered to have disposed of such share for proceeds of disposition equal to the Redemption Proceeds less the amount of any deemed dividend with the result that a Big Horn Shareholder will realize a capital gain (or capital loss) to the extent that such proceeds exceed (or are less than) the adjusted cost base to the Big Horn Shareholder of such share and any costs of disposition. The income tax consequences of gains and losses are discussed below under "Taxation of Capital Gains and Losses".

Redemption of a Westlinks Preferred Share

The amount paid by Westlinks on the redemption by it of a Westlinks Preferred Share in excess of its paid-up capital will be deemed to be a dividend. Big Horn and Westlinks are not able to estimate the amount of the paid-up capital of the Westlinks Preferred Shares at this time. Accordingly, no assurance can be given that the entire amount of the redemption amount of the Westlinks Preferred Shares will not be treated as a deemed dividend.

In the case of a Big Horn Shareholder that is an individual, the amount of such deemed dividend generally will be subject to the same tax treatment accorded to deemed dividends on the Special Shares as described above under "Redemption of a Special Share on the Arrangement".

Subject to subsection 55(2) of the Tax Act, in the case of a shareholder that is a corporation other than a "specified financial institution", as defined in the Tax Act, dividends received or deemed to be received on the Westlinks Preferred Shares normally will be included in the corporation's taxable income and will be deductible in computing taxable income. Subsection 55(2) will cause a dividend received by a corporation to be recharacterized as a capital gain or as proceeds of disposition of a share in certain circumstances. Shareholders that are corporations are urged to consult their own tax advisors with respect to the income tax consequences of making a Cash Election.

A shareholder that is a "private corporation", as defined in the Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Westlinks Preferred Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% determined by reference to its "aggregate investment income" for the year, which is defined to include an amount in respect of dividends or deemed dividends.

On the redemption of a Westlinks Preferred Share, the holder will be considered to have disposed of such share for proceeds of disposition equal to the redemption amount less the amount of any deemed dividend with the result that a Big Horn Shareholder will realize a capital gain (or capital loss) to the extent that such proceeds exceed (or are less than) the adjusted cost base to the Big Horn Shareholder of such share and any costs of disposition. The income tax consequences of gains and losses are discussed below under "Taxation of Capital Gains and Losses".

Dividends paid on Westlinks Preferred Shares

Dividends paid on Westlinks Preferred Shares will be subject to the same tax treatment accorded to deemed dividends on the Special Shares as described above under "Redemption of a Special Share on the Arrangement".

Dissenting Shareholders

If a Big Horn Shareholder exercises a statutory right of dissent to the Arrangement and as a consequence receives a cash payment (other than interest, if any) from Amalco, such Dissenting Shareholder will realize a capital gain (or capital loss) to the extent of the amount by which such cash payment (exclusive of interest) exceeds (or is less than) the adjusted cost base of such share to the Dissenting Shareholder.

Interest awarded to a Dissenting Shareholder by a court will be included in the Dissenting Shareholder's income for purposes of the Tax Act.

Dissenting Shareholders are urged to consult their own tax advisors with respect to the income tax consequences of dissenting from the Arrangement.

Taxation of Capital Gains and Losses

A Big Horn Shareholder will generally be required to include in income one-half of the amount of any resulting capital gain (a "taxable capital gain") and will generally be able to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized by a Big Horn Shareholder in the same taxation year. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following years against taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Capital gains realized by an individual or a trust, other than certain types of trusts, may give rise to alternative minimum tax under the Tax Act. Big Horn Shareholders should consult their own independent tax advisors for advice with respect to the potential alternative minimum tax consequences to them of disposing of their Special Shares and Westlinks Preferred Shares having regard to their own particular circumstances.

In the case of a Shareholder that is a corporation, trust or partnership, the amount of any capital loss otherwise determined resulting from the disposition of Big Horn Shares may be reduced by the amount of certain dividends previously received or deemed to have been received on such shares, to the extent and under the circumstances prescribed in the Tax Act.

The cost of any Westlinks Common Share, Special Share or Westlinks Preferred Share received by a Big Horn Shareholder in exchange for Big Horn Shares will generally need to be averaged with the cost of any other Westlinks Common Shares, Special Shares or Westlinks Preferred Shares, respectively, held by the Big Horn Shareholder to determine the adjusted cost base of each such Westlinks Common Shares, Special Shares or Westlinks Preferred Shares, respectively, for income tax purposes.

A Big Horn Shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% determined by reference to its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

If the holder of a Big Horn Share, Special Share or Westlinks Preferred Share is a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust which owns a Big Horn Share, Special Share or Westlinks Preferred Share or where a trust or a partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns a Big Horn Share, Special Share or Westlinks Preferred Share. Big Horn Shareholders should consult their own tax advisors for advice with respect to the potential application of these rules to them of disposing of their Special Shares and Westlinks Preferred Shares having regard to their own particular circumstances.

Qualified Investments and Foreign Property Rules

Westlinks Common Shares and Special Shares will be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans and will not constitute "foreign property" under the Tax Act and the regulations thereunder.

The Westlinks Preferred Shares will not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans.

Non-residents of Canada

The following summary is generally applicable only to Big Horn Shareholders who, for purposes of the Tax Act or any applicable tax treaty or convention, are neither resident nor deemed to be resident in Canada, deal at arm's length with and are not affiliated with any of Big Horn, Westlinks, Subco or Amalco at any time up to and including the completion of the transactions described herein, hold their Big Horn Shares, Special Shares or Westlinks Preferred Shares as capital property or do not use or hold and are not deemed to use or hold their Big Horn Shares, Special Shares or Westlinks Preferred Shares in carrying on a business in Canada (a "Non-Resident Holder").

The Big Horn Shares and Special Shares will not otherwise constitute "taxable Canadian property" for purposes of the Tax Act provided the Big Horn Shares are listed on a prescribed stock exchange (which includes the TSE) immediately before the Arrangement unless on the date of the disposition or at any time during the five-year period immediately preceding the disposition, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length or the Non-Resident Holder and such persons owned or had an interest in or an option to acquire 25% or more of the Big Horn Shares or the Special Shares.

The Westlinks Preferred Shares will constitute taxable Canadian property.

Exchange of Big Horn Shares for Westlinks Common Shares on the Arrangement

Non-Resident Holders who have made a Share Election and who receive Westlinks Common Shares pursuant to the Arrangement will be deemed to have disposed of such Big Horn Shares for proceeds of disposition equal to the Big Horn Shareholder's adjusted cost base in respect of such Big Horn Shares immediately before the amalgamation and to have acquired the Westlinks Common Shares at a cost equal to such proceeds of disposition.

Exchange of Big Horn Shares for Special Shares and Westlinks Preferred Shares on the Arrangement

Non-Resident Holders who have made a Cash Election or are deemed to have made a Cash Election and who receive a combination of Special Shares and Westlinks Preferred Shares on the Arrangement will be deemed to have disposed of such Big Horn Shares for proceeds of disposition equal to the Big Horn Shareholder's adjusted cost base in respect of such Big Horn Shares immediately before the amalgamation. A Non-Resident Holder will be deemed to have acquired the Special Shares at a cost equal to the portion of such proceeds of disposition that the fair market value of all the Special Shares received by the Non-Resident Holder is of the aggregate of the fair market value of all the Special Shares and all the Westlinks Preferred Shares received by the Big Horn Shareholder. The cost of the Westlinks Preferred Shares received by the Non-Resident Holder will be equal to such proceeds of disposition less the cost of the Special Shares.

Redemption of a Special Share on the Arrangement

The amount paid by Amalco to a Non-Resident Holder on the redemption by it of a Special Share in excess of its paid-up capital will be deemed to be a dividend. Big Horn and Westlinks are not able to estimate the amount of the paid-up capital of the Special Shares at this time. Accordingly, no assurance can be given that the entire amount of the Redemption Proceeds will not be treated as a deemed dividend.

The amount of any deemed dividend on the redemption of any Special Shares held by a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to an applicable tax treaty entered into between Canada and the country of residence of the Non-Resident Holder. Under the Canada - U.S. Income Tax Convention, 1980 (the "Convention"), the Canadian withholding tax rate on dividends paid or credited to a resident of the United States is reduced to 15%.

A holder of a Special Share will be considered to have disposed of such share on its redemption by Amalco for proceeds of disposition equal to the Redemption Proceeds less the amount of any deemed dividend with the result that a Big Horn Shareholder will realize a capital gain (or capital loss) to the extent that such proceeds exceed (or are less than) the adjusted cost base to the Big Horn Shareholder of such share and any costs of disposition. The income tax consequences of gains and losses are discussed below under "Taxation of Capital Gains and Losses".

Redemption of a Westlinks Preferred Share

The amount paid by Westlinks on the redemption by it of a Westlinks Preferred Share in excess of its paid-up capital will be deemed to be a dividend. Big Horn and Westlinks are not able to estimate the amount of the paid-up capital of the Westlinks Preferred Shares at this time. Accordingly, no assurance can be given that the entire amount of the redemption amount of the Westlinks Preferred Shares will not be treated as a deemed dividend.

The amount of any deemed dividend on the redemption of any Westlinks Preferred Shares held by a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to an applicable tax treaty entered into between Canada and the country of residence of the Non-Resident Holder. Under the Convention, the Canadian withholding tax rate on dividends paid or credited to a resident of the United States is reduced to 15%.

A holder of a Westlinks Preferred Share will be considered to have disposed of such share on its redemption by Westlinks for proceeds of disposition equal to the redemption amount less the amount of any deemed dividend with the result that a Big Horn Shareholder will realize a capital gain (or capital loss) to the extent that such proceeds exceed (or are less than) the adjusted cost base to the Big Horn Shareholder of such share and any costs of disposition. The income tax consequences of gains and losses are discussed below under "Taxation of Capital Gains and Losses".

Dissenting Shareholders

If a Non-Resident Holder exercises a statutory right of dissent to the Arrangement and as a consequence receives a cash payment (other than interest, if any) from Amalco, such Dissenting Shareholder will realize a capital gain (or capital loss) to the extent of the amount by which such cash payment (exclusive of interest) exceeds (or is less than) the adjusted cost base of such share to the Dissenting Shareholder.

Interest awarded to a Dissenting Shareholder by a court will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to an applicable tax treaty entered into between Canada and the country of residence of the Non-Resident Holder. Under the Convention, the Canadian withholding tax rate on dividends paid or credited to a resident of the United States is reduced to 10%.

Taxation of Capital Gains and Losses

A Non-Resident Holder of Big Horn Shares or Special Shares that are not taxable Canadian property will not be subject to Canadian tax under the Tax Act in respect of a capital gain realized on the disposition of a Big Horn Share or a redemption of a Special Share.

A Non-Resident Holder of Westlinks Preferred Shares or a Non-Resident Holder whose Big Horn Shares or Special Shares constitute taxable Canadian property will generally be subject to the tax consequences described above under "Residents of Canada – Taxation of Capital Gains and Losses". Westlinks will be obligated to withhold and remit to the Canada Customs and Revenue Agency an amount equal to 25% of it cost to acquire the Westlinks Preferred Shares in accordance with section 116 of the Tax Act. In certain circumstances Westlinks obligation to withhold can be reduced. Shareholders who hold their Big Horn Shares or Special Shares as taxable Canadian property are urged to consult their own tax advisors.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO BIG HORN OPTIONHOLDERS

Subject to the qualifications and assumptions contained herein, in the opinion of Donahue Ernst & Young LLP, Canadian counsel to Big Horn, the following is a fair and adequate summary of the material Canadian federal income tax considerations, as of the date of this information circular, generally applicable to the Big Horn Optionholders who at all relevant times, for purposes of the Act and any applicable income tax treaty or convention, are resident or deemed to be resident in Canada, who are current or former employees, officers of directors of Big Horn and who received the options in respect of, in the course of, or by virtue of their positions as employees, officers or directors of Big Horn.

This discussion is based on the current provisions of the Act and the regulations thereunder and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

This discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from the Canadian federal income tax.

This discussion is of general nature only. Therefore, Big Horn Optionholders should consult their own tax advisors with respect to their particular circumstances.

On the assumption that, at the time of the exchange of any Big Horn Options for Westlinks Options pursuant to the Arrangement, the difference between the value of the Westlinks Common Shares available under the Westlinks Options and the amount payable under such options does not exceed the difference between the value of the Big Horn Shares available under the Big Horn Options and the amount payable under such options, the Big Horn Optionholders will not realize any immediate tax consequences as a result of exchanging their Big Horn Options for Westlinks Options. Instead, for the purposes of the Tax Act:

1. the Big Horn Optionholders will be deemed not to have disposed of their Big Horn Options to purchase common shares and not to have acquired the Westlinks Options;

2. the Westlinks Options will be deemed to be the same as, and a continuation of, the options to purchase common shares; and

3. Westlinks will be deemed to be the same corporation as Big Horn for the purposes of the rules in the Tax Act relating to employee stock options.

RIGHT OF DISSENT

The CBCA does not confer dissent rights in respect of plans of arrangement. However, the Interim Order expressly provides Big Horn Registered Shareholders (other than Westlinks) with the right to dissent from the Special Resolution pursuant to Section 190 of the CBCA, as modified by section 5.1 of the Plan of Arrangement. Any Big Horn Registered Shareholder (other than Westlinks) who dissents from the Special Resolution in compliance with the Dissent Procedures will be entitled, in the event the Arrangement becomes effective, to be paid by Amalco the fair value of the Big Horn Shares held by such Dissenting Shareholder determined as of the close of business on the day before the Special Resolution is adopted.

The Court hearing the application for the Final Order has the discretion to alter the rights of dissent described herein based on, among other things, the evidence presented at such hearing.

In the event that Big Horn Shareholders (other than Westlinks) holding in the aggregate greater than 5.0% of the outstanding Big Horn Shares have exercised their right to dissent pursuant to the Dissent Procedures, Westlinks and Subco will not be required to proceed with the Arrangement.

The Dissent Procedures provide that a Big Horn Registered Shareholder may only make a claim thereunder with respect to all the Big Horn Shares held by such shareholder on behalf of any one beneficial owner and registered in such shareholder's name. In many cases, Big Horn Shares beneficially owned by a Person will be registered either: (i) in the name of an intermediary that the Non-Registered Big Horn Shareholder deals with in respect of such Big Horn Shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans, and their nominees); or (ii) in the name of a clearing agency (such as CDS) of which the intermediary is a participant. A Non-Registered Big Horn Shareholder will not be entitled to exercise its dissent rights directly (unless the Big Horn Shares are re-registered in the Non-Registered Big Horn Shareholder's name). A Non-Registered Big Horn Shareholder who wishes to have the dissent rights exercised with respect to those Big Horn Shares it beneficially owns should immediately contact the intermediary with whom the Non-Registered Big Horn Shareholder deals in respect of its Big Horn Shares and either: (i) instruct the intermediary to exercise the dissent rights on the Non-Registered Big Horn Shareholder's behalf (which, if the Big Horn Shares are registered in the name of CDS or other clearing agency, would require that the Big Horn Shares first be re-registered in the name of the intermediary); or (ii) instruct the intermediary to re-register the Big Horn Shares in the name of the Non-Registered Big Horn Shareholder, in which case the Non-Registered Big Horn Shareholder would become a Big Horn Registered Shareholder and be able to exercise the dissent rights directly.

A Dissenting Shareholder must send to Big Horn a written objection to the Special Resolution, which written objection must be received by the President of Big Horn at the registered office of Big Horn before the Meeting or by the Chairman of the Meeting at or before the Meeting. The delivery of a Notice of Dissent does not deprive a Big Horn Registered Shareholder of the right to vote at the Meeting; however, the CBCA provides, in effect, that a Big Horn Registered Shareholder who has submitted a Notice of Dissent and who votes in favour of the Special Resolution will no longer be considered a Dissenting Shareholder with respect to any of its Big Horn Shares voted in favour of the Special Resolution. The CBCA does not provide, and Big Horn will not assume, that a vote against the Special Resolution or an abstention constitutes a Notice of Dissent, however a Big Horn Registered Shareholder need not vote its Big Horn Shares against the Special Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the Special Resolution does not constitute a Notice of Dissent; however, any proxy granted by a Big Horn Registered Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Special Resolution, should be validly revoked (see "Part IV - General Proxy Information — Revocation of Proxies") in order to prevent the proxy holder from voting such Big Horn Shares in favour of the Special Resolution and thereby causing the Big Horn Registered Shareholder to forfeit its right to make a claim under the Dissent Procedures.

Big Horn is required, under the Dissent Procedures, within 10 days after the Big Horn Shareholders adopt the Special Resolution, to notify each Dissenting Shareholder that the Special Resolution has been adopted. Such notice is not required to be sent to any Big Horn Shareholder who voted in favour of the Special Resolution or who has withdrawn its Notice of Dissent.

A Dissenting Shareholder who has not withdrawn its Notice of Dissent must then, within 20 days after receipt of notice that the Special Resolution has been adopted or, if the Dissenting Shareholder does not receive such notice, within 20 days after it learns that the Special Resolution has been adopted, send to Big Horn a demand for payment, containing such Dissenting Shareholder's name and address, the number of Big Horn Shares in respect of which it dissents, and a demand for payment of the fair value of such Big Horn Shares. Pursuant to the Plan of Arrangement, a Notice of Dissent will satisfy the requirements under the Dissent Procedures for a demand for payment. Within 30 days after sending a demand for payment, the Dissenting Shareholder must send to Big Horn or its transfer agent the certificates representing the Big Horn Shares in respect of which it dissents. A Dissenting Shareholder who fails to send certificates representing the Big Horn Shares in respect of which it dissents forfeits its right to make a claim under the Dissent Procedures. Big Horn or its transfer agent will endorse on any share certificate received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

A Dissenting Shareholder who has complied with the Dissent Procedures ceases to have any rights as a holder of the Big Horn Shares in respect of which the Dissenting Shareholder has dissented other than the right to be paid the fair value of such Big Horn Shares as determined under the Dissent Procedures, unless: (i) the Dissenting Shareholder withdraws the demand for payment before Big Horn makes an offer to pay; or (ii) the Big Horn Board revokes the Special Resolution, in all of which cases the Dissenting Shareholder's rights as a Big Horn Share holder are reinstated.

Pursuant to the Plan of Arrangement, Big Horn Registered Shareholders who duly exercise such dissent rights and who: (i) are, at the Effective Time, entitled to be paid fair value for their Big Horn Common Shares will be deemed to have transferred such Big Horn Shares to Big Horn at the Effective Time; or (ii) for any reason, are ultimately not entitled to be paid fair value for their Big Horn Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Big Horn Shareholder who has made a Cash Election.

Big Horn is required, following the approval of Big Horn Shareholders of the Arrangement and not later than the Effective Time, to send such Dissenting Shareholder an offer to pay for its Big Horn Shares in an amount considered by the Big Horn Board to be the fair value thereof, accompanied by a statement showing the manner in which such fair value was determined. Every offer to pay must be on the same terms. Amalco, as the successor to the obligations of Big Horn, must pay for the Big Horn Shares of a Dissenting Shareholder within 10 days after an offer to pay has been accepted by such Dissenting Shareholder, but any such offer lapses if Big Horn does not receive an acceptance thereof within 30 days after the offer to pay has been made.

Amalco shall not make a payment to a Dissenting Shareholder if there are reasonable grounds for believing that Amalco is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of Amalco would thereby be less than the aggregate of its liabilities. In such event, Amalco shall notify each Dissenting Shareholder that it is unable lawfully to pay Dissenting Shareholders for their securities, in which case the Dissenting Shareholder may, by written notice to Amalco within 30 days after receipt of such notice: (i) withdraw its Notice of Dissent, in which case Amalco shall be deemed to consent to the withdrawal and such Dissenting Shareholder shall be reinstated with full rights as an Amalco shareholder as if such Dissenting Shareholder had made a Share Election in respect of its Big Horn Shares; or (ii) retain its status as a claimant against Amalco to be paid as soon as Amalco is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of Amalco but prior to its securityholders.

If Big Horn fails to make an offer to pay for a Dissenting Shareholder's Big Horn Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, Amalco, as the successor to the obligations of Big Horn, may, within 50 days after the Effective Date or within such further period as the Court may allow, apply to the Court to fix a fair value for the Big Horn Shares of Dissenting Shareholders. If Amalco fails to apply to the Court, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as the Court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Big Horn Shares have not been purchased by Amalco will be joined as parties and bound by the decision of the Court, and Amalco will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any Person is a Dissenting Shareholder who should be joined as a party, and the Court will then fix a fair value for the Amalco Common Shares of all Dissenting Shareholders. The final order of the Court will be rendered against Amalco in favour of each Dissenting Shareholder for the amount of the fair value of its Big Horn Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment. An application by either Amalco or a Dissenting Shareholder must be made to the Court.

The foregoing is only a summary of the dissenting shareholder provisions of the CBCA and the Plan of Arrangement, which are technical and complex. The foregoing is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of their Big Horn Shares and is qualified in its entirety by the reference to the full text of the Interim Order and Section 190 of the CBCA which are attached to this Information Circular as Appendices B and D, respectively.

It is recommended that any Big Horn Registered Shareholder wishing to avail itself of its dissent rights seek legal advice, as failure to comply strictly with the provisions of the CBCA and the Plan of Arrangement may prejudice the right of dissent. For a general summary of certain income tax implications to a Dissenting Shareholder, see "Canadian Federal Income Tax Considerations".

TIMING

The Arrangement will become effective upon the filing with the Director a copy of the Final Order and the Articles of Arrangement, and upon the issuance by the Director of the Certificate therefor. If the Meeting is held and the Special Resolution is approved as required by the Interim Order, Big Horn will apply to the Court for the Final Order approving the Arrangement. If the Final Order is obtained on July 27, 2001, in form and substance satisfactory to Westlinks, Subco and Big Horn and all other conditions specified in the Arrangement Agreement are satisfied or waived, Westlinks, Subco and Big Horn expect the Effective Date will be July 30, 2001.

Westlinks' and Big Horn's objective is to have the Effective Date occur on July 30, 2001. The Effective Date could be delayed, however, for a number of reasons, including an objection before the Court in the hearing of the application for the Final Order.

Stock Exchange Listings

The outstanding Westlinks Common Shares are listed and posted for trading on the CDNX and NASDAQ. The outstanding Big Horn Shares are listed and posted for trading on the TSE. Westlinks intends to make an application to the TSE to have the Westlinks Common Shares listed and posted for trading on the TSE. It is anticipated that, provided the approval by the TSE to the listing of the Westlinks Common Shares is obtained, the Westlinks Common Shares will commence trading on the TSE and cease trading on the CDNX shortly after the Effective Date. The current NASDAQ listing related to the Westlinks Common Shares will continue following the Effective Date.

EXPENSES OF THE ARRANGEMENT

The combined estimated fees, costs and expenses of Westlinks and Big Horn in connection with the completion of the Arrangement including, without limitation, accounting and legal fees, financial advisor fees, employment termination costs, the preparation and printing of this Information Circular and other out-of-pocket costs associated with the Meeting are estimated to be approximately $1,400,000.

OTHER LEGAL MATTERS

Resale of Westlinks Common Shares and Westlinks Preferred Shares

Canada

The Westlinks Common Shares, Westlinks Preferred Shares and Westlinks Options to be issued to Big Horn Shareholders pursuant to the Arrangement will be issued in reliance on exemptions from prospectus and registration requirements of applicable securities laws of the provinces of Alberta and British Columbia, where Westlinks has been a reporting issuer in excess of one year, and will generally be "freely tradable" (other than any trading restrictions which may apply to the holdings of any "control person") under applicable securities laws of such provinces of Canada. Westlinks has applied or will be applying for an exemption from the prospectus and registration requirements of applicable securities laws in certain other provinces of Canada in respect of the Westlinks Common Shares and Westlinks Preferred Shares to be issued pursuant to the Arrangement to Big Horn Shareholders who are resident in such provinces and/or in respect of the first trade of such Westlinks Common Shares and Westlinks Preferred Shares issuable to former Big Horn Shareholders who are residents of certain other provinces of Canada. If such orders are granted, such Westlinks Common Shares and Westlinks Preferred Shares will generally be "freely tradable" (other than as a result of any "control person" restrictions) under applicable securities laws of such provinces of Canada. If such orders are not obtained, Westlinks will not be able to complete the Arrangement.

United States

The Westlinks Common Shares and Westlinks Preferred Shares received pursuant to the Arrangement may be resold without restriction by shareholders who were not an "affiliate" of Westlinks or Big Horn before the Arrangement and who are not an "affiliate" of Westlinks after the Arrangement. An "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such issuer, whether through the ownership of voting securities, by contract, or otherwise. Big Horn Shareholders who were affiliates of either Big Horn or Westlinks immediately before the Arrangement are subject to resale restrictions under the United States Securities Act of 1933, as amended (the "1933 Act"). In addition, Big Horn Shareholders who are affiliates of Westlinks after the Arrangement will be subject to resale restrictions under the 1933 Act. See also "Information for United States Securityholders".

Big Horn Shareholders are advised to consult their own legal advisers to determine the particular consequences to them of all applicable resale provisions.

Reporting Issuer Status

Application has been made or will be made to have Westlinks be deemed to be a reporting issuer in the Province of Ontario upon the completion of the Arrangement. Following the Effective Date, application will also be made to have Amalco cease to be a reporting issuer in any jurisdiction in Canada.

Legal Developments

Section 192 of the CBCA provides that, where it is impracticable for a corporation to effect an arrangement under any other provision of the CBCA, a corporation may apply to the Court for an order approving the arrangement proposed by such corporation. Pursuant to this section of the CBCA, such an application will be made by Big Horn for approval of the Arrangement. There have been a number of judicial decisions considering this section and its application; however, there have not been, to the knowledge of Big Horn, any recent significant decisions.

Big Horn Shareholders should consult their legal advisers with respect to the legal rights available to them in relation to the Arrangement.

PART II - INFORMATION RESPECTING WESTLINKS RESOURCES LTD.

Background of Westlinks

Westlinks was organized on June 30, 1998 by the statutory amalgamation of Temba Resources Ltd. and PTR Resources Ltd. pursuant to the provisions of the Business Corporations Act (Alberta). Temba Resources Ltd. was incorporated in Alberta on July 31, 1996 and at the time of the amalgamation had acquired oil and gas production of approximately 27 bopd and 106 Mcf/d from 19 oil wells and one gas well. Immediately prior to the amalgamation which created Westlinks, Temba Resources Ltd. amalgamated with its wholly owned subsidiary, Rainee Resources Ltd. PTR Resources Ltd. was incorporated in Alberta on September 18, 1992 as 542275 Alberta Ltd., changed its name to Ablevest Holdings Ltd. on June 14, 1993, and to PTR Resources Ltd. on December 1, 1997. PTR Resources Ltd. originally held a 2.5% working interest in mineral leases on 8.5 sections of land in Alberta.

The head and registered office of Westlinks is located at Suite 700, 703 – 6th Avenue S.W., Calgary, Alberta, T2P 0T9.

Westlinks Common Shares are listed and posted for trading on the CDNX under the symbol "WLX", and are quoted on the NASDAQ SmallCap Market under the symbol "WLKS". Westlinks also has outstanding share purchase warrants which are quoted on the NASDAQ SmallCap Market under the symbol "WLKSW".

Westlinks is a "reporting issuer" in the provinces of British Columbia and Alberta and is registered with the Securities and Exchange Commission in the United States of America under the Securities Exchange Act of 1934.

Recent Developments

In 1998, Westlinks acquired a non-operated working interest averaging approximately 20% in a Dina sand pool located in the Sounding Lake area of Alberta, consisting of 1,270 acres and about 35 producing wells.

In September 1999, Westlinks acquired a 94% working interest in four producing oil wells and a saltwater disposal well in the Sylvan Lake area of Alberta.

In May, 2000, Westlinks acquired, effective January 1, 2000, further working interests in the Sounding Lake area of Alberta, consisting of a further 36% working interest in the Dina sand pool as well as working interests averaging approximately 91% in 21 producing oil wells. The purchase price for such interests was $11,900,000.

On November 15, 2000, Westlinks sold, effective October 1 2000, all of its interests in the Bigoray area of Alberta for cash consideration of $4,494,500. Proceeds from the sale were used to reduce Westlinks' bank debt and for its 2001 acquisition program.

On January 17, 2001, Westlinks completed a secondary public offering in the United States of 1,000,000 units, each consisting of one common share and one share purchase warrant, for U.S. $4.55 per unit. The share purchase warrants are exercisable for six months at U.S. $4.50 per share. Net proceeds have been and will continue to be used for Westlinks' 2001 acquisition and drilling program.

On December 6, 2000, Westlinks acquired a 25% working interest in a producing gas well in the Altares area of northeast British Columbia for consideration of $1,000,000.

On February 8, 2001, Westlinks entered into a farm-out and option agreement whereby it has the ability to earn an interest in over 12,000 acres of land in the Altares region of northeast British Columbia. Under the terms of the farm-out and option agreement, Westlinks is obligated to drill a minimum of two wells and has an option to drill up to four more wells to earn an interest in all of the lands. Westlinks will have a minimum 25% working interest in the farm-out. The terms of the farm-out are that Westlinks and its partners, by paying 100% of the drilling, completion and testing costs in the earning and option wells, can earn a 65% working interest in the reserves under the lands. It is expected that the first well will commence drilling prior to July 1, 2001, subject to regulatory and logistical considerations, with subsequent wells to be drilled within prescribed time limits.

On March 27, 2001, Westlinks acquired an average 67% working interest in 8,705 gross acres of land and 34 producing oil wells in the Grand Forks area of southern Alberta for cash consideration of $5,500,000. The effective date of the acquisition was January 1, 2001. The revenues and expenses will be included in the income statement from the closing date.

On May 16, 2001, Westlinks entered into the Arrangement Agreement. Although the Arrangement with Big Horn is described briefly herein, this item is the subject of certain approvals being sought at the Meeting and, therefore, reference to these matters should be made to the more extensive disclosure elsewhere in this Information Circular. See "Part I - The Arrangement - Details of the Arrangement". See "Part II - Information Respecting Big Horn Resources Ltd. - Business of Big Horn". The effect of the Arrangement on Westlinks is discussed elsewhere in this Information Circular at "Part IV - Pro Forma Information After Giving Effect to the Arrangement" and "Appendix H - Pro Forma Financial Statements".

On April 23, 2001, Westlinks entered into the EuroGas Agreement. On June 5, 2001, Westlinks completed the acquisition of an aggregate of 8,275,500 Big Horn Shares from EuroGas.

On June 12, 2001, Westlinks entered into an agreement with a private company to acquire certain oil and gas assets in the Superb area of Saskatchewan. The purchase price for the assets is $2,800,000, which amount will be satisfied by the payment of $1,500,000 in cash and through the issuance of Westlinks Common Shares to be issued on closing at a five day weighted average price. Through this acquisition, Westlinks will acquire a 91% working interest in four existing Waseca heavy oil wells with a combined production rate of approximately 180 Bbls/d. Closing of this acquisition is subject to regulatory approval, but is expected to occur on or before June 29, 2001.

BUSINESS AND PROPERTIES OF WESTLINKS

The principal business of Westlinks is to acquire, explore for, develop and produce oil and natural gas reserves in Western Canada. Westlinks' core areas are located in the Mitsue, Sounding Lake, Sylvan Lake and Grand Forks areas of Alberta and in the Altares area of northeast British Columbia.

Principal Properties

Westlinks' current oil and gas operations and activities are focused in four core areas, plus some minor properties in a non-core area, described below. In accordance with the standard practice in the Canadian oil and gas industry, the working interests described below are the percentage ownership of the oil and gas production before payment of royalties.

Bigoray Area, Alberta

Westlinks sold all of its Bigoray assets on November 15, 2000 for cash consideration of $4,494,500, effective October 1, 2000. Proceeds from the sale were used to reduce Westlinks' bank debt and for the 2001 drilling and acquisition program. The Schedule of Revenues and Expenses of the properties disposed of in Bigoray for the year ended December 31, 2000 has been audited by KPMG LLP. The schedule is summarized in the following table.

Bigoray Properties Schedule of Revenues and Expenses
Year Ended December 31, 2000
Revenue	$2,544,235
Royalties	(570,168)
Operating expenditures	(616,663)
Excess of revenues over expenses	$1,357,404

See "Appendix G - Westlinks Financial Statements (Bigoray Disposition)" for a statement of revenues and operating expenses for the Bigoray property for the year ended December 31, 2000.

Mitsue Area, Alberta

The Mitsue property, consisting of a 94% working interest in 8,640 acres of land, including three producing oil wells, was acquired by Westlinks in February, 2000. Westlinks is the operator of this property. The Mitsue property is located in Northern Alberta, about 125 miles northwest of the city of Edmonton. The property is located in a forested area on Government owned lands. Light, 43API, sweet crude oil is produced from the Devonian Gilwood sand formation at a depth of about 5,600 feet, which is up to 30 feet thick. Oil production has averaged approximately 90 BOPD.

The Mitsue property is adjacent to a large Gilwood sand unit that is operated by a major oil company. Westlinks' oil is produced through flow lines to facilities operated by the unit, and then pipelined to Edmonton. Westlinks' acquisition in Mitsue was for the Gilwood sand formation only, and the vendor retains the rights to other formations. There are a number of suspended wells on the Mitsue property, which Westlinks can elect to retain or return to the vendor. Wells that Westlinks elects to keep can be re-worked, but Westlinks will be responsible for the abandonment costs for the wells it elects to keep. The property also has a large inventory of good quality oilfield equipment which Westlinks has the right to salvage for sale or use in development at Mitsue or elsewhere. Westlinks has identified two suspended Gilwood sand oil wells that it believes may be re-equipped for production. Development options include the re-activation of shut in wells, waterflood modifications and the drilling of additional wells. The Westlinks Reserve Report assigned total proven plus probable reserves of 158.1 Mbbl (gross) and 141.6 Mbbl (net) of oil, 39 MMcf (gross) and 27 MMcf (net)of natural gas and 9.7 Mbbl (gross) and 6.8 Mbbl (net) of liquids to Westlinks' interest in the Mitsue property.

Sounding Lake Area, Alberta

The Sounding Lake area is located in east central Alberta. Oil production from the Sounding Lake area is taken from Cretaceous aged sandstone reservoirs known as the Dina, Cummings and the General Petroleum encountered at depths of about 2,800 feet or less. In 1998, Westlinks acquired a non-operated working interest averaging about 20% in a Dina sand pool with oil pay thickness of up to 20 feet at Sounding Lake consisting of 1,270 acres and about 35 producing wells. In May, 2000, Westlinks acquired, effective January 1, 2000, working interests of about 36% in this pool as well as working interests averaging about 91% in 21 producing oil wells. Westlinks is the operator of the newly acquired assets in Sounding Lake. The oil gravity averages about 30API. The area is primarily farm land and there is well developed infrastructure in place. Westlinks' current oil production from the area is over 750 Bbls/d and gross land interests total about 7,800 acres. Potential development for the area consists of the consolidation of facilities, the implementation of a waterflood, and the drilling of additional wells. The Westlinks Reserve Report assigned total proven reserves of 1,385.7 Mbbl (gross) and 1,193.6 Mbbl (net) of oil and 333 MMcf (gross) and 292 MMcf (net) of natural gas to Westlinks' interest in the Sounding Lake property.

The portion of the Sounding Lake assets purchased in 2000 had a purchase price of $11.9 million, which was financed by loans from a group of unaffiliated investors, plus some bank financing and working capital. The Sounding Lake acquisition was effective January 1, 2000.

The Schedule of Revenues and Expenses of the properties acquired in Sounding Lake for the three years ended December 31, 1997 through 1999 has been audited by KPMG LLP. The schedule is summarized in the following table.
Sounding Lake Properties Schedule of Revenues and Expenses
	Years Ended December 31
	1999	1998	1997
Revenue	$7,431,844	$5,764,638	$4,512,995
Royalties	(1,224,260)	(951,500)	(740,565)
Operating expenditures	(1,815,566)	(1,762,301)	(1,068,060)
Excess of revenues over expenses	$4,392,018	$3,050,837	$2,704,370

See "Appendix G - Westlinks Financial Statements (Sounding Lake Acquisition)" for a statement of revenues and operating expenses for the Sounding Lake property for the three years ended December 31, 1997 through 1999.

Sylvan Lake Area, Alberta

The Sylvan Lake property is located in central Alberta, about 15 miles west of the City of Red Deer. Westlinks has a working interest of 94% in four producing oil wells and a saltwater disposal well on about 2,080 acres. The property is located in an area of mixed farming and can be accessed year-round. Heavy crude oil of 16API is produced from the Mississippian Pekisko formation. The producing zone is up to 120 feet thick. Good infrastructure is in place, including roads, electricity, and producing facilities. Westlinks acquired the Sylvan Lake property in September, 1999.

Since acquiring the property Westlinks has modified the facilities and streamlined the operations to prepare for additional development. Westlinks has negotiated a farmin and option agreement on another 640 acres of land adjacent to its holdings. A farmin is an agreement to drill mineral rights owned or leased by another party, in which interests are earned by the party drilling the wells. Westlinks is currently finalizing interpretation of a three dimensional seismic survey that was recently shot over its land. Westlinks drilled and completed a development well in May 2000. The property is presently producing at an average of 300 BOPD. Westlinks has drilled four more successful wells in Sylvan Lake. Westlinks has identified several additional drilling locations on its lands in the Sylvan Lake area. The Westlinks Reserve Report assigned total proven plus probable reserves of 1133.2 Mbbl (gross) and 953.4 Mbbl (net) of oil to Westlinks' interest in the Sylvan Lake property.

Grand Forks Area, Alberta

The Grand Forks property is located in southern Alberta, about 75 kilometres northeast of the City of Lethbridge. Westlinks has an average working interest of approximately 67% in 34 producing oil wells on about 5,480 acres. Medium gravity oil and solution gas production is obtained from six Jurassic Sawtooth Pools. The Westlinks Reserve Report assigned total proven plus probable reserves of 837.8 Mbbl (gross) and 759.1 Mbbl (net) of oil to Westlinks' interest in the Grand Forks area. Westlinks acquired the Grand Forks property effective January 1, 2001.

The Schedule of Revenues and Expenses of the properties acquired in the Grand Forks area for the three years ended December 31, 1998 through 2000 has been audited by KPMG LLP. The schedule is summarized in the following table.
Grand Forks Properties Schedule of Revenues and Expenses
	Years Ended December 31
	2000	1999	1998
Revenue	$5,505,449	$4,111,303	$2,610,303
Royalties	(810,309)	(623,023)	(371,255)
Operating expenditures	(1,274,813)	(1,469,699)	(1,553,150)
Excess of revenues over expenses	$3,420,327	$2,018,581	$685,898

See "Appendix G - Westlinks Financial Statements (Grand Forks Acquisition)" for a statement of revenues and operating expenses for the Grand Forks property for the three years ended December 31, 1998 through 2000.

Oil and Natural Gas Reserves

The following tables, based on the Westlinks Reserve Report, summarizes the oil, NGLs and natural gas reserves of Westlinks and the present worth value of estimated future net revenue for these reserves, after provision for ARTC, using escalated and constant prices and costs as indicated. No estimate of salvage and abandonment costs was included in the Westlinks Reserve Report. All evaluations of future net production revenue set forth in the tables are stated prior to the provision for income taxes, but after overriding and lessor royalties, Crown royalties, freehold royalties, mineral taxes, direct lifting costs, normal allocated overhead and future investments. It should not be assumed that the discounted future net production revenues estimated by the Westlinks Reserve Report represent the fair market value of the reserves. Other assumptions and qualifications relating to costs, prices for future production and other matters are included in the Westlinks Reserve Report. There is no assurance that the future price and cost assumptions used in the Westlinks Reserve Report will prove accurate and variances could be material.
	Petroleum and Natural Gas Reserves(1)(16)
	Oil(3) (Mbbls)		NGLs(5) (Mbbls)		Gas(4) (MMcf)
	Gross(9)	Net(10)	Gross(9)	Net(10)	Gross(9)	Net(10)
Constant Pricing(13)
Proven Reserves(6)
Proven Producing(7)
	2,429.2	2,136.4	11.3	8.2	713	519
Proven Non-Producing(7)
	436.8	355.6	-	-	263	210
Proven Undeveloped(7)
	282.4	237.4	-	-	-	-
Total Proven Reserves	3,148.5	2,729.4	11.3	8.2	976	729
Risked Probable Reserves(8)	372.5	320.6	7.0	5.0	198	139
Total Proven and Risked Probable Reserves	3,521.0	3,050.0	18.3	13.2	1,174	868

Escalated Pricing(11)
Proven Reserves(6)
Proven Producing(7)
	2,202.6	1,945.4	10.0	7.3	650.0	480.0
Proven Non-Producing(7)
	405.1	331.1	-	-	263.0	210.0
Proven Undeveloped(7)
	265.7	224.1	-	-	-	-
Total Proven Reserves	2,873.4	2,500.6	10.0	7.3	913.0	690.0
Risked Probable Reserves(8)	320.7	273.6	5.8	4.1	162.5	117.0
Total Proven and Risked Probable Reserves	3,194.1	2,774.2	15.8	11.4	1,075.5	807.0
	Present Worth of Future Net Production Revenue(2),(11),(12),(13)(16)
	Discounted at the rate of
	10%	15%	20%
Constant Pricing(13)	(thousands of dollars)
Proven Reserves(6)
Proven Developed Producing(7)
	42,190	31,816	28,537	25,961
Proven Developed Non-Producing(7)
	9,503	7,128	6,325	5,684
Proven Undeveloped(7)
	3,410	1,900	1,434	1,083
Total Proven Reserves	55,103	40,844	36,297	32,727
Risked Probable Reserves(8)	6,358	3,186	2,398	1,861
Total Proven and Risked Probable Reserves	61,461	44,030	38,695	34,588

Escalated Pricing(13)
Proven Reserves(6)
Proven Producing(7)
	26,221	21,523	19,874	18,513
Proven Non-Producing(7)
	4,920	3,982	3,637	3,349
Proven Undeveloped(7)
	719	189	16	(117)
Total Proven Reserves	31,860	25,694	23,527	21,745
Risked Probable Reserves(8)	2,248	1,156	843	619
Total Proven and Risked Probable Reserves	34,108	26,850	24,370	22,364

Notes:

(1) The Westlinks Reserve Report is based on ownership, production, cost and revenue data supplied by Westlinks. No field inspection was made or considered necessary by the evaluators. The oil and natural gas reserves in the Westlinks Reserve Report were determined in accordance with generally accepted evaluation practice. Because of the inherent risk in oil and gas operations, no guarantee is given or implied that the conclusions of the Westlinks Reserve Report, either in production or net production revenue, will be achieved. The purpose of the above table is to demonstrate the "time" value of income to be received in the future. The figures are not intended, nor should they be considered, as an indication of fair market value of the reserves.

(2) "Alberta Royalty Tax Credit" ("ARTC") is a provincial government program designed to stimulate the activity of the petroleum industry through a rebate on Provincial Crown Royalties. Effective January 1, 1995, the rebate varies from a maximum of $1.5 million when the reference price is below $100 per m3 to a minimum of $0.5 million when the reference price is above $210 per m3. The Royalty Tax Credit Reference Price is a weighted average blended price of the non-heavy oil, heavy oil, and gas par prices. Any future changes in ARTC policy will be announced three years in advance of the effective date of the change.

(3) "Crude Oil" is a mixture, consisting mainly of pentanes and heavier hydrocarbons that may contain sulphur compounds, that is liquid at the conditions under which its volume is measured or estimated, but excluding such liquids obtained from the processing of natural gas.

(4) "Natural Gas" is the lighter hydrocarbons and associated non-hydrocarbon substances occurring naturally in an underground reservoir, which under atmospheric conditions is essentially a gas, but which may contain liquids. The natural gas reserve estimates are reported on a marketable basis, that is the gas which is available to a transmission line after removal of certain hydrocarbons and non-hydrocarbon compounds present in the raw natural gas and which meets specifications for use as a domestic, commercial or industrial fuel.

(5) "Natural Gas Liquids" or "NGLs" are those hydrocarbon components recovered from raw natural gas as liquids by processing through extraction plants or recovered from field separators, scrubbers, or other gathering facilities. These liquids include the hydrocarbon components ethane, propane, butanes and pentanes plus, or a combination thereof.

(6) All values have been calculated before deduction of income tax.

(7) "Proven Reserves" are defined as those quantities of crude oil, natural gas and natural gas by-products, which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable at commercial rates in the future from known oil and gas reservoirs under presently anticipated economic and operating conditions. The Proven Reserves were sub-divided into the following classifications, depending on their status of development.

(a) "Proven Developed Reserves" are Proven Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification was further divided to include:

(i) "Proven Developed Producing Reserves" are Proven Reserves which are presently being produced from completion intervals open for production in existing wells;

(ii) "Proven Developed Non-Producing Reserves" are Proven Reserves which are currently not being produced but do exist associated with completed intervals but not producing in existing wells, behind casing in existing wells or at minor depths below the present bottom of existing wells. These Proven Reserves are expected to be produced through the existing wells in the predictable future. These reserves are classified as proven developed since the cost of making such reserves available for production is relatively small, compared to the cost of a new well.

(b) "Proven Undeveloped Reserves" are Proven Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where relatively major expenditures are required for the completion of these wells or for the installation of processing and gathering facilities prior to the production of these reserves. Reserves on undrilled acreage are limited to those drilling units offsetting productive wells that are reasonably certain of production when drilled.

(8) "Probable Additional Reserves" are considered to be those reserves which may be recoverable as a result of the beneficial effects which may be derived from the future institution of some form of pressure maintenance or other secondary recovery methods, or as a result of a more favourable performance of the existing recovery mechanism than that which would be deemed proven at the present time, or those reserves which may reasonably be assumed to exist because of geophysical or geological indications and drilling done in regions which contain Proven Reserves. Although the Westlinks Reserve Report does not discount reserve values or anticipated future net cash flows, the Probable Reserve values for the petroleum and natural gas properties and the future net cashflow from Probable Reserves have been discounted by a factor of 50% to account for the risk associated with the probability of obtaining production from such reserves.

(9) "Gross Reserves" are defined as the remaining reserves owned by Westlinks, before deduction of any royalties.

(10) "Net Reserves" represent the total of Westlinks' working interests and/or royalty interests share of reserves after deducting the amounts attributable to the royalties owned by others.

(11) The Escalated Price case assumes the continuance of current laws (including ARTC), regulations, increases in wellhead selling prices as well as inflation with respect to future operating and capital costs. In the Westlinks Reserve Report, an escalation factor of 3% per annum has been applied to operating and capital costs. Product prices in the escalated case evaluation are based upon the March 1, 2001 price forecast of Alberta Treasury Branches. Oil prices are adjusted for quality and transportation and gas prices reflect individual property gas purchase contracts. Specific annual prices taken from the March 1, 2001 price forecast of Alberta Treasury Branches are as follows:
	Oil			Natural Gas
Year	Hardisty Heavy 12API $/Bbl	Edmonton Par 40API $/Bbl	Hardisty Medium 25API $/Bbl	TCGSL(a) $/MMBTU	Progas(b) $/MMBTU	PanAlberta(c) $/MMBTU
2001	21.00	36.00	27.00	5.45	5.45	5.45
2002	19.00	31.00	24.00	4.50	4.50	4.50
2003	17.50	27.50	21.00	3.25	3.25	3.25
2004	18.00	28.00	21.50	3.32	3.32	3.32
2005	18.50	28.50	22.00	3.38	3.38	3.38
2006	19.00	29.00	22.50	3.45	3.45	3.45
2007	19.50	29.50	23.00	3.52	3.52	3.52
2008	20.00	30.00	23.50	3.59	3.59	3.59
2009	20.50	30.50	24.00	3.66	3.66	3.66
2010	21.00	31.00	24.50	3.73	3.73	3.73
2011	21.50	31.50	25.00	3.81	3.81	3.81
2012	22.00	32.00	25.50	3.88	3.88	3.88
2013	22.50	32.50	26.00	3.96	3.96	3.96
2014	23.00	33.00	26.50	4.04	4.04	4.04
2015	23.50	33.50	27.00	4.12	4.12	4.12
2016	24.00	34.00	27.50	4.20	4.20	4.20
2017	24.50	34.50	28.00	4.29	4.29	4.29
2018	25.00	35.00	28.50	4.37	4.37	4.37
2019	25.50	35.50	29.00	4.46	4.46	4.46
2020	26.00	36.00	29.50	4.55	4.55	4.55
Escalation Rate of 2% thereafter

Notes:

(a) TransCanada Gas Services Ltd., formerly WGML

(b) Progas Limited

(c) Pan-Alberta Gas Ltd.

(12) In order to realize the full value of the reserves, the Westlinks Reserve Report, using escalating prices, estimates capital expenditures will be required as follows:

Year	Proven ($000's)	Probable ($000's)	Total Proven and Probable ($000's)
2001	2,291	-	2,291
2002	-	2,178	2,178
2003	-	-	-
Thereafter	-	-	-
Total Capital	2,291	2,178	4,469

(13) The constant price case assumes the continuance of current laws (including ARTC) as well as no inflation of operating or capital costs. Product prices in the constant case evaluation are based upon crude oil, natural gas and natural gas product prices as January 1, 2001. Specific prices taken from the Westlinks Reserve Report constant price forecast are as follows:
				Natural Gas Liquids
Area	Oil $/bbl	Natural Gas $/Mcf	Propane $/bbl	Butanes $/bbl	Pentanes Plus $/bbl
Grand Forks, Alberta	21.93	-	-	-	-
Mitsue, Alberta	39.70	9.18	-	46.96	-
Sounding Lake East, Alberta	35.64	-	-	-	-
Sounding Lake North, Alberta	34.69	10.20	-	-	-
Sounding Lake West, Alberta	37.33	10.76	-	-	-
Sylvan Lake, Alberta	34.86	-	-	-	-
Altares, British Columbia	-	9.69	47.69	36.83	43.84

(14) The reserve categories of Proven Developed Non-Producing and Proven Undeveloped, as defined above, can be combined into a National Policy 2B reserve category of Proved Non-Producing Reserves.

(15) The correlation between National Policy 2B definitions and those used in the Westlinks Reserve Report can be summarized as follows:

National Policy No. 2B	Westlinks Reserve Report
PROVED	PROVEN
Proved Producing	Proven Developed Producing
Proved Non-Producing	Proven Developed Non-Producing Proven Undeveloped
PROBABLE ADDITIONAL	PROBABLE

(16) Abandonment and reclamation costs have not been included in the Westlinks Reserve Report.

(17) Natural gas reserves are reported at a base pressure of 14.65 pounds per square inch and a base temperature of 60F.

(18) Prices for Edmonton are reported at a base pressure of 14.65 pounds per square inch and a base temperature of 60F.

(19) Numbers may not add due to rounding.

Drilling History

For the periods indicated, Westlinks has drilled or participated in the drilling and/or re-entry of gross wells and net wells as follows:
	Three Months Ended March 31, 2000		Year Ended December 31, 2000		Year Ended December 31, 1999		Year Ended December 31, 1998
	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)
Oil Wells	0	0	9	8.26	0	0.00	0	0.00
Natural Gas Wells	0	0	2	1.27	0	0.00	0	0.00
Abandoned	0	0	2	1.14	0	0.00	1	0.13
Total	0	0	13	10.67	0	0.00	1	0.13

Notes:

(1) "Gross" wells means the number of whole wells.

(2) "Net" wells means Westlinks' working interest in the gross wells.

Undeveloped Lands

The following table sets out Westlinks' undeveloped land holdings as at May 31, 2001:

	Gross(1)	Net(2)
	(acres)
Southern Alberta	7,545	5,827
East Central Alberta	7,202	6,495
Northern Alberta	7,840	7,840
Total	22,587	20,162

Notes:

(1) "Gross" refers to the total acres in which Westlinks has an interest.

(2) "Net" refers to the total acres in which Westlinks has an interest, multiplied by the percentage working interest therein owned by Westlinks.

In addition, Westlinks owns 285.8 kilometres of two-dimensional seismic data and 34.5 square kilometres of three-dimensional seismic data.

Production History

The following table summarizes Westlinks' working interest production during the periods indicated.
	Three Months ended March 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999	Year Ended December 31, 1998
Oil and NGL's (MBbls)	105	410	93	86
Gas (Mcf)	34	63	61	220
Total (MBOE @ 6:1)	111	421	100	108
Average production per day	1,232	1,150	274	296

Westlinks' current average daily production is approximately 1,562 Bbls/d of crude oil and NGLs and 300 mcf/d of natural gas.

Oil and Natural Gas Wells

The following table summarizes Westlinks' interest in producing and non-producing oil and gas wells as at May 31, 2001:

	Producing Oil Wells		Producing Gas Wells		Non-Producing Oil and Gas Wells Capable of Production
Alberta	Gross	Net	Gross	Net	Gross	Net
Mitsue	5.0	5.0	0.0	0.0	4.0	4.0
Sounding Lake East	7.0	7.0	0.0	0.0	5.0	5.0
Sounding Lake West	32.0	17.3	0.0	0.0	11.0	6.3
Grand Forks	36.0	26.2	2.0	0.5	13.0	11.9
Sounding Lake North	10.0	9.2	0.0	0.0	15.0	15.0
Sylvan Lake	9.0	7.7	0.0	0.0	0.0	0.0
TOTAL WELLS	99.0	72.4	2.0	0.5	48.0	42.2

Capital Expenditures

The following table summarizes the capital expenditures made by Westlinks during the periods indicated, expressed in Canadian dollars:

	Three Months Ended March 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999	Year Ended December 31, 1998
($000's)
Land, Seismic and Acquisitions	$5,309	$8,106	$2,676	$244
Drilling (exploration and development)	127	3,468	341	27
Facilities	209	3,426	728	4
Miscellaneous	206	89	24	2
TOTAL	$5,851	$15,079	$3,769	$277

DESCRIPTION OF WESTLINKS SHARE CAPITAL

The authorized share capital of Westlinks consists of an unlimited number of Westlinks Common Shares and an unlimited number of preferred shares without nominal or par value. The preferred shares may be issued in one or more series as determined by the Westlinks Board. Pursuant to the terms of the Eurogas Agreement, Westlinks will designate one series of preferred shares as the first preferred shares, Series I (the "Westlinks Preferred Shares"). As of the date hereof there are 5,673,639 Westlinks Common Shares issued and outstanding, 565,000 Westlinks Options outstanding and no Westlinks Preferred Shares issued and outstanding. Prior to the Effective Date, Westlinks expects to issue 6,123,870 Westlinks Preferred Shares pursuant to the terms of the Eurogas Agreement. In addition, as at the date hereof, Westlinks has issued common share purchase warrants entitling the holders thereof to acquire an aggregate of 1,135,000 Westlinks Common Shares at an exercise price of U.S. $4.50 per share and common share purchase warrants entitling the holders thereof to acquire an aggregate of 100,000 Westlinks Common Shares at an exercise price of U.S. $5.40 per share. The following is a summary of the rights, privileges, restrictions and conditions attaching to the Westlinks authorized share capital.

Westlinks Common Shares

The holders of Westlinks Common Shares are entitled to one vote for each share held on all matters properly submitted to Westlinks shareholders, except matters which are required to be voted on as a particular class or series of shares. Cumulative voting for directors is not permitted. Holders of Westlinks Common Shares are entitled to those dividends declared by the Westlinks Board out of legally available funds. In the event of a liquidation, dissolution or winding up of the affairs of Westlinks, holders of Westlinks Common Shares are entitled to receive, pro rata, the net assets of Westlinks available after provision has been made for the preferential rights of the holders of preferred shares. Holders of outstanding Westlinks Common Shares have no pre-emptive, conversion or redemption rights. All of the issued and outstanding Westlinks Common Shares, and all unissued Westlinks Common Shares, when offered and sold will be duly authorized, validly issued, fully paid and non-assessable. To the extent that additional Westlinks Common Shares may be issued in the future, the relative interests of the then existing holders of Westlinks Common Shares may be diluted.

Preferred Shares

The Westlinks Board is authorized to issue from time to time, without shareholder authorization, in one or more designated series, unissued shares of preferred shares with such dividends, redemption, conversion and exchange provisions as may be provided by the Westlinks Board with regard to such particular series. Any series of preferred shares may possess voting, dividend, liquidation and redemption rights superior to those of the Westlinks Common Shares.

The rights of the holders of Westlinks Common Shares are subject to and may be adversely affected by the rights of the holders of any preferred shares that Westlinks may issue in the future. The issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding Westlinks Common Shares and make removal of the Westlinks Board more difficult.

In connection with the Eurogas Agreement, Westlinks has undertaken to designate one series of preferred shares as the first preferred shares, Series I (the "Westlinks Preferred Shares"). Holders of Westlinks Preferred Shares will not be entitled to vote at any meeting of Westlinks' Shareholders, except to the extent such a right is conferred on the holder thereof by the Business Corporation Act (Alberta). Holders of Westlinks Preferred Shares will not be entitled to receive any dividends thereon until the first anniversary of the date of issuance of such Westlinks Preferred Shares, from and after which holders of Westlinks Preferred Shares shall be entitled to receive fixed cumulative preferential cash dividends of $0.085 per share per annum, payable quarterly. The redemption amount for each Westlinks Preferred Share will be $0.85. In the event of a liquidation, dissolution or winding-up of Westlinks, whether voluntary or involuntary, holders of Westlinks Preferred Shares will be entitled to receive, before any distribution of any part of the assets of Westlinks among holders of Westlinks Common Shares, an amount per share equal to the redemption amount for such Westlinks Preferred Shares. Westlinks Preferred Shares will be transferrable. As at the date hereof, there are no Westlinks Preferred Shares issued and outstanding. Prior to the Effective Date, Westlinks expects to issue 6,123,870 Westlinks Preferred Shares pursuant to the terms of the Eurogas Agreement. There is no market for the Westlinks Preferred Shares and none is expected to develop. For the full text of the Westlinks Preferred Shares share rights, see "Plan of Arrangement – Schedule A".

Warrants

On January 16, 2001, Westlinks issued an aggregate of 1,100,000 common share purchase warrants and on January 25, 2001, Westlinks issued an aggregate of 35,000 common share purchase warrants. Each warrant allows its holder to purchase, until July 16, 2001, one Westlinks Common Share for U.S. $4.50 per share. The warrants were issued under the terms of a warrant trust indenture between Westlinks and Montreal Trust Company of Canada, as trustee for the warrant holders. Westlinks has authorized and reserved for issuance the Westlinks Common Shares issuable on exercise of the warrants.

The warrant exercise price and the number of Westlinks Common Shares that may be purchased upon the exercise of the warrants are subject to adjustment in the event of:

a dividend on the Westlinks Common Shares;

a subdivision of the Westlinks Common Shares;

a split of the Westlinks Common Shares;

a reorganization of the Westlinks Common Shares;

a merger of Westlinks with or into another corporation; or

a sale of Westlinks Common Shares at a price which is discounted greater than 10% to the market price at the time Westlinks approves the sale

The warrants do not confer upon the warrant holder any voting or other rights of a holder of Westlinks Common Shares.

On January 16, 2001, Westlinks issued a further 100,000 common share purchase warrants to certain arm's length parties in connection with a financing completed in January, 2001. Each such warrant entitles the holder thereof to purchase one Westlinks Common Share at an exercise price of U.S. $5.40 per share. Such warrants may not be exercised until January 16, 2002, but may be exercised for a four year period thereafter. All such warrants are non-transferrable except in limited circumstances.

CAPITALIZATION OF WESTLINKS

The following table sets forth Westlinks' consolidated capitalization as at December 31, 2000, and as at May 31, 2001:

	Authorized	As at December 31, 2000	As at May 31, 2001
			(unaudited)
Long-Term Debt(1)(4)		$8,403,000	$8,400,000
Westlinks Common Shares (2)(3)	unlimited	$4,881,346 (4,595,139 shs)	$11,092,868 (5,673,639 shs)
Contributed Surplus		$150,500	$150,500
Retained earnings		$2,645,504	$3,255,868
Total shareholders' equity		$7,677,350	$14,449,236
Total capitalization		$16,080,350	$22,799,236

Notes:

(1) As at May 31, 2001, Westlinks had a revolving credit facility for $12.0 million which requires monthly interest payments, subject to the bank's right of demand. The loan bears interest at the bank's prime rate plus 0.25% per annum. The loan is secured by a floating charge debenture in the amount of $25,000,000 over all of Westlinks' assets.

(2) Westlinks has authorized an unlimited number of Westlinks Common Shares. At May 31, 2001, there were 5,673,639 Westlinks Common Shares issued and outstanding

(3) At the date hereof, a total of 565,000 Westlinks Common Shares are reserved for issuance pursuant to outstanding stock options at exercise prices ranging from $6.15 to $6.20 per share. In addition, a total of 1,235,000 Westlinks Common Shares are reserved for issuance pursuant to outstanding common share purchase warrants exercisable at prices ranging from U.S. $4.50 to U.S. $5.40 per share.

(4) At March 31, 2001, Westlinks' long term debt net of working capital deficiency was $7,860,375.

(5) On June 5, 2001, Westlinks undertook to issue 6,123,870 Westlinks Preferred Shares to EuroGas as partial consideration for 8,275,500 Big Horn Shares.

(6) Effective June 12, 2001, Westlinks entered into an agreement of purchase and sale in respect of certain oil and gas properties located in the Superb area of Saskatchewan. A portion of the consideration to be paid by Westlinks for such oil and gas properties consists of $1,300,000 worth of Westlinks Common Shares to be issued at a five day weighted average closing price on the date of closing of the acquisition.

WESTLINKS MANAGEMENT'S DISCUSSION OF OPERATING RESULTS

Three Months Ended March 31, 2001 (unaudited) Compared to Three Months Ended March 31, 2000 (unaudited)

Revenue

Oil and gas revenues for the quarter increased 146% to $4,288,379 from $1,740,985 for the same quarter in 2000. Included in oil revenue is $189,651 of oil hedging gains attributed to the close out of the oil hedge put in place in late 2000. The remaining deferred hedging gain will be recognized over the period of the original hedge. Westlinks' average oil price for the quarter increased by 1% to $37.72/Bbl from $37.51 in the same period in 2000 while the gas price substantially increased 180% to $8.93/Mcf from $3.19 in the first quarter of 2000.

Royalties

Net royalties as a percentage of revenues dropped to 16.5% of net revenues or $707,711 in 2001 from 22.5% of net revenues or $391,860 in the first quarter of 2000. The decrease in royalties, as a percentage of revenues, is attributable to the sale of the Bigoray area in late 2000, a much higher royalty burdened property than Westlinks' other properties.

Operating Costs

Operating costs for the quarter significantly increased to $1,370,757 or $12.36/Bbl up 238% from the same period of a year ago. The increase in total operating costs is attributable to the 128% increase in production, one-time freehold mineral tax payments and the high costs of trucking and third party processing of fluids at our Sounding Lake and Sylvan Lake areas. To immediately reduce operating costs, Westlinks has initiated plans to construct a pipeline and central processing facility at Sounding Lake to transport and process the fluids at a substantially reduced cost than Westlinks has experienced. A similar project is currently being evaluated at our Sylvan Lake property. The Sounding Lake project should be operational in the third quarter of 2001 and we expect, on a per unit basis, the operating expenses will drop throughout the year. As a result of the facility installations, further development and well optimizations are being considered. The resulting production increases should further reduce per unit operating costs.

General and Administrative

General and administrative expenses totalled $256,728 ($2.32 per BOE) for the quarter, as compared to $214,175 ($4.32 per BOE) for the same period in 2000 representing a 20% increase. The increase in total general and administrative expenses is due to higher staff and consulting levels associated with the production increase for the quarter and is lower on a per BOE basis due to the increased production.

Interest Expense

Interest expense for the quarter decreased 38% to $40,219 ($0.36 per BOE) from $64,356 ($1.30 per BOE) due to carrying reduced debt levels as a result of the common stock public offering, which closed in January 2001.

Depletion, Depreciation and Site Restoration

Depletion, depreciation and site restoration increased 163% to $948,600 ($8.56 per BOE) for the quarter compared to $360,340 ($7.26 per BOE) in the first quarter of 2000. The increase is primarily due to the increased production levels in the quarter and on a BOE basis, the increase in a result of the significant increase in infrastructure costs currently being experienced in the energy sector.

Cash Flow and Earnings

Cash flow from operations increased sharply to $3.3 million or $0.60 per share, a 395% increase from a year ago. Westlinks benefited from the closing of the oil hedge put in place in late 2000, the 128% increase in production for the quarter and the continued strong commodity prices. Net earnings for the quarter were up 286% to $0.6 million or $0.11 per share, up from $0.2 million or $0.04 per share for the same period in 2000.

Capital Expenditures

Westlinks' capital expenditures for the quarter increased 73% to a total of $5,851,065 compared with $3,379,758 for the same quarter in 2000. A significant portion of the quarter's expenditures were to purchase the Grand Forks property which added a new core area for Westlinks.

Liquidity and Capital Resources

Westlinks experienced a working capital deficiency at March 31, 2001 of $1,425,375 compared with a deficiency of $2,337,578 on March 31, 2000. The reduction of the working capital deficit is primarily due to the classification of long term debt of $1,850,000, as current in the first quarter of 2000. In addition, Westlinks experienced no capital intensive drilling, completion or facilities programs in the quarter ended March 31, 2001 which reduced Westlinks' accounts payable balances as compared with the same period one year ago. As of March 31, 2001, Westlinks had drawn $6,435,000 of its $9,000,000 credit facility, leaving an unused portion of $2,565,000 for future use. In May 2001, Westlinks' credit facility was increased to $12,000,000, which combined with the forecasted strong cash flow, is sufficient to sustain Westlinks' operational and capital requirements.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Revenue

Oil and gas revenues for 2000 increased 564% to $16,700,151 from $2,515,456 in 1999. The over five-fold increase in revenues is attributed to the continued strong commodity prices experienced throughout 2000 and the 312% increase in production from 279 BOE/D in 1999 to 1,150 BOE/D in 2000. Westlinks received an average oil price in 2000 of $39.79 per barrel of oil compared with an average oil price in 1999 of $25.43, a 56% price increase.

Royalties

Net royalties as a percentage of revenues increase marginally to 19.8% of net revenues or $3,310,138 in 2000 from 17.6% of net revenues or $442,335 in 1999. The increase in royalties, as a percentage of revenues, is attributable to the continued strength in the commodity prices coupled with the five-fold increase in production. In addition, historically, Westlinks has not had the advantage of the benefit of the Alberta Royalty Tax Credit ("ARTC") as the company has typically purchased properties that are restricted and not eligible for ARTC, so the drop in the ARTC rate has not negatively impacted Westlinks.

Operating Costs

Operating costs for 2000 significantly increased to $4,029,703 or $9.57 per BOE up 415% from $862,546 or $7.21 per BOE. The increase in total operating costs is clearly a result of the increase in production and the sharp increase in supply and service prices associated with the increasing demand in the energy sector.

General and Administrative

General and administrative expenses totalled $1,391,297 ($3.31 per BOE) for 2000, as compared to $718,569 ($7.06 per BOE) for 1999 representing a 62% increase. The increase in total general and administrative expenses is due to higher staff and consulting levels associated with the production increase and Westlinks' active acquisition and divestiture program and is lower on a per BOE basis due to the increased average daily production.

Interest Expense

Westlinks interest expense for 2000 increased to $833,342 ($1.98 per BOE) from $131,872 ($1.29 per BOE) in 1999 as a result of the active acquisition and divestiture program that Westlinks participated in resulting in increased levels of debt usage. In addition, Westlinks financed a portion of the 2000 capital program with an investor finance group, with the loans bearing an interest rate of 12% which was higher that the current bank prime rate. On a per BOE basis, the interest expense increase was not as dramatic due to the substantial increase in production experience during the 2000 fiscal year.

Depletion, Depreciation and Site Restoration

Depletion, depreciation and site restoration increased to $4,493,223 ($10.67 per BOE) for 2000 compared to $841,580 ($ 8.26 per BOE) in 1999. The increase is primarily due to the increased production levels in 2000 and on a BOE basis, the increase in a result of the significant increase in infrastructure costs currently being experienced in the energy sector.

Cash Flow and Earnings

Cash flow from operations increased to $5,875,500 or $1.33 per share (basic), a dramatic increase from $293,767 or $0.10 per share (basic) in 1999. The cash flow increase can be attributed to the steady rise in commodity prices and the production increases associated with the net acquisitions and the successful wells drilled in Westlinks' core areas. Westlinks net earnings for 2000 were up significantly to $2,331,200 or $0.53 per share (basic), up from a loss of ($49,527) or ($0.02) per share for 1999.

Capital Expenditures

Westlinks gross capital expenditures for 2000 totalled $20,853,515 compared with $3,768,926 for 1999. On a net basis, Westlinks' capital expenditures were $15,443,547 in 2000 and $2,972,126 in 1999. In 2000, the Westlinks purchased the Sounding Lake area for $11,9000,000, disposed of the Bigoray area for $4,494,500 and drilled 13 gross wells (10.7 net).

Liquidity and Capital Resources

Westlinks experienced a working capital deficiency at December 31, 2000 of $3,164,681 compared with a deficiency of $1,034,967 on December 31, 1999. The increase in the working capital deficit is primarily due to the multi-well drilling program Westlinks performed in the Sylvan Lake area close to the end of the year. As of December 31, 2000, Westlinks had drawn $8,403,000 of its $9,000,000 credit facility, leaving an unused portion of $597,000 for future use. The Company was aware of the limit unused portion of its credit facilities, however, with the infusion of capital from the common share and warrant public offering in January 2001, Westlinks was able to reduce it bank debt to more acceptable levels and provide Westlinks with the Balance Sheet strength to participate in the energy industry's current consolidation of assets and company's.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Production Revenue

Total oil and gas revenue net of royalties was $2,515,456 in 1999 compared to $1,786,172 in 1998, which represents a 41% increase. The revenue increased due to higher commodity prices, especially crude oil in the last half of 1999, and increased oil volumes.

Oil sales revenue before royalties increased 62% from $1,465,292 in 1998 to $2,379,417 in 1999. This increase was primarily due to a 57% increase in the realized prices. In 1999, Westlinks' average per Bbl crude oil price realized was $25.45 compared to $15.72 in 1998. The revenue for 1999 has been adjusted to reflect the cost of Westlinks' hedging program, which totalled $72,882 in 1999. In addition, oil production increased from 86,511 Bbls to 93,487 Bbls representing an increase of approximately 8%. The increase in production was due to acquisitions made in the fourth quarter of 1999.

During the fourth quarter of 1999, Westlinks made two significant producing oil property acquisitions at Bigoray and Sylvan Lake. The increase in production from these properties on a daily basis was 175 Bbls/d and 80 Bbls/d, respectively. Actual production during the month of December was 440 BOE/D compared to the 1999 yearly average of 279 BOE/D.

Gas revenue before royalties decreased 58% from $320,880 in 1998 to $136,039 in 1999 as a result of the sale of several non-core properties during 1999. Overall gas production volumes were down 72% from 220,400 Mcf in 1998 to 61,068 Mcf in 1999. Actual gas prices realized increased from $1.68 per Mcf in 1998 to $2.16 per Mcf in 1999.

Royalties

Total net royalties for 1999 and 1998 were $442,335 and $96,237 respectively. As a percentage of oil and gas revenue, royalties were 18% in 1999 and 5% in 1998. The increase was largely due to Westlinks' purchase of producing properties that are not eligible to receive Alberta Royalty Tax Credits, which significantly reduce the impact of Crown royalties, and the settlement of a gross overriding royalty disputes. In addition, Crown royalties are calculated on a sliding scale basis and were impacted by rising commodity prices.

Operating Expenses

Operating costs were $782,281 in 1999, which were 8% lower than the 1998 operating costs of $849,107. On a BOE basis, operating costs were $7.68 in 1999 compared to $7.73 in 1998. The overall decrease was the result of the sale of non-core properties with higher operating costs.

Westlinks follows the "successful efforts" method of accounting: capital expenditures that are incurred which do not result in economical recoverable reserves are charged to exploration expenses. Exploration expenses were $2,655 in 1999 compared to $3,570 in 1998.

General and Administrative Expenses

General and administrative expenses increased 68% from $426,895 in 1998 to $718,569 in 1999. On a BOE basis administrative expenses increased from $3.88 to $7.06. The increase was largely due to a one-time management restructuring charge of approximately $190,000, representing severance payments for the termination of two employees, and the addition of staff during the last quarter as a result of property acquisitions. Administrative costs for the fourth quarter of 1999 decreased to $5.04 per BOE as a result of the fourth quarter acquisitions.

During the year ended December 31, 1999, Westlinks was unsuccessful in implementing a proposal to acquire various interests in independent oil and gas companies. As a result, Westlinks incurred $145,470 of non-recurring merger costs. No such costs were incurred in the year ended December 31, 1998.

Interest Expense

Interest expense decreased 29% from $185,153 in 1998 to $131,872 in 1999. The decrease was due to lower debt outstanding for the first three quarters of 1999 as compared to 1998. Due to the acquisitions in the fourth quarter, long term debt increased to $2.6 million by year end.

Depletion, Depreciation and Amortization Expense

Depletion and depreciation for 1999 and 1998 were $841,580 and $804,943, respectively. On a BOE basis, depletion and depreciation were $8.45 and $7.42 respectively. The increase reflects a higher cost basis in Westlinks' capital assets.

During 1999, Westlinks sold several non-core oil and gas properties, which resulted in a gain of $91,402. In addition, an investment in a private company was sold which resulted in a gain of $160,000. During 1998, non-core properties were sold which resulted in a gain of $946,738.

During the years ended December 31, 1999 and December 31, 1998, Westlinks had interest income of $1,493 and $7,373, respectively. The decrease was due to lower average cash balances for the 1999 period as compared to the 1998 period.

Income Taxes

Westlinks accounts for income taxes using the liability method of income tax allocation. Under this method, income tax assets and liabilities are recorded to recognize future income tax inflows and outflows arising from the settlement or recovery of assets and liabilities at the carrying values. In 1999, Westlinks had a future income tax recovery of $246,884 compared to future income taxes of $120,297 in 1998. The recovery was largely due to loss carry forwards not previously recognized.

Cash Flow and Net Income

Cash flows from operations were $293,767 in 1999 and $232,583 in 1998.

In 1999, Westlinks reported a net loss of $49,527 compared to net income in 1998 of $254,081.

Capital Expenditures

Capital expenditures amounted to $3,768,926 and $277,021 in 1999 and 1998, respectively. The increase in 1999 from 1998 was due to the purchase of two producing properties, Sylvan Lake and Bigoray, in the fourth quarter, for approximately $3.6 million.

In 1999, Westlinks purchased all the issued and outstanding shares of a separate subsidiary for $400,000. This purchase resulted in Westlinks having the right to acquire the Bigoray property.

The proceeds on disposal of capital assets for 1999 and 1998 were $796,800 and $2,027,700, respectively. These proceeds were from the sale of non-core, non-operated oil and gas properties.

Liquidity and Capital Resources

Westlinks' working capital was a deficit of $1,034,967 at December 31, 1999 compared to a deficit of $17,473 at December 31, 1998. The increase in the deficit between December 31, 1998 and December 31, 1999 was largely due to the increase in the current portion of the long-term debt from $100,000 to $1,075,000. At December 31, 1999 and 1998 Westlinks had a revolving reducing credit facility with a Canadian bank. Annually, the facility is reviewed and, due to acquisitions and successful drilling results, the facility was increased and no loan reductions were required.

Westlinks increased total debt by $2.6 million in 1999 and by $800,000 in 1998. The 1999 and 1998 increases were used for capital expenditures. Westlinks had no long term debt in 1997 but did have an agreement payable of $3.8 million with respect to the acquisition of I.G. Resources Inc. In 1998 the agreement payable was paid, financed in part by bank debt.

In 1999 Westlinks raised $1,237,278 from the issue of shares through private placements and the exercise of stock options. In 1998 no shares were issued for cash.

DIRECTORS AND OFFICERS OF WESTLINKS

The following are the names and the municipalities of residence of the current directors and officers of Westlinks, their positions and offices with Westlinks, their principal occupations during the past five years and their holdings of Westlinks Common Shares as at the date hereof.

Name, Municipality of Residence and Position	Principal Occupation	Director Since	Number of Westlinks Common Shares Held Directly or Indirectly or Over which Control and Direction is Exercised(1)
John P. McGrain Los Angeles, California President and Chairman	Independent Businessman and partner, Patrick Williams Advisors of Pasadena, California;	May, 2001	463,800
Peter R. Sekera Calgary, Alberta Director	From June 30, 1998 through April 10, 2001, Westlinks' President and Chief Executive Officer. Prior thereto, Chief Executive Officer and a director of Westlinks' predecessor, Temba Resources Ltd. from its incorporation in July, 1996. During that time, Mr. Sekera has also held the office of Chairman.	June, 1998	567,100
Edward C. McFeely Calgary, Alberta Director	Director of Westlinks since its amalgamation in June, 1998, and served as Vice-President, Engineering from October, 1998 to May, 1999 and as Executive Vice-President of Engineering from October, 1999 to October, 2000. Previously, Mr. McFeely was an independent engineering consultant from July, 1996 to October, 1998. Prior thereto, he was the President and CEO of Prize Energy Inc. from December, 1993 to June, 1996.	June, 1998	571,180
H.S. (Scobey) Hartley Calgary, Alberta Director

President of Scaffold Connections Corp., Chairman of Prism Petroleum Ltd. since January, 1997 and was the President of Prism Petroleum Ltd. and a predecessor company from December, 1990 through December, 1996. Mr. Hartley has served as the President of Faster Oilfield Services since June, 1995.

		May, 2000	nil
Norman J. MacKenzie Calgary, Alberta Director	Chairman of Raptor Capital Corporation since January, 1998 and President thereof from December, 1996 until January, 1998. Mr. MacKenzie has been President of Normac Investments Inc. since 1989.	May, 2000	nil
Norman W.G. Wallace Calgary, Alberta Director	Owner of Wallace Construction Specialities Ltd. since 1972.	May, 2000	nil
Thomas J. Jacobsen Calgary, Alberta Director and Vice-Chairman

President, Empire Petroleum Corporation, a private oil and gas company. Executive Vice-President of Operations for Westlinks from October, 1999 through October, 2000. Through his company, Wells Gray Resort & Resources Ltd., Mr. Jacobsen performed consulting services for Westlinks through April 15, 2001, including managing Westlinks' drilling, completion and equipping projects. Mr. Jacobsen was President and CEO of Niaski Environmental Inc. from November, 1996 to February, 1999, and currently serves as a director thereof. Niaski Environmental Inc. is listed on the CDNX and made a proposal to its creditors under the Bankruptcy and Insolvency Act, which was approved by the creditors, but as at the date hereof, had not yet been funded and completed.

		February, 1999	295,000
Bruce A. Stewart Calgary, Alberta CFO, Corporate Secretary and Treasurer

Mr. Stewart joined Westlinks in April 2001 as Chief Financial Officer and Treasurer and was recently appointed Corporate Secretary of the Corporation. Prior to joining Westlinks, Mr. Stewart was Controller of VISTA Midstream Solutions Ltd., a privately held Midstream company specializing in gathering and processing of natural gas. He was Controller of Calahoo Petroleum Ltd., a junior oil and gas company listed on the TSE, from 1998 to 2000 and prior to that was employed by Novagas Canada Ltd., a NOVA Corporation subsidiary. Mr. Stewart received his Certified Management Accountant designation in 1991.

		n/a	nil

Note:

(1) Does not include any Westlinks Common Shares which the directors and officers may acquire through the exercise of Westlinks Options.

At the date hereof, the directors and senior officers of Westlinks as a group beneficially own, directly or indirectly, 1,897,080 Westlinks Common Shares (representing approximately 33.44% of the total issued and outstanding Westlinks Common Shares) and 475,000 Westlinks Options (representing approximately 84.1% of the outstanding Westlinks Options).

The Westlinks Board

Westlinks is authorized to have a board of not less than three directors and not more than ten. Westlinks currently has seven directors. At the Annual Meeting of holders of Westlinks Common Shares to be held on June 26, 2001, management of Westlinks intends to make a motion that the Westlinks Board consist of five persons and intends to nominate Messrs. McGrain, Hartley, MacKenzie, Wallace and Jacobsen to be elected as directors of Westlinks. The directors are elected for a term of about one year, from annual meeting to annual meeting, or until an earlier resignation, death or removal. Each officer serves at the discretion of the board or until an earlier resignation or death. There are no family relationships among any of our directors or officers. Alberta corporate law requires that Westlinks have at least two independent outside directors who are not officers or employees of Westlinks.

Committees of the Westlinks Board

The Westlinks' Board currently has an audit committee, a compensation committee and an environmental and safety committee.

Audit Committee. The audit committee consists of Mr. MacKenzie, Mr. Hartley and Mr. Wallace, each of whom are independent. The audit committee reviews in detail and recommends approval of the full board of Westlinks' annual and quarterly financial statements; recommends approval of the remuneration of Westlinks' auditors to the full board; reviews the scope of the audit procedures and the final audit report with the auditors, and reviews Westlinks' overall accounting practices and procedures and internal controls with the auditors.

Compensation Committee. The compensation committee consists of Mr. Hartley and Mr. Wallace. Meetings of the compensation committee are held periodically to discuss the compensation of the Chief Executive Officer, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to Westlinks' benefit plans. The compensation committee then provides its recommendations regarding such matters to the full Westlinks Board for consideration.

Environmental and Safety Committee. The environmental and safety committee consists of Mr. Wallace and Mr. MacKenzie. The environmental and safety committee determines the scope and frequency of periodic reports to the board concerning environmental and safety issues in Westlinks' operations.

As at the date hereof, the directors and officers of Westlinks, as a group, beneficially own, directly or indirectly, 1,897,080 Westlinks Common Shares or approximately 33.44% of the issued and outstanding Westlinks Common Shares (prior to giving effect to the Arrangement) and Westlinks Options entitling them to acquire up to 475,000 Westlinks Common Shares. None of the directors or officers of Westlinks beneficially own, directly or indirectly, or exercise control or direction over any securities of Big Horn other than John P. McGrain, who owns 133,333 Big Horn Shares and Thomas J. Jacobsen, who owns 144,900 Big Horn Shares. In addition, Mr. McGrain holds an option to acquire 446,267 Big Horn Shares from EuroGas at a price of U.S. $0.50 per share.

Pursuant to the Arrangement Agreement, Westlinks has covenanted that it shall use commercially reasonable efforts to ensure that, as soon as practicable following the Effective Time on the Effective Date, members of the Westlinks Board resign such that the Westlinks Board may be reconstituted to consist of five persons. Three of such persons shall be nominees of the current Westlinks Board and the remaining two shall be nominees of the current Big Horn Board. Westlinks has also covenanted to use reasonable commercial efforts to cause the appointment of the nominees of Big Horn to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting of Westlinks. See "Part I - The Arrangement — Conditions to the Arrangement".

WESTLINKS EXECUTIVE COMPENSATION

Westlinks paid an aggregate of $735,667 cash compensation to an aggregate of four executive officers during the fiscal year ended December 31, 2000.

Summary Compensation Table

The following table provides a summary of compensation earned during each of the three fiscal years ended December 31, 2000 by Westlinks' Chief Executive Officer and for the next three most highly compensated executive officers of Westlinks (the "named executive officers"). Except as disclosed below, no executive officer or employee of Westlinks received in excess of $100,000 per annum by way of salary and bonuses during any of the three fiscal year periods ended December 31, 2000.
					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Severance ($)	Securities Under Options/ Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation ($)
2000	$100,000	$130,000	-	105,000	Nil	Nil	Nil
1999	$74,000	$50,000	-	100,000	Nil	Nil	Nil
1998	$72,000	-	-	80,000	Nil	Nil	Nil
2000	$86,000	$81,000	-	85,000	Nil	Nil	Nil
1999	$18,000	-	-	80,000	Nil	Nil	Nil

2000	$77,667	$121,000	-	85,000	Nil	Nil	Nil
1999	$18,000	-	-	80,000	Nil	Nil	Nil

2000	$86,000	$54,000	-	75,000	Nil	Nil	Nil

Notes:

(1) Edward McFeely was appointed Executive Vice-President, Engineering in October, 1999.

(2) Thomas Jacobsen was appointed Executive Vice-President, Operations in October, 1999. He resigned in October, 2000.

(3) Lynn Thurlow resigned as an officer of Westlinks effective March 30, 2001.

(4) Peter Sekera and Edward McFeely resigned as officers of Westlinks effective April 10, 2001.

Employment Contracts and Management Contracts

Westlinks has no management or employment contracts with its officers. Westlinks entered into a consulting agreement with Wells Gray Resort & Resources Ltd. until April 13, 2001, under which Thomas J. Jacobsen was in charge of Westlinks' drilling, completion and equipping projects, for consulting fees of $8,333 per month. On April 10, 2001, Peter R. Sekera, President and Chief Executive Officer, and Edward C. McFeely, Executive Vice-President, Engineering, resigned their positions with Westlinks and received severance packages upon resignation. Mr. Sekera received a lump sum payment of $375,000, equal to two and one-half times his most recent annual salary, and Mr. McFeely received a lump sum payment of $250,000, equal to two times his most recent annual salary. Messrs. Sekera and McFeely remain directors of Westlinks.

Directors' Compensation

Currently the directors do not receive any fees or remuneration for being directors of Westlinks, but are reimbursed for actual and reasonable out of pocket expenses incurred for attending board and committee meetings. Directors are eligible to receive stock options granted by the Westlinks Board. See "Part II – Information Respecting Westlinks Resources Ltd. – Stock Options".

STOCK OPTIONS

As at May 31, 2001, there were an aggregate of 565,000 Westlinks Options issued and outstanding at exercise prices ranging from $6.15 to $6.20 per share.

Option Grants During Fiscal Year Ended December 31, 2000

The following table discloses the grants of Westlinks Options to Westlinks' named executive officers during the fiscal year ended December 31, 2000.
Name	Securities Under Options Granted (#)	% of Total Options Granted in Financial Year	Exercise or Base Price ($/Share)	Market Value of Securities Underlying Options on the Date of Grant ($/Share)	Expiration Date(1)
Peter R. Sekera	105,000	18.3%	$6.15	$6.15	May 29, 2005
Edward R. McFeely	85,000	14.8%	$6.15	$6.15	May 29, 2005
Thomas J. Jacobsen	85,000	14.8%	$6.15	$6.15	May 29, 2005
Lynn W. Thurlow	50,000	13.1%	$1.00	$0.80	January 20, 2005
	25,000		$6.15	$6.15	May 29, 2005

Option Exercises and Year-End Option Values

The following table provides information concerning (i) options exercised by any named executive officer of Westlinks during the financial year ended December 31, 2000; and (ii) the number and the value at December 31, 2000 of unexercised options held by the named executive officers of Westlinks. In the table, "exercisable" options are those for which the vesting period or conditions, if any, have been met, and "in the money" options are those where the exercise price was less than the market price of the Westlinks Common Shares at the close of business on December 31, 2000.
	Options Exercised		Unexercised Options		Value of Unexercised In-the-money Options(1)
Name	Securities Acquired	Aggregate Value	Exercisable	Not Exercisable	($) Exercisable	($) Not Exercisable
Peter R. Sekera	100,000	$10,000	105,000	Nil	$152,250	$Nil
Edward C. McFeely	80,000	$8,000	85,000	Nil	$123,250	$Nil
Thomas J. Jacobsen	80,000	$8,000	85,000	Nil	$123,250	$Nil
Lynn W. Thurlow	50,000	$5,000	25,000	Nil	$36,250	$Nil

Note:

(1) The closing price for Westlinks Common Shares on the CDNX on the last trading day in December, 2000 was $7.60.

The following table sets forth the Westlinks Options which are outstanding as at the date hereof.
Group (number of persons)	Number of Westlinks Common Shares Under Option	Date of Grant	Date of Expiry	Exercise Price Per Share	Trading Price at Date of Grant
Directors(1) (6)	105,000	May 29, 2000	May 29, 2005	6.15	6.15
	85,000	May 29, 2000	May 29, 2005	6.15	6.15
	85,000	May 29, 2000	May 29, 2005	6.15	6.15
	60,000	May 29, 2000	May 29, 2005	6.15	6.15
	30,000	May 8, 2001	May 8, 2006	6.20	5.94
	365,000

Executive Officers (2)	110,000	May 8, 2001	May 8, 2006	6.20	5.94

Employees (1)	15,000	May 29, 2001	August 1, 2001	6.15	6.15

Consultants (1)	50,000	April 20, 2001	April 19, 2006	6.20	5.95

Other (1)
Lynn Thurlow (2)	25,000	May 29, 2000	June 29, 2001	6.15	6.15

Total	565,000

Notes:

(1) Excluding directors who are also officers of Westlinks.

(2) Mr. Thurlow resigned from Westlinks on March 30, 2001.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

On February 16, 2000, Westlinks loaned an aggregate of $390,000 to its then officers and directors to exercise outstanding Westlinks Options at $1.00 per share. The loans were without interest, payable in full on or before December 31, 2000 and secured by the Westlinks Common Shares purchased with the proceeds. The loans were all repaid prior to December 31, 2000.

CONFLICTS OF INTEREST

There are potential conflicts of interest to which the directors, officers, promoters and principal shareholders of Westlinks may be subject in connection with the operations of Westlinks. Situations may arise where some of the directors, officers, promoters and principal shareholders will be in direct competition with Westlinks. Conflicts, if any, will be subject to the procedures and remedies under the Business Corporations Act (Alberta).

PRINCIPAL SHAREHOLDERS

To the knowledge of the directors and senior officers of Westlinks, there are no persons who, as at May 31, 2001, beneficially own, directly or indirectly, or exercise control or direction over securities carrying more than 10% of the voting rights attached to voting securities of Westlinks, except as specified below:
Name and Address of Shareholder	Designation of Class	Type of Ownership	Number of Securities Owned	Percentage of Class as at May 31, 2001
Peter R. Sekera, Calgary, Alberta	common shares	direct	567,100(1)	10.0%
Edward C. McFeely Calgary, Alberta	common shares	direct	571,800(2)	10.1%

Notes:

(1) Mr. Sekera also holds options to acquire an additional 105,000 Westlinks Common Shares.

(2) Mr. McFeely also holds options to acquire an additional 85,000 Westlinks Common Shares.

DIVIDEND RECORD AND POLICY

No dividends have been paid on any Westlinks Common Shares since the date of its organization and it is not contemplated that any cash or other dividends will be paid on any Westlinks Common Shares in the immediate or foreseeable future. In addition, the terms of Westlinks' current banking credit facility prohibits Westlinks from declaring and paying dividends except from assets which are in excess of the required amount of security, and Alberta corporate law prohibits the payment of dividends unless states solvency tests are satisfied. See "Part II - Information Respecting Westlinks Resources Ltd. - Description of Westlinks Share Capital".

PRIOR SALES

In the 12 months prior to the date hereof, the only Westlinks Common Shares issued by Westlinks were as follows:

Date of Issuance	Number of Shares Issued	Issue Price per Share ($)	Gross Aggregate Proceeds Realized ($)
October 12, 2000(1)	150,000	U.S. $4.00	U.S. $600,000
December 15, 2000(2)	12,500	$2.00	$25,000
January 15, 2001	3,000	$6.15	$18,450
January 15, 2001(2)	10,000	$2.00	$20,000
January 16, 2001(3)	1,000,000	U.S. $4.50	U.S. $4,500,000
January 25, 2001(4)	35,000	U.S. $4.50	U.S. $157,500
January 29, 2001(2)	20,000	$2.00	$40,000
January 31, 2001(2)	3,000	$2.00	$6,000
March 16, 2001(2)	7,500	$2.00	$15,000

Notes:

(1) Westlinks Common Shares issued pursuant to exercise of outstanding common share purchase warrants.

(2) Westlinks Common Shares issued pursuant to exercise of outstanding Westlinks Options.

(3) Westlinks Common Shares issued pursuant to a prospectus dated January 10, 2001.

(4) Westlinks Common Shares issued on exercise of underwriters' over-allotment option in connection with a January 10, 2001 prospectus.

PRICE RANGE AND TRADING VOLUME OF WESTLINKS COMMON SHARES

Westlinks Common Shares are listed and posted for trading on the CDNX under the symbol "WLX". The following table sets forth the high, low and closing sale prices, in Canadian dollars, and volume of trading of Westlinks Common Shares as reported by CDNX, for the periods shown.

	High	Low	Volume
	($)	($)
1999
1st Quarter
	1.50	0.50	588,252
2nd Quarter
	1.70	0.70	209,144
3rd Quarter
	1.18	0.41	232,674
4th Quarter
	1.05	0.61	122,814

2000
1st Quarter
	4.60	0.71	724,672
2nd Quarter
	7.05	4.45	600,511
3rd Quarter
	7.50	6.50	279,994
4th Quarter
	7.80	5.50	496,647

2001
January
	7.50	6.25	52,446
February
	7.00	5.70	30,785
March
	6.00	5.00	14,388
April
	6.05	4.95	25,568
May
	6.45	5.75	67,720
June 1 to 21
	6.00	4.70	58,304

Westlinks Common Shares have traded on the NASDAQ SmallCap Market under the symbol "WLKS" since January 10, 2001.

On April 23, 2001, the last day on which the Westlinks Common Shares traded prior to the public announcement by Westlinks and Big Horn of the Arrangement, the closing price of the Westlinks Common Shares on the CDNX was $5.95.

At May 31, 2001, there were 5,673,639 issued and outstanding Westlinks Common Shares, which were held by 52 registered shareholders.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

None of Westlinks' directors or executive officers, nor any person who beneficially owns directly or indirectly or exercises control or direction over securities carrying more than 5% of the voting rights attaching to Westlinks Common Shares, nor any known associate or affiliate of these persons had any material interest, direct or indirect in any transaction within the three years prior to the date hereof which has materially affected Westlinks, or in any proposed transaction which will materially affect Westlinks, except as follows:

Acquisition of 759795 Alberta Ltd.

In August, 1999, Westlinks acquired 759795 Alberta Ltd. from Wells Gray Resort & Resources Ltd. for cash consideration of $400,000. Wells Gray Resort & Resources Ltd. is wholly owned by Thomas J. Jacobsen. At the time of the acquisition, Mr. Jacobsen was an outside independent director of Westlinks. 759795 Alberta held all of the oil and gas interests and expertise of Wells Gray Resort & Resources Ltd., including the services of Thomas J. Jacobsen. 759795 Alberta also had the option to acquire any oil and gas acquisition offer made through Wells Gray Resort & Resources Ltd. At the time of the acquisition by Westlinks, there were several such outstanding offers, including the accepted offer for the Bigoray acquisition discussed above.

Private Placement

Between September 27 and December 16, 1999 Westlinks sold an aggregate of 1,175,000 Westlinks Common Shares at $1.00 per share as a private placement to 19 residents of Alberta, Canada. Westlinks' directors and officers and their spouses purchased 665,000 Westlinks, being 57% of the private placement.

Loans to Officers and Directors

On February 16, 2000, Westlinks loaned an aggregate of $390,000 to its then officers and directors to exercise outstanding stock options at $1.00 per share. The loans were without interest, payable in full on or before December 31, 2000 and secured by the Westlinks Common Shares purchased with the proceeds. The loans were all repaid prior to December 31, 2000.

Private Options

John P. McGrain, holder of over 5% of the outstanding Westlinks Common Shares, was granted options by Westlinks' officers and directors to purchase an aggregate of 500,000 Westlinks Common Shares at a price of U.S. $1.50 per share. The options were granted March 15, 2000 and expired October 31, 2000. For administrative convenience, the Westlinks Common Shares underlying the options were transferred by the directors and officers into a holding company, 855710 Alberta Ltd., which granted the options to Mr. McGrain. Prior to October 31, 2000, Mr. McGrain had exercised all of the options to purchase 500,000 Westlinks Common Shares, of which he retains 463,800 shares.

Private Loan

On June 5, 2000, Westlinks borrowed U.S. $1,500,000 from six private investors, including U.S. $925,000 from Patrick Williams Advisors, a partnership, in which John P. McGrain is a 50% partner. The lenders received interest at a rate of 12% per annum. Westlinks also granted the lenders a set-up fee of U.S. $50,000, of which Patrick Williams Advisors received U.S. $30,833. Westlinks issued a total of 150,000 warrants to the lenders, including 92,500 warrants to Patrick Williams Advisors. On September 30, 2000, the loans were repaid in full and all of the warrants were exercised at the exercise price of U.S. $4.00 per Westlinks Common Share.

Private Placement

During 2000, Westlinks purchased 2,500,000 common shares of Raptor Capital Corporation plus warrants to purchase an additional 1,250,000 shares at an exercise price of $0.15 per share, for aggregate consideration of $250,000. Norman J. Mackenzie, one of Westlinks' directors, is Chairman of Raptor Capital Corporation. Mr. Sekera and Mr. McFeely purchased all of the above mentioned shares and warrants of Raptor Capital Corporation from Westlinks upon their resignation from Westlinks for consideration equal to Westlinks' cost of such securities.

Consulting Agreement

Westlinks entered into a Consulting Agreement at October 13, 2000 with Wells Gray Resort & Resources Ltd. through April 13, 2001. Under the agreement, Thomas J. Jacobsen, the principal of Wells Gray Resort & Resources Ltd., was in charge of Westlinks' drilling, completion and equipping projects, for consulting fees of $8,333 per month.

LEGAL PROCEEDINGS

There are no legal proceedings material to Westlinks to which Westlinks is a party or of which any of its property is subject.

MATERIAL CONTRACTS

The material contracts entered into by Westlinks during the two year prior to the date hereof, other than those entered into in the ordinary course of business, are as follows:

1. Letter Agreement dated August 12, 1999 pursuant to which Westlinks acquired all of the issued and outstanding shares of 759795 Alberta Ltd. See "Part II – Information Respecting Westlinks Resources Ltd. – Interests of Management and Others in Material Transactions".

2. Promissory Notes dated June 5, 2000 granted by Westlinks to each of Glenn Russell, Patrick Williams Advisors, William J. Gordica, F. Jack Wright, Lawrence W. Underwood and Sapphire Capital Inc.

3. Purchase and Sale Agreement dated October 1, 2000 between Westlinks and 799776 Alberta Ltd. whereby Westlinks sold its interest in the Bigoray property. See " Part II – Information Respecting Westlinks Resources Ltd. – Business and Properties of Westlinks".

4. Underwriting Agreement dated January 10, 2001 between Westlinks and Spencer Edwards, Inc. and Merit Capital Associates, Inc.

5. Purchase Warrant Trust Indenture dated January 16, 2001 between Westlinks and Montreal Trust Company of Canada providing for the issuance of the common share purchase warrants referred to under the heading "Description of Westlinks Share Capital.

6. Warrant Agreement dated January 16, 2001 between Westlinks and Spencer Edwards, Inc. providing for the issuance of warrants entitling the holder to purchase 100,000 Westlinks Common Shares at an exercise price of U.S. $4.50 per Westlinks Common Share.

7. Purchase Agreement dated February 26, 2001 between Husky Oil Operations Limited and Westlinks whereby Westlinks acquired the Grand Forks area property. See " Part II – Information Respecting Westlinks Resources Ltd. – Business and Properties of Westlinks".

8. Credit Facility Letter Agreement between Alberta Treasury Branches and Westlinks dated May 7, 2001.

9. Arrangement Agreement. See "Part I - The Arrangement - Details of the Arrangement - The Arrangement Agreement".

10. Eurogas Agreement. See "Part II - Information Respecting Westlinks Resources Ltd. - Recent Developments".

Copies of these agreements will be available for inspection by at the head office of Westlinks, Suite 700, 703 – 6th Avenue S.W., Calgary, Alberta, T2P 0T9 during ordinary business hours up to and including the date of the Meeting.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of Westlinks are KPMG LLP, Chartered Accountants, of Calgary, Alberta.

Computershare Investor Services Inc. is the transfer agent and registrar for the Westlinks Common Shares.

FINANCIAL STATEMENTS

The audited financial statements of Westlinks for the year ended December 31, 2000, the year ended December 31, 1999 and the year ended December 31, 1998 with the auditors' report thereon, together with the unaudited financial statements for the three month periods ended March 31, 2001 and March 31, 2000 and audited Schedules of Revenue and Expenses with the auditors' report thereon associated with: (i) certain properties in the Bigoray area disposed by Westlinks for the year ended December 31, 2000; (ii) certain properties acquired from Cabre Exploration Ltd. for the years ended December 31, 1999, 1998 and 1997; and (iii) certain properties acquired from Husky Energy Inc. for the years ended December 31, 2000, 1999 and 1998 are attached as Appendix G to this Information Circular. Westlinks is not aware of any material change in its affairs since the date of the March 31, 2001 unaudited financial statements other than as disclosed in this Information Circular.

PART III – INFORMATION RESPECTING 3779041 CANADA LTD. ("Subco")

SUBCO

Background of Subco

Subco was incorporated on June 22, 2000 pursuant to the provisions of the CBCA. The head and registered office of Subco is located at Suite 700, 703 – 6th Avenue S.W., Calgary, Alberta, T2P 0T9. Subco is not a reporting issuer in any jurisdiction and its securities are not listed on any stock exchange or trading system.

BUSINESS OF SUBCO

Subco was organized for the purpose of completing the Arrangement. Subco is a wholly-owned subsidiary of Westlinks, and other than $1.00 in cash has no assets or liabilities, and carries on no business.

DESCRIPTION OF SUBCO SHARE CAPITAL

The authorized share capital of Subco consists of an unlimited number of common shares.

Subco Common Shares

The holders of Subco common shares are entitled to one vote for each share held on all matters properly submitted to Subco shareholders. Holders of Subco common shares are entitled to those dividends declared by the board of directors of Subco out of legally available funds. In the event of a liquidation, dissolution or winding up of the affairs of Subco, holders of Subco common shares are entitled to receive, pro rata, the net assets of Subco available. Holders of outstanding Subco common shares have no pre-emptive, conversion or redemption rights.

CAPITALIZATION OF SUBCO

The following table sets forth Subco's capitalization as at May 31, 2001:

	Authorized	As at May 31, 2001
(unaudited)
Debt		nil
Subco common shares (1)	unlimited	$1.00 (1 share)
Contributed Surplus		nil
Retained earnings		nil
Total shareholders' equity		$1.00
Total capitalization		$1.00

Notes:

(1) Subco has authorized an unlimited number of common shares. As at the date hereof, there is one Subco common share issued and outstanding, which share is held by Westlinks.

DIRECTORS AND OFFICERS OF SUBCO

The following are the names and the municipalities of residence of the current directors and officers of Subco and their positions and offices with Subco. None of Subco's directors or officers hold any Subco common shares as at the date hereof.

Name, Municipality of Residence and Position	Director Since
John P. McGrain Los Angeles, California President and Director	May 15, 2001
H.S. (Scobey) Hartley Calgary, Alberta Director	May 15, 2001
Norman J. MacKenzie Calgary, Alberta Director	May 15, 2001

CONFLICTS OF INTEREST

There are potential conflicts of interest to which the directors, officers, promoters and principal shareholders of Subco may be subject in connection with any transaction entered into by Subco. Situations may arise where some of the directors, officers, promoters and principal shareholders will be in direct competition with Subco. Conflicts, if any, will be subject to the procedures and remedies under the CBCA.

PRINCIPAL SHAREHODLERS

To the knowledge of the directors and senior officers of Subco, as at May 31, 2001 the only person who beneficially owns, directly or indirectly, or exercises control or direction over Subco securities carrying more than 10% of the voting rights attached to voting securities of Subco is Westlinks, which directly holds one common share of Subco, representing 100% of such class of securities.

DIVIDEND RECORD AND POLICY

No dividends have been paid on any Subco common shares since the date of its organization and it is not contemplated that any cash or other dividends will be paid on any Subco common shares in the immediate or foreseeable future.

PRIOR SALES

Since its incorporation, the only Subco common shares issued by Subco was one common share issued on May 15, 2001 at a price of $1.00 per common share.

LEGAL PROCEEDINGS

There are no legal proceedings material to Subco to which Subco is a party or to which any of its property is subject.

MATERIAL CONTRACTS

The material contracts entered into by Subco since its incorporation are as follows:

1. Arrangement Agreement. See "Part I – The Arrangement – Details of the Arrangement – The Arrangement Agreement".

Copies of this agreement will be available for inspection at the head office of Subco, Suite 700, 703 – 6th Avenue S.W., Calgary, Alberta, T2P 0T9, Calgary, Alberta, T2P 0T9 during the ordinary course of business up to and including the date of the Meeting.

AUDITORS

As at the date hereof, Subco does not have any auditors.

PART IV - INFORMATION RESPECTING BIG HORN RESOURCES LTD.

BIG HORN RESOURCES LTD.

Background of Big Horn

Big Horn was incorporated under the laws of the Province of Saskatchewan on February 16, 1960 as Contact Gold Mines Ltd. On July 7, 1969, Big Horn changed its name to Contact Ventures Ltd. Big Horn was continued under the Business Corporations Act (Saskatchewan) on December 28, 1979 and subsequently continued under the CBCA on September 9, 1982. On April 15, 1988, Big Horn changed its name to West Pride Industries Corp. and on April 2, 1991 Big Horn consolidated its common shares on a 4 for 1 basis. Effective September 7, 1993 Big Horn further consolidated its common shares on a 7 for 1 basis and changed its name to Big Horn Resources Ltd.

Big Horn has two wholly-owned subsidiaries, neither of which presently carries on any business or has any assets. Big Horn's head and principal office is located at 1400, 700 - 4th Avenue, SW, Calgary, Alberta, T2P 3J4. Big Horn's registered office is located at 1000, 440 – 2nd Avenue S.W., Calgary, Alberta, T2P 5E5.

General Description of Business

Big Horn is actively engaged in the exploration for and the development, production and acquisition of, natural gas and petroleum interests in western Canada. In particular, Big Horn has focused its activities primarily in north west Alberta and south western Saskatchewan. Big Horn has traditionally pursued an aggressive growth strategy by searching out undervalued assets, pursuing and developing exploration and drilling opportunities and applying its exploitation expertise, while increasing its working interest and operatorship of properties.

Big Horn's growth strategy is based on four key components:

People – Big Horn strives to retain and motivate people with proven track records of success. All tasks required within a full-cycle energy company such as land acquisition, drilling, completion, exploitation, exploration project generation, development and operational evaluation are performed by Big Horn's employees or contract personnel.

Solid production base – Big Horn's goal is to have long life producing properties with low decline rates.

Strong balance sheet – Big Horn reviews its capital budget monthly to ensure its debt levels allow Big Horn to fund its capital expenditure program without impairing its ability to pursue future opportunities as they arise. As at March 31, 2001, Big Horn's debt to cash flow was approximately 0.76:1.

Significant inventory of prospects – Big Horn strives to assemble and maintain a large inventory of drilling prospects at various stages of development. Big Horn currently has over 20 drillable locations with additional contingent locations. Big Horn also has over 20 additional locations that are in various stages of development.

Developments of Big Horn

The following sets forth a brief discussion of the major developments of Big Horn in the last five years.

During the fiscal year ended December 31, 1996, Big Horn completed two acquisitions in south west Saskatchewan. The first involved the purchase of a 90% working interest in the West Gull Lake field and a 20% interest in the Hazlet unit for an aggregate purchase price of $1,200,000 cash, which purchase was financed through a combination of cash flow and debt. West Gull Lake was the first property in which Big Horn acted as operator. At the time of its acquisition, West Gull Lake was producing approximately 55 bopd, net to Big Horn. Since that time, Big Horn has increased production to over 200 bopd, net to Big Horn, through treating facilities, water handling and pumping upgrades.

In September, 1996 Big Horn acquired a 38% working interest in the Gull Lake South Voluntary Unit in southwest Saskatchewan for a purchase price of $400,000. The assets included eight oil wells, two water injection wells and one source water well.

During 1997 additional upgrades and optimization work was performed on the West Gull Lake property. One of the producing wells was recompleted as a water injection well and downhole pump upgrades were completed on two of the producing oil wells. In addition, a free water knock out was installed allowing increased treating capacity and the prime mover on the water injection pump was upgraded to allow increased water handling capacity.

On February 19, 1998, Big Horn agreed to a private placement of 1,000,000 Units, each Unit consisting of 3 Big Horn Shares and 2 common share purchase warrants, at a price of $3.60 per Unit, for total proceeds of $3,600,000. Each common share purchase warrant was convertible into one Big Horn Share at any time for a period of one year following the date of issuance of the common share purchase warrant at an exercise price of $1.50. Big Horn paid a finder's fee of $252,000 in connection with the private placement. This finder's fee was satisfied through the issuance by Big Horn of 210,000 Big Horn Shares at a deemed price of $1.20 per share. Big Horn used the proceeds of this private placement to continue its oil and gas exploration and development program.

At the end of the third quarter in 1998, Big Horn acquired all of the shares of Ironwood Petroleum Ltd. ("Ironwood") for aggregate consideration of $7,230,361 including acquisition costs of $143,191, being $0.76 per Ironwood share. Upon closing, the Ironwood assets provided production of approximately 320 BOE/D to Big Horn and over two million Bbls of total reserves.

Big Horn financed its acquisition of Ironwood by raising $6,500,000 in September 1998 with the issuance of 10,000,000 Big Horn Shares on a private placement basis.

In December, 1998, Big Horn raised an additional $914,175 through the issue of 1,075,500 Big Horn Shares on a private placement basis.

In 1999, Big Horn completed the acquisition of all of the assets of Edinburgh Resources Ltd. ("Edinburgh"), a private corporation, as well as a number of other minor acquisitions. The purchase price for the Edinburgh assets was $2.48 million. The assets of Edinburgh are located in the Crossfield area of Alberta and consist of long life gas reserves. At the time of the acquisition, production from the Edinburgh acquisition was approximately 1,000 Mcf/d with associated liquids. Included in the acquisition were working interests in related facilities.

During 1999, Big Horn acquired substantial land positions in its core areas of central and northwest Alberta.

In late 1999 Big Horn acquired approximately five sections of freehold and Crown land in the Gull Lake area.

In the first quarter of 2000, Big Horn completed the divestiture of certain non-core properties. Big Horn sold approximately 200 BOE/D of non-operated, high decline production.

On May 16, 2001, Big Horn entered into the Arrangement Agreement. See "Part I - The Arrangement - Details of the Arrangement". The effect of the Arrangement on Big Horn is discussed elsewhere in this Information Circular at "Part IV - Pro Forma Information After Giving Effect to the Arrangement" and "Appendix H- Pro Forma Financial Statements".

BUSINESS AND PROPERTIES OF BIG HORN

Big Horn is a corporation engaged in the business of oil and natural gas exploration, development and production in Western Canada, primarily in the Provinces of Saskatchewan and Alberta.

Principal Properties

Crossfield, Alberta

In the fall of 1999, Big Horn acquired all of the assets of Edinburgh Resources Ltd., which included all of Edinburgh's non-operated interests in certain oil and gas assets located in Crossfield area of Alberta. The total purchase price for these assets was $2.48 million. The Crossfield property borders the northeastern city limits of Calgary, Alberta.

Current net production to Big Horn from this area is 650 Mcf/d of natural gas and 31 Bbls/d of natural gas liquids. The Big Horn Reserve Report has assigned total proved plus probable reserves of 2843.5 Mmcf of natural gas and 84.4 Mbbls of natural gas liquids to this property.

The Crossfield assets consist primarily of a 2.786% working interest in the Calgary Crossfield Unit No. 1, a 5.397% working interest in the Calgary Elkton Unit No.1 and a 3.826% working interest in the Balzac Gas Plant.

Cygnet, Alberta

Big Horn has a 75% operated working interest in one producing Edmonton Sand gas well at Cygnet, located 5 kilometers northwest of Red Deer, Alberta. The geology for this prospect was generated internally and Big Horn's current land position of 1920 acres was acquired from crown land sale acquisitions.

Big Horn drilled the producing well on this property in late 2000 and it is currently producing 400 Mcf/d of natural gas. The Big Horn Reserve Report assigns total proved plus probable reserves of 400 Mmcf of natural gas reserves to this well. Production from this property is processed at the Westridge Petroleum Prevo gas plant.

Deer Mountain, Alberta

The Deer Mountain property consists of one, 75% working interest, non-operated, Swan Hills oil producer that was acquired with the acquisition of Ironwood Petroleum in late 1998. The well produces approximately 62 Bbls/d of oil and gets reservoir pressure support from the nearby House Mountain water flood. This property is located 50 kilometers northwest of Swan Hills, Alberta.

The Big Horn Reserve Report assigns total proved plus probable reserves of 129 Mbbls of oil reserves net to Big Horn.

Garrington, Alberta

Big Horn has a 42.5% working interest in the Garrington property, located 4 kilometres southeast of Caroline, Alberta. The primary focus in Garrington is an internally generated Elkton natural gas, exploration prospect with secondary potential in the Lower Mannville and Viking. The Company acquired its interest in 2560 acres of land through crown land sales and farmin arrangements.

Big Horn has drilled two exploration wells in Garrington in the past 18 months resulting in two capped gas wells. Big Horn currently has no production from Garrington but scheduling of tie in work has commenced for both wells.

The Big Horn Reserve Report has assigned total proved plus risked probable reserves of 368.5 Mmcf of natural gas and 9.2 Mbbls of natural gas liquids.

A significant number of options exist in Garrington for gas processing. Several major companies have gas gathering systems on or near Big Horn's land position.

Gartley, Alberta

The Gartley property is located 16 kilometers northeast of Drumheller, Alberta and consists of two producing Belly River natural gas wells with booster compression. Big Horn's operates this property with an average working interest of approximately 42%.

Big Horn drilled one of the producing wells at Gartley into a Belly River Channel sand in 2000. The other well produces from the Basal Belly River and was acquired with the acquisition of Ironwood Petroleum in 1998. Combined production from both wells is 560 Mcf/d.

The Big Horn Reserve Report has assigned total proved plus risked probable reserves of 578.4 Mmcf of natural gas.

Highvale, Alberta

Big Horn acquired a 50% working interest in the Highvale area with the acquisition of Ironwood Petroleum in 1998. In 2000, Big Horn expanded its interests in the area by acquiring 640 acres of land and drilling a Belly River natural gas well. Big Horn currently operates two suspended Belly River natural gas wells in the area that are scheduled for tie in.

The Big Horn Reserve Report has assigned total proved plus risked probable reserves of 543 Mmcf of natural gas to this property.

Big Horn intends to pursue other Belly river and Lower Mannville opportunities in the area that will also be tied into the proposed gas gathering system.

Kaybob, Alberta

Big Horn acquired a 50% working interest in a Kaybob Nisku pinnacle reef in 2000. This property is located 50 kilometers north of Edson, Alberta and is pipeline connected to a major gas and oil processing facility in the area. Reef production stopped in 1995 after a single, vertical well, watered out after producing 400,000 Bbls of oil. Although the vertical producer watered out when produced at commercial quantities, at rates less than 30 Bbls/d the well continued to produce clean oil.

Big Horn acquired and reprocessed a 3-D seismic program covering the entire reef. The new interpretation indicated that reef porosity grew at least 7 meters higher than the porosity encountered in the vertical well. This was a strong indicator that significant quantities of attic oil reserves should still remain in the structurally higher portion of the reef. To exploit these reserves with the highest possible recovery factor, Big Horn drilled a horizontal well across the top of the reef. This operation was conducted in early 2001 and was executed by kicking out of the existing vertical producer. Horizontal drilling was terminated approximately 340 m from the vertical well with a gain in porosity structure of 7 m.

Big Horn will evaluate the performance of the horizontal well starting in the second quarter of 2001. Big Horn has also identified potential in several other zones in the area including the Blueridge, Shunda and Gething.

The Big Horn Reserve Report has assigned total proved plus probable reserves of 145.75 Mbbls of oil to the Kaybob property.

Lanaway, Alberta

Big Horn's most active area is Lanaway, Alberta. This property is located 50 kilometers southwest of Red Deer, Alberta and consists of five producing gas wells, 4 suspended gas wells, three oil wells, 1 suspended oil well and a compressor station.

Current production at Lanaway is 430 Mcf/d of natural gas and 33 Bbls/d of oil/liquids net to the company. The Big Horn Reserve Report has assigned total proved plus probable reserves of 1514.3 Mmcf of natural gas, 66 Mbbls of oil and 74 Mbbls of liquids to the property. Big Horn has an average working interest of 45% in Lanaway.

Big Horn intends to continue its aggressive growth strategy in Lanaway. The Company has identified several more drilling locations on its land and is currently scheduling the tie in of three suspended gas wells.

The primary geological focus for Big Horn in this area is the Edmonton Sand, Lower Mannville, Elkton and Pekisko. Secondary potential exists in the Viking and Second White Specks.

Lubicon, Alberta

Big Horn acquired a 22.8%, non-operated working interest in the Lubicon area with the acquisition of Ironwood Petroleum in 1998. The property is located 140 kilometers northeast of Peace River, Alberta and consists of one Granite Wash oil well.

Production from Lubicon averages 42 Bbls/d net to the company. The Big Horn Reserve Report has assigned total proved plus probable reserves of 103.6 Mbbls of oil.

Phoenix, Alberta

Phoenix was acquired as a result of the Ironwood Petroleum acquisition in 1998. Big Horn has a 10%, non-operated working interest in two Glauconite gas wells. One well is currently on production at 300 Mcf/d of natural gas and 7.5 Bbls/d of natural gas liquids net to the company. The second well was recently drilled and is scheduled for completion in the second quarter of 2001. The Phoenix property is located 50 kilometers west of Rocky Mountain House, Alberta.

The Big Horn Reserve Report has assigned total proved plus probable reserves of 2249.8 Mmcf of natural gas and 54 Mbbls of natural gas liquids to this property.

Rolla, Alberta

Big Horn acquired a 50%, operated, working interest in 1920 acres of land in the Rolla area of Northwest Alberta in 2000. This property is located 75 kilometers northwest of Grande Prairie, Alberta and consists of two shut in gas wells. The first well was drilled in mid 2000 and the second well was drilled in early 2001. Unfortunately, Big Horn is not capable of producing these wells until a nearby processing plant completes a proposed expansion in late 2001.

Big Horn has identified several more drilling locations in the area and will actively pursue exploitation of these opportunities. Potential hydrocarbon formations in this area include the Doe Creek, Dunvegan, Paddy, Cadotte and several targets in the Triassic and Mississippian Periods.

Big Horn's Reserve Report has assigned total proved plus probable reserves of 712.5 Mmcf of natural gas to this property.

Spirit River, Alberta

The Spirit River area is located 50 kilometers north of Grande Prairie, Alberta and consists of two producing natural gas wells and two suspended wells.

Big Horn became involved in this area by successfully negotiating a 4480 acre farmin in 1997. Big Horn drilled its first operated well on these lands and discovered a new Paddy gas pool late in the same year. Although Big Horn had a 50% interest in the discovery well, eventually the entire reservoir was pooled with the other operators to prevent over-capitalization. Based on structure, and well log parameters Big Horn's interest dropped to 9.16% after the pooling was finalized.

Big Horn's second producer in the area consists of a Bluesky natural gas well that was purchased from Interaction Resources in 1998. This acquisition came with a 1.25% working interest in the Saddle Hills gas Plant and a 25% working interest in another 1280 acres of land.

Big Horn's combined production in the Spirit River area is 400 Mcf/d of natural gas and 1 Bbl/d of natural gas liquids. The Big Horn Reserve Report assigns total proved plus probable reserves of 351.4 Mmcf of natural gas and 0.59 Mbbls of natural gas liquids to the company

St Anne, Alberta

Big Horn acquired a 65% working interest in 640 acres of land at St. Anne from the acquisition of Ironwood Petroleum in 1998. The St Anne area is located approximately 50 km west of Edmonton, Alberta and consists of one producing Basal Belly River natural gas well. Big Horn drilled this first well at St Anne in 1998 and tied the well into a nearby compressor station. The well is currently producing at 600 Mcf/d of natural gas.

Big Horn identified two more Belly River opportunities in 2000 and proceeded to acquire an additional 1280 acres of land to drill the prospects. The first well drilled in 2000 resulted in a successful Belly River natural gas well and the second was D&A. The tie in for the successful well is scheduled for mid 2001.

Big Horn intends to continue to add to its land base and Belly River prospects in the St Anne area in 2001.

The Big Horn Reserve Report assigns total proved plus probable reserves of 975.8 Mmcf of natural gas to the property.

Willesden Green, Alberta

Big Horn acquired a 640 acre land position in the Willesden Green Area in 1998 after reviewing a prospect generated by Ironwood Petroleum. The Willesden Green area is located 15 kilometers northeast of Rocky Mountain House, Alberta and contains one producing Basal Quartz gas well that was drilled by Big Horn in 1999.

The natural gas well is currently on production at 620 Mcf/d of natural gas and 27 Bbls/d of natural gas liquids. Big Horn's working interest at Willesden Green is 42.5%. The Big Horn Reserve Report assigns total proved plus probable reserves of 548.9 Mmcf of natural gas and 19.21 Mbbls of natural gas liquids.

West Gull Lake, Saskatchewan

Big Horn acquired a 90% working interest in the West Gull Lake property as a result of an asset acquisition in 1995. This was Big Horn's first operated property and was strategically purchased for its production and facility optimization potential. Although Big Horn has not drilled a well on this property the current production is 170 Bbls/d of oil, a three hundred percent increase in the production rate from when property was purchased.

The West Gull Lake property consists of five producing oil wells, two water injectors and one oil battery. Big Horn recognizes the potential to conduct further optimization and production enhancements on the property in the future.

The Big Horn Reserve Report assigns total proved plus probable reserves of 202.6 Mbbls of oil to the property.

Wyoming, United States

Big Horn acquired a 15% working interest in 60,000 acres of land in Wyoming with an option to earn an additional 40,000 contiguous acres. This land was earned by drilling a horizontal well into the Newcastle "B" formation in early 2001. The well successfully encountered an oil saturated reservoir at a vertical depth of approximately 8300 ft.

Long term production from the discovery well continues to be evaluated. Currently the well is producing 55 Bbls/d of oil and 200 Mcf/d of natural gas. If economics are positive for future development, Big Horn will participate in an aggressive exploitation strategy in the area.

The Big Horn Reserve Report assigns total proved plus probable reserves of 12.56 Mbbls of oil to the discovery well

Oil and Natural Gas Reserves

The following tables, based on the Big Horn Reserve Report, summarizes the oil, NGLs and natural gas reserves of Big Horn and the present worth value of estimated future net revenue for these reserves, after provision for ARTC, using escalated and constant prices and costs as indicated. No estimate of salvage and abandonment costs was included in the Big Horn Reserve Report. All evaluations of future net production revenue set forth in the tables are stated prior to the provision for income taxes, but after overriding and lessor royalties, Crown royalties, freehold royalties, mineral taxes, direct lifting costs, normal allocated overhead and future investments. It should not be assumed that the discounted future net production revenues estimated by the Big Horn Reserve Report represent the fair market value of the reserves. Other assumptions and qualifications relating to costs, prices for future production and other matters are included in the Big Horn Reserve Report. There is no assurance that the future price and cost assumptions used in the Big Horn Reserve Report will prove accurate and variances could be material.
	Petroleum and Natural Gas Reserves(1)(16)
	Oil(3) (Mbbls)		NGLs(5) (Mbbls)		Gas(4) (MMcf)
	Gross(11)	Net(12)	Gross(11)	Net(12)	Gross(11)	Net(12)
Constant Pricing(15)
Proved Reserves(6)
Proved Producing(7)
	668	521	139	95	6,245	4,771
Proved Non-Producing(8)
	-	-	25	15	2,363	1,776
Proved Undeveloped(9)
	-	-	35	24	1,455	1,020
Total Proved Reserves	668	521	198	134	10,063	7,566
Risked Probable Additional Reserves(10)	139	103	28	19	1,762	1,331
Total Proved and Risked Probable Additional Reserves	807	624	226	153	11,825	8,897

Escalated Pricing(13)
Proved Reserves(6)
Proved Producing(7)
	669	527	139	96	6,256	4,779
Proved Non-Producing(8)
	-	-	25	15	2,363	1,776
Proved Undeveloped(9)
	-	-	35	24	1,455	1,020
Total Proved Reserves	669	527	198	135	10,074	7,574
Risked Probable Additional Reserves(10)	138	105	28	19	1,762	1,331
Total Proved and Risked Probable Additional Reserves	807	632	226	154	11,836	8,905
	Present Worth of Future Net Production Revenue(2),(13),(14),(15)(16)(17)
	Discounted at the rate of
	10%	15%	20%
	(thousands of dollars)
Constant Pricing(15)
Proved Reserves(6)
Proved Producing(7)
	60,605	36,804	31,443	27,675
Proved Non-Producing(8)
	12,202	8,736	7,667	6,840
Proved Undeveloped(9)
	7,635	4,643	3,838	3,257
Total Proved Reserves	80,443	50,183	42,948	37,772
Risked Probable Additional Reserves(10)	13,196	7,631	6,351	5,429
Total Proved and Risked Probable Additional Reserves	93,637	57,814	49,299	43,200

Escalated Pricing(13)
Proved Reserves(6)
Proved Producing(7)
	30,729	21,054	18,612	16,825
Proved Non-Producing(8)
	6,771	4,994	4,443	4,013
Proved Undeveloped(9)
	5,043	3,138	2,626	2,256
Total Proved Reserves	42,543	29,186	25,681	23,094
Risked Probable Additional Reserves(10)	6,651	4,104	3,459	2,986
Total Proved and Risked Probable Additional Reserves	49,194	33,290	29,139	26,079

Notes:

(1) The Big Horn Reserve Report is based on ownership, well data, production, prices, operating cost, revenue and other relevant data supplied by Big Horn. No field inspection was made or considered necessary by the evaluators. The oil and natural gas reserves in the Big Horn Reserve Report were determined in accordance with generally accepted evaluation practice. Because of the inherent risk in oil and gas operations, no guarantee is given or implied that the conclusions of the Big Horn Reserve Report, either in production or net production revenue, will be achieved.

(2) "Alberta Royalty Tax Credit" ("ARTC") is a provincial government program designed to stimulate the activity of the petroleum industry through a rebate on Provincial Crown Royalties. Effective January 1, 1995, the rebate varies from a maximum of $1.5 million when the reference price is below $100 per cubic metre to a minimum of $0.5 million when the reference price is above $210 per cubic metre. The Royalty Tax Credit Reference Price is a weighted average blended price of the non-heavy oil, heavy oil, and gas par prices. Any future changes in ARTC policy will be announced three years in advance of the effective date of the change. The ARTC was calculated based on the applicable regulations in effect at January 1, 2001. The ARTC program was assumed to continue indefinitely.

(3) "Crude Oil" is a mixture, consisting mainly of pentanes and heavier hydrocarbons that may contain sulphur compounds, that is liquid at the conditions under which its volume is measured or estimated, but excluding such liquids obtained from the processing of natural gas.

(4) "Natural Gas" is the lighter hydrocarbons and associated non-hydrocarbon substances occurring naturally in an underground reservoir, which under atmospheric conditions is essentially a gas, but which may contain liquids. The natural gas reserve estimates are reported on a marketable basis, that is the gas which is available to a transmission line after removal of certain hydrocarbons and non-hydrocarbon compounds present in the raw natural gas and which meets specifications for use as a domestic, commercial or industrial fuel.

(5) "Natural Gas Liquids" or "NGLs" are those hydrocarbon components recovered from raw natural gas as liquids by processing through extraction plants or recovered from field separators, scrubbers, or other gathering facilities. These liquids include the hydrocarbon components ethane, propane, butanes and pentanes plus, or a combination thereof.

(6) "Proved Reserves" are those reserves estimated as recoverable under current technology and existing economic conditions, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir. Reserves assigned to non-producing zones in producing wells were classified as producing if the reserve quantities were estimated to be minor relative to Big Horn's reserves in the area.

(7) "Proved Producing Reserves" are those proved reserves that are actually on production or, if not producing, that could be recovered from existing wells or facilities and where the reasons for the current non-producing status is the choice of the owner. An illustration of such a situation is where a well or zone is capable of production but is shut-in because deliverability is not required to meet contract commitments. Reserves assigned to non-producing zones in producing wells were classified as producing if the reserve quantities were estimated to be minor relative to Big Horn's reserves in the area.

(8) "Proved Non-Producing Reserves" are those non-producing proved reserves recoverable from existing wells that require relatively minor capital expenditures to produce.

(9) "Proved Undeveloped" are those reserves expected to be recovered from new wells or undrilled acreage or from existing wells where a relatively major capital expenditure will be required.

(10) "Probable Additional Reserves" are those reserves which analysis of drilling, geological, geophysical and engineering data does not demonstrate to be proved under current technology and existing economic conditions, but where such analysis suggests the likelihood of their existence and future recovery. Probable additional reserves to be obtained by the application of enhanced recovery processes will be the increased recovery over and above that estimated in the proved category which can be realistically estimated for the pool on the basis of enhanced recovery processes which can be reasonably expected to be instituted in the future. Probable Additional Reserve volumes and estimated revenues have been reduced by 50% to account for risk.

(11) "Gross Reserves" represent the total of Big Horn's working interests and/or royalty interests share of reserves before deducting royalties payable to others.

(12) "Net Reserves" represent Gross Reserves less all royalties payable to others.

(13) The Escalated Price case assumes the continuance of current laws (including ARTC), regulations, increases in wellhead selling prices as well as inflation with respect to future operating and capital costs. In the Big Horn Reserve Report, an escalation factor of 2% per annum from 2001 has been applied to operating and capital costs. Product prices in the escalated case evaluation are based upon the January 1, 2001 price forecast of McDaniel & Associates Consultants Ltd. Oil prices are adjusted for quality and transportation and gas prices reflect individual property gas purchase contracts. Specific annual prices taken from the January 1, 2001 price forecast of McDaniel & Associates Consultants Ltd. are as follows:
	Oil			Natural Gas
Year	WTI Crude Oil $US/Bbl (a)	Edmonton Light Crude Oil $/Bbl(b)	Hardisty Bow River Medium Crude Oil $/Bbl(c)	U.S. Henry Hub $/MMBTU	AECO Spot $/MMBTU	Alberta Average Plantgate $/MMBTU
2001	25.00	36.90	26.90	5.00	6.68	6.70
2002	23.00	32.80	25.80	4.00	5.08	5.10
2003	22.40	31.00	26.00	3.70	4.52	4.60
2004	22.30	29.90	24.90	3.40	3.99	4.05
2005	22.70	30.00	25.00	3.33	3.83	3.90
2006	23.20	30.70	25.70	3.40	3.91	3.95
2007	23..70	31.30	26.30	3.47	4.00	4.05
2008	24.20	32.00	27.00	3.55	4.08	4.15
2009	24.70	32.70	27.70	3.62	4.17	4.20
2010	25.20	33.30	28.30	3.69	4.25	4.30
2011	25.70	34.00	29.00	3.77	4.34	4.40
2012	26.20	34.60	29.60	3.84	4.42	4.50
2013	26.70	35.30	30.30	3.91	4.51	4.55
2014	27.20	36.00	31.00	3.99	4.59	4.65
2015	27.70	36.60	31.60	4.06	4.67	4.75
2016	28.30	37.40	32.40	4.15	4.78	4.85
2017	28.90	38.20	33.20	4.24	4.88	4.95
2018	29.50	39.00	34.00	4.32	4.98	5.05
2019	30.10	39.80	34.80	4.41	5.08	5.15
2020	30.70	40.60	35.60	4.50	5.18	5.25
Thereafter	30.70	40.60	35.60	4.50	5.18	5.25

Notes:

(a) West Texas Intermediate at Cushing Oklahoma

(b) Edmonton reference price for 40API, 0.5% sulphur crude

(c) 26API

(14) In order to realize the full value of the reserves, the Big Horn Reserve Report, using escalating prices, estimates capital expenditures will be required as follows:

Year	Proven ($000's)	Probable ($000's)	Total Proven and Probable ($000's)
2001	959.9	1,389.1	2,348.1
2002	130.1	23.4	153.4
2003	-	52.0	52.0
Thereafter	30.1	3.4	33.5
Total Capital	1,119.2	1,467.9	2,587.1

(15) The constant price case assumes the continuance of current laws (including ARTC) as well as no inflation of operating or capital costs. Product prices in the constant case evaluation are based upon crude oil, natural gas and natural gas product prices as at December 31, 2000. Specific prices taken from the Big Horn Reserve Report constant price forecast are as follows:
Edmonton Par Light Crude Oil ($Cdn./Bbl)(a)	39.35
West Texas Intermediate ($U.S./Bbl)(b)	26.80
Bow River Medium Crude ($Cdn./Bbl)(c)	17.64
Natural Gas (@ Field Gate $Cdn./MMBTU)
Average Alberta(d)
6.85
TransCanada Gas Services Ltd.(e)
6.48
Pan Alberta Gas Ltd.(e)
5.85
Saskatchewan Average(d)
6.85
Alberta Spot Sales(e)
13.45
Natural Gas Liquids (Edmonton Reference Price $Cdn./Bbl)(a)
Propane(e)
34.92
Field Butane(e)
40.85
NGL Mix(e)
40.05
Natural Gasoline and Condensates(f)
39.35

Notes:

(a) December 29, 2000 average postings.

(b) December 29, 2000 NYMEX close.

(c) December 29, 2000 Petro Canada posting.

(d) November 2000 estimate.

(e) November 2000 actual.

(f) December 29, 2000 estimate.

(16) Numbers may not add due to rounding.

(17) An allowance was made for the Saskatchewan Corporation Capital Tax Resource Surcharge in the present worth value estimates.

Drilling History

The following table sets forth the gross and net exploratory and development wells drilled in which Big Horn participated during the periods indicated:
	Years Ended December 31,
	2000		1999		1998
	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)
Oil Wells	2.00	0.70	5.00	2.20	2.00	0.93	5.00	0.72
Natural Gas Wells	4.00	2.18	12.00	6.50	9.00	3.85	5.00	1.71
Dry Holes	0.00	0.00	8.00	4.77	2.00	0.64	3.00	0.90
Total	6.00	2.88	25.00	13.47	13.00	5.42	13.00	3.33

Note:

(1) "Gross" wells are the total number of wells in which Big Horn has an interest. "Net" wells are the aggregate of the number obtained by multiplying each gross well by Big Horn's percentage working interest therein.

Undeveloped Lands

The following table sets out Big Horn's undeveloped land holdings as at May 31, 2001:

	Gross(1)	Net(2)
	(acres)
Southern Alberta	28,384	15,916
East Central Alberta	11,218	4,106
Northern Alberta	26,400	13,845
Other	63,322	10,976
Total	129,324	44,843

Notes:

(1) "Gross" refers to the total acres in which Big Horn has an interest.

(2) "Net" refers to the total acres in which Big Horn has an interest, multiplied by the percentage working interest therein owned by Big Horn.

In addition, Big Horn owns 200 kilometres of two-dimensional seismic data and 25 square kilometres of three-dimensional seismic data.

Production History

The following table summarizes Big Horn's average daily net crude oil, natural gas and natural gas liquids production, before deduction of royalties, for the periods indicated:
Years Ended December 31,
2000	1999	1998
Crude oil (Bbls/d)	366	379	367	354
Natural gas liquids (Bbls/d)	46	48	74	37
Natural gas (Mmcf/d)	3.09	3.19	4.95	2.47

Big Horn's current average daily production is approximately 400 Bbls/d of crude oil and NGLs and 3.3 Mmcf/d of natural gas.

Oil and Natural Gas Wells

The following table sets forth the number and status of wells in which Big Horn has a working or a royalty interest which are producing or which Big Horn considers to be capable of production as at the date hereof.
	Producing Wells				Shut-in Wells(1)
	Crude Oil		Natural Gas		Crude Oil		Natural Gas
Area	Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
Campbell	1.00	0.12	-		-	-	-	-
Crossfield	-	-	6.00	0.16	-	-	-	-
Cygnet	-	-	2.00	1.50	-	-	-	-
Deanne	-	-	1.00	0.10	-	-	-	-
Deer Mountain	1.00	0.50	-	-	-	-	-	-
Garden Plains	-	-	1.00	0.62	-	-	-	-
Gartley	-	-	2.00	0.75	-	-	-	-
Ghost Pine	-	-	3.00	0.23	-	-	-	-
Gilby	-	-	1.00	0.39	-	-	-	-
Gull Lake South Unit	6.00	2.28	-	-	-	-	-	-
West Gull Lake	4.00	3.60	-	-	-	-	-	-
Hazlet unit	8.00	1.60	-	-	-	-	-	-
Lanaway	5.00	2.18	5.00	1.70	-	-	-	-
Leduc	1.00	0.39			-	-	-	-
Leedale	-	-	1.00	0.02	-	-	-	-
Lubicon	1.00	0.23	-	-	-	-	-	-
Pine Creek	3.00	0.42	-	-	-	-	-	-
Princess	-	-	4.00	1.36	-	-	-	-
Progress	-	-	1.00	0.50	-	-	-	-
Sinclair	-	-	1.00	0.44	-	-	-	-
Spirit River	-	-	1.00	0.50	-	-	-	-
St-Anne	-	-	1.00	0.65	-	-	-	-
Success	11.00	0.64	-	-	-	-	-	-
Webster	-	-	1.00	0.25	-	-	-	-
Willesden Green	-	-	1.00	0.43	-	-	-	-
Worsley	1.00	0.50	-	-	-	-	-	-
Timber Draw	1.00	0.15	-	-	-	-	-	-
Flat Lake	-	-	-	-	-	-	1.00	1.00
Total	43.00	12.61	32.00	9.60	0.00	0.00	1.00	1.00

Notes:

(1) "Shut-in" wells means wells which have encountered and are capable of producing crude oil or natural gas but which are not producing due to lack of available transportation facilities, available markets or other reasons. Shut-in wells in which Big Horn has an interest are located no further than 10 kilometres from existing pipelines.

(2) "Gross" wells are the total number of wells in which Big Horn has an interest.

(3) "Net" wells are the aggregate of the numbers obtained by multiplying each gross well by Big Horn's percentage working interest therein.

Capital Expenditures

The following table summarizes the capital expenditures of Big Horn for the periods indicated (net of incentives and dispositions).

($000s)	2000	1999	1998

Land and Lease	242	2,432	639	964
Property Acquisitions	-	-	2,480	-
Acquisition of Ironwood	-	-	-	6,549
Property Dispositions	(136)	(3,540)	-	-
Geological & Geophysical	14	97	87	48
Drilling & Completions	2,833	7,828	3,081	2,965
Equipment & Facilities	831	688	466	572
Overhead and Other	190	551	704	171
TOTAL	3,974	8,056	7,457	11,269

DESCRIPTION OF BIG HORN SHARE CAPITAL

The authorized share capital of Big Horn consists of an unlimited number of Big Horn Shares. As at the date hereof, there are 28,122,191 Big Horn Shares issued and outstanding and 2,419,500 Big Horn Shares reserved for issuance pursuant to outstanding stock options. The following is a summary of the rights, privileges, restrictions and conditions attaching to the Big Horn Shares.

Big Horn Shares

The holders of Big Horn Shares are entitled to dividends if, as and when declared by the Big Horn Board, to one vote per share at meetings of Big Horn Shareholders and, upon liquidation, to receive such assets of Big Horn as are distributable to the holders of the Big Horn Shares. The Big Horn Shares rank equally within their class as to dividends, voting rights, participation in assets and in all other respects. The issued Big Horn Shares are not subject to calls or assessments nor pre-emptive or conversion rights. There are no provisions attached to the Big Horn Shares for redemption, purchase for cancellation, surrender, sinking or purchase funds.

CAPITALIZATION OF BIG HORN

The following table sets forth the capitalization of Big Horn as at December 31, 2001 and as at May 31, 2001.

	Authorized	As at December 31, 2000	As at May 31, 2001
		(audited)	(unaudited)
Long-Term Debt:
Revolving Demand Credit Facility(1)
		$4,800,000	$8,100,000
Share Capital:
Big Horn Shares(2)(3)(4)(5)
	Unlimited	$18,209,175 (28,122,191 shs)	$18,209,175 (28,122,191 shs)(6)
Deficit		$(2,529,622)	$(1,240,876)

Notes:

(1) Big Horn has a $9.25 million revolving demand credit facility. The facility bears interest at the lender's prime rate plus 0.5% and is secured by a general charge over all assets.

(2) At May 31, 2001, a total of 2,419,500 Big Horn Shares were reserved for issuance pursuant to stock options granted to officers, directors, employees and consultants, all of which were outstanding as of May 31, 2001 at exercise prices ranging from $0.65 to $1.15 per share.

(3) Effective January 1, 2000, Big Horn changed its policy on accounting for income taxes to conform to the new rules adopted by the Canadian Institute of Chartered Accountants. Big Horn moved to the liability method of accounting for income taxes from the deferral method. The new method was applied retroactively without restatement of prior period financial statements. The impact of this change on January 1, 2000 resulted in a net increase in deficit and future income tax liability of $2,026,000.

(4) Subsequent to the date hereof, Big Horn intends to issue up to 400,000 flow-through Big Horn Shares on a private placement basis at a price of $1.00 per share. It is anticipated that substantially all of this private placement will be subscribed for by the directors, officers and employees of Big Horn.

(5) At May 31, 2001, Big Horn's working capital was $896,000.

(6) On April 9, 2001, Big Horn Shareholders approved the consolidation of the Big Horn Shares on the basis of one (1) new common share for each three and one-half (3.5) Big Horn Shares. As a result of Big Horn entering into the Arrangement Proposal with Westlinks on April 24, 2001, the Big Horn Board made the decision not to implement the consolidation.

BIG HORN MANAGEMENT'S DISCUSSION OF OPERATING RESULTS

Management of Big Horn has prepared the following discussion and analysis of financial and operating results. This discussion should be read in conjunction with the consolidated financial statements and notes thereto of Big Horn contained in Appendix F.

All references to BOE volumes are based on a 10 Mcf to 1 bbl conversion ratio unless otherwise stated.

Three Months Ended March 31, 2001 (unaudited) compared to the Three Months Ended March 31, 2000 (unaudited)

Overview

Big Horn's results for the three months ended March 31, 2001 reflect Big Horn's improved drilling success along with the impact of strong commodity prices, especially for natural gas which averaged $9.63 per Mcf in the first quarter of 2001 compared to $3.12 for the same period in 2000. Revenue and cash flow increased by 50% during the first quarter of 2001 compared to the same period in 2000. On a per share basis, earnings increased 50% to $0.03 per share and cash flow increased 60% to $0.08 per share. Operating netbacks improved to $35.90 per BOE (using a 10 to 1 conversion factor) compared to $19.26 in 2000, for an 86% increase. This is mainly due to gas prices which increased by 209% in the first quarter of 2001 compared to the same period in 2000. During the first three months of 2001, Big Horn participated in 6 (2.88 net) wells, including one recompletion, resulting in 2 (0.70 net) oil wells and 4 (2.18 net) gas wells for a 100% success rate.

Revenue

Revenue increased 51% to $3.8 million ($0.14 per share) in the first quarter of 2001 compared to $2.5 million ($0.09 per share) for the same period in 2000. Despite a 15% decline in production volume (from 1,088 BOE/D in 2000 to 928 BOE/D in 2001, based on a 6 to 1 conversion ratio) the overall revenue increased by 51% mainly because of the substantial increase in the price of natural gas. Big Horn averaged $9.63 per Mcf of natural gas during the first quarter of 2001 compared to $3.12 for the same period in 2000, for a 209% increase. Oil prices actually declined somewhat in 2001 (to $30.80 per bbl in 2001 from $34.93 in 2000).

Expenses

Royalties, net of ARTC, were $919,739 (or $10.90 per BOE) in the first quarter of 2001 compared to $530,962 (or $5.36 per BOE) for the same period in 2000. Production expenses were $431,498 (or $5.11 per BOE) compared to $370,396 (or $3.74 per BOE) in 2000. Production expenses have increased by 37% on a BOE basis in 2001 due to the increased drilling activity in western Canada, which resulted in higher prices for the equipment, services and manpower needed to explore and drill for oil and gas. As a percentage of revenue, operating costs have declined in 2001 to 11% compared to 14% in 2000. Royalties have increased on a BOE basis by 103% in 2001 due to the higher commodity prices in effect during the first quarter of 2001 and to the reduced ARTC rate as a result of these higher prices.

General and administrative expenses were $94,436 during the first quarter of 2001 (or $1.12 per BOE) compared to $136,030 during the same period in 2000 (or $1.37 per BOE). The decrease is due to the increased drilling activity in the quarter ( five wells drilled plus one recompletion in 2001, compared to only three wells drilled in 2000) which increases the amount of general and administrative expense recoveries to Big Horn. Big Horn's goal is to keep its general and administrative expenses under $2.00 per BOE.

Big Horn drilled 5 wells in the first quarter of 2001, plus one recompletion, compared to 3 wells drilled in 2000. There were no abandoned wells in 2001, for a 100% success rate compared to 66% in 2000.

Earnings and cash flow

Big Horn increased its earnings by 39% to $788,702 (or $0.03 per share) in 2001 compared to $568,906 (or $0.02 per share) in 2000.

Cash flow increased by 59% in 2001 to $2,300,702 (or $0.08 per share) compared to $1,447,806 in 2000 (or $0.05 per share).

Both cash flow and earnings have risen, despite a reduction in production volumes, mainly as a result of the higher prices for natural gas in effect during the first quarter of 2001.

Liquidity and capital resources

Big Horn funded its capital expenditures of $4 million during the first quarter of 2001 by using approximately $2.6 million of internal cash flows and by drawing $1.4 million on its bank line of credit. Big Horn has a $9.25 million credit facility with the Alberta Treasury Branches. At March 31, 2001 $6.2 million had been drawn on this line of credit, resulting in $47,497 in interest expense for the quarter.

The provision for depletion and depreciation was $827,000 in the first quarter of 2001 compared to $594,900 for the same period in 2000. This represents a 39% increase which is consistent with the 51% increase in revenue during the quarter. Production revenue is increasing at a faster rate than the related depletion provision because of the impact of the higher commodity prices.

Big Horn had a working capital deficiency of $786,667 at March 31, 2001. This is a reflection of the increased drilling activity during the quarter, resulting in higher payables. Big Horn's unused line of credit stood at $3.05 million at March 31, 2001. Big Horn's cash flow from operations, combined with its available bank facility, is sufficient to sustain Big Horn's operational requirements throughout the remainder of 2001.

Year Ended December 31, 2000 compared to the Year Ended December 31, 1999

Overview

Big Horn's production averaged 746 BOE/D during 2000, a 20% decline from 1999 which averaged 936 BOE/D. The main reason for this decline was the sale in January, 2000 of approximately 350 BOE/D of production from non-core properties. These properties had high decline rates of approximately 50%. The $2.6 million proceeds from the sale of these properties were used to accelerate Big Horn's 2000 drilling program. Big Horn exited 2000 with a production of 768 BOE/D and a production mix of 57% oil and 43% natural gas. Big Horn's total proved and probable reserves at the end of 2000 were 2,557,500 BOE, a decrease of 17% from its 1999 total of 3,097,400 BOE. This decline was again mainly due to the disposal in January 2000 of non-core properties. Big Horn drilled 25 wells (13.47 net) during 2000, with a 65% success rate. In 1999 Big Horn had drilled 13 wells (5.42 net) with a 88% success rate. Big Horn continued to enjoy a strong balance sheet during 2000. Big Horn exited 2000 with a small working capital deficiency of $513,000 and a $9.25 million line of credit, of which only $4.8 million had been drawn at December 31, 2000. Big Horn's debt to cash flow is 0.7:1 based on 2000 cash flows.

Revenue

Big Horn's production revenue increased 38% to $12 million ($0.43 per share) in 2000 compared to $8.7 million ($0.32 per share) in 1999. Because of the strong commodity prices in effect throughout 2000, Big Horn increased its revenue by 38% while production decreased by 20% (from 936 BOE/D in 1999 to 746 BOE/D in 2000) Big Horn's average prices for the 1997 – 2000 period are as follows:

	2000	1999	1998	1997
Production revenue for the year	$11,988,021	$8,709,493	$3,807,620	$2,637,805
Average production during year (BOE/D)	746	936	638	389
Average price ($/BOE)	$43.92	$25.50	$16.36	$18.58

Expenses

Royalties, net of ARTC, were $2,592,444 (or $9.50 per BOE) in 2000 compared to $1,340,551 (or $3.92 per BOE) in 1999. Production expenses were $1,749,119 (or $6.41 per BOE) compared to $1,954,652 (or $5.72 per BOE) in 1999. Production expenses have increased by 12% on a BOE basis in 2000 as a result of the increased demand for equipment, manpower and supplies. Total production expenses however have decreased by 10% due to lower production volumes in 2000. Royalties have increased on a BOE basis by 142% in 2000 due to the higher commodity prices in effect during the year and to the reduced ARTC rate as a result of high commodity prices.

General and administrative expenses were $509,493 during 2000 (or $1.87 per BOE) compared to $544,857 during 1999 (or $1.59 per BOE). The decrease is due to recoveries which occurred in 2000. Big Horn's goal is to keep its general and administrative expenses under $2.00 per BOE.

Big Horn drilled 25 wells in 2000 compared to 13 wells in 1999. The number of wells drilled based on Big Horn's net working interest increased by 149% to 13.47 wells in 2000 compared to 5.42 wells in 1999.

Big Horn used its $9.25 million credit facility with the Alberta Treasury Branches during 2000 to fund its exploration program. At year-end $4.8 million had been drawn on this line of credit, resulting in $149,011 (or $0.55 per BOE) in interest expense in 2000 compared to $238,675 (or $0.70 per BOE) in 1999. The decrease in interest expense is due to the impact of the $2.6 million in proceeds received in the first quarter of 2000.

The provision for depletion and depreciation was $3,096,000 in 2000 compared to $2,757,000 in 1999. The 12% increase is consistent with the 38% increase in revenue during 2000. Because of the strong commodity prices in 2000, production revenue increased at a faster rate than the related depletion provision.

Earnings and cash flow

Big Horn increased its pre-tax earnings by 108% to $3,891,954 (or $0.14 per share) in 2000 compared to $1,873,758 (or $0.07 per share) in 1999. Net earnings for 2000 were $2,163,793 (or $0.08 per share). There are no comparatives after-tax net earnings for the year 1999as Big Horn did not record a tax provision in 1999.

Cash flow increased by 49% in 2000 to $6,891,793 (or $0.25 per share) compared to $4,630,758 in 1999 (or $0.17 per share).

Both cash flow and earnings have risen as a result of the higher commodity prices in effect during the year, despite a reduction in production volumes.

Liquidity and capital resources

Big Horn had a small working capital deficiency of $513,077 at December 31, 2000 compared to a working capital balance of $551,138 at December 31, 1999. The reduction in working capital is a reflection of the increased drilling activity at year-end, resulting in higher payables. By the end of February 2001, Big Horn's working capital was back to a positive balance of $1.5 million. Big Horn has an operating line of credit up to a maximum of $9.25 million, of which $4.8 million was used at December 31, 2000. Big Horn's cash flow from operations, in addition to its unused portion of its line of credit, is sufficient to sustain Big Horn's operational requirements throughout 2001.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998

Overview

Big Horn increased its production by 47% in 1999, averaging 936 BOE/D compared to 638 BOE/D in 1998. By continuing its strategy of drilling plays with a higher working interest and a strong focus on natural gas, Big Horn exited 1999 with a production of 1,008 BOE/D and a production mix of 51% oil and 49% natural gas. Big Horn increased its proved reserves by 25% to 2,399,610 BOE. This was achieved by a combination of successful drilling (88% success ratio, on a net basis) and by the acquisition of the assets of Edinburgh Resources Ltd. in the third quarter of 1999. Big Horn continued to carefully monitor its balance sheet during 1999, ending the year with positive working capital and a $7 million line of credit of which $4.7 million had been drawn at December 31, 1999. Big Horn's debt to cash flow is 1:1 based on 1999 cash flows. This ratio improved in the first quarter of 2000 as Big Horn divested of several non-core properties for proceeds of approximately $2.6 million.

Revenue

Big Horn's production revenue increased 129% to $8.7 million ($0.32 per share) in 1999 compared to $3.8 million ($0.25 per share) in 1998. The revenue increase of 129% was much greater than the production increase of 64% because of the stronger commodity prices during 1999. Big Horn's average price for the 1996 – 1999 period is as follows:

	1999	1998	1997	1996
Production revenue for the year	$8,709,493	$3,807,620	$2,637,805	$1,943,144
Average production during year (BOE/D)	936	638	389	281
Average price ($/BOE)	$25.50	$16.36	$18.58	$22.60

Expenses

Royalties, net of ARTC, were $1,340,551 (or $3.92 per BOE) in 1999 compared to $636,436 (or $2.73 per BOE) in 1998. Production expenses were $1,954,652 (or $5.72 per BOE) compared to $1,229,300 (or $5.28 per BOE) in 1998. Production expenses have increased slightly on a BOE basis in 1999 as a result of the increased demand for equipment, manpower and supplies. Royalties have increased on a BOE basis in 1999 mainly due to the higher commodity prices in effect during the year.

General and administrative expenses were $544,857 during 1999 (or $1.59 per BOE) compared to $330,442 during 1998 (or $1.42 per BOE). Big Horn's goal is to keep its general and administrative expenses under $2.00 per BOE.

Big Horn drilled thirteen wells in each of 1999 and 1998. However, the number of wells drilled based on Big Horn's net working interest increased by 63% to 5.42 wells in 1999 compared to 3.33 wells in 1998.

Big Horn used its $7 million credit facility with the Alberta Treasury Branches during 1999 to fund its exploration and acquisition program. At year-end $4.7 million had been drawn on this line of credit, resulting in $238,675 (or $0.70 per BOE) in interest expense in 1999 compared to $142,770 (or $0.61 per BOE) in 1998.

The provision for depletion and depreciation was $2,757,000 in 1999 compared to $1,365,000 in 1998. This increase of 102% is consistent with the 129% increase in revenue during 1999.

Earnings and cash flow

Big Horn increased its earnings by 847% to $1,873,758 (or $0.07 per share) in 1999 compared to $197,806 (or $0.01 pr share) in 1998.

Cash flow increased by 196% in 1999 to $4,630,757 (or $0.17 per share) compared to $1,562,806 (or $0.10 per share).

Liquidity and capital resources

Big Horn had a positive working capital balance of $551,138 at December 31, 1999 compared to $99,506 at December 31, 1998. The improvement in Big Horn's working capital position is due to the improved funds generated from operations as a result of higher commodity prices during 1999. The working capital will further improve in the first quarter of 2000, as Big Horn will receive proceeds of approximately $2.6 million on the sale of some of its non-core properties. Big Horn has an operating line of credit up to a maximum of $7 million, of which $4.7 million was used at December 31, 1999. Big Horn's cash flow from operations, in addition to its unused portion of its line of credit, is sufficient to sustain Big Horn's operational requirements throughout 2000.

Year Ended December 31, 1998 compared to the Year Ended December 31, 1997

Overview

Big Horn increased its production by 64% in 1998 despite the prevalent weakness in oil prices throughout the year. Big Horn averaged 638 BOE/D in 1998 compared to 389 BOE/D in 1997. Big Horn continued its strategy, developed in the latter part of 1997, of drilling plays with a higher working interest and a strong focus on natural gas. Big Horn's production during 1997 was 85% oil and 15% natural gas. By refocusing its drilling and acquisition strategies towards natural gas Big Horn achieved a mix of 61% oil and 39% natural gas in 1998. Big Horn exited 1998 with a mix of 48% oil and 52% natural gas. Big Horn doubled its proved reserves during 1998 from 960,730 BOE to 1,917,700 BOE. This was achieved mainly through the acquisition of Ironwood Petroleum Ltd. in the third quarter of 1998. Big Horn raised in excess of $11 million during 1998 through three separate private placements. This additional equity allowed Big Horn to pursue its drilling program in northwest Alberta and to complete the Ironwood acquisition. Big Horn had an extremely healthy balance sheet at the end of 1998, with positive working capital and a $7,000,000 line of credit of which only $1,400,000 had been used at December 31, 1998.

Revenue

Big Horn's production revenue increased 46% to $3.8 million ($0.25 per share) in 1998 compared to $2.6 million ($0.28 per share) in 1997. Approximately 50% of this increase is attributable to the Ironwood acquisition which contributed three months of production in 1998. The revenue increase of 46% did not keep pace with the production increase of 64% because of the weak oil prices during 1998. Big Horn's average price for the 1996 – 1998 period is as follows:

	1998	1997	1996
Production revenue for the year	$3,807,620	$2,637,805	$1,943,144
Average production during year (BOE/D)	638	389	281
Average price ($/BOE)	$16.36	$18.58	$22.60

Expenses

Royalties, net of ARTC, were $636,436 (or $2.73 per BOE) in 1998 compared to $665,874 (or $4.69 per BOE) in 1997. Production expenses were $1,229,300 (or $5.28 per BOE) in 1998 compared to $858,848 (or $6.05 per BOE) in 1997. Production expenses have decreased on a BOE basis in 1998 as a result of the reduced demand for equipment, manpower and supplies. Royalties have been reduced dramatically on a BOE basis in 1998 due to both pricing and the focus on Alberta properties during the year as a result of both the Ironwood acquisition and the continued development of Big Horn's core area in northwest Alberta.

General and administrative expenses were $330,442 during 1998 (or $1.42 per BOE) compared to $243,413 (or $1.72 per BOE) in 1997. The increase in general and administrative costs is a reflection of Big Horn's increased role as operator of most of the wells drilled during the year. However, on a $/BOE basis, general and administrative costs have decreased in 1998 to $1.42 per BOE compared to $1.72 per BOE in 1997. Big Horn drilled thirteen wells in each of 1998 and 1997. However, the number of wells drilled based on Big Horn's net working interest increased to 3.33 wells in 1998 compared to 2.30 wells in 1997. Big Horn fell well within its goal of keeping general and administrative costs under $2 per BOE, averaging $1.42 per BOE in 1998. Big Horn's current staffing level will be sufficient to sustain its 1999 operations.

Big Horn established a $7 million credit facility with the Alberta Treasury Branches during 1998 as a result of the Ironwood acquisition. At year-end $1.4 million had been drawn on this line of credit, resulting in $142,720 in interest expense in 1998 compared with $93,121 in 1997.

The provision for depletion and depreciation was $1,365,000 in 1998 compared to $5,118,937 in 1997. The large provision in 1997 included a $3.8 million ceiling test write-down and a $300,137 write-down of Big Horn's overseas properties. There were no such write-downs in 1998.

Earnings and cash flow

Big Horn is reporting earnings of $197,806 in 1998 ($0.01per share) compared with a loss of $4.3 million (or $0.46 per share) in 1997. As mentioned above, the major cause for this significant loss in 1997 was a $3.8 million ceiling test write-down.

Cash flow increased by 100% in 1998, despite the weak oil pricing environment, to $1,562,806 (or $0.10 per share) compared to $781,362 (or $0.08 cents per share) in 1997.

Liquidity and capital resources

Big Horn had a positive working capital balance of $99,506 at December 31, 1998 compared to a working capital deficiency of $12,761 at December 31, 1997. The improvement in Big Horn's working capital position is due to funds generated from operations and to the net proceeds from three private placements during 1998. Big Horn has an operating line of credit up to a maximum of $7 million, of which $1.4 million was used at December 31, 1998. Big Horn's cash flow from operations, in addition to its unused portion of its line of credit, will provide Big Horn with sufficient cash resources to meet its operational requirements and continue its drilling program throughout 1999.

DIRECTORS AND OFFICERS OF BIG HORN

The following are the names and municipalities of residence of the directors and officers of Big Horn, their positions and offices with Big Horn, their principal occupations during the past five years and their shareholdings in Big Horn as at the date hereof.
Name and Municipality of Residence	Principal Occupation	Director Since	Number of Big Horn Shares Held Directly or Indirectly or Over Which Control is Exercised(4)
Reginald J. Greenslade(1) Calgary, Alberta	President and Chief Executive Officer of Big Horn;	August 8, 1995	900,500
Raymond J. Runcie(2) Calgary, Alberta	President of Raywest Enterprises Ltd. (a private holding company)	August 31, 1993	339,000
Walter A. Dawson(1)(2) Calgary, Alberta	Chairman and Chief Executive Officer of Simmons SES since July 2000; Director of Integrated Production Services Ltd. since April 2000; Director of Reliance Services Group Ltd. since March 1998; former Executive Chairman of Bonus Resources Services Corp. since January 1994 and prior thereto, Chief Executive Officer and Director since 1993; President, Chief Executive Officer and Director of Computalog Ltd. from 1972 to 1991; President of Perfco Investments Ltd. since 1970.	October 31, 1994	2,093,678
George Hill (1) Calgary, Alberta	Independent Businessman	August 8, 1995	482,500
Garry Henry (3) Vancouver, British Columbia	Independent Businessman	March 21, 2001	nil
Luc Chartrand Calgary, Alberta	Chief Financial Officer of Big Horn	n/a	544,000
Trevor R. Spagrud Calgary, Alberta	Vice-President, Operations	n/a	81,540
Richard F. McHardy Calgary, Alberta	Barrister and Solicitor, Donahue Ernst & Young LLP	n/a	8,000

Notes:

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Mr. Henry's appointment to the Big Horn Board remains conditional upon receipt of the approval of the TSE.

(4) Does not include any Big Horn Shares which the directors and officers may acquire through the exercise of Big Horn Options.

At the date hereof, the directors and senior officers of Big Horn as a group beneficially own, directly or indirectly, 4,459,218 Big Horn Shares (approximately 15.9% of the total issued and outstanding Big Horn Shares) and 1,762,000 Big Horn Options (approximately 72.8% of the outstanding Big Horn Options).

BIG HORN EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of compensation earned during each of the three fiscal years ended December 31, 2000 by Big Horn's Chief Executive Officer and for the Vice-President, Operations (the "named executive officers"). Except as disclosed below, no executive officer or employee of Big Horn received in excess of $100,000 per annum by way of salary and bonuses during any of the three fiscal year periods ended December 31, 2000.

Annual Compensation			Long-Term Compensation
Awards		Payouts
Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)
Reginald J. Greenslade President and Chief Executive Officer	2000 1999 1998	150,000 125,000 110,000	35,000(2) 30,000(3) 30,000(4)	Nil Nil Nil	81,000 75,000 344,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Trevor R. Spagrud Vice-President, Operations	2000 1999 1998	125,000 113,750 80,000	25,000(2) 15,000(3) Nil	Nil Nil Nil	60,000 150,000 25,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Notes:

(1) Perquisites and other personal benefits do not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus for the named executive officers.

(2) These bonuses were paid to Mr. Greenslade and Mr. Spagrud in 2000 in respect of their performance during the 1999 year.

(3) These bonuses were paid to Mr. Greenslade and Mr. Spagrud in 1999 in respect of their performance during the 1998 year.

(4) This bonus was paid to Mr. Greenslade in 1998 in respect of his performance during the 1997 year.

Stock Options

The following table sets forth individual grants of stock options made to the named executive officers of Big Horn during the fiscal period ended December 31, 2000. Big Horn has no plan for any of its employees involving stock appreciation rights.

Option Grants During the Year Ended December 31, 2000
Name	Securities Under Options Granted (#)	% of Total Options Granted in Financial Year	Exercise or Base Price ($/Share)	Market Value of Securities Underlying Options on the Date of Grant ($/Share)	Expiration Date(1)
Reginald J. Greenslade	81,000	24%	$0.72	$0.72	March 23, 2005
Trevor R. Spagrud	60,000	18%	$0.72	$0.72	March 23, 2005

Note:

(1) The right to exercise all stock options may be accelerated if an offer is made by a third party to purchase all of the outstanding Big Horn Shares or if there is a sale of all or substantially all of Big Horn's assets. Also, the right to exercise all stock options under the Big Horn Share Option Plan lapses 30 days after an individual ceases to be a director, officer, employee or consultant of Big Horn as a result of resignation, retirement or the expiry of an employment or consulting contract.

Option Exercises and Year-End Option Values

The following table provides information concerning (i) options exercised by any named executive officer of Big Horn during the financial year ended December 31, 2000; and (ii) the number and the value at December 31, 2000 of unexercised options held by the named executive officers of Big Horn. In the table, "exercisable" options are those for which the vesting period or conditions, if any, have been met, and "in the money" options are those where the exercise price was less than the marketing price of the Big Horn Shares at the close of business on December 31, 2000.
	Options Exercised		Unexercised Options		Value of Unexercised In-the-money Options(1)
Name	Securities Acquired	Aggregate Value	Exercisable	Not Exercisable	($) Exercisable	($) Not Exercisable
Reginald J. Greenslade	Nil	Nil	190,750	309,250	Nil	$1,620
Trevor R. Spagrud	Nil	Nil	113,750	206,250	2,250	$7,950

Note:

(1) Based on the difference between the exercise price of the unexercised "in-the-money" options on the last trading day prior to December 31, 2000 and the closing price of $0.74 per Big Horn Share on the TSE on the last trading day prior to December 31, 2000.

Stock Savings Plan

On March 23, 2000, the Big Horn Board approved the adoption of a stock savings plan dated effective October 1, 2000. The purpose of the stock savings plan is to provide employees of Big Horn with the opportunity to participate in the ownership and growth of Big Horn through the purchase of Big Horn Shares on the TSE. A participant's contributions are based on a percentage of their annual salary up to a maximum of 7%. Big Horn matches any participant's contributions equally. As at May 31, 2001, 83% of Big Horn's employees had participated in the stock savings plan.

Retirement Plans

Big Horn has no retirement plans, pension plans or other forms of retirement compensation for its employees.

Employment Contracts and Termination of Employment

Big Horn has employment contracts with each of Mr. Greenslade and Mr. Spagrud which provide that if a change of control occurs in Big Horn and: (a) the named executive officer's employment is subsequently or contemporaneously terminated; (b) the named executive officer does not continue to be employed by Big Horn at a level of responsibility or compensation consistent with their existing position; or (c) the named executive officer elects to terminate their employment within 90 days of the date of the change of control, then the named executive officer will be paid a severance payment and the right to exercise any unexercised and unvested stock options held by them shall forthwith vest and become exercisable for a period of 60 days, following which such stock options shall be deemed to expire. The severance payment is based upon the named executive officer's monthly salary. Mr. Greenslade and Mr. Spagrud are entitled to a 30 month and 24 month severance payment, respectively. Additionally, both Mr. Greenslade and Mr. Spagrud are entitled to an additional allocation for benefits and for past bonus amounts paid to each of them.

As indicated under "Part I – The Arrangement", it is intended that the senior management of Big Horn will become the senior management of Westlinks immediately following the implementation of the Arrangement. Each of Mr. Greenslade and Mr. Spagrud have agreed that, provided they continue to be employed by Westlinks following the implementation of the Arrangement at a level of responsibility or compensation consistent with their existing positions with Big Horn, they shall waive their entitlement to receive a severance payment as a result of the termination of their employment with Big Horn.

Compensation of Directors

No compensation by way of annual retainer or meeting fees was paid to directors of Big Horn for acting in such capacity in the year ended December 31, 2000. The directors of Big Horn are entitled to participate in Big Horn's stock option plan. During the year ended December 31, 2000, no options were granted to the current directors of Big Horn (not including options granted to a director who is a named executive officer).

Directors' and Officers' Liability Insurance

Effective November 1, 1999, Big Horn has put in place a corporate liability insurance policy for its directors and officers through London Guarantee Insurance Company. The coverage is for $1,000,000 and covers the period November 1, 1999 to November 1, 2001. A $25,000 deductible applies to any claims made under the policy. The annual premium for the policy was $4,900.

Share Option Plan

Pursuant to the Big Horn Share Option Plan, options to purchase Big Horn Shares are granted by the Big Horn Board to directors, officers, employees and consultants of Big Horn at an exercise price fixed by the directors, subject to the limitations of any stock exchange on which the Big Horn Shares are listed. Big Horn Options must be exercised within a period of ten years from the date of the granting of the stock options and vest as determined by the Big Horn Board. Big Horn Options are non-assignable and non-transferable.

The maximum number of stock options that may be reserved for any one optionee under the Big Horn Share Option Plan must be no greater than 5% of the issued and outstanding Big Horn Shares (on a non-diluted basis). Furthermore, the aggregate number of Big Horn Shares reserved for issuance pursuant to stock options granted to "insiders" (as defined by the TSE Company Manual) may not exceed 10% of the outstanding Big Horn Shares (on a non-diluted basis), the issuance of Big Horn Shares to "insiders" pursuant to the Plan and other share compensation arrangements within a one year period may not exceed 10% of the outstanding Big Horn Shares (on a non-diluted basis) and the issuance of Big Horn Shares to any one "insider" and such insider's associates pursuant to the Plan and other share compensation arrangements within a one year period may not exceed 5% of the outstanding Big Horn Shares (on a non-diluted basis). The aforementioned limits of Big Horn Shares reserved for issuance may be formulated on a diluted basis with the consent of the TSE.

The following table sets forth the Big Horn Options which are outstanding as at the date hereof.

Group (number of persons)	Number of Big Horn Shares Under Option	Date of Grant	Date of Expiry	Exercise Price Per Share	Trading Price at Date of Grant
Directors(1) (4)	75,000	November 25, 1996	November 25, 2001	0.69	0.69
	147,000	May 26, 1998	May 26, 2008	0.98	0.98
	78,000	May 5,1999	May 5,2009	0.77	0.77
	50,000	March 21, 2001	March 21, 2006	0.75	0.75
	350,000

Executive Officers (4)	75,000	November 25, 1996	November 25, 1996	0.69	0.69
	85,000	July 16, 1997	July 16, 2002	0.92	0.92
	70,000	March 9, 1998	March 9, 2006	1.15	1.15
	314,000	May 26, 1998	May 26, 2008	0.98	0.98
	25,000	July 30, 1998	July 30, 2008	0.97	0.97
	100,000	February 17, 1999	February 17, 2009	0.65	0.65
	200,000	May 5, 1999	May 5, 2009	0.77	0.77
	196,000	March 23, 2000	March 23, 2005	0.72	0.72
	347,000	March 21, 2001	March 20, 2006	0.75	0.75
	1,412,000

Employees (4)	75,000	February 17, 1999	February 17, 2009	0.65	0.65
	20,000	May 5, 1999	May 5, 2009	0.77	0.77
	20,000	July 26, 1999	July 25, 2009	0.73	0.73
	5,000	November 29, 1999	November 28, 2009	0.80	0.80
	70,000	March 23, 2000	March 23, 2005	0.72	0.72
	75,000	March 21, 2001	March 20, 2006	0.75	0.75
	265,000

Consultants (6)	25,000	November 25, 1996	November 25, 2001	0.69	0.69
	30,000	March 9, 1998	March 9, 2003	1.15	1.15
	73,500	May 26, 1998	May 26, 2008	0.98	0.98
	114,000	May 5, 1999	May 5, 2009	0.77	0.77
	70,000	March 23, 2000	March 23, 2005	0.75	0.75
	80,000	March 21, 2001	March 20, 2006	0.75	0.75
	392,500
Total	2,419,500

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

No director, senior officer, nor any of their respective associates or affiliates, is or has been at any time during the most recently completed financial year indebted to Big Horn or any of its subsidiaries.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Reginald J. Greenslade, a director and the President and Chief Executive Officer of Big Horn will become a director and the President and Chief Executive Officer of Westlinks following the Arrangement becoming effective. Trevor R. Spagrud, Vice-President, Operations, will become Vice-President, Operation of Westlinks following the Arrangement becoming effective. Richard F. McHardy, Corporate Secretary of Big Horn, will become Corporate Secretary of Westlinks following the Arrangement becoming effective. Walter Dawson, a director of Big Horn will become a director of Westlinks following the Arrangement becoming effective. Except as described above, none of the directors, officers, promoters or principal shareholders of Big Horn and no associate or affiliate of any of them has any material interest in any transaction which materially affects Big Horn.

COMMITTEES

Big Horn has an audit committee and a compensation committee. The audit committee is composed of Reginald J. Greenslade, George Hill and Walter A. Dawson. Big Horn's compensation committee is composed of Ray Runcie and Walter Dawson.

BIG HORN DIVIDEND RECORD AND POLICY

The Big Horn Shares are entitled to dividends as and when declared by the Big Horn board of directors. No dividends have been paid on any Big Horn Shares since the date of its incorporation and it is not contemplated that any dividends will be paid in the immediate or foreseeable future.

PRIOR SALES

In the 5 years prior to the date hereof, the only Big Horn Shares issued by Big Horn were as follows:

Date of Issuance	Number of Big Horn Shares Issued	Issue Price per Share ($)	Gross Aggregate Proceeds Realized ($)
October 11, 1996(1)	1,331,250	0.53	705,562
November 7, 1996(2)	100,000	0.34	34,000
March 24, 1997(3)	436,250	0.70	305,375
August 26, 1997(3)	500,000	0.23	115,000
September 16, 1997(2)	73,500	0.36	26,400
March 20, 1998(1)	3,000,000	1.20	3,600,000
March 20, 1998(4)	210,000	1.20	nil
March 26, 1998(5)	3,434,000	1.00	3,434,000
April 29, 1998(2)	73,500	0.36	26,400
May 6, 1998(2)	73,500	0.36	26,400
May 19, 1998(2)	344,000	0.27	92,880
May 19, 1998(2)	73,500	0.36	26,400
January 12, 1999(1)	1,075,000	0.85	913,750
February 4, 1999(1)	10,000,000	0.65	6,500,000

Notes:

(1) Private placement.

(2) Issued upon exercise of stock options.

(3) Issued on the exercise of previously issued common share purchase warrants.

(4) Issued in satisfaction of finder's fee of $252,000 payable in respect of a private placement of the same date.

(5) Issued on the exercise of previously issued special warrants.

PRICE RANGE AND TRADING VOLUME OF BIG HORN SHARES

The Big Horn Shares are listed and posted for trading on the TSE under the symbol "BGH". The following table sets forth the high and low prices and trading volume of the Big Horn Shares for the periods indicated:

	High	Low	Volume
	($)	($)
1999
1st Quarter	0.90	0.58	374,512
2nd Quarter	1.07	0.64	390,835
3rd Quarter	1.10	0.60	819,146
4th Quarter	1.03	0.70	1,213,602

2000
1st Quarter	1.15	0.60	1,073,638
2nd Quarter	0.94	0.65	517,093
3rd Quarter	0.84	0.62	689,215
4th Quarter	0.85	0.50	1,670,090

2001
January	0.90	0.60	703,814
February	0.88	0.75	2,269,678
March	0.87	0.62	428,943
April	1.13	0.71	1,775,725
May	1.03	0.82	2,010,283
June 1 to 21	0.96	0.80	1,206,609

On April 23, 2001, the last day on which the Big Horn Shares traded prior to the public announcement by Big Horn and Westlinks of the Arrangement, the closing price of the Big Horn Shares on the TSE was $0.96. On April 23, 2001, the last day on which the Westlinks Common Shares traded prior to the public announcement by Big Horn and Westlinks of the Arrangement and the closing price of the Westlinks Common Shares on the CDNX was $5.95.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth herein, the management of Big Horn is not aware of any material interest, direct or indirect, of any director, officer or other insider of Big Horn or any associate or affiliate of any such person in any transaction within the past three years or in any proposed transaction, that has materially affected or would materially affect Big Horn.

BIG HORN MATERIAL CONTRACTS

The only presently material contracts entered into by Big Horn in the last twelve months other than contracts in the ordinary course of business, are as follows:

1. The Arrangement Agreement. See "Part I - The Arrangement - Details of the Arrangement - The Arrangement Agreement".

2. Credit Facility Letter Agreement between Alberta Treasury Branches and Big Horn dated December 21, 2000.

Copies of these agreements will be available for inspection by Big Horn Shareholders at the head office of Big Horn at Suite 1400, 700 - 4th Avenue S.W., Calgary, Alberta T2P 3J4, during ordinary business hours up to and including the date of the Meeting.

BIG HORN LEGAL PROCEEDINGS

There are no legal proceedings material to Big Horn to which Big Horn is a party or of which any of its property is subject.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of Big Horn are KPMG LLP, Chartered Accountants, Calgary, Alberta.

Olympia Trust Company, through its principal office in Calgary, Alberta is the transfer agent and registrar for the Big Horn Shares.

FINANCIAL STATEMENTS

The audited financial statements of Big Horn for the financial years ended December 31, 2000, 1999 and 1998 with the auditors' reports thereon together with the unaudited financial statements for the three month periods ended March 31, 2001 and March 31, 2000 are attached as Appendix F to this Information Circular. Big Horn is not aware of any material change in its affairs since the date of the March 31, 2001 unaudited financial statements other than as disclosed in this Information Circular.

PART V - PRO FORMA INFORMATION AFTER GIVING EFFECT TO THE ARRANGEMENT

Pro Forma Capitalization

The following table sets forth the pro forma capitalization of Westlinks as of May 31, 2001, after giving effect to the Arrangement.
	Westlinks(1)	Big Horn(2)	Pro Forma(3)
	As at May 31, 2001 (unaudited)	As at May 31, 2001 (unaudited)	As at May 31,2001 after giving effect to the Arrangement (unaudited)

Long term debt	$8,400,000	$8,100,000	$18,300,000(1)(2)
Westlinks Common Shares	$11,092,868 (5,673,639 shares)	-	$24,917,091 (9,454,434 shares)(4)
Contributed Surplus	$150,000		$150,000
Westlinks Preferred Shares	-	-	$4,732,082 (6,123,870 shares)(5)
Big Horn Shares	-	$18,209,175 (28,122,191shares)	-
Retained Earnings (Deficit)	$3,255,868	$(1,240,876)	$2,730,704

Notes:

(1) See "Part II - Information Respecting Westlinks Resources Ltd. - Capitalization of Westlinks", including the detailed notes in the table therein.

(2) See "Part III - Information Respecting Big Horn Resources Ltd. - Capitalization of Big Horn", including the detailed notes in the table therein.

(3) Does not include 565,000 Westlinks Common Shares reserved for issuance pursuant to outstanding Westlinks Options, the 1,235,000 Westlinks Common Shares reserved for issuance in connection with the Westlinks common share purchase warrants, or the 460,915 Westlinks Common Shares which will be reserved for issuance in connection with the Big Horn Options which will be exchanged for Westlinks Options pursuant to the Arrangement. See "Part II - Information Respecting Westlinks Resources Ltd. - Capitalization of Westlinks", including the detailed notes in the table therein, "Part III - Information Respecting Big Horn Resources Ltd. - Capitalization of Big Horn", including the detailed notes in the table therein and "Part I - The Arrangement".

(4) After giving effect to the cancellation of the Big Horn Shares owned by Westlinks pursuant to the Arrangement and assuming that there are no Dissenting Shareholders, that no Big Horn Options are exercised prior to the Effective Time, that all Big Horn Shareholders (other than Westlinks) make a Share Election and disregarding the effects of the treatment of any Odd-lot Shareholders or fractional shares under the Arrangement.

(5) Westlinks Preferred Shares to be issued to EuroGas pursuant to the EuroGas Agreement. Assumes that no Westlinks Preferred Shares are issued pursuant to the Arrangement.

Reference should be made to the various appendices related to financial statements attached to this Information Circular, being "Appendix F - Financial Statements of Big Horn" and "Appendix G - Financial Statements of Westlinks" and as well as "Appendix H — Pro Forma Financial Statements".

New Directors and Officers of Westlinks

The following are the names, municipalities of residence and principal occupations of the proposed directors and senior officers of Westlinks after completion of the Arrangement.
Name and Municipality of Residence	Principal Occupation	Proposed Position with Westlinks following the Arrangement
Reginald J. Greenslade Calgary, Alberta	President and Chief Executive Officer of Big Horn Resources Ltd.	President, Chief Executive Officer and Director
John P. McGrain Los Angeles, California	Independent Businessman and partner, Patrick Williams Advisors of Pasadena California	Director and Chairman of the Board
H.S. (Scobey) Hartley Calgary, Alberta

Chairman of Prism Petroleum Ltd. since January, 1997 and was the President of Prism Petroleum Ltd. and a predecessor company from December, 1990 through December, 1996. Mr. Hartley has served as the President of Faster Oilfield Services since June, 1995.

Director
Thomas J. Jacobsen Calgary, Alberta

President, Empire Petroleum Corporation, a private oil and gas company. Executive Vice-President of Operations for Westlinks from October, 1999 through October, 2000. Mr. Jacobsen was President and CEO of Niaski Environmental Inc. from November, 1996 to February, 1999, and currently serves as a director thereof.

Director
Walter A. Dawson Calgary, Alberta	Chairman and Chief Executive Officer of Simmons SES since July 2000; Director of Integrated Production Services Ltd. since April 2000; Director of Reliance Services Group Ltd. since March 1998.	Director
Luc Chartrand Calgary, Alberta	Chief Financial Officer of Big Horn	Chief Financial Officer
Trevor R. Spagrud Calgary, Alberta	Vice-President, Operations of Big Horn	Vice-President, Operations
Richard F. McHardy Calgary, Alberta	Barrister and Solicitor, Donahue Ernst & Young LLP	Corporate Secretary

Pro Forma Operational Information

The following table sets forth certain pro forma information after giving effect to the Arrangement. See "Part II - Information Respecting Westlinks Resources Ltd." and "Part III - Information Respecting Big Horn Resources Ltd." See also "Appendix "H" - Pro Forma Financial Statements" attached hereto.
	Westlinks	Big Horn	Combined
Current Daily Production
Oil & NGL (Bbls/d)
	1,562	412	1974
Natural gas (Mmcf/d)
	300	3,094	3,394
Oil equivalent (BOE/D @ 10:1)
	1,592	721	2,313
Oil equivalent (BOE/D @ 6:1)
	1,612	928	2,540

Proved Reserves (as at January 1, 2001)(1)
Oil & NGL (Mbbls)
	2,883.4	867.0	3,750.4
Natural gas (Mmcf)
	913	10,074	10,987
Oil equivalent (MBOE @ 10:1)
	2,974.7	1,874.4	4,849.1
Oil equivalent (MBOE @ 6:1)
	3,035.6	2,545.0	5,581.6

Proved and Risked Probable Reserves (as at January 1, 2001) (1)
Oil & NGL (Mbbls)
	3,209.9	1,033	4,242.9
Natural gas (Mmcf)
	1,076.0	11,836	12,912
Oil equivalent (MBOE @ 10:1)
	3,317.5	2,216.6	5,534.1
Oil equivalent (MBOE @ 6:1)
	3,389.2	3,005.6	6,394.9

Net undeveloped land (acres) (as at May 31, 2001)	20,162	44,843	65,005

Bank debt ($ thousands) (as at May 31, 2001)	8,400	8,100	16,500

Shares outstanding (as at May 31, 2001)
Basic
	5,673,639	28,122,191	9,454,434(2)
Diluted
	7,273,639	30,541,691	11,515,349(2)

Notes:

(1) Numbers shown are derived from the Westlinks Reserve Report or the Big Horn Reserve Report, as the case may be, using escalated price assumptions;

(2) After giving effect to the cancellation of the Big Horn Shares owned by Westlinks pursuant to the Arrangement and assuming that there are no Dissenting Shareholders, that no Big Horn Options are exercised prior to the Effective Time, that all Big Horn Shareholders (other than Westlinks) make a Share Election and disregarding the effects of the treatment of any Odd-lot Shareholders or fractional shares under the Arrangement.

PART VI - GENERAL PROXY MATTERS

SOLICITATION OF PROXIES

This Information Circular is provided in connection with the solicitation of proxies by the management of Big Horn for use at the Meeting for the purposes set forth in the accompanying Notice of Meeting. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of Big Horn who will not be specifically remunerated therefor. The cost of any such solicitation will be borne by Big Horn. The Meeting is being called pursuant to the Interim Order of the Court to seek the requisite approval of Big Horn Shareholders to the Arrangement in accordance with section 192 of the CBCA. See "Part I - The Arrangement".

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are directors and officers of Big Horn. A Big Horn Shareholder has the right to appoint a person (who need not be a securityholder of Big Horn) other than the persons designated in the form of proxy provided by Big Horn to represent the Big Horn Shareholder at the Meeting. To exercise this right, the Big Horn Shareholder should insert the name of the desired representative in the blank space provided in the form of proxy or submit another form of proxy. In order to be effective, a form of proxy must be signed and forwarded so as to reach, or be deposited with, the President of Big Horn c/o Olympia Trust Company, Suite 2600, 700 – 9th Avenue S.W., Calgary, Alberta, T2P 3V4, not later than 4:00 p.m. (Calgary time) on the last business day prior to the Meeting or any adjournment thereof. The proxy shall be in writing and executed by the Big Horn Shareholder (using exactly the same name in which the Big Horn Shares are registered) or such Big Horn Shareholder's attorney authorized in writing, or if such Big Horn Shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney. A copy of any such authorization should accompany a form of proxy. Persons signing as executors, administrators, trustees, etc. should so indicate.

In addition to revocation in any other manner permitted by law, a Big Horn Shareholder may revoke a proxy by instrument in writing executed by the securityholder or such securityholder's attorney authorized in writing, or, if the securityholder is a corporation, under its corporate seal or by an officer or attorney thereof, duly authorized, and deposited either at the registered office of Big Horn at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof. The registered office Big Horn is as set forth elsewhere in this Information Circular. See "Part III - Information Respecting Big Horn Resources Ltd."

PROXY VOTING

The Big Horn Shares represented by an effective proxy will be voted in accordance with the instructions specified therein. Where no choice is specified, such securities will be voted in favour of each of the matters to be considered at the Meeting. The enclosed forms of proxy confer discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting, or any adjournment thereof. As of the date hereof, management of Big Horn know of no amendments, variations or other matters to come before the Meeting.

VOTING OF BIG HORN SHARES AND PRINCIPAL HOLDERS THEREOF

Big Horn is authorized to issue an unlimited number of Big Horn Shares, without nominal or par value. As of June 18, 2001 there were 28,122,191 Big Horn Shares issued and outstanding, which are its only outstanding voting securities. A Holder of Big Horn Shares is entitled to one vote for each Big Horn Share held.

Big Horn will prepare, as of the Record Date, June 18, 2001, a list of Big Horn Shareholders entitled to receive the Notice of Meeting and showing the number of Big Horn Shares held by such Big Horn Shareholder. Each person named in the list of Big Horn Shareholders will be entitled to notice of, to attend and to vote the Big Horn Shares shown opposite such Big Horn Shareholder's name at the Meeting; provided that, to the extent that such Big Horn Shareholder transfers the ownership of such holder's Big Horn Shares after the Record Date and the transferee of those securities establishes that the transferee owns the securities and demands, not later than ten days before the Meeting, to be included in the list of Big Horn Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote such securities at the Meeting. A person appointed under the form of proxy will be entitled to vote the shares represented by that form only if it is effectively delivered in the manner set out under the heading "Part V – General Proxy Matters - Appointment and Revocation of Proxies"

Pursuant to the by-laws of Big Horn and the Interim Order, business may be transacted at the Meeting if not less than 2 shareholders are present in person, each being a shareholder entitled to vote at such meeting or a duly appointed proxyholder or representative of such shareholder. The Interim Order provides that, if no quorum is present within 30 minutes of the appointed time for the Meeting, the Meeting shall stand adjourned to a day which is not less than 7 days nor more than 30 days thereafter, as determined by the Chairman of the Meeting, and that at such adjourned Meeting, those persons present in person or by proxy, entitled to vote at such Meeting, will constitute a quorum for the adjourned Meeting.

To the best of the knowledge of the directors and officers of Big Horn, the only person who beneficially owns, directly or indirectly, or exercises control or discretion over more than 10% of the voting rights attached to voting securities of Big Horn as at the date hereof is as follows:
Name and Address of Shareholder	Designation of Class	Type of Ownership	Number of Securities Owned	Percentage of Class
Westlinks Resources Ltd. Calgary, Alberta	Common Shares	Direct	8,275,500	29.43%

ADVICE TO BENEFICIAL HOLDERS OF SECURITIES

The information set forth in this section is of significant importance to many Big Horn Shareholders who do not hold their Big Horn Shares in their own name. Only proxies deposited by Big Horn Shareholders whose names appear on the records of Big Horn as the registered holders of Big Horn Shares can be recognized and acted upon at the Meeting. If Big Horn Shares are listed in your account statement provided by your broker, then in almost all cases those Big Horn Shares will not be registered in your name on the records of Big Horn. Such Big Horn Shares will likely be registered under the name of your broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co., the registration name for The Canadian Depository for Securities Limited, which acts as nominees for many Canadian brokerage firms. Big Horn Shares held by your broker or their nominee can only be voted upon your instructions. Without specific instructions, your broker or their nominee is prohibited from voting your shares.

Applicable regulatory policy requires your broker to seek voting instructions from you in advance of a shareholder meeting. Every broker has its own mailing procedures and provides its own return instructions, which you should carefully follow in order to ensure that your shares are voted at the Meetings. Often, the form of proxy supplied by your broker is identical to the form of proxy provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on your behalf. The majority of brokers now delegate responsibility for obtaining instructions from clients to the Independent Investor Communications Corporation ("IICC"). IICC mails a scannable voting instruction form in lieu of the form of proxy provided by Big Horn. The voting instruction form will name the same persons as the proxy to represent the shareholder at the applicable Meeting. A Big Horn Shareholder has the right to appoint a person (who need not be a shareholder of Big Horn) other than the persons designated in the voting instruction form, to represent the Big Horn Shareholder at the Meeting. To exercise this right, the Big Horn Shareholder should insert the name of the desired representative in the blank space provided in the voting instruction form. You are asked to complete and return the voting instruction form to IICC by mail or facsimile. Alternately, you can call IICC's toll-free telephone number to vote your shares or you may vote your shares on the internet. Instructions for telephone or internet voting are contained on the voting instruction form. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. If you receive a voting instruction form from IICC, it cannot be used as a proxy to vote shares directly at the Meeting as the proxy must be returned to IICC well in advance of the Meeting in order to have the shares voted or to appoint an alternative representative to attend at the Meeting in person to vote such shares.

PART VII - OTHER MATTERS

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

None of the directors, executive officers or senior officers of Big Horn, nor associates or affiliates of any such persons is or has been indebted to Big Horn at any time since the beginning of Big Horn's last completed fiscal year nor have any, guarantees, support agreements, letters of credit or other similar arrangements been provided to or for the benefit of any such persons since the beginning of Big Horn's last completed fiscal year.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Except for Westlinks, which holds an aggregate of 8,275,500 Big Horn Shares or 29.43% of the outstanding Big Horn Shares, none of the directors or senior officers of Big Horn, any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of Big Horn, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, in any transaction since the commencement of Big Horn's last completed financial year or in any proposed transaction which, in either case, has or will materially affect Big Horn other than as disclosed herein.

OTHER MATTERS

Management of Big Horn knows of no amendments, variations or other matters to come before the Meeting, other than the matters referred to in the Notice of Meeting; however, if any other matter properly comes before the Meeting, the accompanying forms of proxy will be voted on such matter in accordance with the best judgement of the person(s) voting the proxy.

RISK FACTORS

An investment in the Westlinks Common Shares should be considered speculative due to the nature of Westlinks' and Big Horn's businesses and operations, including in particular their involvement in the exploitation for, and the development, acquisition, production and marketing of, oil and natural gas and their present stages of development. In addition to the other information in this Information Circular, Big Horn Shareholders should carefully consider each, and the cumulative effect of all, of the following factors.

The relative stock prices of the Westlinks Common Shares and the Big Horn Shares at the Effective Time may vary significantly from the prices as of the date of execution of the Arrangement Agreement, the date of this Information Circular and the date of the Meeting, due to changes in the business, operations and prospects of Westlinks or Big Horn, market assessments of the likelihood that the Arrangement will be consummated and the timing hereof, regulatory considerations, general market and economic conditions and other factors. The exchange ratios comprising the Cash Election and the Share Election were fixed at the time of execution of the Arrangement Proposal by the parties and is not subject to adjustment. Any increase or decrease in the market price of the Westlinks Common Shares will correspondingly increase or decrease the value of the consideration to be received by the Big Horn Shareholder who has made a Share Election in the Arrangement. Moreover, because the Effective Time will occur on a date later than the Meeting, there can be no assurance that the price of the Westlinks Common Shares on the date of the Meeting will be indicative of their price at the Effective Time. Big Horn Shareholders are urged to obtain current market quotations for the Westlinks Common Shares and the Big Horn Shares.

After consummation of the Arrangement, Westlinks will have more debt than either Westlinks or Big Horn at present, with substantial debt service obligations, including principal and interest obligations, with respect to indebtedness of as much as $18 million. As such, Westlinks may be particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. The level of Westlinks' indebtedness could: (i) limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, because a substantial portion of Westlinks' cash flow from operations must be dedicated to debt service; (ii) limit Westlinks' ability to obtain (or obtain on favourable terms) additional debt financing in the future for working capital, capital expenditures or acquisitions; (iii) limit Westlinks' flexibility in reacting to competitive and other changes in the industry and economic conditions generally; (iv) expose Westlinks to a risk that a substantial decrease in net operating cash flows could make it difficult to meet debt service requirements; and (v) expose Westlinks to risks inherent in interest rate fluctuations because the new borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates. Moreover, Westlinks' conduct of its business is restricted, and its ability to incur additional debt is limited by restrictive covenants which are contained in its existing Credit Agreement. In particular, any debt incurrence restrictions may limit Westlinks' ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations.

Westlinks' ability to make payments of principal of, to pay interest on, or to refinance, its indebtedness and to satisfy its other debt obligations will depend upon the future operating performance of Westlinks, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of Westlinks' indebtedness. If Westlinks is unable to service its indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, Westlinks may be forced to pursue one or more alternative strategies, such as restructuring or refinancing its indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

The reserve and recovery information contained in the Westlinks Reserve Report and in the Big Horn Reserve Report are only estimates and the actual production and ultimate reserves from Westlinks' and Big Horn's properties may be greater or less than the estimates prepared in such reports. Exploration for oil and natural gas involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. There is no assurance that further commercial quantities of oil and natural gas will be discovered by Westlinks or Big Horn.

The future development of Westlinks' oil and natural gas properties may require additional financing and there are no assurances that such financing will be available or, if available, will be available upon terms acceptable to Westlinks.

Westlinks' operations are subject to the risks normally incidental to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, blow-outs and fires, all of which could result in personal injuries, loss of life and damage to property of Westlinks and others. In accordance with customary industry practice, Westlinks is not fully insured against all of these risks, nor are all such risks insurable. Although Westlinks maintains liability insurance in an amount which it considers adequate and consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits, in which event Westlinks could incur significant costs that could have a material adverse affect upon its financial condition. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations. As referred to under "Industry Conditions - Canadian Environmental Regulation", environmental regulation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing. Although Westlinks believes that it is in material compliance with currently applicable environmental regulation, changes to such regulations may have a material adverse affect on Westlinks.

Both oil and natural gas prices are unstable and are subject to fluctuation. Any material decline in prices could result in a reduction of Westlinks' net production revenue. The economics of producing from some wells may change as a result of lower prices, which could result in a reduction in the volumes of Westlinks' reserves. Westlinks might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in Westlinks' net production revenue causing a reduction in its oil and gas acquisition and development activities. In addition, bank borrowings available to Westlinks are in part determined by the borrowing base of Westlinks. A sustained material decline in prices from historical average prices could further reduce Westlinks' borrowing base, therefore reducing the bank credit available to Westlinks and could require that a portion of Westlinks' bank debt be repaid.

Westlinks uses the full cost method of accounting for oil and natural gas properties. Under this accounting method, capitalized costs are reviewed for impairment to ensure that the carrying amount of these costs is recoverable based on expected future cash flows. To the extent that such capitalized costs (net of accumulated depreciation and depletion) less future taxes exceed the present value of estimated future net cash flows from Westlinks' proved oil and natural gas reserves, those excess costs would be required to be charged to operations.

From time to time Westlinks may enter into agreements to receive fixed prices on its oil and natural gas production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, Westlinks will not benefit from such increases.

From time to time Westlinks may enter into agreements to fix the exchange rate of Canadian to United States dollars in order to offset the risk of revenue losses if the Canadian dollar increases in value compared to the United States dollar; however, if the Canadian dollar declines in value compared to the United States dollar, Westlinks will not benefit from the fluctuating exchange rate.

There are numerous uncertainties inherent in estimating quantities of reserves and cash flows to be derived therefrom, including many factors that are beyond the control of Westlinks. These evaluations include a number of assumptions relating to factors such as initial production rates, production decline rates, ultimate recovery of reserves, timing and amount of capital expenditures, marketability of production, future prices of oil and natural gas, operating costs and royalties and other government levies that may be imposed over the producing life of the reserves. These assumptions were based on price forecasts in use at the date the relevant evaluations were prepared and many of these assumptions are subject to change and are beyond the control of Westlinks. Actual production and cash flows derived therefrom will vary from these evaluations, and such variations could be material. The foregoing evaluations are based in part on the assumed success of exploitation activities intended to be undertaken in future years. The reserves and estimated cash flows to be derived therefrom contained in such evaluations will be reduced to the extent that such exploitation activities do not achieve the level of success assumed in the evaluations.

From time to time Westlinks may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed partially or wholly with debt, which may increase Westlinks' debt levels above industry standards. Depending on future exploration and development plans, Westlinks may require additional financing which may not be available or, if available, may not be available on favourable terms.

The marketability and price of oil and natural gas which may be acquired or discovered by Westlinks will be affected by numerous factors beyond its control. Westlinks will be affected by the differential between the price paid by refiners for light quality oil and the medium grades of oil produced by Westlinks. The ability of Westlinks to market its natural gas may depend upon its ability to acquire space on pipelines which deliver natural gas to commercial markets. Westlinks is also subject to market fluctuations in the prices of oil and natural gas, deliverability uncertainties related to the proximity of its reserves to pipelines and processing facilities and related to operational problems with such pipelines and facilities and extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. Westlinks is also subject to a variety of waste disposal, pollution control and similar environmental laws. The oil and natural gas industry is intensely competitive and Westlinks must compete in all aspects of its operations with a substantial number of other corporations which have greater technical or financial resources. Depending on future exploration and development plans, Westlinks may require additional financing which may not be available or, if available, may not be available on favourable terms.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. In accordance with industry practice, Westlinks conducts such title reviews in connection with its principal properties as it believes are commensurate with the value of such properties. To the extent title defects do exist, it is possible that Westlinks or Big Horn may lose a portion of their right, title, estate and interest in and to the properties to which the title hereto relates.

Westlinks does not anticipate paying any dividends on its outstanding Westlinks Common Shares in the foreseeable future. See "Part II — Information Respecting Westlinks Resources Ltd. - Dividend Record and Policy".

The directors of Westlinks and the proposed nominees may be engaged and may continue to be engaged in the search for oil and gas interests on their own behalf and on behalf of other companies, and situations may arise where the directors may be in direct competition with Westlinks. Conflicts of interest, if any, which arise will be subject to and governed by procedures prescribed by the Business Corporations Act (Alberta) which require a director of a corporation who is a party to, or is a director or an officer of, or has some material interest in any person who is a party to, a material contract or proposed material contract with Westlinks disclose his interest and, in the case of directors, to refrain from voting on any matter in respect of such contract unless otherwise permitted under the Business Corporations Act (Alberta).

Holders of Westlinks Common Shares must rely upon the experience and expertise of the management of Westlinks. The continued success of Westlinks is largely dependant on the performance of its key employees. Failure to retain or to attract and retain additional key employees with necessary skills could have a materially adverse impact upon Westlinks' growth and profitability.

INDUSTRY CONDITIONS

The oil and gas industry is subject to extensive controls and regulations imposed by various levels of government. Outlined below are some of the more significant aspects of the legislation, regulations and agreements governing the oil and gas industry. All current legislation is a matter of public record and Westlinks is unable to predict what additional legislation or amendments may be enacted.

Canadian Government Regulation

The oil and natural gas industry is subject to extensive controls and regulations imposed by various levels of government. It is not expected that any of these controls or regulations will affect the operations of Westlinks in a manner materially different than they would affect other oil and gas companies of similar size. All current legislation is a matter of public record and Westlinks is unable to predict what additional legislation or amendments may be enacted.

Pricing and Marketing - Oil

In Canada, producers of oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. The price depends in part on oil quality, prices of competing fuels, distance to market, the value of refined products and the supply/demand balance. Oil exports may be made pursuant to export contracts with terms not exceeding 1 year in the case of light crude, and not exceeding 2 years in the case of heavy crude, provided that an order approving any such export has been obtained from the National Energy Board ("NEB"). Any oil export to be made pursuant to a contract of longer duration (to a maximum of 25 years) requires an exporter to obtain an export licence from the NEB and the issue of such a licence requires the approval of the Governor in Council.

Pricing and Marketing - Natural Gas

In Canada, the price of natural gas sold in interprovincial and international trade is determined by negotiation between buyers and sellers. Natural gas exported from Canada is subject to regulation by the NEB and the Government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts must continue to meet certain criteria prescribed by the NEB and the Government of Canada. Natural gas exports for a term of less than 2 years or for a term of 2 to 20 years (in quantities of not more than 30,000 m3/day), must be made pursuant to an NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity requires an exporter to obtain an export licence from the NEB and the issue of such a licence requires the approval of the Governor in Council.

The governments of Alberta, British Columbia and Saskatchewan also regulate the volume of natural gas which may be removed from those provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations.

The North American Free Trade Agreement

On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of Canada, the U.S. and Mexico became effective. NAFTA carries forward most of the material energy terms contained in the Canada-U.S. Free Trade Agreement. In the context of energy resources, Canada continues to remain free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not: (i) reduce the proportion of energy resource exported relative to domestic use (based upon the proportion prevailing in the most recent 36 month period), (ii) impose an export price higher than the domestic price, and (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

Royalties and Incentives

In addition to federal regulation, each province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

From time to time the governments of Canada, Alberta, British Columbia and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced planning projects.

Regulations made pursuant to the Alberta Mines and Minerals Act provide various incentives for exploring and developing oil reserves in Alberta. Oil produced from horizontal extensions commenced at least 5 years after the well was originally spudded may also qualify for a royalty reduction. A 24 month, 8,000 m3 exemption is available to production from a well that has not produced for a 12 month period, if resuming production after February 1, 1993. As well, oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992 is entitled to a 12 month royalty exemption (to a maximum of $1 million). Oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

The Alberta Government has also introduced the Third Tier Royalty with a base rate of 10% and a rate cap of 25% for oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30%. The old oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 35%.

In Alberta, the royalty reserved to the Crown in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new gas, and between 15% and 35%, in the case of old gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 31, 1985 and before June 1, 1988 is eligible for a royalty exemption for a period of 12 months, up to a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

In Alberta, a producer of oil or natural gas is entitled to a credit against the royalties payable to the Crown by virtue of the ARTC (Alberta royalty tax credit) program. The ARTC program is based on a price-sensitive formula, and the ARTC rate varies between 75 percent, at prices for oil below $100 per m3 , and 25 percent, at prices above $210 per m3 . The ARTC rate is applied to a maximum of $2,000,000 of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on the average "par price", as determined by the Alberta Department of Energy for the previous quarterly period.

On December 22, 1997, the Alberta government announced that it was conducting a review of the ARTC program with the objective of setting out better targeted objectives for a smaller program and to deal with administrative difficulties. On August 30, 1999, the Alberta government announced that it would not be reducing the size of the program but that it would introduce new rules to reduce the number of persons who qualify for the program. The new rules will preclude companies that pay less than $10,000 in royalties per year and non-corporate entities from qualifying for the program.

Producers of oil and natural gas in British Columbia are also required to pay annual rental payments in respect of Crown leases and royalties and freehold production taxes in respect of oil and gas produced from Crown and freehold lands, respectively. The amount payable as a royalty in respect of oil depends on the vintage of the oil (whether it was produced from a pool discovered before or after October 31, 1975), the quantity of oil produced in a month and the value of the oil. Oil produced from newly discovered pools may be exempt from the payment of a royalty for the first 36 months of production. The royalty payable on natural gas is determined by a sliding scale based on a reference price which is the greater of the amount obtained by the producer and at prescribed minimum price. Gas produced in association with oil has a minimum royalty of 8% while the royalty in respect of other gas may not be less than 15%.

Oil and natural gas royalty holidays and reductions for specific wells reduce the amount of Crown royalties paid by Westlinks to the provincial governments. In Alberta, the ARTC program provides a rebate on Alberta Crown royalties paid in respect of eligible producing properties. Both of these incentives have the effect of increasing the net income of Westlinks.

Land Tenure

Crude oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licences and permits for varying terms from two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

Canadian Environmental Regulation

The oil and natural gas industry is currently subject to environmental regulation pursuant to provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines and penalties.

In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to replacing a variety of older statutes which related to environmental matters, AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta and in certain instances also imposes greater penalties for violations.

British Columbia's Environmental Assessment Act became effective June 30, 1995. This legislation rolls the previous processes for the review of major energy projects into a single environmental assessment process which contemplates public participation in the environmental review.

Westlinks is committed to meeting its responsibilities to protect the environment wherever it operates and anticipates making increased, although not material, expenditures of both a capital and expense nature as a result of the increasingly stringent laws relating to the protection of the environment. Westlinks believes that it is in material compliance with environmental laws and regulations applicable as at the date hereof.

APPROVAL OF DIRECTORS

The contents of this Information Circular have been approved by the Big Horn Board.

CERTIFICATE OF BIG HORN

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Westlinks has provided the information contained in this Information Circular concerning Westlinks and its business, including its financial information and financial statements, .. Westlinks, as the sole shareholder of Subco, has provided the information contained in this Information Circular concerning Subco. Big Horn assumes no responsibility for the accuracy or completeness of such information, nor for any omission on the part of Westlinks to disclose facts or events which may affect the accuracy of any such information.

Calgary, Alberta
June 22, 2001
(signed) "Reginald J. Greenslade" Reginald J. Greenslade President and Chief Executive Officer

(signed) "Luc Chartrand " Luc Chartrand Chief Financial Officer

A

APPENDIX A
ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT

among

WESTLINKS RESOURCES LTD.

and

3779041 CANADA LTD.

and

BIG HORN RESOURCES LTD.

May 16, 2001

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 16th day of May, 2001

A M O N G:

WESTLINKS RESOURCES LTD.,

a corporation existing under the Business Corporations Act (Alberta);

("Westlinks")

- and -

3779041 CANADA LTD.,

a corporation existing under the Canada Business Corporations Act,

("Subco")

- and -

BIG HORN RESOURCES LTD.,

a corporation existing under the Canada Business Corporations Act,

("Big Horn")

WITNESSES THAT:

WHEREAS Subco is a corporation wholly-owned by Westlinks which was incorporated for the purpose of completing the transaction contemplated by this Agreement;

AND WHEREAS Big Horn, Westlinks and Subco propose to effect a business combination to combine the business and assets of Big Horn with those of Westlinks and pursuant to which Subco and Big Horn will amalgamate under the provisions of the Canada Business Corporations Act;

AND WHEREAS the parties hereto intend to carry out the proposed business combination by way of a plan of arrangement under the provisions of the Canada Business Corporations Act;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

Article 1
DeFinitions, Interpretation and Schedule

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meaning ascribed to such capitalized word or term below:

(a) "Acquisition Proposal" means any inquiry or proposal (other than an inquiry or proposal made with respect to the Arrangement) regarding (i) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, (ii) any sale, lease, exchange, transfer or other disposition of assets of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries other than in the ordinary course of business thereof and consented to by the other party hereto, (iii) any tender offer, take-over bid, exchange offer or similar transaction by any person involving the acquisition of securities of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, (iv) any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could constitute a de facto change in control of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, or (v) any other similar transaction or series of related transactions which would or could constitute a de facto change in control of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries or which would or could hinder the consummation of the transactions contemplated by, or otherwise defeat the purpose of, this Agreement;

(b) "affiliate" has the meaning set forth in the CBCA;

(c) "Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this arrangement agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

(d) "Amalgamating Corporations" means Big Horn and Subco collectively;

(e) "Arrangement" means the arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or at the direction of the Court in the Final Order;

(f) "Articles of Arrangement" means articles of arrangement in respect of the Arrangement required by the CBCA to be filed by the Director after the Final Order is made;

(g) "Big Horn" means Big Horn Resources Ltd., a corporation amalgamated under the CBCA;

(h) "Big Horn Common Shares" means the common voting shares which Big Horn is authorized to issue as constituted on the date hereof;

(i) "Big Horn Governing Documents" means the Articles of Amalgamation of Big Horn, as amended to the date hereof and the By-laws of Big Horn;

(j) "Big Horn Meeting" means the special meeting, including any adjournments or postponements thereof, of the Big Horn Shareholders to be held, among other things, to consider, and if deemed advisable, to approve the Arrangement;

(k) "Big Horn Officer Obligations" means obligations or liabilities of Big Horn to pay any amount to its officers, directors or employees, other than for salary, bonuses under existing bonus arrangements and directors' fees payable in the ordinary course of the business of Big Horn, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Big Horn to officers or employees (i) for severance or termination payments on or in connection with the change of control of Big Horn pursuant to any executive employment agreements in the case of officers and pursuant to Big Horn's severance policy in the case of employees; or (ii) retention bonus payments pursuant to any retention bonus program;

(l) "Big Horn Options" means the options to purchase Big Horn Common Shares outstanding under the Big Horn Share Option Plan;

(m) "Big Horn Share Option Plan" means the stock option plan adopted by Big Horn, as amended;

(n) "Big Horn Shareholders" means the holders of Big Horn Common Shares at the applicable time;

(o) "Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(p) "Canadian GAAP" means generally accepted accounting principles in Canada;

(q) "CBCA" means the Canada Business Corporations Act;

(r) "CDNX" means The Canadian Venture Exchange Inc.;

(s) "Certificate" means the certificate giving effect to the Arrangement endorsed by the Director on the Articles of Arrangement pursuant to subsection 192(7) of the CBCA;

(t) "Confidentiality Agreement" means the confidentiality agreement dated April 12, 2001 between Westlinks and Big Horn;

(u) "Court" means the Court of Queen's Bench of Alberta;

(v) "Director" means the Director appointed pursuant to section 260 of the CBCA;

(w) "Disclosed Information" means all written and verbal information of either Westlinks or Big Horn disclosed pursuant to the Confidentiality Agreement;

(x) "Effective Date" means the date set out in the Certificate as being the effective date in respect of the Arrangement;

(y) "Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date;

(z) "EuroGas" means Eurogas, Inc.;

(aa) "EuroGas Agreement" means the letter agreement dated effective April 23, 2001, as amended, whereby Westlinks agreed to purchase an aggregate of 10,401,500 Big Horn Common Shares from EuroGas;

(bb) "Final Order" means the order of the Court, as such order may be amended at any time prior to the Effective Date, pursuant to subsection 192(4) of the CBCA approving the Arrangement or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(cc) "Governing Documents" means either the Big Horn Governing Documents, the Westlinks Governing Documents or the Subco Governing Documents, as the case may be;

(dd) "Governmental Entity" means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ee) "in writing" means written information including documents, files, records, books and other materials made available, delivered or produced to a party hereto by or on behalf of another party hereto in the course of the former's due diligence review of the latter;

(ff) "Interim Order" means the interim order of the Court, as such order may be amended, pursuant to subsection 192(4) of the CBCA made in connection with the Arrangement;

(gg) "Law" means any law, by-law, rule, regulation, order, ordinance, protocol, code, guideline, policy, notice, direction and judgement or other requirement of any Governmental Entity;

(hh) "Letter Agreement" means the letter agreement dated April 24, 2001 between Big Horn and Westlinks;

(ii) "Material Adverse Change" means, in respect of either Big Horn or Westlinks, as the case may be, any change in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, leases, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of such party or any subsidiary, which is materially adverse to the business of such party and its subsidiaries (considered as a whole), other than a change (i) that arises out of the usual and ordinary course of business; (ii) that arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by a party to the other; (iii) that results from conditions affecting the oil and gas industry generally; (iv) that results from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (v) that results from the drilling, completion or testing of any well where such activities establish that the well or prospect is not commercially viable or is less capable than anticipated by such party;

(jj) "Material Adverse Effect", in relation to any event or change, means an effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of Big Horn or Westlinks, as the case may be, and their respective subsidiaries (considered as a whole); provided that a Material Adverse Effect shall not include an adverse effect resulting from a change (i) that arises out of the usual and ordinary course of business; (ii) that arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by a party to the other; (iii) that results from conditions affecting the oil and gas industry generally; (iv) that results from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (v) that results from the drilling, completion or testing of any well where such activities establish that the well or prospect is not commercially viable or is less capable than anticipated by either Big Horn or Westlinks, as the case may be;

(kk) "NASDAQ" means the Nasdaq Stock Market;

(ll) "Officer Obligations" means either the Big Horn Officer Obligations or the Westlinks Officer Obligations, as the case may be;

(mm) "Plan of Arrangement" means a plan of arrangement substantially in the form and content of the plan of arrangement attached as Schedule A hereto and any amendment or variation thereto made in accordance with section 7.1 of the Plan of Arrangement or section 10.1 hereof;

(nn) "Proxy Circular" means the management information circular to be prepared by Big Horn for the Big Horn Meeting;

(oo) "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes;

(pp) "Securities Authorities" means the Alberta Securities Commission and other securities regulatory authorities in Canada collectively;

(qq) "Special Shares" has the meaning set out in the Plan of Arrangement;

(rr) "Subco" means 3779041 Canada Ltd., a wholly-owned subsidiary of Westlinks incorporated under the CBCA;

(ss) "Subco Governing Documents" means the Articles of Incorporation of Subco, as amended to the date hereof and the By-laws of Subco;

(tt) "subsidiary" has the meaning set forth in the CBCA;

(uu) "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that if consummated in accordance with the terms thereof, would result in a transaction more favourable from a financial point of view to the Big Horn Shareholders than the Arrangement;

(vv) "Taxes" shall mean, with respect to any person, all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing;

(ww) "TSE" means the Toronto Stock Exchange Inc.;

(xx) "Westlinks" means Westlinks Resources Ltd., a corporation amalgamated under the laws of the Business Corporations Act (Alberta);

(yy) "Westlinks Common Shares" means the common voting shares which Westlinks is authorized to issue as constituted on the date hereof;

(zz) "Westlinks Governing Documents" means the Articles of Amalgamation of Westlinks, as amended to the date hereof and the By-laws of Westlinks;

(aaa) "Westlinks Officer Obligations" means obligations or liabilities of Westlinks to pay any amount to its officers, directors or employees, other than for salary, bonuses under existing bonus arrangements and directors' fees payable in the ordinary course of the business of Westlinks, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Westlinks with respect to any severance or termination payments which Westlinks is or may become liable to make to its officers, employees or contractors after the date of this Agreement;

(bbb) "Westlinks Options" means the options to purchase Westlinks Common Shares outstanding under the Westlinks Share Option Plan; and

(ccc) "Westlinks Preferred Shares" has the meaning set out in the Plan of Arrangement;

In addition, words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA unless the context otherwise requires.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Agreement and the schedule attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.3 Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing a person or persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.4 Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute, regulation or rule in force from time to time and any statute or regulation that supplements or supersedes such statute, regulation or rule.

1.6 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

1.7 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which approximates as much as possible the invalid or unenforceable provision which it replaces.

1.8 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP.

1.9 Knowledge

Where the phrase "to the best of the knowledge" is used, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon the collective knowledge of the management of the party making the representation and warranty after having conducted an actual investigation as to the subject matter relating thereto, with the level of such investigation in each case being that of a reasonably prudent person investigating a material consideration in the context of a material transaction, and the use of such phrase herein shall constitute a representation and warranty by the party making the representation and warranty in each case that such investigation has been actually made.

1.10 Schedule

The following schedule is attached to, and is deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Plan of Arrangement
B	Westlinks Options
C	Big Horn Options
D	Big Horn Officer Obligations

Article 2
The Arrangement

2.1 Arrangement

The Amalgamating Corporations agree to amalgamate by way of arrangement pursuant to section 192 of the CBCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement and Westlinks hereby covenants and agrees to issue the Westlinks Common Shares and Westlinks Preferred Shares required to be issued in connection with the Arrangement and to cause Subco to issue the Special Shares required to be issued in connection with the Arrangement.

2.2 Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date and at such time the Amalgamating Corporations shall amalgamate and continue as one corporation on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.3 Consultation

Westlinks and Big Horn agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the Arrangement or making any filing with any federal, provincial or state governmental or regulatory agency or with any stock exchange with respect thereto. Each of Westlinks and Big Horn shall use its commercially reasonable efforts to enable the other of them to review and comment on all such press releases and filings prior to the release thereof. Westlinks and Big Horn agree to issue a press release with respect to this Agreement as soon as practicable after the execution thereof, in a form acceptable to each of them.

2.4 Court Proceedings

As soon as is reasonably practicable after the execution of this Agreement, Big Horn and Subco shall apply to the Court pursuant to section 192 of the CBCA for an order approving the Arrangement and, in connection with such application, Big Horn and Subco shall:

(a) file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall provide for, among other things, the calling and holding of the Big Horn Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b) subject to obtaining the approvals contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all actions and steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order.

The notice of motion for the application referred to in this section shall be satisfactory to each of Big Horn and Subco, acting reasonably, and shall request that the Interim Order provide, among other things:

(c) for the persons to whom notice is to be provided in respect of the Arrangement and the Big Horn Meeting and for the manner in which such notice is to be provided; and

(d) that the requisite approval of the Big Horn Shareholders for the Arrangement shall be two-thirds of the votes cast thereon by Big Horn Shareholders present in person or represented by proxy at the Big Horn Meeting and one-half of the votes cast thereon by Big Horn Shareholders present in person or represented by proxy at the Big Horn Meeting other than Westlinks.

2.5 Pre-closing

Unless this Agreement is terminated pursuant to the provisions hereof, Westlinks, Subco and Big Horn shall meet at the offices of Donahue Ernst & Young LLP, Suite 1000, 440 – 2nd Avenue S.W., Calgary, Alberta at 9:00 a.m. on July 4, 2001 or at such other time or on such other date at they may mutually agree upon and each of them shall then deliver to the other of them:

(a) the documents required to be delivered by such party hereunder to complete the transaction contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b) written confirmation as to the satisfaction or waiver of all of the conditions in favour of such party contained in this Agreement.

2.6 Articles of Arrangement

Subject to the rights of termination contained in Article 10 hereof, upon the Big Horn Shareholders approving the Arrangement in accordance with the Interim Order, the Amalgamating Corporations obtaining the Final Order and the other conditions contained in Article 9 hereof being complied with or waived, the Amalgamating Corporations shall jointly file articles of arrangement, in duplicate, with the Director together with such other documents as may be required in order to effect the Arrangement.

Article 3
REPRESENTATIONS AND WARRANTIES OF WESTLINKS and subco

Westlinks and Subco hereby represent and warrant jointly and severally to Big Horn as follows and acknowledge that Big Horn is relying upon such representations and warranties in connection with the entering into of this Agreement and performance of its obligations hereunder.

3.1 Organization and Qualification

Each of Westlinks and Subco is a corporation duly incorporated or amalgamated, as the case may be, and organized and validly existing under the laws of their respective jurisdictions of incorporation and has the requisite corporate power and authority to carry on their respective business as it is now being conducted.

3.2 Authority Relative to this Agreement

Westlinks and Subco each have the requisite corporate authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the consummation by Westlinks and Subco of the transactions contemplated hereby have been duly authorized by the board of directors of each of Westlinks and Subco and no other corporate proceedings on the part of Westlinks or Subco are or will be necessary to authorize this Agreement and the completion of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Westlinks and Subco and constitutes a legal, valid and binding obligation of each of Westlinks and Subco enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to the general principles of equity.

3.3 No Violations

(a) The execution and delivery of and the performance of and compliance with the terms of this Agreement and the performance of any of the transactions contemplated hereby by Westlinks and Subco does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under any term or provision of the Westlinks Governing Documents or the Subco Governing Documents, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which Westlinks or Subco is a party or by which Westlinks or Subco is bound, or any law, judgement, decree, order, statute, rule or regulation applicable to Westlinks or Subco, which default or breach might reasonably be expected to have a Material Adverse Effect on Westlinks or Subco or the ability of Westlinks or Subco to complete the transactions contemplated hereby.

(b) There is no legal impediment to Westlinks' or Subco's consummation of the transactions contemplated by this Agreement and no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required by Westlinks or Subco in connection with the transactions contemplated hereby, except for (i) filings with and approvals required by Securities Authorities and stock exchanges, (ii) any other consent, waiver, permit, order or approval referred to in section 9.1 hereof and (iii) such filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of Westlinks or Subco to consummate the transactions contemplated hereby.

3.4 Knowledge

As of the date hereof, neither Westlinks nor Subco has actual knowledge of any misrepresentation, breach or non-performance by Big Horn of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on Westlinks or Subco should the Arrangement be completed.

3.5 Capitalization of Westlinks

As of the date hereof, the authorized share capital of Westlinks consists of an unlimited number of Westlinks Common Shares and an unlimited number of preferred shares issuable in one or more series. As of the date hereof, 5,673,639 Westlinks Common Shares are issued and outstanding, and no preferred shares are issued and outstanding. As of the date hereof, Westlinks Options to acquire an aggregate of 565,000 Westlinks Common Shares have been granted, details of which, including the number of such options and the exercise price thereof, are set forth in Schedule B hereto. In addition, as of the date hereof, common share purchase warrants entitling the holders thereof to acquire an aggregate of 1,135,000 Westlinks Common Shares have been issued, each having an exercise price of U.S. $4.50 per share and common share purchase warrants entitling the holders thereof to acquire an aggregate of 100,000 Westlinks Common Shares have been issued, each having an exercise price of U.S. $5.40 per share. Other than pursuant to this Agreement and except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Westlinks of any shares of Westlinks or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire Westlinks Common Shares, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Westlinks. All outstanding Westlinks Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Westlinks Common Shares issuable upon exercise of outstanding convertible securities of Westlinks in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

3.6 Capitalization of Subco

As of the date hereof, the authorized share capital of Subco consists of an unlimited number of common shares. As of the date hereof, 1 common share is issued and outstanding and is registered in the name of and beneficially owned by Westlinks. Other than pursuant to this Agreement, there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Subco of any shares of Subco or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares of Subco, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Subco. All outstanding shares of Subco have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

3.7 Business and Affairs of Subco

Subco has been formed for the sole purpose of implementing the Arrangement and other than $1.00 cash has no assets or liabilities whether absolute or contingent, direct or indirect and carries on no business.

3.8 Business and Affairs of 759795 Alberta Ltd.

759795 Alberta Ltd. has no assets or liabilities whatsoever (other than its initial stated capital), whether absolute or contingent, direct or indirect or carries on any business.

3.9 No Material Adverse Change

Since September 30, 2000, there has not been any Material Adverse Change affecting Westlinks.

3.10 No Undisclosed Material Liabilities

Except (a) as disclosed or reflected in the audited financial statements of Westlinks as at and for the period ended December 31, 1999 or in the unaudited financial statements of Westlinks as at and for the period ended September 30, 2000 or as set forth or included in the Disclosed Information, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice or (ii) pursuant to the terms of this Agreement, Westlinks has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by Canadian generally accepted accounting principles to be reflected on a balance sheet of Westlinks) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

3.11 Officer Obligations

The Westlinks Officer Obligations do not and will not exceed an aggregate of $818,817.

3.12 Brokerage Fees

Westlinks has not retained nor will it retain, without Big Horn's written consent not to be unreasonably withheld, any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated except that Spencer Edwards, Inc. has been retained by the Board of Directors of Westlinks to provide a comfort letter relating to the Arrangement for a fee of U.S. $25,000.

3.13 Financial Statements

Westlinks' audited financial statements as at and for the period ended December 31, 1999 have been prepared in accordance with Canadian generally accepted accounting principles and to the best knowledge of Westlinks, its unaudited financial statements as at and for the period ended September 30, 2000, have been prepared in accordance with Canadian generally accepted accounting principles (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Westlinks' independent auditors or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present the financial position, results of operations and changes in financial position of Westlinks as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to year-end audit adjustments).

3.14 Subsidiaries

Except for Subco and 759795 Alberta Ltd., Westlinks has no direct or indirect, wholly-owned or partially-owned subsidiaries.

3.15 Compliance with Law

Westlinks has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, give rise to a Material Adverse Effect or materially affect the ability of Westlinks to perform its material obligations hereunder.

3.16 Material Agreements

There are no agreements, permits, licenses, approvals, certificates or other rights or authorizations material to the conduct of Westlinks' business except as set forth or referred to in the Disclosed Information, and all such agreements, permits, licences, approvals, certificates and other rights and authorizations are valid and subsisting and Westlinks is not in material default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations.

3.17 Employment Agreements

Except as set forth or included in the Disclosed Information, Westlinks is not a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than thirty (30) days or any written agreement that provides for a payment by Westlinks on a change of control of Westlinks or severance of employment and Westlinks agrees not to amend the terms and conditions of any of the foregoing agreements that were set forth or included in the Disclosed Information.

3.18 Employee Benefit Plans

Westlinks does not have any employee benefit plans and has made no promises with respect to increased benefits under such plans, other than existing health, dental, vision and short and long term disability plans of general application.

3.19 Engineering Report

Westlinks has provided to Sproule Associates Limited ("Sproule"), independent geological and petroleum engineering consultants, all material information concerning land descriptions and well data respecting the principal oil and gas assets of Westlinks to permit Sproule to complete the evaluation report dated January 1, 2001 and, in particular, all material information respecting Westlinks' interests in its principal oil and gas assets identified in such evaluation report and the royalty burdens and net profits interest burdens thereon and Westlinks is not aware of any information not provided to Sproule that would have a material adverse impact on the evaluation report, taken as a whole.

3.20 Books and Records

The corporate records and minute books of Westlinks have been maintained in accordance with all applicable statutory requirements and are complete and up to date in all material respects.

3.21 Reporting Issuer Status

Westlinks is a "reporting issuer" or the equivalent under securities laws of the Provinces of Alberta and British Columbia and is registered with the Securities and Exchange Commission in the United States of America under the Securities Exchange Act of 1934 and the Westlinks Common Shares are listed and trade on the CDNX and are quoted on the Nasdaq.

3.22 Public Disclosure

To the best knowledge of Westlinks, all documents or information sent by or on behalf of Westlinks to holders of Westlinks Common Shares or otherwise filed with regulatory authorities in Canada or the United States did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.23 Disclosure to Big Horn

Except as disclosed to Big Horn and to the best knowledge of Westlinks the data and information in respect of Westlinks and its business and operations provided by Westlinks to Big Horn was and is accurate and correct in all material respects as of the respective dates thereof and Westlinks has not omitted to provide to Big Horn any material information necessary in order for any information provided by Westlinks to Big Horn not to be misleading in any material way.

3.24 Litigation, etc.

Except as set forth or included in the Disclosed Information, there are no actions, suits or proceedings pending, or to the knowledge of Westlinks, threatened against Westlinks or any of its subsidiaries before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves the possibility of any judgement against Westlinks or any of its subsidiaries.

3.25 Environmental

Except as set forth or included in the Disclosed Information:

(a) Westlinks is not aware of, and has not received:

(i) any order or directive that relates to environmental matters and that requires any material work, repairs, construction or capital expenditures; or

(ii) any demand or notice with respect to the material breach of any environmental, health or safety laws applicable to Westlinks or any of its subsidiaries, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

(b) Westlinks has not received notice of and is not aware of any material environmental liabilities related to its assets, other than obligations in the ordinary course of business to abandon wells when they have ceased to be productive, remove production equipment when such equipment is no longer being used and restore and reclaim the surface sites thereof.

(c) All material environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary to be held by Westlinks for the ownership, operation, development, maintenance, or use of any of the assets of Westlinks have been obtained and maintained in effect.

(d) Westlinks, its assets and the ownership, operation, development, maintenance and use of its assets are in material compliance with all environmental laws and with all material terms and conditions of all Environmental Permits.

3.26 Tax Matters

(a) All Returns required to be filed by or on behalf of Westlinks or any of its subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Westlinks or any of its subsidiaries with respect to items or periods covered by such Returns.

(b) For all periods covered by the filed tax returns disclosed in the Disclosed Information, Westlinks has been furnished by Westlinks true and complete copies of (i) the relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Westlinks or on behalf of Westlinks relating to Taxes and, (ii) all federal, provincial, state, local or foreign income or franchise tax returns for Westlinks.

(c) No material deficiencies exist or have been asserted with respect to Taxes of Westlinks. Westlinks is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Westlinks or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Westlinks or any of its subsidiaries. Except as disclosed in the Disclosed Information, the Returns of Westlinks have not been audited by a government or taxing authority since Westlinks' incorporation, nor is any such audit in process, pending or, to the knowledge of Westlinks, threatened.

3.27 Debt and Working Capital

As at March 31, 2001, Westlinks' consolidated debt (other than trade debt) was $6,431,000 and its working capital deficit (calculated as current assets minus current liabilities, both determined in accordance with Canadian generally accepted accounting principles) was $1,213,000.

3.28 Matters Pertaining to EuroGas Agreement

(a) To the best of Westlinks knowledge, at the time it entered into the EuroGas Agreement:

(i) EuroGas, Inc. ("EuroGas") had full knowledge of and access to information concerning Big Horn and its securities; and

(ii) all factors peculiar to EuroGas, including non-financial factors, that were considered relevant by EuroGas in assessing the consideration paid by Westlinks under the EuroGas Agreement did not have the effect of reducing the price for the Big Horn Common Shares that would otherwise have been considered acceptable by EuroGas.

(b) At the time Westlinks entered into the EuroGas Agreement, Westlinks did not know, and to the best knowledge of Westlinks, EuroGas did not know any material non-public information of or relating to Big Horn or the Big Horn Common Shares that was not disclosed generally and if disclosed, could have reasonably been expected to increase the agreed consideration for the Big Horn Common Shares.

(c) Westlinks has no knowledge of any material non-public information of or relating to Big Horn or the Big Horn Common Shares since the date of the EuroGas Agreement that has not been disclosed generally and could reasonably been expected to increase the value of the Big Horn Common Shares.

Article 4
REPRESENTATIONS AND WARRANTIES OF BIG HORN

Big Horn hereby represents and warrants (and, as applicable, covenants) to Westlinks and Subco as follows and acknowledges that Westlinks and Subco are relying upon such representations and warranties in connection with the entering into of this Agreement.

4.1 Organization and Qualification

Big Horn is a corporation duly amalgamated and organized and validly subsisting under the laws of Canada and has the requisite corporate power and capacity to carry on its business as it is now being conducted. Big Horn is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect.

4.2 Authority Relative to this Agreement

Subject to receipt of the approval of the Big Horn Shareholders to the Arrangement, Big Horn has the requisite corporate power and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Big Horn's board of directors, and no other corporate proceedings on the part of Big Horn are necessary to authorize the performance of its obligations under this Agreement (except for obtaining shareholder approval in respect of the Arrangement) and the completion of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Big Horn and constitutes a legal, valid and binding obligation of Big Horn enforceable against Big Horn in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to the general principles of equity.

4.3 No Violations

(a) The execution and delivery of and the performance of and compliance with the terms of this Agreement and the performance of any of the transactions contemplated hereby by Big Horn does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under any term or provision of the Big Horn Governing Documents, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which Big Horn is a party or by which Big Horn is bound, or any law, judgement, decree, order, statute, rule or regulation applicable to Big Horn, which default or breach might reasonably be expected to have a Material Adverse Effect on Big Horn or the ability of Big Horn to complete the transactions contemplated hereby.

(b) There is no legal impediment to Big Horn's consummation of the transactions contemplated by this Agreement and no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required by Big Horn in connection with the transactions contemplated hereby, except for (i) consents or approvals required by the Interim Order or the Final Order, (ii) filings with the Director under the CBCA and filings with and approvals required by Securities Authorities and stock exchanges, (iii) any other consent, waiver, permit, order or approval referred to in section 9.1 hereof and (iv) such filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of Big Horn to consummate the transactions contemplated hereby.

4.4 Knowledge

As of the date hereof, Big Horn does not have actual knowledge of any misrepresentation, breach or non-performance by Westlinks nor Subco of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on Big Horn should the Arrangement be completed.

4.5 Capitalization

As of the date hereof, the authorized share capital of Big Horn consists of an unlimited number of Big Horn Common Shares. As of the date hereof, 28,122,191 Big Horn Common Shares are issued and outstanding. As of the date hereof, Big Horn Options to acquire an aggregate of 2,419,500 Big Horn Common Shares have been granted, details of which, including the number of such Big Horn Options and the exercise price thereof, are set forth in Schedule C hereto. Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Big Horn of any shares of Big Horn or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire Big Horn Common Shares, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Big Horn. All outstanding Big Horn Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Big Horn Common Shares issuable upon exercise of outstanding Big Horn Options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

4.6 Capitalization of Big Horn Subsidiaries

The authorized share capital of 800548 Alberta Inc. consists of an unlimited number of Class "A" Common shares and an unlimited number of Class "B" Common shares. As of the date hereof, 2,320,000 Class "A" Common shares of 800548 Alberta Inc. are issued and outstanding and all such shares are registered in the name of and beneficially owned by Big Horn. The authorized share capital of 800550 Alberta Inc. consists of an unlimited number of Class "A" common shares and an unlimited number of Class "B" Common Shares. As of the date hereof, 4,630,000 Class "A" Common shares of 800550 Alberta Inc. are issued and outstanding and all such shares are registered in the name of and beneficially owned by Big Horn. There are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by either 800548 Alberta Inc. or 800550 Alberta Inc. of any of their respective shares or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares of either 800548 Alberta Inc. or 800550 Alberta Inc., nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of either 800548 Alberta Inc. or 800550 Alberta Inc., as the case may be. All outstanding shares of each of either 800548 Alberta Inc. and 800550 Alberta Inc. have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

4.7 Business and Affairs of Big Horn Subsidiaries

Neither 800548 Alberta Inc. nor 800550 Alberta Inc. has any assets or liabilities whatsoever, whether absolute or contingent, direct or indirect or carries on any business.

4.8 No Material Adverse Change

Since December 31, 2000, there has not been any Material Adverse Change affecting Big Horn.

4.9 No Undisclosed Material Liabilities

Except (a) as disclosed or reflected in the audited financial statements of Big Horn as at and for the period ended December 31, 2000 or as set forth or included in the Disclosed Information, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice or (ii) pursuant to the terms of this Agreement, Big Horn has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by Canadian generally accepted accounting principles to be reflected on a balance sheet of Big Horn) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

4.10 Officer Obligations

The Big Horn Officer Obligations do not exceed an aggregate of $625,000.

4.11 Brokerage Fees

Big Horn has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that First Merchants Corporation has been retained by Big Horn in connection with certain matters not related to the transactions contemplated hereby.

4.12 Financial Statements

Big Horn's audited consolidated financial statements as at and for the period ended December 31, 2000 have been prepared in accordance with Canadian generally accepted accounting principles (except as otherwise indicated in such financial statements and the notes thereto or in the related report of Big Horn's independent auditors and fairly present the financial position, results of operations and changes in financial position of Big Horn as of the date thereof and for the period indicated therein.

4.13 Subsidiaries

Except for 800548 Alberta Ltd. and 800550 Alberta Ltd., Big Horn has no direct or indirect, wholly-owned or partially-owned subsidiaries.

4.14 Compliance with Law

Big Horn has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, give rise to a Material Adverse Effect or materially affect the ability of Big Horn to perform its material obligations hereunder.

4.15 Material Agreements

There are no agreements, permits, licenses, approvals, certificates or other rights or authorizations material to the conduct of Big Horn's business except as set forth or referred to in the Disclosed Information, and all such agreements, permits, licences, approvals, certificates and other rights and authorizations are valid and subsisting and Big Horn is not in material default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations.

4.16 Employment Agreements

Except as set forth or included in the Disclosed Information, Big Horn is not a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than thirty (30) days or any written agreement that provides for a payment by Big Horn on a change of control of Big Horn or severance of employment and Big Horn agrees not to amend the terms and conditions of any of the foregoing agreements that were set forth or included in the Disclosed Information.

4.17 Employee Benefit Plans

Big Horn does not have any employee benefit plans and has made no promises with respect to increased benefits under such plans, other than existing employee share purchase, health, dental, vision and short and long term disability plans of general application.

4.18 Engineering Report

Big Horn has provided to McDaniel & Associates Consultants Ltd. ("McDaniel"), independent geological and petroleum engineering consultants, all material information concerning land descriptions and well data respecting the principal oil and gas assets of Big Horn to permit McDaniel to complete the evaluation report dated January 1, 2001 and, in particular, all material information respecting Big Horn's interests in its principal oil and gas assets identified in such evaluation report and the royalty burdens and net profits interest burdens thereon and Big Horn is not aware of any information not provided to McDaniel that would have a material adverse impact on the evaluation report, taken as a whole.

4.19 Books and Records

The corporate records and minute books of Big Horn and its subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and up to date in all material respects.

4.20 Reporting Issuer Status

Big Horn is a "reporting issuer" or the equivalent under securities laws of the Provinces of Alberta, British Columbia, Saskatchewan, Manitoba and Ontario and the Big Horn Common Shares are listed and trade on the TSE.

4.21 Public Disclosure

To the best knowledge of Big Horn, all documents or information sent by or on behalf of Big Horn to holders of Big Horn Common Shares or otherwise filed with regulatory authorities in Canada did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.22 Disclosure to Big Horn

Except as disclosed to Westlinks and to the best knowledge of Big Horn the data and information in respect of Big Horn and its subsidiaries and their respective business and operations provided by Big Horn to Westlinks was and is accurate and correct in all material respects as of the respective dates thereof and Big Horn has not omitted to provide to Westlinks any material information necessary in order for any information provided by Big Horn to Westlinks not to be misleading in any material way.

4.23 Litigation, etc.

Except as set forth or included in the Disclosed Information, there are no actions, suits or proceedings pending, or to the knowledge of Big Horn, threatened against Big Horn or any of its subsidiaries before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves the possibility of any judgement against Big Horn or any of its subsidiaries.

4.24 Environmental

Except as set forth or included in the Disclosed Information:

(a) Big Horn is not aware of, and has not received:

(i) any order or directive that relates to environmental matters and that requires any material work, repairs, construction or capital expenditures; or

(ii) any demand or notice with respect to the material breach of any environmental, health or safety laws applicable to Big Horn or any of its subsidiaries, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

(b) Big Horn has not received notice of and is not aware of any material environmental liabilities related to its assets, other than obligations in the ordinary course of business to abandon wells when they have ceased to be productive, remove production equipment when such equipment is no longer being used and restore and reclaim the surface sites thereof.

(c) All material environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary to be held by Big Horn for the ownership, operation, development, maintenance, or use of any of the assets of Big Horn have been obtained and maintained in effect.

(d) Big Horn, its assets and the ownership, operation, development, maintenance and use of its assets are in material compliance with all environmental laws and with all material terms and conditions of all Environmental Permits.

4.25 Tax Matters

(a) All Returns required to be filed by or on behalf of Big Horn or any of its subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Big Horn or any of its subsidiaries with respect to items or periods covered by such Returns.

(b) For all periods covered by the filed tax returns disclosed in the Disclosed Information, Westlinks has been furnished by Big Horn true and complete copies of (i) the relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Big Horn or on behalf of Big Horn relating to Taxes and, (ii) all federal, provincial, state, local or foreign income or franchise tax returns for Big Horn.

(c) No material deficiencies exist or have been asserted with respect to Taxes of Big Horn. Big Horn is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Big Horn or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Big Horn or any of its subsidiaries. Except as disclosed in the Disclosed Information, the Returns of Big Horn have not been audited by a government or taxing authority since Big Horn's incorporation, nor is any such audit in process, pending or, to the knowledge of Big Horn, threatened.

4.26 Debt and Working Capital

As at March 31, 2001, Big Horn's consolidated debt (other than trade debt) was $6,200,000 and its working capital deficit (calculated as current assets minus current liabilities, both determined in accordance with Canadian generally accepted accounting principles) was $509,000.

Article 5
CONDUCT OF BUSINESS

5.1 Conduct of Business

Each of Big Horn and Westlinks covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; or (ii) the date that this Agreement is terminated, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a) it shall conduct its business only in the usual and ordinary course of business and consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business, assets, employees and advantageous business relationships, provided that each of Big Horn and Westlinks shall be entitled and authorized to comply with all pre-emptive rights, first purchase rights or rights of first refusal that are applicable to any of their respective assets and that become operative by virtue of this Agreement or any of the transactions contemplated by this Agreement;

(b) it shall not: (i) amend its Governing Documents; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares other than pursuant to the exercise of outstanding stock options or pursuant to other existing obligations to issue shares; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as otherwise permitted by this Agreement or agreed to in writing by the other party hereto;

(c) it shall not create any new Officer Obligations and, except with respect to payment of the existing Officer Obligations (from which it shall make appropriate withholdings as required by applicable tax laws), it shall not grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing agreements, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business, or make any loan to any officer or director;

(d) it shall not, without the prior written consent of the other, adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(e) it shall not take any actions which would or might be reasonably expected to materially impede or otherwise frustrate the completion of the Arrangement; and

(f) it shall refrain from taking any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect.

5.2 Integration of Operations

From and after the mailing of the Proxy Circular, each of Big Horn and Westlinks and their respective representatives will be permitted reasonable access to each other's offices and management personnel to permit them to be in a position to expeditiously integrate the business and operations of Big Horn with those of Westlinks immediately upon but not prior to, the Effective Time, provided the activities of either party pursuant to this Section 5.2 do not cause any unreasonable disruptions to the other party's business or operations prior to the Effective Time.

Article 6
Covenants of BIG HORN

6.1 Interim Order

As soon as practicable, Big Horn, together with Subco, shall file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to Westlinks and Subco, acting reasonably.

6.2 Big Horn Meeting

In a timely and expeditious manner, Big Horn shall:

(a) forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Big Horn;

(b) prepare, in consultation with Westlinks and Subco, and file the Proxy Circular in all jurisdictions where the Proxy Circular is required to be filed and mail the Proxy Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement and Big Horn and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto;

(c) convene the Big Horn Meeting as soon as practicable and in any event by no later than July 31, 2001 as ordered by the Interim Order and will solicit proxies to be voted at the Big Horn Meeting in favour of the Arrangement;

(d) provide notice to Westlinks and Subco of the Big Horn Meeting and allow representatives of each of Westlinks and Subco to attend the Big Horn Meeting unless such attendance is prohibited by the Interim Order;

(e) conduct the Big Horn Meeting in accordance with the Interim Order, the CBCA, the Big Horn Governing Documents and as otherwise required by applicable Laws; and

(f) take all such actions as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

6.3 Amendments

In a timely and expeditious manner, Big Horn shall prepare, in consultation with Westlinks and Subco, and file any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Proxy Circular with respect to the Big Horn Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable legal requirements on the date of mailing thereof.

6.4 Final Order

Subject to the approval of the Arrangement at the Big Horn Meeting in accordance with the provisions of the Interim Order, Big Horn shall forthwith file, proceed with and diligently prosecute an application for the Final Order.

6.5 Articles of Arrangement

Big Horn shall forthwith carry out the terms of the Interim Order and the Final Order and, on a Business Day following the receipt of the Final Order and the satisfaction or waiver of the conditions in favour of Big Horn, Westlinks and Subco to be agreed by Westlinks and Big Horn, file the Articles of Arrangement with the Director in order for the Arrangement to become effective.

6.6 Copy of Documents

Except for proxies and other non-substantive communications, Big Horn shall, as soon as reasonably possible, furnish to Westlinks and Subco a copy of each notice, report, schedule or other document or communication delivered, filed or received by Big Horn in connection with the Arrangement, the Interim Order or the Big Horn Meeting or any other meeting at which all Big Horn Shareholders are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated in this Agreement.

6.7 Insurance

Big Horn shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

6.8 Certain Actions

Big Horn shall:

(a) not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by Big Horn in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

(b) promptly notify Westlinks and Subco of (A) any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of the business or in the conduct of the business of Big Horn, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Big Horn of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Big Horn contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or incorrect in any material respect.

6.9 No Compromise

Big Horn shall not settle or compromise any claim brought by any present, former or purported holder of any securities of Big Horn in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Westlinks and Subco, such consent not to be unreasonably withheld or delayed.

6.10 Contractual Obligations

Except in the ordinary course of business and consistent with past practice, or except as disclosed prior to the date hereof in writing to Westlinks and Subco or as required by applicable Laws, Big Horn shall not modify in any respect any contract, agreement, commitment or arrangement to which Big Horn is a party or by which it is bound.

6.11 Satisfaction of Conditions

Big Horn shall use all commercially reasonable efforts to satisfy or cause the satisfaction of the conditions precedent to its obligations and the obligations of Westlinks and Subco hereunder set forth in Article 9 hereof to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(a) obtain the approval of Big Horn Shareholders to the Arrangement, subject to the proviso set forth in section 6.15 hereof;

(b) obtain all other consents, approvals and authorizations as are required to be obtained by Big Horn under any applicable Law or from any Governmental Entity which would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on Big Horn;

(c) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Entity;

(d) oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(e) fulfil all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by Big Horn; and

(f) co-operate with Westlinks and Subco in connection with the performance by each of them of their obligations hereunder.

6.12 Refrain from Certain Actions

Big Horn shall not take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would have a Material Adverse Effect on Big Horn, provided that where Big Horn is required to take any such action or refrain from taking such action (subject to its commercially reasonable efforts) as a result of this Agreement, Big Horn shall immediately notify Westlinks and Subco in writing of such circumstances.

6.13 Co-operation

Big Horn shall make, or co-operate as necessary in the making of, all other necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

6.14 Closing Documents

Big Horn shall execute and deliver, deliver or cause to be delivered at the closing of the transactions contemplated hereby such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

6.15 Non-Solicitation

Subject to section 6.16, Big Horn covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; or (ii) the date that this Agreement is terminated, except with the written consent Westlinks or as otherwise expressly permitted or specifically contemplated by this Agreement Big Horn shall:

(a) immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date hereof by Big Horn, or its officers, directors, employees, financial advisors, representatives and agents ("Representatives") or others with respect to any proposed Acquisition Proposal;

(b) not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Acquisition Proposal;

(c) not release any person from any confidentiality or standstill agreement to which Big Horn and such person are parties or amend any such agreement; and

(d) exercise all rights to require the return of information regarding Big Horn previously provided to such persons and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding Big Horn.

Notwithstanding the above, Big Horn may:

(a) engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by Big Horn, or the Representatives) seeks to initiate such discussions or negotiations and may furnish such third person information concerning Big Horn and its business, properties and assets if, and only to the extent that:

(i) the other person has first made a Superior Proposal and Big Horn's board of directors has concluded in good faith, after considering applicable law and receiving the written advice of its counsel, that such action is required by the Big Horn board of directors to comply with fiduciary duties under applicable law;

(ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Big Horn provides immediate notice orally and in writing to Westlinks specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Confidentiality Agreement, and provides Westlinks with a copy of such Superior Proposal and any amendments thereto and confirming in writing the determination of Big Horn's board of directors that the Acquisition Proposal if completed would constitute a Superior Proposal;

(iii) Big Horn provides immediate notice to Westlinks at such time as it or such person or entity terminates any such discussions or negotiations; and

(iv) Big Horn immediately provides or makes available to Westlinks any information provided to any such person or entity whether or not previously made available to Westlinks;

(b) comply with Part 13 of the Securities Act (Alberta) with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Big Horn Shareholders; and

(c) accept, recommend, approve or implement a Superior Proposal from a third person, but only (in the case of this section 6.15(c)) if prior to such acceptance, recommendation, approval or implementation, Big Horn's board of directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement and the Arrangement which may be offered by Westlinks during the three Business Day notice period set forth below and after receiving the written advice of its counsel, that such action is required by the Big Horn board of directors to comply with fiduciary duties under applicable law.

Big Horn shall give to Westlinks, orally and in writing, at least three Business Days advance notice of any decision by the board of directors of Big Horn to accept, recommend, approve or implement a Superior Proposal, which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. In addition, Big Horn shall and shall cause its financial and legal advisors to negotiate in good faith with Westlinks to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would enable Big Horn to proceed with the Arrangement as amended rather than the Superior Proposal. In the event Westlinks proposes to amend this Agreement and the Arrangement to provide substantially equivalent or superior value to that provided under the Superior Proposal within the three Business Days time period specified above, then Big Horn shall not enter into any definitive agreement regarding the Superior Proposal.

6.16 Idem

Notwithstanding the above, section 6.15 shall not apply to Big Horn with respect to (a) negotiations involving a possible combination of Big Horn with a royalty trust, and(b) negotiations with any other person regarding a business combination or other transaction to the extent such process or negotiations were commenced prior to the date of this Agreement. Westlinks understands that Big Horn has entered into discussions with certain parties relating to one or more such transactions. Big Horn agrees that, during the term of this Agreement, it shall not enter into any binding agreement with such parties relating to any such transaction except with the prior written consent of Westlinks, not to be unreasonably withheld.

Article 7
COVENANTS OF WESTLINKS AND SUBCO

7.1 Proceedings

In a timely and expeditious manner, Westlinks and Subco shall take all such steps and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Westlinks and Subco, as applicable.

7.2 Proxy Circular

In a timely and expeditious manner, Westlinks and Subco shall provide to Big Horn all information as may be reasonably requested by Big Horn or as required by the Interim Order or applicable Laws with respect to Westlinks and Subco and their respective businesses and properties for inclusion in the Proxy Circular or in any amendments or supplements to the Proxy Circular complying in all material respects with all applicable Laws on the date of mailing thereof and containing all material facts relating to Westlinks and Subco required to be disclosed in the Proxy Circular and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto.

7.3 Performance

Westlinks shall, as sole shareholder of Subco, vote in favour of the Arrangement and shall take all necessary action to cause Subco to perform all of its obligations hereunder. In addition, Westlinks shall, immediately prior to the Effective Date provide Subco with the necessary funds to enable the successor corporation to Subco to redeem all of the Special Shares issued to Big Horn Shareholders as part of the Arrangement.

7.4 Copy of Documents

Except for non-substantive communications, Westlinks shall, as soon as reasonably possible, furnish to Big Horn a copy of each notice, report, schedule or other document or communication delivered, filed or received by Westlinks or Subco in connection with the Arrangement or the Interim Order, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated in this Agreement.

7.5 Insurance

Westlinks shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

7.6 Certain Actions

Westlinks shall:

(a) not take any action, or permit Subco to take any action, that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by Westlinks or Subco in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

(b) promptly notify Big Horn of (A) any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of the business or in the conduct of the business of Westlinks, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Westlinks or Subco of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Westlinks or Subco contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or incorrect in any material respect.

7.7 No Compromise

Westlinks shall not settle or compromise any claim brought by any present, former or purported holder of any securities of Westlinks in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Big Horn, such consent not to be unreasonably withheld or delayed.

7.8 Contractual Obligations

Except in the ordinary course of business and consistent with past practice, or except as disclosed prior to the date hereof in writing to Big Horn or as required by applicable Laws, Westlinks shall not modify in any respect any contract, agreement, commitment or arrangement to which Westlinks is a party or by which it is bound.

7.9 Satisfaction of Conditions

Westlinks and Subco shall use all commercially reasonable efforts to satisfy or cause the satisfaction of the conditions precedent to their obligations and the obligations of Big Horn hereunder set forth in Article 9 hereof to the extent the same is within their control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using their commercially reasonable efforts to:

(a) obtain all consents, approvals and authorizations as are required to be obtained by them under any applicable Law or from any Governmental Entity which would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on Westlinks or Subco;

(b) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by them in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Entity;

(c) oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(d) fulfil all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by them; and

(e) co-operate with Big Horn in connection with the performance by Big Horn of its obligations hereunder.

7.10 Refrain from Certain Actions

Westlinks shall not, and shall not permit Subco to, take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would have a Material Adverse Effect on Westlinks, provided that where either Westlinks or Subco is required to take any such action or refrain from taking such action (subject to its commercially reasonable efforts) as a result of this Agreement, they shall immediately notify Big Horn in writing of such circumstances.

7.11 Indemnity of Directors

Westlinks agrees that if it acquires control of Big Horn it shall cause Big Horn to fulfil its obligations pursuant to indemnities provided or available to past and present officers and directors of Big Horn pursuant to the provisions of the Big Horn Governing Documents, applicable corporate legislation and any written indemnity agreements between any of Big Horn and its past and current officers and directors.

7.12 Westlinks' Board of Directors

As soon as practicable following the Effective Time on the Effective Date, Westlinks shall use reasonable commercial efforts to ensure that members of its board of directors resign such that Westlinks' boards of directors may be reconstituted to consist of five (5) persons. Three of such persons shall be nominees of the current board of directors of Westlinks and the remaining two shall be nominees of the current board of directors of Big Horn. Westlinks shall use reasonable commercial efforts to cause the election of the nominees of Big Horn to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

7.13 Co-operation

Westlinks and Subco shall make, or co-operate as necessary in the making of, all other necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

7.14 Closing Documents

Westlinks and Subco shall execute and deliver, deliver or cause to be delivered at the closing of the transactions contemplated hereby such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

7.15 Non-Solicitation - Westlinks

Westlinks covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; or (ii) the date that this Agreement is terminated, except with the written consent of Big Horn or as otherwise expressly permitted or specifically contemplated by this Agreement Westlinks shall:

(a) immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date hereof by Westlinks, or its officers, directors, employees, financial advisors, representatives and agents ("Representatives") or others with respect to any proposed Acquisition Proposal;

(b) not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Acquisition Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Acquisition Proposal;

(c) not release any person from any confidentiality or standstill agreement to which Westlinks and such person are parties or amend any such agreement; and

(d) exercise all rights to require the return of information regarding Westlinks previously provided to such persons and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding Westlinks.

Notwithstanding the above, Westlinks may:

(a) engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by Westlinks, or its Representatives) seeks to initiate such discussions or negotiations and may furnish such third person information concerning Westlinks and its business, properties and assets if, and only to the extent that:

(i) the other person has first made a bona fide written Acquisition Proposal and Westlinks' board of directors has concluded in good faith, after considering applicable law and receiving the written advice of its counsel, that such action is required by the Westlinks board of directors to comply with fiduciary duties under applicable law;

(ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Westlinks provides immediate notice orally and in writing to Big Horn specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to an Acquisition Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Confidentiality Agreement, and provides Big Horn with a copy of such Acquisition Proposal and any amendments thereto;

(iii) Westlinks provides immediate notice to Big Horn at such time as it or such person or entity terminates any such discussions or negotiations; and

(iv) Westlinks immediately provides or makes available to Big Horn any information provided to any such person or entity whether or not previously made available to Big Horn;

(b) comply with Part 13 of the Securities Act (Alberta) with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Westlinks' shareholders; and

(c) accept, recommend, approve or implement an Acquisition Proposal from a third person, but only (in the case of this clause 7.15(c)) if prior to such acceptance, recommendation, approval or implementation, Westlinks' board of directors shall have concluded in good faith, after receiving the written advice of its counsel, that such action is required by the Westlinks board of directors to comply with fiduciary duties under applicable law.

Article 8
MUTUAL COVENANTS

8.1 Management and Employees

The parties acknowledge and agree that following the Effective Time on the Effective Date all of the existing employees and contractors of Big Horn shall continue to work for the corporation formed upon the amalgamation of Big Horn and Subco or Westlinks.

With respect to the employees and contractors of Westlinks, Big Horn shall advise Westlinks which employees and contractors, if any, it wishes Westlinks to retain. Except for those employees and/or contractors in respect of which Big Horn so advises, Westlinks shall terminate the employment or contract of all its employees and contractors immediately prior to the Effective Time on the Effective Date on terms satisfactory to Big Horn, acting reasonably.

The parties acknowledge and agree that certain employees of Big Horn are entitled to the benefit of change of control provisions contained in their respective employment agreements with Big Horn as set out in Schedule D hereto. In this regard, Big Horn covenants and agrees that it shall use reasonable commercial efforts to have all such employees agree to waive their entitlement to receive such benefits as a result of the consummation of the Arrangement.

Article 9
Conditions

9.1 Mutual Conditions

The respective obligations of Big Horn, Westlinks and Subco to complete the transactions contemplated hereby are subject to the fulfilment of the following conditions at or before the Effective Time or such other time as is specified below:

(a) the Interim Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties hereto, acting reasonably, on appeal or otherwise;

(b) the Arrangement, with or without amendment, shall have been approved at the Big Horn Meeting by the Big Horn Shareholders in accordance with the provisions of the CBCA, the Interim Order and the requirements of any applicable regulatory authorities;

(c) the Final Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(d) the Articles of Arrangement shall be in form and substance satisfactory to the parties hereto, acting reasonably;

(e) the Effective Date shall be on or before August 7, 2001, subject to any extension available to a party hereto pursuant to section 9.4 hereof;

(f) there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which is materially adverse to Westlinks, Subco or Big Horn;

(g) the CDNX and NASDAQ shall have conditionally approved the listing thereon of the Westlinks Common Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter, subject to compliance with the usual requirements of the CDNX and NASDAQ;

(h) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity (other than as contemplated in subsection 9.1(a) hereof) and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, the failure of which to obtain or the non-expiry of which would be materially adverse to Big Horn, Westlinks or Subco or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each party hereto;

(i) without limiting the scope of the foregoing conditions, all regulatory, third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements which either Big Horn or Westlinks shall consider necessary or desirable in connection with the Arrangement shall have been obtained in form satisfactory to them; and

(j) this Agreement shall not have been terminated pursuant to Article 10 hereof.

The foregoing conditions are for the mutual benefit of the parties hereto and may be waived, in whole or in part, by a party hereto in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before August 7, 2001 or, if earlier, the date required for the performance thereof, then, subject to section 9.4 hereof, a party hereto may rescind and terminate this Agreement by written notice to the other of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by such rescinding party hereto.

9.2 Big Horn Conditions

The obligation of Big Horn to complete the transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a) the representations and warranties made by Westlinks and Subco in this Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Westlinks and Subco in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and each of Westlinks and Subco shall have provided to Big Horn an officer's certificate thereof certifying such accuracy on the Effective Date;

(b) each employee of Westlinks which Big Horn has indicated that it does not wish to retain pursuant to section 8.1 shall have resigned or been terminated effective as of the Effective Date and shall have executed and delivered a release in form satisfactory to Big Horn, acting reasonably;

(c) the board of directors of Big Horn shall have received a fairness opinion in form and substance reasonably satisfactory to the board of directors of Big Horn;

(d) the directors of each of Westlinks and Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by each of Westlinks and Subco to permit the consummation of the Arrangement; and

(e) each of Westlinks and Subco shall have complied in all material respects with their covenants herein and each of Westlinks and Subco shall have provided to Big Horn an officer's certificate certifying that they have so complied with their covenants herein.

The foregoing conditions are for the benefit of Big Horn and may be waived, in whole or in part, by Big Horn in writing at any time. If any of such conditions shall not be complied with or waived by Big Horn on or before August 7, 2001 or, if earlier, the date required for the performance thereof, then, subject to section 9.4 hereof, Big Horn may rescind and terminate this Agreement by written notice to Westlinks and Subco in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by Big Horn.

9.3 Westlinks and Subco Conditions

The obligation of Westlinks and Subco to complete the transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a) the representations and warranties made by Big Horn in this Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Big Horn in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and Big Horn shall have provided to each of Westlinks and Subco an officer's certificate certifying such accuracy on the Effective Date;

(b) Big Horn shall have complied in all material respects with its covenants herein, and Big Horn shall have provided to each of Westlinks and Subco an officer's certificate certifying that Big Horn has so complied with its covenants herein;

(c) those employees of Big Horn who are entitled to the benefit of any change of control provision in their respective employment contracts shall have waived such entitlement as it relates to the Arrangement;

(d) Big Horn Shareholders holding in the aggregate five (5.0%) per cent or less of the outstanding Big Horn Common Shares shall have exercised the right to dissent contemplated by section 5.1 of the Plan of Arrangement and Westlinks shall have received an officer's certificate dated the day immediately preceding the Effective Date of Big Horn to such effect; and

(e) the directors of Big Horn shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Big Horn to permit the consummation of the Arrangement.

The foregoing conditions are for the benefit of Westlinks and Subco and may be waived, in whole or in part, by Westlinks and Subco in writing at any time. If any of such conditions shall not be complied with or waived by Westlinks and Subco on or before August 7, 2001 or, if earlier, the date required for the performance thereof, then, subject to section 9.4 hereof, Westlinks and Subco may rescind and terminate this Agreement by written notice to Big Horn in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by Westlinks or Subco.

9.4 Notice and Cure Provisions

Each party hereto shall give prompt notice to the others hereto of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a) cause any of the representations or warranties of any other party hereto contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date;

(b) result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by any other party hereto prior to the Effective Date; or

(c) result in the failure to satisfy any of the conditions precedent in its favour contained in sections 9.1, 9.2 or 9.3 hereof, as the case may be.

Subject as herein provided, a party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions contained in sections 9.1, 9.2 or 9.3 hereof or exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the sending of the Articles of Arrangement to the Director, the party hereto intending to rely thereon has delivered a written notice to the other parties hereto specifying in reasonable detail the breaches of covenants or representations and warranties or other matters which the party hereto delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or termination right, as the case may be, and (ii) if any such notice is delivered, and a party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the party hereto which has delivered such notice may not terminate this Agreement until the later of August 7, 2001 and the expiration of a period of 30 days from date of delivery of such notice. If such notice has been delivered prior to the date of the Big Horn Meeting, the Big Horn Meeting shall be postponed until the expiry of such period.

9.5 Merger of Conditions

The conditions set out in sections 9.1, 9.2 or 9.3 hereof shall be conclusively deemed to have been satisfied, waived or released upon the issue of a certificate in respect of the Articles of Arrangement under the CBCA. Big Horn acknowledges and agrees that it shall have no right to file the Articles of Arrangement unless such conditions have been satisfied, fulfilled or waived.

Article 10
Amendment and Termination

10.1 Amendment

This Agreement may, at any time and from time to time before or after the holding of the Big Horn Meeting, be amended by mutual written agreement of the parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Big Horn Shareholders, and any such amendment may, without limitation:

(a) change the time for the performance of any of the obligations or acts of any of the parties hereto;

(b) waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of any of the parties hereto; and

(d) waive compliance with or modify any condition herein contained;

provided, however, that notwithstanding the foregoing, the terms of section 3.1 of the Plan of Arrangement shall not be amended without the approval of the Big Horn Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under sections 9.1, 9.2, 9.3, and Article 10 hereof shall remain unaffected.

10.2 Mutual Understanding Regarding Amendments

In addition to the transactions contemplated hereby or at the request of a party hereto, the parties hereto will continue from and after the date hereof and through and including the Effective Date, to use their respective commercially reasonable efforts to maximize present and future planning opportunities for Big Horn, the Big Horn Shareholders, Westlinks and Subco as and to the extent that the same shall not prejudice any parties hereto or the shareholders thereof. The parties hereto will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

The parties hereto mutually agree that if a party hereto proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, Big Horn on the one hand, and Westlinks and Subco on the other hand, will act reasonably in considering such amendment and if the other of them and the shareholders thereof are not prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of the Big Horn Shareholders.

10.3 Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a) by mutual written consent of the parties hereto;

(b) as provided in sections 9.1, 9.2 or 9.3 hereof, subject to section 9.4 hereof;

(c) by Westlinks and Subco if the directors of Big Horn shall have withdrawn or modified in a manner adverse to Westlinks and Subco their approval or recommendation of the Arrangement or shall have approved or recommended any Superior Proposal;

(d) by Westlinks and Subco or by Big Horn if the Big Horn Meeting shall have been held and completed and the approval of the Arrangement by Big Horn Shareholders required by subsection 9.1(b) hereof shall not have occurred;

(e) by Big Horn upon any determination by Big Horn, after the conclusion of the process set out in section 6.15 hereof, that an Acquisition Proposal in respect of Big Horn constitutes a Superior Proposal;

(f) by Big Horn, in the event that Westlinks enters into any Acquisition Proposal with any other person;

(g) by Westlinks and Subco or by Big Horn in the event that the Arrangement does not become effective on or before August 7, 2001; and

(h) by either Westlinks or Big Horn, if there has been a breach or non-performance by the other party of any representation, warranty or covenant contained in this Agreement that would have or would be reasonably likely to have a Material Adverse Effect on the party seeking to terminate, provided the breaching or non-performing party has been given notice of and three days to cure any such misrepresentation, breach or non-performance, other than in respect of sections 6.15 and 7.15.

provided that any termination by a party hereto in accordance with this section 10.3 shall be made by such party delivering written notice to the other party or parties hereto prior to the Effective Date specifying in reasonable detail the matter or matters giving rise to such termination right.

10.4 Effect of Termination

In the event of the termination of this Agreement as provided in section 10.3, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Westlinks or Big Horn hereunder except those obligations that have accrued to such date. Nothing herein shall relieve any party from liability for any breach of this Agreement accruing prior to termination.

Article 11
General

11.1 Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be delivered by hand to the party hereto to which the notice is to be given at the following addresses or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Calgary time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a) if to Westlinks or Subco:

700, 703 – 6th Avenue S.W.
Calgary, Alberta, T2P 0T9

Attention: John P. McGrain
Facsimile No.: (403) 261-2704

with a copy to:

Macleod Dixon LLP
Barristers & Solicitors
3700, 400 – 3rd Avenue S.W.
Calgary, Alberta T2P 4H2

Attention: Don Tse
Facsimile No.: (403) 264-5973

(b) if to Big Horn:

Big Horn Resources Ltd.
1400, 700 – 4th Avenue S.W.

Calgary, Alberta T2P 3J5

Attention: Reg Greenslade
Facsimile No.: (403) 294-1197

with a copy to:

Donahue Ernst & Young LLP
1000, 440 – 2nd Avenue S.W.
Calgary, Alberta T2P 5E5

Attention: Richard F. McHardy
Facsimile No.: (403) 206-5525

11.2 Remedies

The parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non-breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Big Horn (if either Westlinks or Subco is the breaching party) or Westlinks and Subco (if Big Horn is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

11.3 Expenses

The parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Meeting and the preparation and mailing of the Proxy Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expenses.

11.4 Time of the Essence

Time shall be of the essence in this Agreement.

11.5 Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof including, without limitation, the Letter Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

11.6 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.

11.7 Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta. Each party hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

11.8 Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.

11.9 Waiver

No waiver or release by any party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in section 10.1 hereof.

11.10 Enurement and Assignment

This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

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WESTLINKS RESOURCES LTD.

Per:

Name: John P. McGrain

Title: Chairman

3779041 CANADA LTD.

Per:

Name: John P. McGrain

Title: President

BIG HORN RESOURCES LTD.

Per:

Name: Reginald J. Greenslade

Title: President and Chief Executive Officer

Schedule A

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

Article One
Definitions and Interpretation

One.01 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a) "Amalgamating Corporations" means Big Horn and Subco collectively and "Amalgamating Corporation" means either one of them;

(b) "Amalgamation" means the amalgamation of the Amalgamating Corporations as contemplated by this Plan of Arrangement;

(c) "Arrangement" means the arrangement under the provisions of section 192 of the CBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with the provisions hereof or at the direction of the Court in the Final Order;

(d) "Arrangement Agreement" means the arrangement agreement dated as of May 16, 2001, as amended, between Westlinks, Subco and Big Horn, as may be further amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

(e) "Articles of Arrangement" means articles of arrangement in respect of the Arrangement required by the CBCA to be filed with the Director after the Final Order is made;

(f) "Big Horn" means Big Horn Resources Ltd., a corporation existing under the CBCA;

(g) "Big Horn Common Shares" means the common voting shares which Big Horn is authorized to issue as constituted on the date hereof;

(h) "Big Horn Meeting" means the meeting of the holders of Big Horn Common Shares held, among other things, to consider, and if deemed advisable, to approve the Arrangement;

(i) "Big Horn Option" means an option to acquire a Big Horn Common Share;

(j) "Big Horn Optionholder" means a holder of a Big Horn Option;

(k) "Big Horn Shareholders" means the holders of Big Horn Common Shares at the applicable time;

(l) "Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(m) "Cash Election" means the election which may be made by a Big Horn Shareholder under the Arrangement to exchange all of the Big Horn Common Shares owned by such Big Horn Shareholder for $0.22 cash (represented, prior to the Redemption Date, by a Special Share) and 0.74 of a Westlinks Preferred Share for each Big Horn Common Share;

(n) "CBCA" means the Canada Business Corporations Act;

(o) "Certificate" means the certificate giving effect to the Arrangement endorsed by the Director on the Articles of Arrangement pursuant to subsection 192(7) of the CBCA;

(p) "Common Shares" means the common shares of the Corporation to be issued to Westlinks at the Effective Time and having the rights, privileges, restrictions and conditions set forth in subsection 4.4(a) hereof;

(q) "Corporation" means the corporation resulting from the Amalgamation;

(r) "Court" means the Court of Queen’s Bench of Alberta;

(s) "Depositary" means Olympia Trust Company, being the depositary appointed by Westlinks for the purpose of, among other things, exchanging certificates representing Big Horn Common Shares for Westlinks Common Shares and Special Shares;

(t) "Director" means the director appointed pursuant to section 260 of the CBCA;

(u) "Dissent Procedures" means the procedures set forth in section 190 of the CBCA required to be taken by a registered holder of Big Horn Common Shares to exercise the right of dissent in respect of such Big Horn Common Shares in connection with the Arrangement;

(v) "Dissenting Shareholders" means the registered holders of Big Horn Common Shares who dissent in respect of the Arrangement in strict compliance with the Dissent Procedures;

(w) "Effective Date" means the date set out in the Certificate as being the effective date in respect of the Arrangement;

(x) "Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date;

(y) "Election Deadline" means 4:00 p.m. (Calgary time) on the date which is one Business Day prior to the Meeting Date;

(z) "Final Order" means the order of the Court, including any amendment thereto, pursuant to subsection 192(4) of the CBCA approving the Arrangement or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(aa) "Interim Order" means the interim order of the Court, including any amendment thereto, pursuant to subsection 192(4) of the CBCA made in connection with the Arrangement;

(bb) "Letter of Transmittal and Election Form" means the letter of transmittal and election form in the form accompanying the Proxy Circular;

(cc) "Meeting Date" means the date of the Big Horn Meeting;

(dd) "Plan of Arrangement" means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and any order of the Court;

(ee) "Proxy Circular" means the management information circular prepared by Big Horn for the Big Horn Meeting;

(ff) "Redemption Date" means the first Business Day following the Effective Date;

(gg) "Redemption Price" means the redemption price of $0.22 payable in respect of each Special Share at the Redemption Time;

(hh) "Redemption Proceeds" means, in respect of a number of Special Shares, the product of that number of Special Shares multiplied by the Redemption Price;

(ii) "Redemption Time" means 10:00 a.m. (Calgary time) on the Redemption Date;

(jj) "Share Election" means the election which may be made by a Big Horn Shareholder under the Arrangement to exchange all of the Big Horn Common Shares owned by such Big Horn Shareholder for Westlinks Common Shares on the basis specified herein;

(kk) "Special Shares" means the redeemable special shares of the Corporation to be issued to Big Horn Shareholders at the Effective Time and to be redeemed by the Corporation at the Redemption Time and having the rights, privileges, restrictions and conditions set forth in subsection 4.4(b) hereof;

(ll) "Subco" means 3779041 Canada Ltd., a wholly-owned subsidiary of Westlinks existing under the CBCA;

(mm) "Westlinks" means Westlinks Resources Ltd., a corporation existing under the Business Corporations Act (Alberta);

(nn) "Westlinks Common Shares" means the common voting shares which Westlinks is authorized to issue as constituted on the date hereof;

(oo) "Westlinks Option" means an option to acquire a Westlinks Common Share; and

(pp) "Westlinks Preferred Shares" means the Series I Preferred Shares to be issued to holders of Big Horn Common Shares who make the Cash Election and having the rights, privileges, restrictions and conditions set forth in Schedule A hereto.

In addition, words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA unless the context otherwise requires.

One.02 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

One.03 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

One.04 Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

One.05 Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

One.06 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

Article Two
Arrangement Agreement

Two.01 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

Article Three
Arrangement

Three.01 Arrangement

At the Effective Time, the following shall occur without any further act or formality:

(a) the Amalgamating Corporations shall be amalgamated and continue as the Corporation on the terms prescribed in this Plan of Arrangement and:

(i) the property of each Amalgamating Corporation shall become the property of the Corporation;

(ii) the Corporation shall continue to be liable for the obligations of each Amalgamating Corporation;

(iii) an existing cause of action, claim or liability to prosecution is unaffected;

(iv) a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may continue to be prosecuted by or against the Corporation;

(v) a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against the Corporation; and

(vi) the Articles of Amalgamation shall be deemed to be the articles of incorporation of the Corporation and the Certificate shall be deemed to be the certificate of incorporation of the Corporation.

(b) all Big Horn Common Shares, if any, held by Subco or Westlinks shall be cancelled without any repayment of capital in respect thereof;

(c) all Big Horn Common Shares held by a Big Horn Shareholder:

(i) who has made a Cash Election in a Letter of Transmittal and Election Form, provided that such Letter of Transmittal and Election Form has been completed and executed by such Big Horn Shareholder in accordance with the provisions thereof and has been received by the Depositary prior to or at the Election Deadline;

(ii) who has made an incomplete or invalid election in a Letter of Transmittal and Election Form received by the Depositary prior to or at the Election Deadline; or

(iii) who has not submitted a completed and executed Letter of Transmittal and Election Form such that it is received by the Depositary prior to or at the Election Deadline;

shall be exchanged for Special Shares and Westlinks Preferred Shares on the basis of 1.0 Special Share and, subject to section 3.3 hereof, 0.74 of a Westlinks Preferred Share for each Big Horn Common Share;

(a) all Big Horn Common Shares owned by a Big Horn Shareholder who has made a Share Election in a Letter of Transmittal and Election Form, provided that such Letter of Transmittal and Election Form has been completed and executed by such Big Horn Shareholder in connection with the provisions thereof and has been received by the Depository prior to or at the Election Deadline shall be exchanged for Westlinks Common Shares on the basis of 0.1905 of a Westlinks Common Share for each Big Horn Common Share, subject to section 3.3 hereof, provided that in the event that the exchange of Big Horn Common Shares in accordance with this subsection 3.1(d) would result in a Big Horn Shareholder receiving less than 100 Westlinks Common Shares, such Big Horn Common Shares shall be exchanged for Special Shares and Westlinks Preferred Shares on the basis of 1.0 Special Share and, subject to section 3.3 hereof, 0.74 of a Westlinks Preferred Share for each Big Horn Common Share and such Big Horn Shareholders shall be deemed to have made a Cash Election;

(b) all Big Horn Options owned by a Big Horn Optionholder shall be exchanged for Westlinks Options on the basis of 0.1905 of a Westlinks Option for each Big Horn Option held, subject to section 3.3 hereof; each whole Westlinks Option shall provide for an exercise price per Westlinks Common Share equal to the exercise price per share of such Big Horn Option immediately prior to the Effective Time divided by 0.1905. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Westlinks Options will otherwise be unchanged from those of the Big Horn Options; and

(c) each common share of Subco shall be converted into one Common Share.

Three.02 Post-Effective Time Procedures

(a) On or before the Effective Date:

(i) Westlinks shall deliver or arrange to be delivered to the Depositary certificates representing the Westlinks Preferred Shares required to be issued to Big Horn Shareholders who are entitled to receive Westlinks Preferred Shares in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof, which certificates shall be held by the Depositary as agent and nominee for such Big Horn Shareholders for distribution to such Big Horn Shareholders in accordance with the provisions of Article 6 hereof;

(ii) Westlinks shall deliver or arrange to be delivered to the Depositary certificates representing the Westlinks Common Shares required to be issued to Big Horn Shareholders who are entitled to receive Westlinks Common Shares in exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof, which certificates shall be held by the Depositary as agent and nominee for such Big Horn Shareholders for distribution to such Big Horn Shareholders in accordance with the provisions of Article 6 hereof;

(iii) Westlinks shall deliver or arrange to be delivered to the Depositary agreements, duly executed by Westlinks, representing the Westlinks Options required to be granted to Big Horn Optionholders who are entitled to receive Westlinks Options in exchange for Big Horn Options in accordance with the provisions of section 3.1 hereof, which agreements shall be held by the Depositary as agent and nominee for such Big Horn Optionholders for distribution to such Big Horn Optionholders in accordance with the provisions of Article 6 hereof;

(iv) the Corporation shall deliver to the Depositary one certificate representing the aggregate number of Special Shares required to be issued to Big Horn Shareholders who are entitled to receive Special Shares in partial exchange for their Big Horn Common Shares in accordance with the provisions of section 3.1 hereof, which certificate shall be held by the Depositary as agent and nominee for such Big Horn Shareholders until the Redemption Time and, until the Redemption Time, the interests of such Big Horn Shareholders in Special Shares shall be represented by entries on the register of the Corporation maintained by the Depositary in respect of the Special Shares; and

(v) the Corporation shall deliver to the Depositary an amount equal to the Redemption Proceeds required to be paid upon the redemption of all of the outstanding Special Shares, which amount shall be held by the Depositary as agent and nominee for the Corporation until the Redemption Time and, thereafter, shall be paid to the former holders of Special Shares in accordance with the provisions of paragraph 3.2(b)(iv) and Article 6 hereof;

Provided the Corporation has deposited the Redemption Proceeds in respect of the Special Shares with the Depositary in accordance with paragraph 3.2(a)(v) hereof, at the Redemption Time, without any further act or formality or notice by the Corporation, the Special Shares shall be deemed to have been redeemed by the Corporation. The amount deposited with the Depositary in accordance with paragraph 3.2(a)(v) hereof shall be held in an interest bearing account, and any interest earned thereon or on any portion thereof from the time it has been so deposited until the time it shall be required to be paid by the Depositary to the former holders of Special Shares in accordance with the provisions of Article 6 hereof shall be solely for the account of Corporation. Under no circumstances shall a former holder of Special Shares be entitled to interest accrued in respect of such holder's Redemption Proceeds, regardless of any delay in claiming such Redemption Proceeds or any delay by the Corporation or the Depositary in making such proceeds available.

(b) Subject to the provisions of Article 6 hereof, upon the occurrence of the Redemption Time Big Horn Shareholders who are entitled to receive:

(i) Westlinks Common Shares in exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive delivery of the certificates representing such Westlinks Common Shares;

(ii) Westlinks Preferred Shares in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive delivery of the certificates representing such Westlinks Preferred Shares;

(iii) Westlinks Options in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive delivery of the agreements evidencing such Westlinks Options; and

(iv) Special Shares in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive the Redemption Proceeds in respect of such Special Shares.

Three.03 No Fractional Westlinks Shares

(a) Notwithstanding section 3.1 hereof, no fractional Westlinks Preferred Shares shall be issued to Big Horn Shareholders and any fractional number of Westlinks Preferred Share resulting from the exchange of Big Horn Common Shares for Westlinks Preferred Shares shall be rounded up to the next whole number of Westlinks Preferred Shares.

(b) Notwithstanding section 3.1 hereof, no fractional Westlinks Common Shares shall be issued to Big Horn Shareholders and any fractional number of Westlinks Common Share resulting from the exchange of Big Horn Common Shares for Westlinks Common Shares shall be rounded up to the next whole number of Westlinks Common Shares.

(c) Notwithstanding section 3.1 hereof, if the conversion of Big Horn Options into Westlinks Options on the basis set forth in section 3.1 hereof results in a Westlinks Option being exercisable for a fraction of a Westlinks Common Share, then the number of Westlinks Common Shares subject to such Westlinks Option shall be rounded up to the next whole number of Westlinks Common Shares.

Article Four
The Corporation

Four.01 Name

The name of the Corporation shall be Big Horn Resources Ltd.

Four.02 Registered Office

The registered office of the Corporation shall be located in the City of Calgary in the Province of Alberta and the address of the registered office of the Corporation shall be Suite 1000, 440 – 2nd Avenue S.W., Calgary, Alberta, T2P 5E5.

Four.03 Authorized Capital

The Corporation shall be authorized to issue:

(a) an unlimited number of common shares (being the "Common Shares"); and

(b) an unlimited number of special shares (being the "Special Shares").

Four.04 Share Provisions

(a) The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) Voting. Holders of Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held at such meeting, except a meeting of holders of a particular class or series of shares other than Common Shares who are entitled to vote separately as a class or series at such meeting.

(ii) Dividends. Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation ranking in priority to or rateably with the Common Shares, holders of Common Shares shall be entitled to receive dividends if, as and when declared by the directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the directors of the Corporation may from time to time determine.

(iii) Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, holders of Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the property or assets of the Corporation upon such a liquidation, dissolution, winding up or other distribution in priority to or rateably with holders of Common Shares, be entitled to receive the remaining property and assets of the Corporation.

(b) The Special Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) Voting. Except as otherwise provided in the CBCA, holders of Special Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

(ii) Dividends. Holders of Special Shares shall not be entitled to receive any dividends thereon.

(iii) Redemption. The Corporation shall, at the Redemption Time, redeem all of the Special Shares then outstanding on payment of the Redemption Price for each Special Share. No notice of redemption or other act or formality on the part of the Corporation shall be required to call the Special Shares for redemption and, upon the later of compliance by the Corporation with paragraph 3.204 of the Plan of Arrangement and the Redemption Time, the Special Shares shall be deemed to have been redeemed and cancelled by the Corporation. At or after the Redemption Time, the Depositary shall pay and deliver or cause to be paid and delivered to or to the order of each holder of Special Shares the Redemption Proceeds for such Special Shares, without interest, in accordance with Article 6 of the Plan of Arrangement. Payment of Redemption Proceeds in respect of Special Shares shall be made by cheque payable at par at any branch in Canada of the bankers of the Depositary for the time being and such payment, unless such cheque is dishonoured, shall be a full and complete discharge of the obligation of the Depositary to pay the Redemption Proceeds to the holder of such Special Shares. Upon the Special Shares being deemed to be redeemed and cancelled, the Corporation shall be fully and completely discharged from its obligation to pay the Redemption Proceeds to holders of Special Shares and thereafter the rights of such holders shall be limited to receiving, without interest, from the Depositary their respective Redemption Proceeds deposited by the Corporation with the Depositary and such holders shall not be entitled to exercise any of the rights of holders in respect of such Special Shares except to receive Redemption Proceeds therefor, provided that if payment of the Redemption Proceeds for any Special Shares is not made by or on behalf of the Corporation in accordance with the provisions hereof, then the rights of such holders shall remain unaffected.

(iv) Liquidation. In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, holders of Special Shares shall be entitled to receive and the Corporation shall pay to such holders, before any amount shall be paid or any property or assets of the Corporation shall be distributed to holders of Common Shares or any other class of shares ranking junior to the Special Shares as to such entitlement, the amount of $0.22 for each Special Share held by them respectively and no more. After payment to holders of Special Shares of the amount so payable to them as hereinbefore provided, such holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

(v) Miscellaneous. For the purposes of subsection 191(4) of the Income Tax Act (Canada), the "specified amount" in respect of each Special Share shall be the amount of i .

Four.05 Restriction on Transfer

There shall be no restriction upon the right to transfer any shares of the Corporation.

Four.06 Stated Capital

On the Effective Date, the Corporation:

(a) shall add to the stated capital account maintained by the Corporation for the Special Shares an amount equal to $0.22 in respect of each Special Share issued as a result of the Arrangement; and

(b) shall add to the stated capital account maintained by the Corporation for the Common Shares an amount equal to $1.00 in respect of each Common Share issued as a result of the Arrangement.

Four.07 Directors

(a) Minimum and Maximum. The directors of the Corporation shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one and a maximum number of ten directors.

(b) Initial Directors. The initial directors of the Corporation immediately following the Amalgamation shall be the persons whose names and residential addresses appear below:

Name	Residential Address
John McGrain	1363 North Country Ranch Road West Lake Village, California
Walter Dawson	11 Prominence Point Calgary, Alberta T3H 3E8
Reg Greenslade	3 Palomino Boulevard Calgary, Alberta T3Z 1B9
Tom Jacobsen	Box 176 Didsbury, Alberta T0M 0W0
Herman S. Hartley	104 Varsity Estates Place N.W. Calgary, Alberta T3B 3B6

The initial directors shall hold office until the next annual meeting of the shareholders of the Corporation or until their successors are elected or appointed.

Four.08 Business and Powers

There shall be no restriction on the business which the Corporation is authorized to carry on or on the powers which the Corporation may exercise.

Four.09 By-Laws

The by-laws of the Corporation, until repealed, amended or altered, shall be the by-laws of Subco until new by-laws are adopted and approved by the directors and shareholders of the Corporation respectively. Westlinks copy of the proposed by-laws may be examined prior to the Effective Date during normal business hours at the office of Macleod Dixon LLP, 3700, 400 – 3rd Avenue S.W., Calgary, Alberta.

Four.10 Charging Power

Without restricting any of the powers and capacities of the Corporation, whether derived from the CBCA or otherwise, the Corporation may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of the Corporation (including without limitation its book debts, rights, powers, franchises and undertaking) for any purpose whatsoever.

Article Five
Rights of Dissent

Five.01 Rights of Dissent

Holders of Big Horn Common Shares may exercise Dissent Procedures with respect to Big Horn Common Shares in connection with the Arrangement and holders who exercise such rights of dissent and who:

(a) are ultimately entitled to be paid fair value for their Big Horn Common Shares shall be deemed to have transferred such Big Horn Common Shares to Big Horn for cancellation at the Effective Time; or

(b) are ultimately not entitled, for any reason, to be paid fair value for their Big Horn Common Shares shall be deemed to have participated in the Arrangement on the basis set forth in subsection 3.1(c) hereof.

For greater certainty, in no case shall Westlinks, Subco, Big Horn or any other person be required to recognize Dissenting Big Horn Shareholders as holders of Big Horn Common Shares after the Effective Time, and the names of such Dissenting Big Horn Shareholders shall be deleted from the register of holders of Big Horn Common Shares at the Effective Time.

Article Six
DELIVERY OF Westlinks COMMON
SHARES aND WESTLINKS PREFERRED SHARESAND REDEMPTION PROCEEDS

Six.01 Delivery of Westlinks Common Shares and Redemption Proceeds

(a) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Big Horn Common Shares that were exchanged for Westlinks Common Shares or Special Shares and Westlinks Preferred Shares in accordance with section 3.1 hereof, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Big Horn and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Redemption Time, the Westlinks Common Shares or the Redemption Proceeds and Westlinks Preferred Shares which such holder is entitled to receive in accordance with section 3.2 hereof.

(b) Upon surrender to the Depository for cancellation of an agreement which immediately prior to the Effective Time evidenced on or more Big Horn Options that we exchanged for Westlinks Options in accordance with section 3.1 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Big Horn Options formerly represented by such agreement and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered agreement shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Redemption Time, the agreements in respect of Westlinks Options which such holder is entitled to receive in accordance with section 3.2 hereof.

(c) After the Effective Time and until surrendered for cancellation as contemplated by subsections 6.10 and 6.10hereof:

(i) each certificate which immediately prior to the Effective Time represented one or more Big Horn Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Westlinks Common Shares or the Special Shares (or Redemption Proceeds, if such certificate is surrendered after the Redemption Time) and Westlinks Preferred Shares to which the holder of such certificate is entitled to receive in accordance with section 3.1 hereof, provided that certificates representing Special Shares shall not be issued to such holders prior to the Redemption Time and, following the Redemption Time, such holders shall be restricted to receiving the Redemption Proceeds in respect of such Special Shares; and

(ii) each agreement which immediately prior to the Effective Time represented one or more Big Horn Options shall be deemed at all times to represent only the right to receive in exchange therefor the Westlinks Options to which the holder of such certificate is entitled to receive in accordance with section 3.1 hereof.

Six.02 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Big Horn Common Shares that were exchanged for Westlinks Common Shares or Special Shares and Westlinks Preferred Shares in accordance with section 3.1 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Westlinks Common Shares or the Redemption Proceeds and Westlinks Preferred Shares to which such holder is entitled to receive in accordance with section 3.2 hereof. When authorizing such payment in exchange for such lost, stolen or destroyed certificate, the holder to whom such Westlinks Common Shares or Redemption Proceeds and Westlinks Preferred Shares are to be delivered shall as a condition precedent to the delivery of such Westlinks Common Shares or Redemption Proceeds and Westlinks Preferred Shares, give a bond satisfactory to Westlinks and the Depositary in such sum as Westlinks and the Depositary may direct, or otherwise indemnify Westlinks, the Corporation and the Depositary in a manner satisfactory to Westlinks and the Depositary, against any claim that may be made against Westlinks, the Corporation or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

Six.03 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Westlinks Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Big Horn Common Shares unless and until the holder of such certificate shall have complied with the provisions of section 6.1 or section 6.2 hereof. Subject to applicable law and to section 6.5 hereof, at the time of such compliance, there shall, in addition to the delivery of Westlinks Common Shares to which such holder is thereby entitled, be delivered to such holder the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Westlinks Common Shares.

Six.04 Withholding Rights

Westlinks, Subco and the Depositary shall be entitled to deduct and withhold from all Redemption Proceeds or dividends or other distributions otherwise payable to any Big Horn Shareholder such amounts as Westlinks, Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Big Horn Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Six.05 Limitation and Proscription

(a) To the extent that a Big Horn Shareholder shall not have complied with the provisions of section 6.1 or section 6.2 hereof within one year from the Redemption Date, the unpaid Redemption Proceeds, if any, to which such Big Horn Shareholder is entitled to be paid shall then be paid by the Depositary to the Corporation. Thereafter the Big Horn Shareholder shall have no claim against the Depositary for such Redemption Proceeds but instead shall be entitled to assert such a claim against the Corporation or any successor thereto up to but not beyond the final proscription date referred to in subsection 6.5(b) hereof.

(b) To the extent that a Big Horn Shareholder shall not have complied with the provisions of section 6.1 or section 6.2 hereof on or before the date which is six years after the Redemption Date (the "final proscription date"), then the Redemption Proceeds which such Big Horn Shareholder was entitled to receive shall revert to and become the property of the Corporation and the Westlinks Preferred Shares or Westlinks Common Shares which such Big Horn Shareholder was entitled to receive shall be delivered up by the Depositary for cancellation and shall be cancelled by Westlinks, and the interest of the Big Horn Shareholder in such Redemption Proceeds and Westlinks Preferred Shares or Westlinks Common Shares shall be terminated as of such final proscription date.

Article Seven
Amendments

Seven.01 Amendments to Plan of Arrangement

(a) Westlinks and Big Horn reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) agreed to in writing by Westlinks and Big Horn, (iii) filed with the Court and, if made following the Big Horn Meeting, approved by the Court, and (iv) communicated to Big Horn Shareholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Big Horn at any time prior to the Big Horn Meeting provided that Westlinks shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Big Horn Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Big Horn Meeting shall be effective only if (i) it is consented to in writing by each of Westlinks and Big Horn, and (ii) if required by the Court, it is consented to by holders of the Big Horn Common Shares voting in the manner directed by the Court.

SCHEDULE A

SERIES I PREFERRED SHARES

The first series of first preferred shares shall consist of and unlimited number of shares designated as first preferred shares, Series I (the "Series I Preferred Shares"). The rights, privileges, restrictions and conditions attaching to the Series I Preferred Shares, as a series, are as follows:

1. Dividends and Transfer Rights

1.1 If a Series I Preferred Share is not redeemed by the Corporation in accordance with Article 3 hereof prior to the expiration of one year from the date of issuance of a Series I Preferred Share, the holder of the Series I Preferred Share shall be entitled to receive fixed cumulative preferential cash dividends of $0.085 per share per annum and no more, such cumulative dividend to be declared by the directors and paid immediately after the expiration of one year from the date of issuance of a Series I Preferred Share unless prohibited by law, and thereafter such cumulative dividend to be declared by the directors and paid in quarterly yearly instalments of $0.02125 per share, unless prohibited by law, such dividends to be cumulative from the date of issuance of the Series I Preferred Share, such cumulative preferential dividends shall be payable before any dividend shall be paid upon or set apart for the common shares or any other class of shares of the Corporation and shall be cumulative, so that no dividend shall be declared, paid or set apart for payment upon or for the common shares or any other class of shares of the Corporation unless all then accumulated dividends upon all outstanding Series I Preferred Share shall have been paid or declared and set apart and the current instalment of dividend upon the outstanding Series I Preferred Share shall have been declared and set apart.

1.2 The holders of the Series I Preferred Shares shall be entitled to transfer the Series I Preferred Shares.

2. Distribution Rights

2.1 The Series I Preferred Shares shall be preferred as to both dividends and assets and shall rank in priority to all other classes of shares of the Corporation. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series I Preferred Shares shall be entitled to receive, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other class of shares, an amount equal to $0.85 per share plus, if the Series I Preferred Share has not been redeemed within one year of the date of issuance of such share, an amount equal to all accrued and unpaid preferential cumulative dividends described in Article 1 in respect of such share (which are calculated as if such dividends were accruing up to the date of distribution) whether or not declared and whether or not there are any moneys of the Corporation properly applicable to the payment of dividends. After payment to the holders of the Series I Preferred Shares of the amounts so payable to them they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

2.2 No class of shares ranking in any respect in priority to or pari passu with the Series I Preferred Shares with respect to dividends or on the occurrence of an event referred to in clause 2.1 may at any time be created without the approval in writing of all the holders of the Series I Preferred Shares.

2.3 So long as any of the Series I Preferred Shares are outstanding the Corporation shall not without, and may from time to time with, the approval in writing of the holders of all of the issued and outstanding Series I Preferred Shares redeem, purchase for cancellation or otherwise pay off or purchase out of surplus or capital any common shares or other class of shares.

3. Redemption by the Corporation

3.1 The Corporation may, upon giving notice or upon the waiver of such notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Series I Preferred Shares on payment or deposit (in accordance with clauses 3.3 and 3.4) of $0.85 for each Series I Preferred Shares to be redeemed together with an amount ("Dividend Equivalent Amount") equal to all accrued and unpaid preferential cumulative dividends described in Article 1 in respect of such share (which are calculated as if such dividends were accruing up to the date of redemption) whether or not declared and whether or not there are any moneys of the Corporation properly applicable to the payment of dividends (such total amount herein called the "Redemption Amount") less any tax withholdings. If part only of the Series I Preferred Shares are to be redeemed, the Board of Directors may select the Series I Preferred Shares to be redeemed (i) by lot; (ii) on a pro rata basis; or (iii) in such other manner as the Board of Directors may in their discretion select. If part only of the Series I Preferred Shares represented by any certificate are redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. No redemption hereunder need be made proportionately or pro rata among all the holders of the Series I Preferred Shares. Any shares redeemed shall not be reissued and shall be cancelled.

3.2 In the case of a redemption of Series I Preferred Shares, the Corporation shall give notice in writing of the intention of the Corporation to redeem such shares (unless notice is waived in any manner by the holder of the Series I Preferred Shares called for redemption) at least 2 days before the date specified for redemption (the date specified for redemption to be referred to herein as the "Redemption Date") to each person who at the date of mailing is a holder of Series I Preferred Shares to be redeemed, provided that accidental failure to give such notice to one or more of such shareholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount per Series I Preferred Shares, the Redemption Date, the name of the chartered bank or trust company at which the Redemption Amount may be deposited (if the Redemption Amount may be deposited pursuant to clause 3.4) and, if part only of the Series I Preferred Shares held by the person to whom it is addressed is to be redeemed, the number thereof to be redeemed.

3.3 The Corporation shall pay to the holder of the Series I Preferred Shares to be redeemed the Redemption Amount of each such share less any tax withholdings on or after the Redemption Date, provided that such holder has presented and surrendered to the Corporation the certificates representing the Series I Preferred Shares so called for redemption. Payment for Series I Preferred Shares to be redeemed by the Corporation shall be made by cheque payable at par in Canadian funds at any branch of the Corporation's bankers. Such cheques shall be sent to holders of such Series I Preferred Shares and redemption shall be deemed to have taken place upon such sending.

3.4 The Corporation shall have the right at any time after the mailing of notice of its intention to redeem any Series I Preferred Shares to deposit the Redemption Amount less any tax withholdings for each Series I Preferred Shares so called for redemption, or of such of those shares represented by certificates which have not at the date of such deposit been presented and surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or in any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Series I Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing same. The Series I Preferred Shares in respect whereof this deposit has been made shall be deemed to be redeemed on the later of the date of such deposit and the Redemption Date. On such applicable date the Corporation shall adjust its securities register to show that such Series I Preferred Shares have been redeemed and the rights of the holders thereof shall be limited to receiving, without interest, the Redemption Amount per Series I Preferred Share less any tax withholdings so deposited. Any interest allowed on such deposit shall belong to the Corporation. After the Redemption Amount less any tax withholdings for such Series I Preferred Shares has been deposited with any chartered bank or trust company in Canada, as aforesaid, notice shall be given to the holders of any Series I Preferred Shares called for redemption who have failed to present and surrender the certificates representing such shares within two months of the Redemption Date that the money has been so deposited and may be obtained by the holders of these Series I Preferred Shares upon presentation and surrender of the certificates representing such shares called for redemption at such bank or trust company.

3.5 From and after the Redemption Date, the holders of any such Series I Preferred Shares to be redeemed shall not be entitled to exercise any of the rights of the holders of Series I Preferred Shares in respect thereof unless payment or deposit of the Redemption Amount less any tax withholdings per Series I Preferred Share shall not be made in accordance with the foregoing provisions, in which event the rights of the holders of such Series I Preferred Shares shall remain unaffected.

3.6 To the extent permitted by law, the Redemption Amounts that are represented by a cheque that has not been presented for payment or that are otherwise unclaimed (including amounts held on deposit to a special account as provided for above) for a period of six years from the Redemption Date shall be forfeited to the Corporation.

4. Redemption at the Option of the Holders of Series I Preferred Shares

4.1 After the expiration of one year from the date of issuance of a Series I Preferred Share, the holder of Series I Preferred Shares shall be entitled to require the Corporation to redeem at any time or from time to time all or any part of the Series I Preferred Shares held by such holder by depositing with the Corporation:

(a) an irrevocable request in writing specifying:

(i) that such holder desires to have the whole or any part of the Series I Preferred Shares held by such holder redeemed by the Corporation; and

(ii) the business day, which shall not be less than thirty days after the day on which the request in writing is deposited with the Corporation, on which the holder desires to have the Corporation redeem such shares (the "Retraction Date") and

(b) the share certificate(s) representing the Series I Preferred Shares which the holder desires to have the Corporation redeem.

If part only of the Series I Preferred Shares represented by any certificate are to be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

4.2 On the Retraction Date the Corporation, if permitted by the Business Corporations Act (Alberta) (the "Act"), shall redeem the number of Series I Preferred Shares to be redeemed by paying the holder of such Series I Preferred Shares an amount per share equal to the Redemption Amount less any tax withholdings, provided that all requirements set out under this clause 4 have been complied with. Payment for Series I Preferred Shares to be redeemed by the Corporation shall be made by cheque payable at par in Canadian funds at any branch of the Corporation's bankers. Such cheque shall be sent in accordance with the Act to the holder of such Series I Preferred Shares and redemption shall be deemed to have taken place upon such sending. If on the Retraction Date the Corporation would be prevented by the Act from redeeming all of the Series I Preferred Shares requested by the holder thereof to be redeemed, the Corporation shall redeem, disregarding fractions, that number of Series I Preferred Shares that it is permitted by the Act to redeem and the Corporation shall redeem the balance of the outstanding Series I Preferred Shares requested by such holder to be redeemed at the earliest time or times as the redemption is permitted by the Act. No redemption hereunder need be made proportionately or pro rata among all the holders of the Series I Preferred Shares. In the event of a partial redemption only of the Series I Preferred Shares because of the provisions of the Act, the Redemption Amount shall be recalculated and increased, as a result of the additional accrued dividends, up to the subsequent date that the Corporation redeems additional amounts of the Series I Preferred Shares, mutatis mutandis by making payment therefor.

4.3 From and after the Retraction Date, the holders of any such Series I Preferred Shares to be redeemed shall not be entitled to exercise any of the rights of the holders of Series I Preferred Shares in respect thereof unless payment of the Redemption Amount less any tax withholdings per Series I Preferred Share shall not be made in accordance with the foregoing provisions, in which event the rights of the holders of such Series I Preferred Shares shall remain unaffected.

4.4 To the extent permitted by law, the Redemption Amounts that are represented by a cheque that has not been presented for payment or that are otherwise unclaimed for a period of six years from the Retraction Date shall be forfeited to the Corporation.

4.5 If all of the Series I Preferred Shares are not redeemed when such redemption is requested by a holder of such shares in accordance with clause 4.1 then all of the unredeemed Series I Preferred Shares shall become voting shares. Each such share shall thereafter entitle the holder to receive notice of, attend, and exercise one vote per share in person or by proxy, at all general meetings of the Corporation.

5.1 For greater certainty, if a Series I Preferred Share is redeemed prior to the expiration of one year from the date of issuance of such share: (i) the holder of such share shall not be entitled to any dividend or any part thereof; and (ii) the Redemption Amount shall not include the Dividend Equivalent Amount.

5.2 For the purposes of subsection 191(4) of the Income Tax Act (Canada), the "specified amount" in respect of each Series I Preferred Share shall be the amount of i .

SCHEDULE "B"

WESTLINKS RESOURCES LTD.

Outstanding Stock Options
Optionee	Exercise Price	Number Outstanding
Peter R. Sekera Director/Officer	$6.15	105,000
Edward C. McFeely Director/Officer	$6.15	85,000
Thomas J. Jacobsen Director/Officer	$6.15	85,000
Lynn W. Thurlow Officer	$6.15	25,000
Herman S. Hartley Director	$6.15	20,000
Norman J. MacKenzie Director	$6.15	20,000
Norman W.G. Wallace Director	$6.15	20,000
Rodney Lackmuth Consultant	$6.15	15,000
Al Tambosso Consultant	$6.20	50,000
John P. McGrain	$6.20	80,000
Norman J. MacKenzie Director	$6.20	10,000
Norman W.G. Wallace	$6.20	10,000
Herman S. Hartley Director	$6.20	10,000
Bruce Stewart Employee	$6.20	30,000
TOTAL:		565,000

SCHEDULE "C"

LIST OF BIG HORN OPTIONS

Number of Shares Under Option	Exercise Price	Name of Optionholder	Date of Grant	Date of Expiry
75,000	$0.69	Walter Dawson	November 25, 1996	November 25, 2001
25,000	$0.77	Walter Dawson	May 5, 1999	May 5, 2009
75,000	$0.69	Luc Chartrand	November 25, 1996	November 25, 2001
15,000	$1.15	Luc Chartrand	March 9, 1998	March 9, 2006
50,000	$0.77	Luc Chartrand	May 5, 1999	May 5, 2009
30,000	$0.72	Luc Chartrand	March 23, 2000	March 23, 2005
65,000	$0.75	Luc Chartrand	March 21, 2001	March 20, 2006
25,000	$0.69	Sandy Thompson	November 25, 1996	November 25, 2001
85,000	$0.92	Trevor Spagrud	July 16, 1997	July 16, 2002
25,000	$1.15	Trevor Spagrud	March 9, 1998	March 9, 2006
100,000	$0.65	Trevor Spagrud	February 17, 1999	February 17, 2009
50,000	$0.77	Trevor Spagrud	May 5, 1999	May 5, 2009
60,000	$0.72	Trevor Spagrud	March 23, 2000	March 23, 2005
142,000	$0.75	Trevor Spagrud	March 21, 2001	March 20, 2006
30,000	$1.15	Reg Greenslade	March 9, 1998	March 9, 2006
314,000	$0.98	Reg Greenslade	May 26, 1998	May 26, 2008
75,000	$0.77	Reg Greenslade	May 5, 1999	May 5, 2009
81,000	$0.72	Reg Greenslade	March 23, 2000	March 23, 2005
140,000	$0.75	Reg Greenslade	March 21, 2001	March 20, 2006
73,500	$0.98	Ray Runcie	May 26, 1998	May 26, 2008
26,500	$0.77	Ray Runcie	May 5, 1999	May 5, 2009
73,500	$0.98	George Hill	May 26, 1998	May 26, 2008
26,500	$0.77	George Hill	May 5, 1999	May 5, 2009
73,500	$0.98	Ted Turton	May 26, 1998	May 26, 2008
26,500	$0.77	Ted Turton	May 5, 1999	May 5, 2009
25,000	$0.97	Rick McHardy	July 30, 1998	July 30, 2008
25,000	$0.77	Rick McHardy	May 5, 1999	May 5, 2009
25,000	$0.72	Rick McHardy	March 23, 2000	March 23, 2005
75,000	$0.65	Shane Holden	February 17, 1999	February 17, 1999
20,000	$0.77	Shane Holden	May 5, 1999	May 5, 2009
30,000	$0.72	Shane Holden	March 23, 2000	March 23, 2005
35,000	$0.75	Shane Holden	March 21, 2001	March 20, 2006
25,000	$0.77	Sharon McMullen	May 5, 1999	May 5, 2004
20,000	$0.72	Sharon McMullen	March 23, 2000	March 23, 2005
25,000	$0.75	Sharon McMullen	March 21, 2001	March 20, 2006
22,500	$0.77	Vic Tuinenga	May 5, 1999	May 5, 2004
25,000	$0.72	Vic Tuinenga	March 23, 2000	March 23, 2005
30,000	$0.75	Vic Tuinenga	March 21, 2001	March 20, 2006
30,000	$1.15	Dick Froese	March 9, 1998	March 9, 2003
35,000	$0.77	Dick Froese	May 5, 1999	May 5, 2004
25,000	$0.72	Dick Froese	March 23, 2000	March 23, 2005
25,000	$0.75	Dick Froese	March 21, 2001	March 20, 2006
5,000	$0.77	Susan Cartmell	May 5, 1999	May 5, 2004
20,000	$0.73	Cari Williams	July 26, 1999	July 25, 2009
25000	$0.72	Cari Williams	March 23, 2000	March 23, 2005
25,000	$0.75	Cari Williams	March 21, 2001	March 20, 2006
5,000	$0.80	Rebecca Alcock	November 29, 1999	November 28, 2009
15,000	$0.72	Rebecca Alcock	March 23, 2000	March 23, 2005
15,000	$0.75	Rebecca Alcock	March 21, 2001	March 20, 2006
50,000	$0.75	Garry Henry	March 21, 2001	March 20, 2006
2,419,500

SCHEDULE D

BIG HORN OFFICER OBLIGATIONS

1. Reg Greenslade $375,000

2. Trevor Spagrud $250,000

TOTAL $625,000

B

APPENDIX B

INTERIM ORDER

Action No. 0101-11962

IN THE COURT OF QUEEN'S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT R.S.C. 1985, c. C-44, AS AMENDED;

IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING WESTLINKS RESOURCES., 3779041 CANADA LTD., BIG HORN RESOURCES LTD. AND BIG HORN SHAREHOLDERS
BEFORE THE HONOURABLE
JUSTICE B.E.C. ROMAINE
IN CHAMBERS

INTERIM ORDER

UPON THE APPLICATION of BIG HORN RESOURCES LTD. ("Big Horn"); AND UPON reading the Petition of Big Horn, the Affidavit of Luc Chartrand, filed; AND UPON hearing counsel for Big Horn, Westlinks Resources Ltd. ("Westlinks") and 3779041 Canada Ltd. ("3779041"); AND UPON noting that the Director (the "Director") appointed under the Canada Business Corporations Act (the "CBCA") has been notified of the proposed application and does not intend to appear or make submissions;

IT IS HEREBY ORDERED THAT:

1. (a) Big Horn shall convene a special meeting (the "Big Horn Meeting") of the holders of its common shares ("Big Horn Shareholders") on or about July 23, 2001 for the purposes of considering, and, if thought fit, approving and agreeing to an arrangement (the "Arrangement") under s. 192 of the CBCA among Westlinks, 3779041 and Big Horn and as contemplated in the plan of arrangement outlined in the Information Circular and Proxy Statement (the "Information Circular") annexed as Exhibit "A" to the Affidavit of Luc Chartrand, and transacting such other business as may properly be brought before the Big Horn Meeting;

(b) At least 21 days (exclusive of the day of mailing but inclusive of the day of the Big Horn Meeting) prior to the day of the Big Horn Meeting, there be mailed with postage paid, to Big Horn Shareholders of record as of June 18, 2001 (the "Big Horn Record Date") and to the directors and officers of Big Horn and to the Director:

(i) a Notice of Special Meeting of Big Horn Shareholders;

(ii) the Information Circular; and

(iii) a Notice of Petition;

all in substantially the forms annexed as Exhibit "A" to the Affidavit of Luc Chartrand, together with instruments of proxy and such other material as Big Horn may consider fit;

(c) The accidental omission to give notice of the Big Horn Meeting to or the non-receipt of the notice by one or more of the aforesaid persons shall not invalidate any resolution passed or proceedings taken at the Big Horn Meeting;

(d) Any registered holder of Big Horn common shares (the "Big Horn Shares") as at the close of business on the Big Horn Record Date, subject to the bylaws of Big Horn and the provisions of the CBCA with respect to persons who become registered holders of Big Horn Shares after such date, may attend the Big Horn Meeting and vote at the Big Horn Meeting either in person or by proxy and that any usual or common form of instruments of proxy may be used for such purpose;

(e) To be valid a proxy must be deposited with Big Horn in the manner described in the Information Circular;

(f) At the Big Horn Meeting, each holder of Big Horn Shares shall be entitled to one vote for each Big Horn Share held;

(g) The Chairman of Big Horn or failing him, the President of Big Horn or failing him, any other officer of Big Horn or failing them any person to be chosen at the Big Horn Meeting, shall be the Chairman of the Big Horn Meeting;

(h) The majority required to pass the special resolution approving the Arrangement shall be 66 2/3% of the votes cast by holders of Big Horn Shares, voting as a class at the Big Horn Meeting in person or by proxy, and a simple majority of the votes cast, in person or by proxy, by all holders of Big Horn Shares other than Westlinks or any other company beneficially owned or controlled by Westlinks or any of its affiliates.

(i) The registered holders of Big Horn Shares are accorded the right of dissent with respect to the special resolution approving the Arrangement and to receive from Big Horn, subject to the provisions of the CBCA, the fair value of their Big Horn Shares with respect to which such right of dissent is exercised under Section 190 of the CBCA. The written objection required to be sent to Big Horn by a dissenting Big Horn Shareholder pursuant to subsection 190(5) of the CBCA must be received by the President of Big Horn at the registered office of Big Horn before the Big Horn Meeting or by the Chairman of the Big Horn Meeting at or prior to the Big Horn Meeting. A dissenting Big Horn Shareholder shall not be entitled to vote his Big Horn Shares at the Big Horn Meeting in favour of the special resolution approving the Arrangement;

(j) The quorum at the Big Horn Meeting shall be two persons present in person or by proxy, provided that, if no quorum is present within 30 minutes of the appointed Big Horn Meeting time, the Big Horn Meeting shall stand adjourned to a day which is not less than 7 days nor more than 30 days thereafter, as determined by the Chairman of the Big Horn Meeting, and at such adjourned Big Horn Meeting, those persons present in person or by proxy, entitled to vote at such Big Horn Meeting, will constitute a quorum for the adjourned Big Horn Meeting; and

(k) In all other respects, the Big Horn Meeting shall be conducted in accordance with the bylaws of Big Horn and the CBCA, subject to such modifications as may be adopted at the Big Horn Meeting.

2. Sending the Notice of Petition shall be good and sufficient notice to all Big Horn Shareholders of the hearing of the Petition, this Interim Order and the application for the final order approving the Arrangement upon all persons who are entitled to receive such notice pursuant to this Interim Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings.

3. Upon approval of the Arrangement at the Big Horn Meeting in the manner set forth in this Interim Order, Big Horn may proceed with an application for a final order for approval of the Arrangement at 1:30 p.m. on July 27, 2001 at the Court House, Calgary, Alberta or so soon thereafter as counsel may be heard.

4. Any Big Horn Shareholder or other interested party (collectively, "Interested Party") desiring to support or oppose the Petition may appear at the time of the hearing in person or by counsel for that purpose provided that the Interested Party files with the Court and serves upon Big Horn on or before July 24, 2001, a Notice of Intention to Appear, setting out the Interested Party's address for service and indicating whether such Interested Party intends to support or oppose the application or make submissions, together with any evidence or materials which are to be presented to the Court. Service of this notice on Big Horn shall be effected by service upon the solicitors of Big Horn, Donahue Ernst & Young LLP, 1000, 440 – 2nd Avenue S.W., Calgary, Alberta, T2P 5E5, Attention: L.A. (Lou) Cusano.

5. In the event that the application for final approval of the Arrangement on July 27, 2001 is adjourned only those parties appearing before the Court for the final application shall have notice of the adjourned date.

6. Service of notice of this application on any person is hereby dispensed with.

7. The Petitioner is entitled at any time to seek leave to vary this Interim Order upon such terms and the giving of such notice as this Honourable Court may direct.

(signed) "B.E.C. Romaine"
J.C.Q.B.A.

ENTERED this 22nd day of June, 2001.

(signed) "James McLaughlin" (COURT SEAL)

Clerk of the Court of Queen's Bench

C

APPENDIX C
SPECIAL RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. the plan of arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "Act"), in the form attached as Schedule A to the arrangement agreement (the "Arrangement Agreement") attached as Appendix A to the Information Circular and Proxy Statement of Big Horn Resources Ltd. ("Big Horn") dated June 22, 2001 (the "Information Circular"), involving Westlinks Resources Ltd., 3779041 Canada Ltd., Big Horn and Big Horn's shareholders, is hereby authorized, approved, ratified and agreed to;

2. notwithstanding the approval by shareholders of this special resolution, Big Horn, subject to the provisions of the Arrangement Agreement to which the Arrangement is attached as Schedule A, and without further notice to or approval of the shareholders of Big Horn, may amend the Arrangement or may decide not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the Act; and

3. any one of the officers or directors of Big Horn be and is hereby authorized for and on behalf of Big Horn (whether under its corporate seal or otherwise) to execute and deliver articles of arrangement and all other documents and instruments and to take all such other actions as such officer or director may deem necessary or desirable to implement this resolution and the matters authorized hereby, including the transactions required by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents and other instruments or the taking of any of such actions.

D

APPENDIX D
SECTION 190 0F THE CANADA BUSINESS CORPORATIONS ACT

Pursuant to the Interim Order, registered Big Horn Shareholders have the right to dissent in respect of the Arrangement. Such right of dissent is described in the Information Circular. The full text of Section 190 of the Canada Business Corporations Act is set forth below. Note that certain provisions of such section have been modified by the Interim Order which is attached to the Information Circular as Appendix B. In particular, the written objection required to be provided by a dissenting Big Horn Shareholders to Big Horn must be received by the President of Big Horn at the registered office of Big Horn before the Meeting or by the Chairman of the Big Horn Meeting at or prior to the Big Horn Meeting in order to be effective and the dissenting Big Horn Shareholders shall not have voted, in person or by proxy, in favour of the special resolution approving the Arrangement.

190.(1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;
(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;
(c)	amalgamate otherwise than under section 184;
(d)	be continued under section 188; or
(e)	sell, lease or exchange all or substantially all its property under subsection 189(3).

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

(7) A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

(a)	his name and address;
(b)	the number and class of shares in respect of which he dissents; and
(c)	a demand for payment of the fair value of such shares.

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

(a)	the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),
(b)	the corporation fails to make an offer in accordance with subsection (12) and the dissenting shareholder withdraws his notice, or
(c)

the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or
(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and
(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or
(b)

retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or
(b)	the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

E

APPENDIX E
ITEM 2. OF SECTION 4.5(1) OF OSC RULE 61-501

4.5(1)

2. Previous Arm's Length Negotiations: If

(a) the consideration under the going private transaction is at least equal in value to and is in the same form as the highest consideration agreed to with one or more selling securityholders of the issuer in arm's length negotiations

(i) in connection with the going private transaction,

(ii) in connection with another transaction involving securities of the class of affected securities, if the agreement was entered into not more than 12 months before the date of the first public announcement of the going private transaction, or

(iii) in connection with two or more transactions or a combination of transactions referred to in subparagraphs (i) and (ii),

(b) at least

(i) one of the selling securityholders party to an agreement referred to in subparagraph (a)(i) or (ii) beneficially owns or exercises control or direction over, or beneficially owned or exercised control or direction over, and agreed to sell,

(A) at least five percent of the outstanding securities of the class of affected securities, as determined in accordance with subsection (2), if the person or company proposing the going private transaction beneficially owned, directly or indirectly, 80 percent or more of the outstanding securities of the class of affected securities, as determined in accordance with subsection (2), or

(B) at least 10 percent of the outstanding securities of the class of affected securities, as determined in accordance with subsection (2), if the person or company proposing the going private transaction beneficially owned, directly or indirectly, less than 80 percent of the outstanding securities of the class of affected securities, as determined in accordance with subsection (2), and

(c) one or more of the selling securityholders party to any of the transactions referred to in paragraph (a) beneficially owns or exercises control or direction over, or beneficially owned or exercised control or direction over, and agreed to sell, in the aggregate, at least 20 percent of the outstanding securities of the class of affected securities, as determined in accordance with subsection (3), beneficially owned or over which control or direction is exercised by persons or companies other than an interested party and persons or companies acting jointly or in concert with an interested party,

(d) the person or company proposing the going private transaction reasonably believes, after reasonable inquiry, that at the time of each of the agreements referred to in paragraph (a)

(i) each selling securityholder party to the agreement had full knowledge of and access to information concerning the issuer and its securities,

(ii) any factors peculiar to a selling securityholder party to the agreement, including non-financial factors, that were considered relevant by the selling securityholder in assessing the consideration did not have the effect of reducing the price that would otherwise have been considered acceptable by that selling securityholder,

(e) at the time of each of the agreements referred to in paragraph (a), the person or company proposing the going private transaction did not know, and to the knowledge of the person or company proposing the going private transaction, after reasonable inquiry, no selling securityholder party to the agreement knew, of any material non-public information in respect of the issuer or the affected securities that

(i) was not disclosed generally, and

(ii) if disclosed, could have reasonably been expected to increase the agreed consideration,

(f) any of the agreements referred to in paragraph (a) was entered into with a selling securityholder by a person or company other than the person or company proposing the going private transaction, the person or company proposing the going private transaction reasonably believes, after reasonable inquiry, that at the time of that agreement, the person or company did not know of any material non-public information in respect of the issuer or the affected securities that,

(i) was not disclosed generally, and

(ii) if disclosed, could have reasonably been expected to increase the agreed consideration, and

(g) the person or company proposing the going private transaction, after reasonable inquiry, does not know of any material non-public information in respect of the issuer or the affected securities since the time of each of the agreements referred to in paragraph (a) that has not been disclosed generally and could reasonably be expected to increase the value of the affected securities.

F

APPENDIX F
BIG HORN RESOURCES LTD.
FINANCIAL STATEMENTS

Auditors' Report to the DIRECTORS

We have audited the balance sheets of Big Horn Resources Ltd. (Company) as at December 31, 2000 (19X2) and 1999 (19X1) and the statements of earnings and deficit and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2000 (19X2) and 1999 (19X1) and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2000 in accordance with Canadian generally accepted accounting principles.

(Signed) "KPMG LLP"

Chartered Accountants

Calgary [City], Canada

March 9, 2001, except Note 7

which is dated as June 22, 2001

Big Horn Resources Ltd.
Balance Sheets
	March 31	December 31	December 31
	2001	2000	1999
	(unaudited)
Assets
Current assets
Cash	$5,553	$10,654	$28,469
Accounts receivable	3,321,713	4,066,939	2,278,810
Prepaid expenses	602,086	682,595	187,492
	3,929,352	4,760,188	2,494,771
Capital assets (note 3)	28,071,373	24,924,749	19,893,418
	$32,000,725	$29,684,937	$22,388,189

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,716,019	$5,273,265	$1,943,633

Bank indebtedness (note 4)	6,200,000	4,800,000	4,700,000

Provision for future abandonment and site restoration costs	273,451	274,119	202,796

Future income taxes (note 5)	4,343,000	3,658,000	-

	15,532,470	14,005,384	6,846,429

Shareholders' Equity

Share capital (note 6)	18,209,175	18,209,175	18,209,175
Deficit	(1,740,920)	(2,529,622)	(2,667,415)
	16,468,255	15,679,553	15,541,760

Subsequent event (note 7)
	$32,000,725	$29,684,937	$22,388,189

On Behalf of the Board: (signed) "Reginald J. Greenslade", Director (signed) ["Walter Dawson"], Director

See accompanying notes to financial statements

Big Horn Resources Ltd.
Statement of Earnings and Deficit
	Three Months Ended		Years Ended
	March 31		December 31
	2001	2000	2000	1999	1998
	(unaudited)	(unaudited)
Revenue
Oil and gas sales	$3,823,872	$2,532,949	$11,988,021	$8,709,493	$3,807,620

Expenses
Royalties, net of ARTC	919,739	530,962	2,592,444	1,340,551	636,436
Operating expenses	431,498	370,396	1,749,119	1,954,652	1,229,300
General and administrative expenses	94,436	136,030	509,493	544,857	330,442
Interest on long-term debt	47,497	32,755	149,011	238,675	48,636
Depletion and depreciation	827,000	594,900	3,096,000	2,757,000	1,365,000
	2,320,170	1,665,043	8,096,067	6,835,735	3,609,814
Earnings before income taxes	1,503,702	874,906	3,891,954	1,873,758	197,806
Income taxes (note 5)
Future income taxes	685,000	284,000	1,632,000	-	-
Current income taxes	30,000	22,000	96,161	-	-
	715,000	306,000	1,728,161	-	-
Net earnings	788,702	568,906	2,163,793	1,873,758	197,806

Deficit – beginning of period	(2,529,622)	(2,667,415)	(2,667,415)	(4,541,173)	(4,738,979)
Adjustment for change in accounting policy
relating to future income taxes (note 5)	-	(2,026,000)	(2,026,000)	-	-
Deficit – end of period	($1,740,920)	($4,124,509)	($2,529,622)	($2,667,415)	($4,541,173)

Earnings per share, basic and diluted	$0.03	$0.02	$0.08	$0.07	$0.01

See accompanying notes to financial statements
Big Horn Resources Ltd.
Statement of Cash Flows
	Three Months Ended		Years Ended
	March 31		December 31
	2001	2000	2000	1999	1998
	(unaudited)	(unaudited)
Cash provided by (used in) :

Operations
Net earnings	$788,702	$568,906	$2,163,793	$1,873,758	$197,806
Add non-cash items:
Depletion and depreciation	827,000	594,900	3,096,000	2,757,000	1,365,000
Future income taxes	685,000	284,000	1,632,000	-	-
Funds from operations	2,300,702	1,447,806	6,891,793	4,630,758	1,562,806
Net change in non-cash working capital items:
Accounts receivable	745,226	(963,569)	(1,788,129)	(576,785)	763,602
Prepaid expenses	80,509	(24,967)	(495,103)	(174,506)	(7,650)
Accounts payable and accrued liabilities	(557,246)	116,508	3,329,632	75,953	(1,400,234)
	2,569,191	575,778	7,938,193	3,955,420	918,524

Financing
Increase in bank indebtedness	1,400,000	(1,200,000)	100,000	3,278,241	(178,241)
Issue of share capital	-	-	-	-	10,704,590
	1,400,000	(1,200,000)	100,000	3,278,241	10,256,349

Investing
Additions to capital assets	(4,102,264)	(2,095,295)	(11,639,159)	(7,422,493)	(4,720,013)
Proceeds on dispositions of capital assets	136,000	2,704,667	3,539,828	-	-
Abandonment and site restoration costs	(7,668)	-	43,323	(34,874)	-
Acquisition of Ironwood Petroleum Ltd., net of cash acquired	-	-	-	-	(6,548,925)
	(3,974,292)	609,372	(8,056,008)	(7,457,367)	(11,268,938)

Increase (decrease) in cash
	(5,101)	(14,850)	(17,815)	(223,706)	175,935
Cash – beginning of period	10,654	28,469	28,469	252,175	76,240
Cash – end of period	$5,553	$13,619	$10,654	$28,469	$252,175

Funds from operations per share, basic and diluted	$0.08	$0.05	$0.25	$0.17	$0.10

During the year ended December 31, 2000 the Company paid $149,011 (1999 - $238,675 and 1998 - $48,636) of interest on long-term debt.

During the three months ended March 31, 2001 the Company paid $47,497 (2000 - $51,142) of interest on long-term debt.

See accompanying notes to financial statements

Big Horn Resources Ltd.

Notes to Financial Statements

For the Years Ended December 31, 2000, 1999 and 1998

For the Three Months Ended March 31, 2001 and 2000 (unaudited)

____________________________________________________________________________________

1. Significant accounting policies

These financial statements are prepared in accordance with Canadian generally accepted accounting principles. Substantially all of the exploration and production activities of the Company are conducted jointly with others and these financial statements reflect only the Company's proportionate interest in such activities.

(a) Petroleum and natural gas properties

The Company follows the full cost method of accounting for petroleum and natural gas properties. All costs related to the exploration for and the development of oil and gas reserves are capitalized into a single cost centre representing the Company's activity undertaken exclusively in Canada. Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells. Proceeds from the disposal of properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a major change in the depletion rate.

Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated gross proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into barrels of equivalents on a relative energy content basis.

Capitalized costs, net of accumulated depletion and depreciation, are limited to estimated future net revenues from proven reserves, based on year-end prices, undiscounted, less estimated future abandonment and site restoration costs, general and administrative expenses, financing costs and income taxes.

Estimated future abandonment and site restoration costs are provided for over the life of proven reserves on a unit-of-production basis. The annual charge is included in depletion and depreciation expense and actual abandonment and site restoration costs are charged to the provision as incurred.

The amounts recorded for depletion and depreciation and the provision for future abandonment and site restoration costs are based on estimates of proven reserves and future costs. The recoverable value of capital assets is based on a number of factors including the estimated proven reserves and future costs. By their nature, these estimates are subject to measurement uncertainty and the impact on financial statements of future periods could be material.

(b) Income taxes

Effective January 1, 2000 the Company adopted the liability method of accounting for future income taxes. Under the liability method, future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantially enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax assets if it is more likely than not that the asset will not be realized. Income tax expense or benefit is the sum of the Company's provision for current income taxes and difference between the opening and ending balances of the future income tax assets and liabilities.

Prior to adoption of this new standard, income tax expense was determined using the deferral method. Under this method, deferred income tax expense was determined based on "timing differences" (differences between the accounting and tax treatment of items of expense or income), and were measured using tax rates in effect in the year the differences originated. Certain deferred tax assets, such as the benefit of tax losses carried forward, were not recognized unless there was virtual certainty that they would be realized.

(c) Financial instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities and bank indebtedness. The fair values of all of the Company's financial instruments approximate their carrying values.

(d) Estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

2. Acquisition

Effective October 1, 1998 the Company acquired all of the issued and outstanding shares of Ironwood for $7,230,361 including acquisition costs of $143,191. This business combination has been accounted for using the purchase method based on the assets and liabilities of Ironwood as at September 30, 1998. The results of operations of Ironwood have been included in the Company's financial statements effective from October 1, 1998.

Details of the acquisition are as follows:

Assets acquired:
Current assets, excluding cash	$613,792
Capital assets	7,342,545
Liabilities assumed:
Current liabilities	1,321,742
Provision for future abandonment and site restoration costs	85,670
1,407,412

Net non-cash assets acquired	6,548,925
Cash acquired	681,436
Net assets acquired	$7,230,361

Consideration:
Cash	$7,230,361

3. Capital assets

Accumulated
depletion and
	Cost	Depreciation	Net

March 31, 2001
Petroleum and natural gas properties	$ 41,700,382	$ 14,007,982	$ 27,692,400
Office furniture and equipment	595,473	216,500	378,973
	$ 42,295,855	$ 14,224,482	$ 28,071,373

December 31, 2000
Petroleum and natural gas properties	$ 37,803,498	$ 13,207,982	$ 24,595,516
Office furniture and equipment	525,733	196,500	329,233
	$ 38,329,231	$ 13,404,482	$ 24,924,749

December 31, 1999
Petroleum and natural gas properties	$ 29,779,864	$ 10,221,982	$ 19,557,882
Office furniture and equipment	450,036	114,500	335,536
	$ 30,229,900	$ 10,336,482	$ 19,893,418

At March 31, 2001 costs of undeveloped land of $3,330,000 (2000 - $3,060,000 and 1999 - $1,444,000) have been excluded from the calculation of depletion expense.

4. Bank indebtedness

Bank indebtedness represents the outstanding balance under an authorized line of credit of $9,250,000 with the Alberta Treasury Branches. Drawings under the line of credit bear interest at 1% above the bank's prime lending rate. Security is provided by a first charge over all of the Company's assets. The balance is repayable on demand.

5. Income taxes

During the year ended December 31, 2000, the Company changed its method of accounting for income taxes from the deferral method to the liability method, described in note 1(b), and has applied this change retroactively without restating prior periods. As a result, on January 1, 2000 the future income tax liability and the deficit were both increased by $2,026,000.

The income tax provision is calculated by applying Canadian federal and provincial statutory tax rates to pre-tax income with adjustments as set out in the following table:
	Three Months Ended March 31 2001	Three Months Ended March 31 2000	Year Ended Dec 31 2000	Year Ended Dec 31 1999	Year Ended Dec 31 1998
Earnings before income taxes	$1,503,702	$874,906	$3,891,954	$1,873,758	$197,806
Combined federal and provincial income tax rate	45%	45%	45%	45%	45%
Computed income tax provision	$676,666	$393,708	$ 1,751,379	$ 843,191	$ 89,013
Increase (decrease) resulting from:
Non-deductible Crown royalties	405,024	228,614	1,113,128	815,471	330,734
Resource allowance	(363,390)	(224,378)	(1,018,156)	(689,497)	(248,225)
Alberta Royalty Tax Credit	(60,300)	(23,400)	(149,061)	(350,078)	(96,056)
Recognition of accounting loss carry-forwards	-	-	-	(942,667)	(361,939)
Depletion on assets with no tax base	-	-	-	341,363	285,237
Capital taxes	30,000	22,000	96,161	(17,783)	-
Other	27,000	(90,544)	(65,290)		1,236
	$715,000	$306,000	$1,728,161	$ -	$ -

The components of the net future income tax liability at March 31, 2001 and December 31, 2000 are as follows:

	March 31, 2001	Dec 31, 2000
Future income tax assets:
Share issue costs	$128,000	$152,000
Future site restoration	91,000	92,000
	$219,000	$244,000

Future income tax liabilities:
Property, plant and equipment	$4,562,000	$3,902,000
Net future income tax liability	$4,343,000	$3,658,000

At March 31, 2001 the Company had approximately $18,200,000 of tax pools available to reduce future taxable income.

6. Share capital

(a) Authorized:

Unlimited number of voting common shares without nominal or par value.

(b) Issued:

	Number of common shares	Amount

Balance at December 31, 1997	9,827,971	7,504,585

Shares issued on conversion of Special Warrants ( see note 6(b)(i) )	3,434,000	-
Shares issued on exercise of stock options	564,500	172,260
Shares issued as compensation	10,220	9,198
Shares issued on private placement ( see note 6(b)(ii) )	3,210,000	3,600,000
Shares issued on private placement ( see note 6(b)(iii) )	1,075,500	914,175
Proceeds from private placement subscription ( see note 6(b)(iv) )	-	6,500,000
Share issue costs	-	(491,043)
Balance, December 31, 1998	18,122,191	18,209,175
Shares issued through a private placement ( see note 6(b)(iv) )	10,000,000	-
Balance, December 31, 1999 and 2000, and March 31, 2001	28,122,191	$18,209,175

(i) On September 16, 1997 the Company issued 592,000 Special Warrants at a price of $2.00 per Special Warrant. Each Special Warrant entitled the holder to acquire one common share, one flow-through common share and one share purchase warrant at no additional cost. Each share purchase warrant entitled the holder to purchase an additional share of the Company at a price of $1.25 per share exercisable until September 21, 1998. On September 17, 1997 the Company issued 2,250,000 Special Warrants, of which 1,125,000 were flow-through Special Warrants, at a price of $1.00 per Special Warrant. Each Special Warrant entitled the holder to acquire one common share and one share purchase warrant at no additional cost. Each share purchase warrant entitled the holder to purchase an additional share of the Company at a price of $1.25 per share exercisable until September 21, 1998. The net proceeds to the Company from both issues were $3,045,585. These proceeds were received in 1997. All of the common shares referred to above were issued in 1998. The share purchase warrants expired unexercised on September 21, 1998.

On March 20, 1998 the Vancouver Stock Exchange approved a non-brokered private placement of 3,000,000 common shares at a price of $1.20 per share for proceeds of $3,600,000. The private placement included 2,000,000 share purchase warrants exercisable up to March 22, 1999 at a price of $1.50 per common share. In addition, 210,000 common shares were issued as a finder's fee. The share purchase warrants expired unexercised on March 22, 1999

On December 31, 1998 the Company issued 1,075,500 flow-through common shares through a non-brokered private placement. Proceeds to the Company from this issue were $914,175. Pursuant to the flow-through share agreement, the Company has renounced $914,175 of income tax deductions to the subscribers of these shares.

As described in note 2, the Company acquired, effective October 1, 1998, all of the issued and outstanding shares of Ironwood for $7,230,361. This acquisition was partly financed by the issuance of 10,000,000 common shares at a price of $0.65 per share. This private placement received final approval by the Toronto Stock Exchange on January 29, 1999 and the common shares were issued from treasury on February 4, 1999. The remaining funds held in escrow pursuant to the private placement were released to the Company on February 5, 1999 in the amount of $4,278,241. These funds were recorded as a reduction in the Company's bank indebtedness at December 31, 1998.

(c) Options:
	Number of Options	Weighted-average exercise price
Outstanding at January 1, 1999	934,500	$0.94
Options granted	817,000	$0.75
Options forfeited	(20,000)	$1.06
Outstanding at December 31, 1999	1,731,500	$0.85
Options granted	336,000	$0.72
Options forfeited	(200,000)	$0.80
Outstanding at December 31, 2000	1,867,500	$0.83
Options granted	282,000	$0.75
Outstanding at March 31, 2001	2,149,500	$0.82
Options exercisable at March 31, 2001	874,250	$0.85

There were 2,149,500 options outstanding at March 31, 2001. These options are exercisable at prices ranging from $0.65 to $1.15 and expire on dates ranging from November 25, 2001 to September 6, 2009.

(d) Per share amounts:

The Company adopted, effective for the year ended December 31, 2000, the treasury stock method in place of the imputed earnings method of determining the dilutive effect of stock options and other dilutive instruments on per share amounts. Diluted per share amounts are calculated based on the assumption that proceeds obtained upon the exercise of options would be used to purchase common shares at the average market price during the period. Only "in the money" dilutive instruments impact the diluted calculations. The change in policy had no impact on the per share amounts reported for 1999.

The weighted average number of common shares outstanding during the year ended December 31, 2000 was 28,122,191 (1999 – 27,190,684 and 1998 – 15,426,358). In computing diluted earnings per share, 10,145 shares were added to the weighted average number of common shares outstanding during the year as a result of the dilutive effect of stock options. No adjustments were required to reported earnings or funds from operations in computing diluted per share amounts.

The weighted average number of common shares outstanding during the three-month ended March 31, 2001 was 28,122,191 (March 31, 2000 – 28,122,191). In computing diluted earnings per share 125,300 shares were added to the weighted average number of common shares outstanding during the quarter as a result of the dilutive effect of stock options. No adjustments were required to reported earnings or funds from operations in computing diluted per share amounts.

7. Subsequent event

Westlinks Resources Ltd. announced on April 25, 2001 that it had entered into an agreement to acquire 100% of the common shares of Big Horn by way of a plan of arrangement. Holders of Big Horn common shares will be offered, in consideration for their shares, either

(i) 0.1905 of a Westlinks common share (the "share offer"), or

(ii) 1.0 special share (redeemable for $0.22 cash) and 0.74 of a Westlinks preferred share (the "cash offer").

The Westlinks' preferred shares issued as consideration under the cash offer will be redeemable at any time by Westlinks at a price of $0.85 per share, each holder of a Westlinks preferred share may require Westlinks to redeem all or any of the Westlinks preferred shares held by such holder at any time following the first anniversary of the issuance thereof at a price of $0.85 per share.

Westlinks has also entered into an agreement with Eurogas, Inc., Big Horn's controlling shareholder, whereby Westlinks will acquire 8,275,500 shares of Big Horn common stock from Eurogas, Inc. on the basis of the cash offer detailed above.

The consummation of the plan of arrangement is subject to regulatory and court approval, among other conditions, shall be made in accordance with all applicable securities laws, stock exchange rules, and corporation laws, and must be approved by at least 66 2/3% of the votes cast by holders of Big Horn common shares, voting as a class, present in person or by proxy at the special meeting convened for the purpose of voting on the plan of arrangement, and by a simple majority of such holders of Big Horn shareholders, other than Westlinks, voting as a class, present in person or by proxy at the special meeting.

G

APPENDIX G
WESTLINKS RESOURCES LTD.
FINANCIAL STATEMENTS

Auditors' Report TO THE directors

We have audited the consolidated balance sheet of Westlinks Resources Ltd. as at December 31, 2000 and the consolidated statements of income (loss) and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2000 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

(Signed) "KPMG LLP"

Chartered Accountants

Calgary, Canada

March 23, 2001

(except for note 13, which is as of

June 22, 2001)

Auditors' Report

______________________________________________________________________________________

To the Shareholders

Westlinks Resources Ltd.

We have audited the consolidated balance sheets of Westlinks Resources Ltd. as at December 31, 1999 and 1998 and the consolidated statements of income (loss) and retained earnings and cash flow for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluatingthe overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1999 and 1998 and the results of its operations and its cash flow for the years then ended in accordance with generally accepted accounting principles.

(signed) "Collins Barrow Calgary LLP"

CHARTERED ACCOUNTANTS

Calgary, Alberta
March 31, 2000

westlinks resources ltd.

Consolidated Balance Sheets

March 31, December 31,

2001 2000 1999

(unaudited)

Assets

Current assets:

Cash $ 3,956 $ 1,443 $ 42,288

Accounts receivable 1,711,702 2,413,054 684,787

Advances and prepaid expenses 123,291 91,942 -

1,838,949 2,506,439 727,075

Capital assets (note 4) 23,802,216 18,867,750 7,016,726

Investments (note 5) 422,000 422,000 -

Deferred share issue costs - 837,555 –

$ 26,063,165 $ 22,633,744 $ 7,743,801

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable and accrued liabilities $ 1,834,153 $ 4,354,949 $ 687,042

Income taxes payable 1,430,171 1,316,171 -

Current portion of bank loan - - 1,075,000

3,264,324 5,671,120 1,762,042

Bank loan (note 6) 6,435,000 8,403,000 1,525,000

Deferred gain (note 7) 1,490,380 - -

Future income taxes (note 8) 91,378 631,427 297,793

Provision for future site restoration 282,847 250,847 181,332

Shareholders' equity:

Share capital (note 9) 11,092,868 4,881,346 3,663,330

Contributed surplus 150,500 150,500 -

Retained earnings 3,255,868 2,645,504 314,304

14,499,236 7,677,350 3,977,634

Subsequent events (note 13)

$ 26,063,165 $ 22,633,744 $ 7,743,801

See accompanying notes to consolidated financial statements.

On behalf of the Board:

(signed) "John P. McGrain" , Director (signed) "Norman J. MacKenzie" , Director westlinks resources ltd.

Consolidated Statement of Income (Loss) and Retained Earnings

Three months ended

March 31, Years ended December 31,

2001 2000 2000 1999 1998

(unaudited)

Revenue:

Oil and gas $ 4,288,379 $ 1,740,985 $ 16,700,151 $ 2,515,456 $ 1,786,172

Less: Royalties,
net of ARTC (707,711) (391,860) (3,310,138) (442,335) (96,237)

3,580,668 1,349,125 13,390,013 2,073,121 1,689,935

Expenses:

Operating 1,370,757 405,464 4,029,703 784,936 852,677

General and
administrative 256,728 214,175 1,391,297 862,546 419,522

Interest 40,219 64,356 833,342 131,872 185,153

Depletion, depreciation
and site restoration 948,600 360,340 4,493,223 841,580 804,943

2,616,304 1,044,335 10,747,565 2,620,934 2,262,295

Income (loss) before the
following 964,364 304,790 2,642,448 (547,813) (572,360)

Gain (loss) on sale of
investments - - - 160,000 -

Gain on sale of capital
assets - - 1,338,557 91,402 946,738

Income (loss) before
income taxes 964,364 304,790 3,981,005 (296,411) 374,378

Income taxes (recovery)
(note 8):

Current 114,000 - 1,316,171 - -

Future 240,000 146,596 333,634 (246,884) 120,297

354,000 146,596 1,649,805 (246,884) 120,297

Net income (loss) 610,364 158,194 2,331,200 (49,527) 254,081

Retained earnings,
beginning of period 2,645,504 314,304 314,304 363,831 109,750

Retained earnings,
end of period $ 3,255,868 $ 472,498 $ 2,645,504 $ 314,304 $ 363,831

Net income (loss) per share:

Basic $ 0.11 $ 0.04 $ 0.53 $ (0.02) $ 0.11

Fully diluted $ 0.11 $ 0.04 $ 0.50 $ (0.02) $ 0.11

See accompanying notes to consolidated financial statements.

westlinks resources ltd.

Consolidated Statement of Cash Flows

Three months ended

March 31, Years ended December 31,

2001 2000 2000 1999 1998

(unaudited)

Cash provided by (used in):

Operations:

Net income (loss) $ 610,364 $ 158,194 $ 2,331,200 $ (49,527) $ 254,081

Add (deduct) items not
involving cash:

Depletion, depreciation
and site restoration 948,600 360,340 4,493,223 841,580 804,943

Gain on sale of
capital assets - - (1,338,557) (91,402) (946,738)

Gain (loss) on sale
of investments - - – (160,000) -

Future income taxes
(recovery) 240,000 146,596 333,634 (246,884) 120,297

Non-cash interest
expense - - 56,000 - -

Deferred gain 1,680,031 - - - -

Amortization of gain (189,651) - - - -

Funds flow from
operations 3,289,344 665,130 5,875,500 293,767 232,583

Change in non-cash
operating working capital:

Change in accounts
receivable, advances
and prepaids 670,002 (564,614) (1,820,209) (453,399) 689,780

Increase in accounts
payable, accrued
liabilities and income
taxes payable (2,406,796) 1,058,347 4,984,078 464,342 (241,144)

1,552,550 1,158,863 9,039,369 304,710 681,219

Financing:

Deferred share issue costs - - (837,555) - -

Bank loan (repayment) (1,968,000) 1,800,000 5,803,000 1,800,000 800,000

Issuance of common
shares, net of costs 6,269,028 378,128 1,312,517 1,237,278 (29,524)

Issuance of warrants - - - - 500

Agreement payable - - - - (3,830,538)

Note payable - - - - (500,000)

Shareholder loan - - - - (250,164)

Due to related company - - - - (40,139)

4,301,028 2,178,128 6,277,962 3,037,278 (3,849,865)

Investments:

Due from related parties - - - - 22,509

Notes receivable - - - - 523,697

Acquisition of investment - - (250,000) - -

Acquisition of subsidiaries,
net of cash - - - (400,000) 23,563

Purchase of capital assets (5,851,065) (3,379,758) (20,853,515) (3,768,926) (277,021)

Proceeds on disposal
of capital assets - - 5,764,570 796,800 2,027,700

Abandonment costs - 8,889 (19,231) (1,413) (11,792)

(5,851,065) (3,370,869) (15,358,176) (3,373,539) 2,308,656

Increase (decrease) in cash 2,513 (33,878) (40,845) (31,551) (859,990)

Cash, beginning of period 1,443 42,288 42,288 73,839 933,829

Cash, end of period $ 3,956 $ 8,410 $ 1,443 $ 42,288 $ 73,839

Funds provided by (used in) operations
per share:

Basic $ 0.60 $ 0.16 $ 1.33 $ 0.10 $ 0.10

Fully diluted $ 0.60 $ 0.16 $ 1.23 $ 0.10 $ 0.10

Cash paid during the year for:

Interest expense $ 40,219 $ 64,356 $ 815,742 $ 130,379 $ 177,780

See accompanying notes to consolidated financial statements.

westlinks resources ltd.

Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998

(Information as at March 31, 2001 and 2000 and the three months ended March 31, 2001 and 2000 is unaudited)

1. Corporation activities:

Westlinks Resources Ltd. ("Westlinks'') was formed on June 30, 1998 by the amalgamation of Temba Resources Ltd. ("Temba'') and PTR Resources Ltd. ("PTR'') in a share-for-share exchange. The combination has been recorded using the purchase method of accounting with Temba being identified as the acquiror. Shareholders of Temba received one common share of Westlinks for every five common shares of Temba and shareholders of PTR received one common share of Westlinks for every thirty-one and one quarter shares of PTR.

2. Significant accounting policies:

These financial statements have been prepared using accounting principles generally accepted in Canada which include:

(a) Principles of consolidation:

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, 759795 Alberta Ltd.

(b) Cash and cash equivalents:

Cash and cash equivalents consist of balances with banks and short-term investments with maturities not exceeding 90 days.

(c) Investments:

The Corporation records its investments for which the Corporation has no significant influence using the cost method of accounting whereby the investments are initially recorded at cost. Earnings are recognized only to the extent received or receivable.

The Corporation uses the equity method to account for its interest in corporations in which the Corporation owns 50% or less but over which the Corporation has significant influence. Under this method, the investment is originally recorded at cost and the carrying value is adjusted thereafter to include the Corporation's pro-rata share of post acquisition earnings and losses. Profit distributions are recorded as a reduction to the amount of the investment.

Where there has been a permanent decline in value, the investment is stated at estimated net realizable value.

(d) Exploration and development costs:

The Corporation follows the successful efforts method of accounting for its oil and gas exploration and development costs. The initial acquisition costs of oil and gas properties and the costs of drilling and equipping development wells and successful exploratory wells are capitalized. The costs of exploration wells classified as unsuccessful are charged to expense. All other exploration expenditures, including geological and geophysical costs and annual rentals on exploratory acreage, are charged to expense as incurred.

Capitalized costs of producing properties and equipment are depleted and depreciated using the unit-of-production method based on estimated proven reserves determined by independent and Corporation engineers. Costs subject to depletion also include estimated future capital associated with proven properties. For the purposes of the calculation, natural gas reserves and production are converted to equivalent volumes of crude oil based on their approximate relative energy content. All property and equipment is periodically evaluated and if conditions warrant, an impairment provision is provided.

(e) Future site restoration costs:

Estimated site restoration costs are provided over the life of the proven reserves on a unit-of-production basis. Costs which include the cost of production equipment removal and environmental clean up are estimated each year by management based on current regulations, costs, technology and industry standards. The annual charge is included in the provision for depletion and depreciation and the actual restoration expenditures are charged to the accumulated provision account as incurred.

(f) Measurement uncertainty:

The amounts recorded for depletion and depreciation of exploration and development costs and the provision for future site restoration are based on estimated proven reserves, production rates, future oil and natural gas prices and future costs. By their nature, these estimates are subject to measurement uncertainty and the effect of changes in such estimates in future periods could be significant.

(g) Joint venture accounting:

Substantially all of the Corporation's exploration and production activities are conducted jointly with others, and accordingly these financial statements reflect only the Corporation's proportionate interest in such activities.

(h) Depreciation:

Office equipment and other is depreciated using the declining balance method at rates ranging from 20% to 30% per annum.

(i) Stock options:

The Corporation has a stock option plan as described in note 8(c). No compensation expense is recognized when stock options are issued to officers, directors and employees. Any consideration received by the Corporation on exercise of stock options is credited to share capital. The Corporation has retroactively adopted the new standard for computation presentation and disclosure of per share amounts. Under the new standard, the treasury-stock method is used instead of the imputed earnings method to determine the dilutive effect of stock options and other dilutive instruments. Under the treasury-stock method, only "in the money" dilutive instruments impact the diluted calculations.

(j) Flow-through shares:

The Corporation, from time to time, issues flow-through shares to finance a portion of its capital expenditure program. Pursuant to the terms of the flow-through share agreements, the tax deductions associated with the expenditures are renounced to the subscribers. Accordingly, share capital is reduced and a future tax liability is recorded equal to the estimated amount of future income taxes payable by the Corporation as a result of the renunciations, when the shares are issued.

(k) Income taxes:

Income taxes are accounted for using the liability method of income tax allocation. Under the liability method, income tax assets and liabilities are recorded to recognize future income tax inflows and outflows arising from the settlement or recovery of assets and liabilities at the carrying values. Income tax assets are also recognized for the benefits from tax losses and deductions that cannot be identified with particular assets or liabilities, provided those benefits are more likely than not to be realized. Future income tax assets and liabilities are determined based on the tax laws and rates that are anticipated to apply in the period of realization.

(l) Revenue recognition:

Revenue from the sale of oil and gas is recognized based on volumes delivered to customers at contractual delivery points and rates. The costs associated with the delivery, including operating and maintenance costs, transportation and production based royalty expenses are recognized in the same period in which the related revenue is earned and recorded.

(m) Risk management:

The Corporation purchases physical delivery contracts to hedge its exposure to the risks associated with fluctuating oil prices. Gains and losses associated with risk management activities are recognized as adjustments to oil and gas revenue at the time the related production is sold.

(n) Comparative figures:

The presentation of certain figures of the previous year has been changed to conform with the presentation adopted for the current year.

3. Business combinations:

(a) Effective August 12, 1999, the Corporation acquired all of the issued and outstanding shares of 759795 Alberta Ltd., a related party by virtue of a common director for cash consideration of $400,000. The transaction has been accounted for using the purchase method of accounting for a business combination at the exchange amount as there was a substantive change in ownership and the amount is supported by independent evidence.

The results of operations of 759795 are included in the accounts from August 12, 1999, being the date the Corporation acquired control.

The purchase price was allocated as follows:

Capital assets $ 722,282

Future income taxes (322,282)

$ 400,000

(b) Effective June 30, 1998, the Corporation acquired 88.5% of the outstanding shares of PTR, a related party by virtue of common shareholders, director and officer. Prior to this acquisition, the Corporation held 11.5% of the outstanding shares of PTR. The transaction was accounted for using the purchase method of accounting for a business combination at the carrying amounts, which approximated fair values. The results of operations from PTR are included in the consolidated financial statements from the effective date of the transaction, being June 30, 1998.

The net assets acquired were as follows:

Cash $ 23,563

Accounts receivable 132

Future income tax asset 7,327

Notes receivable 523,697

Due to related parties (10,139)

Accounts payable and accrued liabilities (29,541)

Share issuance costs 19,960

534,999

Less: Investment previously acquired at cost (76,104)

$ 458,895

The consideration for the purchase price was as follows:

Shares issued - 647,837 common (note 9(b)) $ 534,999

Shares eliminated on amalgamation (note 9(b)(c)) (76,104)

$ 458,895

4. Capital assets:

Accumulated

depletion,

depreciation Net book

March 31, 2001 Cost and amortization value

Petroleum and natural gas
properties and equipment $ 29,325,756 $ 5,630,583 $ 23,695,173

Furniture and office equipment 156,295 49,252 107,043

$ 29,482,051 $ 5,679,835 $ 23,802,216

December 31, 2000

Petroleum and natural gas
properties and equipment $ 23,474,691 $ 4,722,583 $ 18,752,108

Furniture and office equipment 156,295 40,653 115,642

$ 23,630,986 $ 4,763,236 $ 18,867,750

December 31, 1999

Petroleum and natural gas
properties and equipment $ 8,120,552 $ 1,148,260 $ 6,972,292

Furniture and office equipment 66,887 22,453 44,434

$ 8,187,439 $ 1,170,713 $ 7,016,726

The estimated future cash flows from the reserves were less than the capitalized costs of the assets in several areas where the Corporation participates. As a result, the Corporation wrote down petroleum and natural gas properties by $505,702 for the year ended December 31, 2000 (December 31, 1999 - $65,652). This amount is included in depletion and depreciation expense. Future capital included in the calculation of depletion and depreciation includes the cost to develop proven undeveloped reserves of $2,291,700 (2000 - $2,291,800) and the recovery of future salvage values of $935,670 (December 31, 2000 - $935,670; December 31, 1999 - $282,000).

Costs of unproven petroleum and natural gas properties amounting to $60,253 at March 31, 2001 (December 31, 2000 - $60,253) have been excluded from the depletion calculation. The estimated future site restoration costs to be accrued over the remaining life of the proved reserves are approximately $938,488 (December 31, 2000 - $1,084,865).

5. Investments:

March 31, December 31,

2001 2000 1999

Red Raven Resources Inc. ("Red Raven"),
a public company, 1,720,000 common
voting shares, at equity $ 172,000 $ 172,000 $ -

Raptor Capital Corporation ("Raptor"), a public
company, 1,250,000 units, each unit consisting
of two common shares and one share
purchase warrant entitling the holder to
purchase one common share at a price of
$0.15 per share, expiring July 19, 2000 250,000 250,000 -

$ 422,000 $ 422,000 $ -

A director of the Corporation is also the chairman of Raptor. The transaction involved a private placement of units to several subscribers by Raptor for properties of the Corporation. This transaction was measured at the exchange amount, which was the amount of the subscription price established by Raptor for the private placement.

The investments were disposed of subsequent to March 31, 2001 (see note 13).

6. Long-term debt:

(a) At March 31, 2001, the Corporation had a $9,000,000 (December 31, 2000 - $9,000,000; December 31, 1999 - $3,025,000) revolving credit facility at a Canadian chartered bank of which $6,435,000 (December 31, 2000 - $8,403,000) was drawn. The interest rate on the facility is prime plus .25% per annum payable monthly. The loans are secured by a general assignment of book debts and a $25,000,000 floating charge debenture on all assets. The Corporation is required to meet certain financial and engineering requirements. On May 17, 2001, the Corporation had its revolving credit facility increased to $12,000,000 and has agreed to further increase the facility to $22,000,000 pending the closing of the subsequent event (see note 13).

The bank has indicated that it is not aware of any facts, events or occurrences which would cause them to demand repayment in the next fiscal year. As a result, the facility has been classified as long-term.

(b) During fiscal 2000, the Corporation had used the proceeds from the facility described in note 6(a) to fully repay a revolving reducing credit facility at another Canadian chartered bank. The interest rate on the facility was prime plus 1.5% per annum. The maximum amount of the facility available at December 31, 1999 was $3,025,000 of which $2,600,000 was drawn at December 31, 1999.

7. Deferred gain:

The Corporation settled the fixed price contract eliminating the requirement to deliver set physical quantities of oil at fixed prices. Upon the cancellation of the contract the Corporation received approximately $1,680,000 which will be recognized over the terms of the contract which extends until September 2003.

8. Income taxes:

Income tax expense differs from that which would be expected from applying the effective Canadian federal and provincial income tax rates of 44.62% to income (loss) before taxes as follows:

Three months ended

March 31, Years ended December 31,

2001 2000 2000 1999 1998

(unaudited)

Expected tax expense
recovery $ 430,106 $ 135,936 $ 1,775,528 $ (132,259) $ 167,047

Increase (decrease) resulting
from:

Non-deductible crown
payments, net of
Alberta Royalty Tax
Credits 151,423 135,768 864,085 74,796 16,744

Resource allowance (227,529) (125,108) (942,523) (72,470) (49,753)

Capital loss carryforward
not previously recognized - - – (100,395) -

Non-taxable portion
of capital gain - - – (17,848) -

Other - - (47,285) 1,292 (13,741)

Future income taxes
(recovery) $ 354,000 $ 146,596 $ 1,649,805 $ (246,884) $ 120,297

The components of the future income tax liability are as follows:

December 31,

2000 1999

Temporary differences related to capital assets $ 837,126 $ 637,401

Future site restoration (83,908) (80,910)

Share issuance costs (34,054) (42,585)

Tax loss carryforward (87,737) (216,113)

Future tax liability $ 631,427 $ 297,793

9. Share capital:

(a) Authorized:

Unlimited number of common voting shares

Unlimited number of preferred shares issuable in one or more series

(b) Issued:

December 31,

March 31, 2001 2000 1999

Number Number Number

of Shares Amount of Shares Amount of Shares Amount

Common shares

Balance, beginning of
year 4,595,139 $ 4,881,346 4,042,639 $ 3,512,830 2,610,639 $ 2,360,607

Issued for cash
pursuant to
private placement - - - – 1,175,000 1,175,000

Issued for cash pursuant
to public offering 1,035,000 7,002,933 - - - -

Issued upon exercise
of options 43,500 99,450 402,500 415,000 257,000 102,800

Issued upon conversion
of warrants (note 9(d)) 150,000 953,516 - -

Issue costs incurred,
net of income tax
benefit - (968,952) - – - (125,577)

5,673,639 $ 11,014,777 4,595,139 $ 4,881,346 4,042,639 $ 3,512,830

Warrants

Balance, beginning of
year - $ - 302,000 $ 150,500 302,000 $ 150,500

Issued pursuant to
bridge financing
(note 9(d)) - - 150,000 56,000 - -

Expired (302,000) (150,500) - -

Converted to common
shares (note 9(d)) (150,000) (56,000) – –

Issued pursuant to
public offering 1,035,000 78,091 - - - -

Issued pursuant to
underwriters'
agreement 200,000 - - - - -

Balance, end of year 1,235,000 $ 78,091 - $ - 302,000 $ 150,500

$ 11,092,868 $ 4,881,346 $ 3,663,330

(c) Employee fixed stock option plan:

Under the employee fixed stock option plan, the Corporation may grant options to its officers, directors and employees for up to 10% of the issued common shares. Options granted under the plan have a term of five years and vest when granted. The exercise price of each option equals the market price of the Corporation's shares at the grant date of the options. At March 31, 2001, 375,000 stock options were outstanding under the plan at an exercise price of $6.15 per share expiring in May, 2005.

A summary of the status of the Corporation's fixed stock option plan as of March 31, 2001 and December 31, 2000, and changes during the periods then ending is as follows:

March 31, 2001 December 31,

2000 1999

Weighted Weighted Weighted

Number average Number average Number average

of exercise of exercise of exercise

options price options price options price

Stock options outstanding,
beginning of period 430,500 $ 5.76 260,000 $ 1.00 262,000 $ 0.40

Granted - - 573,000 4.60 260,000 1.00

Exercised (43,500) 2.29 (402,500) 1.03 (257,000) 0.40

Cancelled (12,000) 6.15 - - (5,000) 0.40

Stock options outstanding,
end of period 375,000 $ 6.15 430,500 $ 5.76 260,000 $ 1.00

Stock options exercisable,
end of period 375,000 $ 6.15 430,500 $ 5.76 260,000 $ 1.00

(d) On June 5, 2000, the Corporation negotiated bridge financing in the amount of $1,500,000 U.S. to finance the acquisitions of petroleum and natural gas assets. The Corporation also issued 150,000 warrants to the lenders which entitled the lenders to acquire one common share at a price of $4.00 U.S. per share until March 5, 2001. The warrants were ascribed a value of $56,000 and included as interest expense. All warrants were exercised and all of the bridge financing was repaid prior to December 31, 2000.

(e) At March 31, 2001, none of the common shares of the Corporation are held in escrow (December 31, 2000 - nil; December 31, 1999 – 133,334) .

(f) Net income (loss) per share and funds provided from operations per share are calculated based on the weighted average number of common shares outstanding during the period ended March 31, 2001 of 5,470,245 (December 31, 2000 – 4,421,744).

In computing diluted net earnings per share no shares were added to the weighted average number of common shares outstanding during the three months ended March 31, 2001 for the dilutive effect of employee stock options and warrants. The new standard has been applied retroactively with no effect on prior period per share calculations.

(g) On January 17, 2001, the Corporation completed a secondary public offering in the United States. The offering consisted of 1,000,000 units of one common share and one share purchase warrant for U.S. $4.55 per unit. The share purchase warrants are exercisable for six months at U.S. $4.50 per share. An additional 200,000 warrants were issued pursuant to the underwriters agreement with an exercise price ranging from U.S. $4.50 to U.S. $5.40, expiring July 16, 2001.

10. Commitments:

(a) The Corporation is committed under leases on their office premises and vehicles for future minimum lease payments as follows:

2001 $ 147,225

2002 147,225

2003 133,385

2004 128,755

2005 and thereafter 85,836

$ 642,426

11. Termination benefits:

During 1999, the Corporation terminated certain employees and officers of the Corporation. Included in general and administrative expense is $128,803 of severance and related costs of the termination.

12. Financial instruments:

(a) Foreign currency exchange risk:

The Corporation is exposed to foreign currency fluctuations as crude oil and natural gas prices received are referenced to U.S. dollar denominated prices.

(b) Credit risk:

A substantial portion of the Corporation's accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. Purchasers of the Corporation's natural gas, crude oil and natural gas liquids are subject to an internal credit review to minimize the risk of non-payment.

(c) Fair value of financial instruments:

The carrying amounts of financial instruments included on the balance sheet, other than long-term debt, approximate their fair value due to their short-term maturity. The long-term debt have carrying values that approximate fair value due to the cost of borrowing floating at March 31, 2001 and 2000.

13. Subsequent events:

(a) Change of management:

On April 10, 2001, the President and Chief Executive Officer and the Executive Vice-President, Engineering, resigned their positions with the Corporation and received severance packages of a lump sum payment of $820,000. As part of the severance packages, the parties agreed to purchase the shares of certain investments of the Corporation for $422,000.

(b) Business combination:

The Corporation announced on April 25, 2001 that it had entered into an agreement to acquire the common share of Big Horn Resources Ltd. by way of Plan of Arrangement.

On May 17, 2001, the Corporation's Revolving Credit Facility was increased to $12,000,000 as a result of the purchase of the Grand Forks property. The Corporation's lender has also agreed to further increase the facility to $22,000,000 pending the closing of the Big Horn Resources Ltd. Plan of Arrangement.

APPENDIX G

WESTLINKS RESOURCES LTD. (BIGORAY DISPOSITION)

Auditors' Report

To the Board of Directors of Westlinks Resources Ltd.

At the request of Westlinks Resources Ltd. (the "Corporation") we have audited the Schedule of Revenue and Expenses associated with certain properties in the Bigoray area disposed by the Corporation for the year ended December 31, 2000. This financial information is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial information based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial information.

In our opinion, this financial information presents fairly, in all material respects, the revenue and expenses for the properties of the Corporation for the year ended December 31, 2000 in accordance with the basis of accounting disclosed in note 1.

(Signed) "KPMG LLP"

Chartered Accountants

Calgary, Canada

June 8, 2001

westlinks resources ltd.

Schedule of Revenue and Expenses of Bigoray Property Disposal

Year ended December 31, 2000

Revenue $ 2,544,235

Royalties (570,168)

Operating expenses (616,663)

Excess of revenue over expenses $ 1,357,404

See accompanying notes to schedule of revenue and expenses for selected property.

westlinks resources ltd.

Notes to Schedule of Revenue and Expenses of Bigoray Property Disposal

Year ended December 31, 2000

1. Basis of presentation:

Prepared in accordance with Canadian generally accepted accounting principles as follows:

This Schedule of Revenue and Expenses (the "Schedule") includes only those revenues and expenses related to the Bigoray Property disposed by Westlinks Resources Ltd. (the "Corporation") pursuant to a purchase and sale agreement dated October 1, 2000.

The Schedule has been prepared by the Corporation and has been derived from financial information obtained on the disposition of the property.

The Schedule includes only amounts applicable to the working interest of the Corporation in the disposed properties.

The Schedule includes only those revenues and expenses directly related to the properties and does not include any provision for the depletion, depreciation, site restoration, future capital costs, impairment of unevaluated properties, corporate general and administrative costs, capital and income taxes.

There would be no differences between the accounting policies followed and applicable U.S. generally accepted accounting principles.

2. Significant accounting policies:

(a) Revenue and royalties:

Oil and natural gas sales and related royalties are recorded at the time the related oil and natural gas substances are produced and sold. Production based royalty expenses are recognized in the same period in which the related revenue is earned and recorded.

(b) Operating expenses:

Operating costs include amounts incurred during lifting oil and natural gas to the surface, gathering, transportation, field processing, treating and storage of petroleum and natural gas.

APPENDIX G

WESTLINKS RESOURCES LTD. (SOUNDING LAKE ACQUISITION)

Auditors' Report

To the Board of Directors of Westlinks Resources Ltd.

At the request of Westlinks Resources Ltd. (the "Corporation") we have audited the Schedule of Revenue and Expenses associated with certain properties acquired from Cabre Exploration Ltd. for the years ended December 31, 1999, 1998 and 1997. This financial information is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial information based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial information.

In our opinion, this financial information presents fairly, in all material respects, the revenue and expenses for the properties for the years ended December 31, 1999, 1998 and 1997 in accordance with the basis of accounting disclosed in note 1.

(Signed) "KPMG LLP"

Chartered Accountants

Calgary, Canada

September 25, 2000

westlinks resources ltd.

Schedule of Revenue and Expenses of the Properties Acquired from Cabre Exploration Ltd.

Years ended December 31, 1999, 1998 and 1997

1999 1998 1997

Revenue $ 7,431,844 $ 5,764,638 $ 4,512,995

Royalties (1,224,260) (951,500) (740,565)

Operating expenses (1,815,566) (1,762,301) (1,068,060)

Excess of revenue over expenses $ 4,392,018 $ 3,050,837 $ 2,704,370

See accompanying notes to schedule of revenue and expenses for selected properties.

westlinks resources ltd.

Notes to Schedule of Revenue and Expenses of the Properties Acquired from Cabre Exploration Ltd.

Years ended December 31, 1999, 1998 and 1997

1. Basis of presentation:

Prepared in accordance with Canadian generally accepted accounting principles as follows:

This Schedule of Revenue and Expenses (the "Schedule") includes only those revenues and expenses related to the Sounding Lake properties acquired by Westlinks Resources Ltd. (the "Corporation") from Cabre Exploration Ltd. pursuant to a purchase and sale agreement dated April 6, 2000 for the Sounding Lake properties.

The Schedule has been prepared by the Corporation and has been derived from financial information obtained on the acquisition of properties.

The Schedule includes only amounts applicable to the working interest of the Corporation in the acquired properties.

The Schedule includes only those revenues and expenses directly related to the properties and does not include any provision for the depletion, depreciation, site restoration, future capital costs, impairment of unevaluated properties, corporate general and administrative costs, capital and income taxes.

There would be no differences between the accounting policies followed and applicable U.S. generally accepted accounting principles.

2. Significant accounting policies:

(a) Revenue and royalties:

Oil and natural gas sales and related royalties are recorded at the time the related oil and natural gas substances are produced and sold. Production based royalty expenses are recognized in the same period in which the related revenue is earned and recorded.

(b) Operating expenses:

Operating costs include amounts incurred during lifting oil and natural gas to the surface, gathering, transportation, field processing, treating and storage of petroleum and natural gas.

APPENDIX G

WESTLINKS RESOURCES LTD. (GRAND FORKS ACQUISITION)

Auditors' Report

To the Board of Directors of Westlinks Resources Ltd.

At the request of Westlinks Resources Ltd. (the "Corporation") we have audited the Schedule of Revenue and Expenses associated with certain properties acquired from Husky Energy Inc. (the "Corporation") for the years ended December 31, 2000, 1999 and 1998. This financial information is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial information based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial information.

In our opinion, this financial information presents fairly, in all material respects, the revenue and expenses for the properties of the Corporation for the years ended December 31, 2000, 1999 and 1998 in accordance with the basis of accounting disclosed in note 1.

(Signed) "KPMG LLP"

Chartered Accountants

Calgary, Canada

May 7, 2001

westlinks resources ltd.

Schedule of Revenue and Expenses of the Properties Acquired from Husky Energy Inc.

Years ended December 31, 2000, 1999 and 1998

2000 1999 1998

Revenue $ 5,505,449 $ 4,111,303 $ 2,610,303

Royalties (810,309) (623,023) (371,255)

Operating expenses (1,274,813) (1,469,699) (1,553,150)

Excess of revenue over expenses $ 3,420,327 $ 2,018,581 $ 685,898

See accompanying notes to schedule of revenue and expenses for selected properties.

westlinks resources ltd.

Notes to Schedule of Revenue and Expenses of the Properties Acquired from Husky Energy Inc.

Years ended December 31, 2000, 1999 and 1998

1. Basis of presentation:

Prepared in accordance with Canadian generally accepted accounting principles as follows:

This Schedule of Revenue and Expenses (the "Schedule") includes only those revenues and expenses related to the Grand Forks properties acquired by Westlinks Resources Ltd. (the "Corporation") from Husky Energy Inc. pursuant to a purchase and sale agreement dated March 27, 2001 for the Sounding Lake properties.

The Schedule has been prepared by the Corporation and has been derived from financial information obtained on the acquisition of properties.

The Schedule includes only amounts applicable to the working interest of the Corporation in the acquired properties.

The Schedule includes only those revenues and expenses directly related to the properties and does not include any provision for the depletion, depreciation, site restoration, future capital costs, impairment of unevaluated properties, corporate general and administrative costs, capital and income taxes.

There would be no differences between the accounting policies followed and applicable U.S. generally accepted accounting principles.

2. Significant accounting policies:

(a) Revenue and royalties:

Oil and natural gas sales and related royalties are recorded at the time the related oil and natural gas substances are produced and sold. Production based royalty expenses are recognized in the same period in which the related revenue is earned and recorded.

(b) Operating expenses:

Operating costs include amounts incurred during lifting oil and natural gas to the surface, gathering, transportation, field processing, treating and storage of petroleum and natural gas.

H

APPENDIX H
PRO FORMA FINANCIAL STATEMENTS

COMPILATION REPORT

To the Board of Directors of Westlinks Resources Ltd.

We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheets of Westlinks Resources Ltd. as at March 31, 2001 and December 31, 2000 and the pro forma consolidated statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000. The pro forma financial statements have been prepared for inclusion in the Information Circular dated June 22, 2001 relating to an arrangement among Westlinks Resources Ltd., 3779041 Canada Ltd., and Big Horn Resources Ltd.

In our opinion, the unaudited pro forma consolidated balance sheets and consolidated statements of operations have been properly compiled to give effect to the assumptions and adjustments described in the notes thereto.

(Signed) "KPMG LLP"

Chartered Accountants

Calgary, Canada

June 22, 2001

Westlinks Resources Ltd.
Pro Forma Consolidated Balance Sheet As at December 31, 2000 (unaudited)
	Westlinks Resources Ltd.	Husky Oil Operations Property	Bigoray Assets	Big Horn Resources Ltd.	Adjustments		Combined Pro Forma
Assets
Current assets
Cash	$1,443			$10,654			$12,097
Accounts receivable	2,413,054			4,066,939			6,479,993
Prepaid expenses	91,942			682,595			774,537
	2,506,439			4,760,188			7,266,627
Capital assets	18,867,750	5,500,000		24,924,749	18,242,542	2(d)	67,535,041
Investments	422,000				(422,000)	3(a)
Deferred share issue costs	837,555						837,555
	$22,633,744	$5,500,000		$29,684,937	$17,820,542		$75,639,223

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,354,949			$5,273,265			$9,628,214
Income taxes payable	1,316,171				42,800	3(a)	1,358,971
	5,671,120			5,273,265	42,800		10,987,185
Bank indebtedness	8,403,000	5,500,000		4,800,000	1,820,610	2(d)	19,973,610
					(550,000)	3(a)
Provision for future site restoration costs	250,847			274,119			524,966
Future income taxes	631,427			3,658,000	10,991,658	2(d)	11,623,085
					(3,658,000)	2(d)
Preferred shares					4,732,082	2(d)	4,732,082
	14,956,394	5,500,000		14,005,384	13,379,150		47,840,928
Shareholders' Equity
Common shares	4,881,346			18,209,175	(18,209,175)	2(d)	24,917,091
					19,735,745	2(d)
					300,000	2(d)
Contributed surplus	150,500						150,500
Retained earnings (deficit)	2,645,504			(2,529,622)	2,529,622	2(d)	2,730,704
					85,200	3(a)
	7,677,350			15,679,553	4,441,392		27,798,295
	$22,633,744	$5,500,000		$29,684,937	$17,820,542		$75,639,223

Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2000 (unaudited)
Revenue
Oil and gas	$16,700,151	$5,505,449	($2,544,235)	$11,988,021			$31,649,386
Expenses
Operating	4,029,703	1,274,813	(570,168)	1,749,119			6,483,467
Royalties, net of ARTC	3,310,138	810,309	(616,663)	2,592,444			6,096,228
General and administrative	1,391,297			509,493	820,000	3(a)	2,848,790
					128,000	3(a)
Interest on long-term debt	833,342			149,011	527,000	3(c)	1,509,353
Depletion and depreciation	4,493,223			3,096,000	1,350,000	3(b)	8,939,223
	14,057,703	2,085,122	(1,186,831)	8,096,067	2,825,000		25,877,061
Income (loss) before other income	2,642,448	3,420,327	(1,357,404)	3,891,954	(2,825,000)		5,772,325
Other income:
Gain on sale capital assets	1,338,557				(1,338,557)	3(b)
Gain on disposal of investments					128,000	3(a)	128,000
Income before income taxes	3,981,005	3,420,327	(1,357,404)	3,891,954	(4,035,557)		5,900,325
Income taxes : Current	1,316,171			96,161	(62,000)	3(d)	1,350,332
Future	333,634			1,632,000	(866,000)	3(d)	1,099,634
	1,649,805			1,728,161	(928,000)		2,449,966
Income (loss)	$2,331,200	$3,420,327	($1,357,404)	$2,163,793	($3,107,557)		$3,450,359
Net income per share : Basic	$0.53			$0.08			$0.42
Diluted	$0.50			$0.08			$0.41

Westlinks Resources Ltd.
Pro Forma Consolidated Balance Sheet As at March 31, 2001 (unaudited)
	Westlinks Resources Ltd.	Husky Oil Operations Property	Big Horn Resources Ltd.	Adjustments		Combined Pro Forma
Assets
Current assets
Cash	$3,956		$5,553			$9,509
Accounts receivable	1,711,702		3,321,713			5,033,415
Prepaid expenses	123,291		602,086			725,377
	1,838,949		3,929,352			5,768,301
Capital assets	23,802,216		28,071,373	16,758,640	2(d)	65,943,672
				(1,338,557)	4(b)
				(1,350,000)	4(b)
Investments	422,000			(422,000)	4(a)
	$26,063,165		$32,000,725	$13,648,083		$71,711,973

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,834,153		$4,716,019			$6,550,172
Income taxes payable	1,430,171			42,800	4(d)	1,472,971
	3,264,324		4,716,019	42,800		8,023,143
Bank indebtedness	6,435,000		6,200,000	1,820,610	2(d)	13,905,610
				(550,000)	4(a)
Deferred gain	1,490,380					1,490,380
Provision for future site restoration costs	282,847		273,451			556,298
Future income taxes	91,378		4,343,000	10,981,458	2(d)	11,072,836
				(4,343,000)	2(d)
Preferred shares				4,732,082	2(d)	4,732,082
	11,563,929		15,532,470	12,683,950		39,780,349
Shareholders' Equity
Common shares	11,092,868		18,209,175	(18,209,175)	2(d)	31,128,613
				19,735,745	2(d)
				300,000	2(d)
Contributed surplus	150,500					150,500
Retained earnings (deficit)	3,255,868		(1,740,920)	1,740,920	2(d)	652,511
				(2,688,557)	4(b)
				85,200	4(a)
	14,499,236		16,468,255	964,133		31,931,624
	$26,063,165		$32,000,725	$13,648,083		$71,711,973

Pro Forma Consolidated Statement of Operations For the Three Months Ended March 31, 2001 (unaudited)
Revenue
Oil and gas	$4,288,379	$923,352	$3,823,872			$9,035,603
Expenses
Operating	1,370,757	450,000	431,498			2,252,255
Royalties, net of ARTC	707,711	140,897	919,739			1,768,347
General and administrative	256,728		94,436	820,000	4(b)	1,299,164
				128,000	4(b)
Interest on long-term debt	40,219		47,497	96,000	4(c)	183,716
Depletion and depreciation	948,600		827,000	423,000	4(c)	2,198,600
	3,324,015	590,897	2,320,170	1,467,000		7,702,082
Income before income taxes	964,364	332,455	1,503,702	(1,467,000)		1,333,521
Income taxes : Current	114,000		30,000	(174,000)	4(d)	(30,000)
Future	240,000		685,000	(189,000)	4(d)	736,000
	354,000		715,000	(363,000)		706,000
Income (loss)	$610,364	$332,455	$788,702	(1,104,000)		$627,521
Net income per share : Basic	$0.11		$0.03			$0.07
Diluted	$0.11		$0.03			$0.07

WESTLINKS RESOURCES LTD.

Notes to Pro Forma Combined Consolidated Financial Statements

March 31, 2001 and December 31, 2000

1. Basis of presentation:

The accompanying unaudited pro forma consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

The unaudited pro forma consolidated balance sheet as at March 31, 2001 has been prepared from the unaudited consolidated balance sheets of Westlinks Resources Ltd. ("Westlinks") and Big Horn Resources Ltd. ("Big Horn") at March 31, 2001. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2001 has been prepared from the unaudited statement of operations for Westlinks and Big Horn for the three months ended March 31, 2001.

The unaudited pro forma consolidated balance sheet as at December 31, 2000 has been prepared from the audited consolidated balance sheets of Westlinks and Big Horn at December 31, 2000. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 has been prepared from the audited statement of operations for Westlinks and Big Horn for the year ended December 31, 2000.

These pro forma financial statements may not be indicative either of results that actually would have occurred if the events reflected herein had been in effect on the dates indicated or of the results which may be obtained in the future.

It is the recommendation of management that this financial information should be read in conjunction with the financial statements and notes thereto included in this Circular.

2. Pro forma assumptions:

(a) The pro forma financial statements assume a business combination whereby 100% of the issued and outstanding shares of Big Horn are acquired for $26,588,437 including estimated acquisition costs of $300,000 as follows:

(In 000's)

Cash $ 1,821

Preferred shares (6,123,870 preferred shares) 4,732

Common shares (3,780,795 common shares) 19,736

26,289

Add estimated acquisition costs 300

$ 26,589

Westlinks already owns 8,275,500 shares of Big Horn, which it acquired from Big Horn's controlling shareholder, Eurogas, Inc. for $0.22 cash and 0.74 of a Westlinks preferred share. All other Big Horn shareholders, other than those who will chose to exercise their right of dissent, if any, will elect to receive in exchange for their shares of Big Horn, either:

(i) $0.22 cash and 0.74 of a Westlinks preferred share; or

(ii) 0.1905 of a Westlinks common share

The pro forma financial statements assume that all Big Horn shareholders, other than Westlinks, will elect to exchange their Big Horn common shares for 0.1905 of a Westlinks common share, resulting in 3,780,795 Westlinks common shares to be issued. In addition, approximately 460,915 Westlinks options will be issued in exchange for Big Horn options.

The anticipated closing is to occur on or about July 31, 2001.

The combination has been accounted for using the purchase method.

(b) On March 5, 2001 Westlinks acquired certain properties from Husky Oil Operations Limited, in Grand Forks, Alberta (the "Husky properties"). The pro forma consolidated balance sheet reflects this acquisition at December 31, 2000 and the pro forma consolidated statement of operations for the year ended December 31, 2000 include the revenue and expenses from the Husky properties for the period January 1, 2000 to December 31, 2000. The pro forma consolidated statement of operations for the three months ended March 31, 2001 include the revenue and expenses from the Husky properties for the period January 1,2001 to March 31, 2001.

(c) On April 6, 2001 Westlinks acquired certain properties from Cabre Exploration Ltd., in Sounding Lake, Alberta (the "Cabre properties"). The pro forma consolidated balance sheet reflects this acquisition at December 31, 2000 and the pro forma consolidated statement of operations for the year ended December 31, 2000 include the revenue and expenses from the Cabre properties for the period January 1, 2000 to December 31, 2000.

(d) On November 15, 2000 Westlinks disposed of certain properties in Bigoray, Alberta (the "Bigoray properties"). The pro forma consolidated balance sheet do not include the Bigoray properties at December 31, 2000 and the pro forma consolidated statement of operations do not include the revenue and expenses from the Bigoray properties for the period January 1, 2000 to December 31, 2000.

(e) The pro forma consolidated balance sheets gives effect to the acquisition as if it had occurred on December 31, 2000 and March 31, 2001. The pro forma consolidated statements of operations gives effect to the acquisition as if it had occurred

(i) on January 1, 2000 and reflect the combined operations for the year ended December 31, 2000, and

(ii) on January 1, 2001 and reflect the combined operations for the three months period ended March 31, 2001.

Details of the acquisition both as at December 31, 2000 and March 31, 2001 are as follows:

Big Horn Resources Ltd. (in 000's)
	December 31, 2000	March 31, 2001

Cost of acquisition:
Cash	$1,821	$1,821
Preferred shares	4,732	4,732
Common shares	19,736	19,736
Acquisition costs	300	300
	$26,589	$26,589

Allocated:
Capital assets	$43,168	$44,830
Current assets	4,760	3,929
Current liabilities	(5,273)	(4,716)
Bank debt	(4,800)	(6,200)
Future income taxes	(10,992)	(10,981)
Other liabilities	(274)	(273)
	$26,589	$26,589

3. Pro forma adjustments (December 31, 2000):

(a) The pro forma statement of operations reflect estimated severance of $820,000 incurred by Westlinks subsequent to December 31, 2000. These costs relate to severances which have either been incurred or are to be paid by Westlinks. In addition, the long-term investments held by Westlinks at December 31, 2000 are to be disposed of for estimated proceeds of $550,000 to be netted against severances, resulting in a gain on disposal of $128,000.

(b) The pro forma consolidated statement of operations reflects the provision for depletion and depreciation and site restoration based on combined reserves, production and adjusted cost base of capital assets under the full cost method of accounting for oil and gas properties. As a result, the gain on sale of capital assets of $1,338,557 has been reclassified to capital assets.

(c) The pro forma consolidated statement of operations reflects additional interest expense to reflect the acquisition of the Husky properties and the Sounding Lake properties, the disposal of the Bigoray properties and the cash component of the Big Horn acquisition as if all these transactions had occurred on January 1, 2000.

(d) The pro forma consolidated statement of operations reflects changes in the provision for income taxes based on the adjustments above.

(e) The pro forma consolidated balance sheet reflects the issuance of 3,780,795 common shares for $19,735,745 and 6,123,870 preferred shares for $4,732,082 less estimated share issue costs of $300,000 as described in note 2(a).

(f) The pro forma consolidated statement of operations reflects the conforming of Westlinks' accounting for oil and gas assets to the full cost method of accounting used by Big Horn.

4. Pro forma adjustments (March 31, 2001):

(a) The pro forma statement of operations reflect estimated severance of $820,000 incurred by Westlinks subsequent to December 31, 2000. These costs relate to severances which have either been incurred or are to be paid by Westlinks. In addition, the long-term investments held by Westlinks at December 31, 2000 are to be disposed of for estimated proceeds of $550,000 to be netted against severances, resulting in a gain on disposal of $128,000.

(b) The pro forma consolidated statement of operations reflects the provision for depletion and depreciation and site restoration based on combined reserves, production and adjusted cost base of capital assets under the full cost method of accounting for oil and gas properties. The pro forma consolidated balance sheet reflects the adjustments made to capital assets and retained earnings under the full cost method of accounting.

(c) The pro forma consolidated statement of operations reflects additional interest expense to reflect the acquisition of the Husky properties and the cash component of the Big Horn acquisition as if both transactions had occurred on January 1, 2000.

(d) The pro forma consolidated statement of operations reflects changes in the provision for income taxes based on the adjustments above and the conformity by Big Horn to the deferral method of accounting for income taxes.

(e) The pro forma consolidated balance sheet reflects the issuance of 3,780,794 common shares for $19,735,745 and 6,123,870 preferred shares for $4,732,082 less estimated share issue costs of $300,000 as described in note 2(a).

(f) The pro forma consolidated balance sheet and consolidated statement of operations reflects the conforming of Westlinks' accounting for oil and gas assets to the full cost method of accounting used by Big Horn.